As filed with the U.S. Securities and Exchange Commission on April [__], 2022

Registration No. 333-258109

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

Under the Securities Act of 1933

AvePoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7379	83-4461709
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

525 Washington Blvd, Suite 1400

Jersey City, NJ 07310

(201) 793-1111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian Michael Brown

Chief Legal and Compliance Officer and Secretary

AvePoint, Inc.

901 East Byrd Street, Suite 900

Richmond, VA 23213

(804) 372-8080

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John T. McKenna

Brian F. Leaf

Katie Kazem

Cooley LLP

3175 Hanover Street

Palo Alto, CA 940304

(650) 843-5000

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

AvePoint, Inc., a Delaware corporation, filed a Registration Statement on Form S-1 on July 23, 2021, which was amended on August 5, 2021 (the “Pre-Effective Amendment”), and which was declared effective on August 9, 2021 (as amended and supplemented, the “Registration Statement”). This Post-Effective Amendment No. 1 to Form S-1 (the “Post-Effective Amendment”) is being filed in order to update certain disclosures in the Registration Statement.

On March 31, 2022, AvePoint, Inc. filed its Annual Report on Form 10-K for fiscal year ended December 31, 2021 (the “Annual Report”). Interested parties should refer to such Annual Report for more information.

The form of prospectus included in this Post-Effective Amendment may be used in one or more offerings by one or more selling stockholders identified in the prospectus contained herein with one or more of the underwriters named therein and with different types and amounts of securities offered.

No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement or the Pre-Effective Amendment, as applicable.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated                  . 2022

PRELIMINARY PROSPECTUS

Up to 136,029,478 Shares of Common Stock

Up to 17,905,000 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 405,000 Warrants to Purchase Common Stock

This Prospectus relates to the issuance by us of an aggregate of up to 17,905,000 shares of our Common Stock, $0.0001 par value per share (the “Common Stock”), which consists of (i) up to 405,000 shares of Common Stock that are issuable upon the exercise of 405,000 warrants (the “Private Warrants”) originally issued in a private placement to Apex Technology Sponsor LLC (the “Sponsor”) in connection with the initial public offering of Apex Technology Acquisition Corporation (“Apex”) and (ii) up to 17,500,000 shares of Common Stock that are issuable upon the exercise of 17,500,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of Apex. We will receive the proceeds from any exercise of any Warrants for cash.

This Prospectus also relates to the offer and sale from time to time by the selling securityholders named in this Prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 136,029,478 shares of Common Stock consisting of (a) up to 14,000,000 shares of Common Stock issued in a private placement pursuant to subscription agreements (the “Subscription Agreements”) entered into on November 23, 2020, as amended, (b) up to 8,750,000 shares of Common Stock (which includes 2,916,700 Sponsor Earn-Out Shares (as defined below)) issued in a private placement to the Sponsor and Cantor Fitzgerald & Co in connection with the initial public offering of Apex (the “Sponsor Shares”), (c) up to 810,000 shares of Common Stock that were issued in connection with the separation of the Private Units (as defined herein), (d) up to 405,000 shares of Common Stock issuable upon exercise of the Private Warrants and (e) up to 112,070,264 shares of Common Stock (including up to 13,329,196 shares of Common Stock issuable pursuant to outstanding options and up to 1,912,155 shares of Common Stock issuable as Earnout Shares (as defined below)) pursuant to that certain Amended and Restated Registration Rights Agreement, dated July 1, 2021, between us and the selling securityholders granting such holders registration rights with respect to such shares and (ii) up to 405,000 Private Warrants. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the selling securityholders pursuant to this Prospectus.

The selling securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Common Stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock or Warrants. See the section titled “Plan of Distribution.”

Our Common Stock and Warrants are listed on the Nasdaq Global Select Market under the symbols “ AVPT” and “AVPTW,” respectively. On April 1, 2022, the last reported sales price of our Common Stock was $5.35 per share and the last reported sales price of our Warrants was $0.90 per warrant.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risks. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page [10] of this Prospectus, and under similar headings in any amendments or supplements to this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                   , 2022

ABOUT THIS PROSPECTUS

This Prospectus is part of a Registration Statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this Prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this Prospectus. This Prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants pursuant to this Prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this Prospectus or any applicable Prospectus supplement or any free writing Prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a Prospectus supplement or post-effective amendment to the Registration Statement to add information to, or update or change information contained in, this Prospectus. You should read both this Prospectus and any applicable Prospectus supplement or post-effective amendment to the Registration Statement together with the additional information to which we refer you in the sections of this Prospectus titled “Where You Can Find More Information.”

On July 1, 2021, Legacy AvePoint, Apex, and the Merger Subs (as such terms are defined below), consummated the closing of the transactions contemplated by the Business Combination Agreement (as defined below). Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy AvePoint and Apex was effected by the merger of Merger Sub 1 (as defined below) with and into Legacy AvePoint, with Legacy AvePoint surviving the First Merger (as defined below) as a wholly-owned subsidiary of Apex, and promptly following the First Merger, Legacy AvePoint was merged with and into Merger Sub 2 (as defined below), with Merger Sub 2 surviving the Second Merger (as defined below) as a wholly-owned subsidiary of Apex. Following the consummation of the Mergers on the Closing Date (as defined below), the Surviving Entity (as defined below) changed its name to AvePoint US, LLC and Apex changed its name from Apex Technology Acquisition Corporation to AvePoint, Inc. On July 26, 2021, AvePoint US, LLC was merged with and into AvePoint, Inc.

Unless the context indicates otherwise, references in this Prospectus to the “AvePoint,” “we,” “us,” “our” and similar terms refer to AvePoint, Inc. (f/k/a Apex Technology Acquisition Corporation) and its consolidated subsidiaries (including, as the context may require, Legacy AvePoint) upon and at all times after the consummation of the Business Combination. References to “Legacy AvePoint” refer to the operating company prior to the consummation of the Business Combination. References to “Apex” refer to the predecessor blank check “special purpose acquisition company” prior to the consummation of the Business Combination.

You should rely only on the information contained in this Prospectus, any supplement to this Prospectus or in any free writing Prospectus, filed with the SEC. Neither we nor the selling securityholders have authorized anyone to provide you with additional information or information different from that contained in this Prospectus filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the selling securityholders have done anything that would permit this offering or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this Prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this Prospectus outside the United States.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains “forward-looking statements” that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections titled “Prospectus Summary” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this Prospectus. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or the negative of these terms or other similar expressions intended to identify statements about the future. These statements speak only as of the date of this Prospectus and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements include, without limitation, statements about:

•

our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Business Combination;

•	our future operating or financial results;

•	future acquisitions, business strategy and expected capital spending;

•	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	the implementation, market acceptance and success of our business model and growth strategy;

•	expectations and forecasts with respect to the size and growth of the cloud industry and digital transformation in general and Microsoft’s products and services in particular;

•	the ability of our products and services to meet customers’ compliance and regulatory needs;

•	our ability to compete with others in the digital transformation industry;

•	our ability to grow our market share;

•	our ability to attract and retain qualified employees and management;

•

our ability to adapt to changes in consumer preferences, perception and spending habits and develop and expand our product offerings and gain market acceptance of our products, including in new geographies;

•	developments and projections relating to our competitors and industry;

•	our ability to develop and maintain our brand and reputation;

•	developments and projections relating to our competitors and industry;

•	the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;

•	the impact of the COVID-19 pandemic on customer demands for cloud services;

•

unforeseen business disruptions or other impacts due to political instability, civil disobedience, terrorism, armed hostilities (including the recent outbreak of hostilities between Russia and Ukraine), extreme weather conditions, natural disasters, other pandemics or other calamities.

•	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	our future capital requirements and sources and uses of cash;

•	our ability to obtain funding for our operations and future growth; and

•	our business, expansion plans and opportunities.

The foregoing list of risks is not exhaustive. Other sections of this Prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this Prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as required by law.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this Prospectus, the events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should refer to the ‘‘Risk Factors’’ section of this Prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements.

You should read this Prospectus and the documents that we reference in this Prospectus and have filed as exhibits to the Registration Statement, of which this Prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this Prospectus and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

FREQUENTLY USED TERMS

“Apex” means Apex Technology Acquisition Corporation (which was renamed AvePoint, Inc. in connection with the Business Combination).

“Apex IPO” means Apex’s initial public offering of units, consummated on September 19, 2019.

“Apex Initial Stockholders” means the initial stockholders of Apex, including Apex’s officers and Apex’s directors, listed on Schedule C of the Business Combination Agreement.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement and Plan of Reorganization, dated as of November 23, 2020, as amended on December 30, 2020, March 8, 2021 and May 18, 2021, and as may be further amended from time to time, by and among Apex, AvePoint and Merger Subs.

“Closing” means the consummation of the Business Combination.

“Closing Date” means July 1, 2021, the date on which the Closing occurred.

“Closing Price” means, for each day that the common stock is trading on the Nasdaq Global Select Market, the closing price (based on such trading day) of shares of common stock on the Nasdaq Global Select Market, as reported on Nasdaq.com.

“Cantor” means Cantor Fitzgerald & Co, representative of the underwriters of the Apex IPO.

“Cantor Shares” means the 152,500 units initially purchased by Cantor and certain of its designees in a private placement in connection with the Apex IPO.

“First Merger” means the merger of Merger Sub I with and into Legacy AvePoint, with Legacy AvePoint surviving the First Merger as a wholly-owned subsidiary of Apex.

“Initial Stockholder Shares” means the 657,500 units initially purchased by the Apex Initial Stockholders in a private placement in connection with the Apex IPO.

“Legacy AvePoint” means AvePoint, Inc. a Delaware corporation, doing business as AvePoint, Inc., and, unless the context requires otherwise, its consolidated subsidiaries.

“Mergers” means the First Merger and Second Merger, together.

“Merger Sub 1” means Athena Technology Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Apex.

“Merger Sub 2” means Athena Technology Merger Sub 2, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Apex.

“Merger Subs” means Merger Sub I and Merger Sub 2, together.

“Merger Sub Common Stock” means Merger Sub 1’s common stock, par value $0.00001 per share.

“PIPE” means that certain private placement in the aggregate amount of $140 million, consummated immediately prior to the consummation of the Business Combination, pursuant to those certain Subscription Agreements with Apex, and subject to the conditions set forth therein, pursuant to which the subscribers purchased 14,000,000 shares of our common stock at a purchase price of $10.00 per share.

“PIPE Shares” means an aggregate of 14,000,000 shares of common stock issued to the subscribers in the PIPE.

“Private Warrants” means the 405,000 warrants to purchase shares of common stock purchased in a private placement in connection with the Apex IPO.

“Public Warrants” means the 17,500,000 warrants included as a component of the Apex units sold in the Apex IPO, each of which is exercisable for one share of common stock, in accordance with its terms.

“Private Units” means the 810,000 private units purchased in a private placement in connection with the Apex IPO.

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated July 1, 2021, between and among AvePoint and certain securityholders who are parties thereto.

“Second Merger” means the merger of Legacy AvePoint with and into Merger Sub 2, with Merger Sub 2 surviving as a wholly-owned subsidiary of Apex.

“Sponsor” means the Apex Technology Sponsor LLC.

“Sponsor Earn-Out Shares” means up to 2,916,700 shares of Apex Common Stock that the Sponsor deposited into escrow subject to the following vesting provisions: a) 100% of the Sponsor Earn-Out Shares shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof, the Closing Price is greater than or equal to $15.00 (as adjusted for share splits, share capitalization, reorganizations, recapitalizations, and the like) over any 20 trading days within any 30 trading day period; and 100% of the remaining Sponsor Earn-Out Shares that have not previously vested under the Sponsor Support Agreement (as defined herein) shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof, Apex consummates a Subsequent Transaction.

“Sponsor Shares” means the Initial Stockholder Shares and Cantor Shares.

“Subsequent Transaction” means any transaction or series of related transactions, including any sale, merger, liquidation, exchange offer or other similar transaction, that is consummated after the effective time of the First Merger that results (a) in any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring beneficial ownership of 50% or more of the outstanding voting securities of AvePoint (as successor to Apex), directly or indirectly, immediately following such transaction, provided that any transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding shares of common stock (or at least 50% of the combined voting power of the then outstanding shares of AvePoint (as successor to Apex) or any parent company of AvePoint issued in exchange for common stock) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities who were the beneficial owners of at least 50% of the shares of common stock outstanding immediately prior to such transaction (or series of related transactions), shall not be deemed a “Subsequent Transaction” or (b) a sale or disposition of all or substantially all of the assets of AvePoint (as successor to Apex) and its subsidiaries on a consolidated basis.

“Surviving Corporation” means Legacy AvePoint following the consummation of the Mergers.

“Warrants” means the Private Warrants and the Public Warrants, together.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire Prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless the context otherwise requires, we use the terms “AvePoint,” “we,” “us” and “our” in this Prospectus to refer to AvePoint, Inc. and our wholly owned subsidiaries after the consummation of the Business Combination.

Overview of Our Business

Our mission at AvePoint, Inc. (“AvePoint,” “we,” “us,” or “our”) is to help organizations collaborate with confidence across the cloud. Our goal is to be the catalyst of business transformation by empowering organizations with relevant technologies that are efficient, secure, and well governed. We help transform data and collaboration so users can be more productive with the latest cloud services (like Microsoft 365 ("M365")), and drive efficiency in delivery and management of those services for service providers.

We do this through our Confidence Platform, a software-as-a-service (“SaaS”) platform that assists organizations who use M365 and more than a half dozen cloud collaboration platforms. The Confidence Platform (built on “AvePoint Online Services” or "AOS") supports the collaboration of 8 million users across 7 continents with a scalable, secure, and intelligent architecture. This scalable architecture manages more than 125 PB of content, spread across 14 global data centers, with a 99.9% uptime. Our privacy and security policies are backed by industry certifications including ISO, SOC2 Type II, and FedRAMP moderate authorization. The intelligence engine driving the Confidence Platform ensures continuing value for customers by using AI to maximize relevant data, providing insights, automating operations, and enabling our Control, Fidelity, and Resilience software suites.

Products in our Control Suite enable IT to deliver collaboration services at scale, with automation and repeatable business templates. Business users are empowered with control over licenses, workspaces, and data owned by their departments. Our Fidelity Suite preserves data integrity as organizations undergo digital transformation projects to streamline the way they work from one collaboration system to the next. The Resilience Suite helps organizations comply with data governance regulations, preserve business records for compliance, and ensure business continuity.

Building on this Confidence Platform, we will be pursuing additional industry and role-based applications in 2022 and beyond, including an application that support secure collaboration for companies undergoing mergers and acquisition activities. We will enable our Control, Fidelity, and Resilience Suites to target highly sensitive data-room projects, enabling companies to work with third parties throughout the transitions in their business. The framework established by the Confidence Platform will empower project owners with additional self-service controls, insights, and automation, while preserving compliance records.

With our solutions, organizations have the tools to enable rapid and sustainable adoption of critical applications like Microsoft Teams, which have recently been experiencing record growth in organizations large and small. Systems like M365 can now pass security audits and give teams the control they need to have confidence in their cloud investment. Security teams no longer block progress and pursuit of “work from anywhere” initiatives. With our solutions, they can have confidence in their ability to monitor, manage and govern the rapid adoption of new cloud services. Finally, organizations can use solutions to save time and money, and can decommission home-grown or point solutions that fail to provide key insights and flexible automation that drive business outcomes. The flexibility, automation, and insights of our solutions enable IT to meet business needs and deliver value.

Agility	We value quick, informed decision-making to meet and exceed customer expectations. We subscribe to a growth mindset, which contributes to our entrepreneurial and learning spirit.
Passion	Drive and energy are contagious here; we are not just going through the motions. We do things that are impactful and as a result, amplify our customers’ success.
Teamwork

We are invested in the success of our colleagues, partners, customers, and community. We do this by promoting global collaboration and taking pride in helping, sharing, mentoring, and coaching each other.

Background

We were originally known as Apex Technology Acquisition Corporation. On November 23, 2020, Legacy AvePoint, Apex, and the Merger Subs consummated the transactions contemplated under the Business Combination Agreement. Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy AvePoint and Apex was effected by the merger of Merger Sub 1 with and into Legacy AvePoint, with Legacy AvePoint surviving the First Merger as a wholly-owned subsidiary of Apex, and promptly following the First Merger, Legacy AvePoint was merged with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of Apex. Following the consummation of the Mergers on the Closing Date, the Surviving Entity changed its name to AvePoint US, LLC and Apex changed its name from Apex Technology Acquisition Corporation to AvePoint, Inc. In July 2021, AvePoint US, LLC was merged with and into AvePoint, Inc.

At the effective time of the First Merger (the “Effective Time”), as a result of the First Merger, each share of Legacy AvePoint preferred stock, par value $0.001 per share (“Legacy AvePoint Preferred Stock”) that was then issued and outstanding was cancelled and converted into the right to receive the following: (x) the number of shares of common stock equal to (1) (A) (i) the aggregate amount of shares of common stock distributable to the holders of the Legacy AvePoint Preferred Stock in the First Merger multiplied by the Per Share Amount (as defined below), minus (ii) $135 million, divided by (B) $10.00, divided by (2) the aggregate number of shares Legacy AvePoint common stock, par value $0.001 per share (“Legacy AvePoint Common Stock”) issuable upon the conversion of the Legacy AvePoint Preferred Stock immediately prior to the Effective Time; (y) an amount in cash equal to (i) $135 million in cash (subject to deduction for the aggregate amount of the PIPE financing fees payable by the holders of the Legacy AvePoint Preferred Stock in the First Merger), divided by the aggregate number of shares Legacy AvePoint Common Stock issuable upon the conversion of the Legacy AvePoint Preferred Stock immediately prior to the Effective Time; and (z) the number of shares of Common Stock equal to the aggregate amount of the contingent consideration, if any, that is distributed to the holders Legacy AvePoint securities, divided by the fully diluted number of Legacy AvePoint securities.

At the Effective Time, as a result of the First Merger, each share of Legacy AvePoint Common Stock issued and outstanding immediately prior to the Effective Time (excluding any dissenting shares and shares held by certain executives of Legacy AvePoint) (such shares, the “Named Executive Shares”) was cancelled and converted into the right to receive the following: (x) an amount in cash equal to (1) the gross merger consideration divided by the number of fully diluted number of Legacy AvePoint securities (the “Per Share Amount”), multiplied by (2) the applicable percentage of cash elected to be received by the applicable holder of such shares (subject to withholding such holder’s pro rata share of the PIPE financing fees payable by such holder); (y) the number of shares of Common Stock equal to (1) (A) the Per Share Amount, multiplied by (B) the difference obtained by subtracting applicable percentage of cash elected to be received by the applicable holder of such shares from one, divided by (2) $10.00; provided that if the aggregate amount of cash elected by all such holders of Legacy AvePoint Common Stock prior to any adjustment pursuant to this proviso exceeded the aggregate amount of cash available for distribution to such holders of Legacy AvePoint Common Stock, then the cash election percentage was cut back on a proportionate basis until the amount of cash available for distribution to such holders of Legacy AvePoint Common Stock pursuant to such adjusted elections equaled the maximum amount of cash available for distribution to such holders of Legacy AvePoint Common Stock.

Immediately prior to the Effective Time, certain executives of Legacy AvePoint (the “Named Executives”) contributed the Named Executive Shares to Apex in exchange for (x) with respect to certain of the Named Executive Shares, an amount in cash equal to the Per Share Amount (subject to withholding such Named Executive’s pro rata share of the PIPE financing fees payable by such holder) and (y) with respect to remaining Named Executive Shares, a number of shares of Common Stock equal to (1) the Per Share Amount, divided by (2) $10.00; provided that if the aggregate amount of cash elected by all holders of Legacy AvePoint Common Stock other than the Named Executives prior to any adjustment pursuant to this proviso exceeded the aggregate amount of cash available for distribution to such holders of Legacy AvePoint Common Stock, then the number of Named Executive Shares contributed to Apex in exchange for cash was decreased on a proportionate basis (and the number of Named Executive Shares contributed to Apex in exchange for shares of Common Stock was increased by an equivalent amount) until the amount of cash available for distribution to such holders of Legacy AvePoint Common Stock pursuant to the adjusted elections equaled the maximum amount of cash available for distribution to such holders of Legacy AvePoint Common Stock.

At the Effective Time, as a result of the First Merger, each share of common stock, par value $0.001 per share, of Merger Sub 1 issued and outstanding immediately prior to the Effective Time was cancelled and converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of Legacy AvePoint, the surviving corporation in the First Merger.

At the Effective Time, as a result of the First Merger, each option to purchase Legacy AvePoint Common Stock that was outstanding immediately prior to the Effective Time, whether vested or unvested (other than certain options held by the Named Executives (such options, the “Named Executive Cash-Settled Options”) and options granted pursuant to a PRC stock option award to employees and other service providers in the People’s Republic of China (such options, the “Legacy International Options”), was cancelled and converted into an option to purchase a number of shares of Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Legacy AvePoint Common Stock subject to such Legacy AvePoint option immediately prior to the Effective Time and (y) the Per Share Amount divided by $10.00 (the “Exchange Ratio”), at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Legacy AvePoint option immediately prior to the Effective Time, divided by (2) the Exchange Ratio. Except as specifically provided in the Business Combination Agreement, following the Effective Time, each Exchanged Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Legacy AvePoint option immediately prior to the Effective Time. At the Effective Time, as a result of the First Merger, each Legacy International Option was cancelled. Each cancelled Legacy International Option will be replaced and substituted with the award of a new stock option to purchase a number of shares of Common Stock pursuant to the Equity Incentive Plan equal to the product of (rounded down to the nearest whole number) of (A) the number of shares of Legacy AvePoint common Stock subject to such Legacy International Option immediately prior to the Effective Time and (B) the Exchange Ratio, at an exercise price (rounded up to the nearest whole cent) equal to (i) the exercise price per share of such Legacy International Option immediately prior to the Effective Time, divided by (ii) the Exchange Ratio. The replacement stock options will be credited with vesting to the same extent as the Legacy International Options being replaced, and the new replacement awards will be subject to the same vesting schedule and exercisability provisions. In other respects, the such new stock options will be governed by the terms and conditions of the 2021 Equity Incentive Plan (the “2021 Plan”).

At the Effective Time, as a result of the First Merger, each Named-Executive Cash Settled-Option that was outstanding as of immediately prior to the Effective Time was cancelled and converted into the right to receive an amount of cash equal to (x) the number of shares of Legacy AvePoint Common Stock subject to such Named-Executive Cash Settled Option as of immediately prior to the Effective Time multiplied by (y) (1) the Per Share Amount, minus (2) the exercise price attributable to such Named-Executive Cash Settled Option.

Promptly following the Effective Time, upon the effective time of the Second Merger, as a result of the Second Merger, each share of common stock of Legacy AvePoint, the surviving corporation in the First Merger issued and outstanding immediately prior to the effective time of such Second Merger was cancelled and converted into one newly issued, fully paid and non-assessable common membership unit of the Surviving Entity.

As additional consideration for the Mergers, we will issue to the holders of our common stock up to 3,000,000 earnout shares (the “Earnout Shares”) as follows:

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1,000,000 shares of common stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $12.50 over any 20 Trading Days within any 30 Trading Day period or (y) we consummate a Subsequent Transaction, which results in our stockholders having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share.

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1,000,000 shares of common stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $15.00 over any 20 Trading Days within any 30 Trading Day period or (y) we consummate a Subsequent Transaction, which results in our stockholders having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $15.00 per share.

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1,000,000 shares of common stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $17.50 over any 20 Trading Days within any 30 Trading Day period or (y) we consummate a Subsequent Transaction, which results in our stockholders having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $17.50 per share.

An aggregate of 1,912,155 of such Earnout Shares are held by our affiliates and are being registered for resale pursuant to this prospectus.

On the Closing Date, a number of purchasers (each, a “Subscriber”) purchased from AvePoint an aggregate of 14,000,000 shares of Apex Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $140.0 million, pursuant to separate subscription agreements (each, a “Subscription Agreement”) entered into effective as of November 23, 2020. Pursuant to the Subscription Agreements, we gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of the PIPE Shares was consummated concurrently with the Closing of the Business Combination.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Executive Chairman and Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We will take advantage of the benefits of the extended transition period emerging growth company status permits.

During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2024, (b) the last date of our fiscal year in which we have a total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

SUMMARY OF RISK FACTORS

Below is a summary of material factors that make an investment in our securities speculative or risky. Importantly, this summary does not address all of the risks and uncertainties that we face. Additional discussion of the risks and uncertainties summarized in this risk factor summary, as well as other risks and uncertainties that we face, can be found under the section titled “Risk Factors” in this Prospectus. The below summary is qualified in its entirety by that more complete discussion of such risks and uncertainties. Importantly, this summary does not address all of the risks and uncertainties that we face. You should consider carefully the risks and uncertainties described under the section titled “Risk Factors” as part of your evaluation of an investment in our securities:

Risks Related to Our Business

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Our success depends on our technology partners. In particular, our technical advantages are highly dependent on our partnership with Microsoft and other major software providers. Should Microsoft or these other providers acquire competitors that heavily overlap with our capabilities, or develop competing features, we may lose customer acquisition momentum and fail to secure renewals or growth targets.

•	We have experienced strong growth in recent periods, and our recent growth rates may not be indicative of our future growth.
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We face competition from established as well as emerging companies offering solutions and related applications. We may lack sufficient financial or other resources to maintain or improve our competitive position, which may harm our ability to add new customers, retain existing customers, and grow our business.

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If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, and changing customer needs or preferences, our products and services may become less competitive.

•	Our success with SMB customers depends in part on our resale and distribution partnerships. Our business would be harmed if we fail to maintain or expand partner relationships.

Risks Related to Our Operations and Financial Condition

•	We anticipate that our operations will continue to increase in complexity as we grow, which will create management challenges.
•	If we fail to maintain or grow our brand recognition, our ability to expand our customer base will be impaired and our financial condition may suffer.
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We intend to invest significantly in research and development, and to the extent such research and development investments do not translate into new products or material enhancements to our products, or if we do not use those investments efficiently, our business and results of operations would be harmed.

Risks Related to Data Privacy and Cybersecurity

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To the extent our security measures are compromised, our products and services may be perceived as not being secure. This may result in customers curtailing or ceasing their use of our products and services, our reputation being harmed, the incurrence of significant liabilities, and harm to our results of operations and growth prospects.

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We store confidential company information and sensitive data, including personal information of our customers and employees, which may in turn contain third-party personal or other confidential information. If the security of this information is compromised or is otherwise accessed without authorization, our reputation may be harmed, and we may be exposed to liability and loss of business.

•	Successful cyberattacks or data breaches at other technology companies, service providers, retailers, and other participants within our industry, whether or not we are impacted, could lead to a general loss of customer confidence that could negatively affect us, including harming the market perception of the effectiveness of our security measures, which could result in reduced use of our products and services.
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If we are not able to provide successful updates, enhancements and features to our technology to, among other things, keep up with emerging cyber threats and customer needs, our business could be adversely affected.

Legal and Regulatory Risks

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We may become subject to legal proceedings and litigation, including intellectual property disputes, which are costly and may subject us to significant liability and increased costs of doing business. Our business may suffer if it is alleged or determined that our technology infringes the intellectual property rights of others.

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We could incur substantial costs in protecting or defending our proprietary rights. Failure to adequately protect our rights could impair our competitive position, or cause us to lose valuable assets, experience reduced revenue, or incur costly litigation.

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We will provide our products and services to businesses in highly regulated industries and to customers with elevated confidentiality, privacy or security requirements, including public sector customers, which will subject us to a number of challenges and risks.

Tax Risks

•	Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.
•	Changes in tax laws or regulations that are applied adversely to us or our customers could increase the cost of our products and services and adversely impact our business.
•	Changes in our provision for income taxes or adverse outcomes resulting from examination of our income tax returns could affect our results.

Risks Related to Intellectual Property

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We will rely on third-party proprietary and open source software for our products and services. The inability to obtain third-party licenses for such software, obtain them on favorable terms, or adhere to the license terms for such software or any errors or failures caused by such software could harm our business, results of operations and financial condition.

•	If we are unable to protect our intellectual property, the value of our brands and other intangible assets may be diminished, and our business may be adversely affected.

Human Capital Risks

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We will depend on the continued services of our founders, senior management team and skilled individual contributors, and the loss of one or more key employees or an inability to attract and retain highly skilled employees could harm our business.

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If we are unable to maintain our corporate culture as it grows, it could lose the agility, innovation, teamwork, passion and focus on execution that we believe has contributed to our success, and our business may be harmed.

Public Sector Risks

•	Significant changes in the contracting or fiscal policies of the public sector, or our failure to comply with certain laws or regulations, could harm the business we do with the public sector.

Risks Related to Our Common Stock and Investment in Our Securities

•	The market price of shares of our Common Stock may be volatile, which could cause the value of your investment to decline.
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A small number of stockholders continue to have substantial control over us which may limit other stockholders’ ability to influence corporate matters and delay or prevent a third party from acquiring control over us.

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If our operating and financial performance in any given period does not meet the guidance provided to the public or the expectations of investment analysts, the market price of our Common Stock may decline.

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Our management has identified material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations

General Risk Factors

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The COVID-19 pandemic could continue to disrupt the availability or performance of our products and services, require unfavorable changes to our existing products, negatively impact our global technical, sales, and distribution infrastructure, delay the introduction of future products, and adversely impact the global economy on a macro level, any one of which has the potential to harm our business, financial condition, and results of operations.

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Natural catastrophic events and man-made problems such as power disruptions, global pandemics, computer viruses, data security breaches, and terrorism, including as a result of or in connection with the current conflict between Russia and the Ukraine) may disrupt our business.

Corporate Information

Our principal executive offices are located at 525 Washington Blvd, Suite 1400, Jersey City, NJ 07310, and our telephone number is (201) 793-1111. Our principal operating offices are located at Riverfront Plaza, West Tower, 901 E Byrd St, Suite 900, Richmond, VA 23219 and our telephone number for that office is (804) 372-8080. All  correspondence should be directed to our principal operating offices in Richmond, Virginia.

“AvePoint,” "AvePoint, Inc.©," and all other names, logos, and icons identifying AvePoint and/or AvePoint's products and services and our other registered and common law trade names, trademarks, and service marks are property of AvePoint, Inc. This Prospectus contains additional trade names, trademarks, and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this Prospectus may appear without the ® or ™ symbols.

Available Information

Our Internet address is https://www.avepoint.com/. At our Investor Relations website, https://ir.avepoint.com/, we make available free of charge a variety of information for investors. Our goal is to maintain the Investor Relations website as a portal through which investors can easily find or navigate to pertinent information about us, including:

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Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file that material with or furnish it to the SEC at www.sec.gov.

•	Announcements of investor conferences, speeches, presentations, and events at which our executives talk about our product, service, and competitive strategies.
•	Press releases on quarterly earnings, product and service announcements, legal developments, and national and international news.
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Corporate governance information including our articles of incorporation, bylaws, governance guidelines, committee charters, code of ethics and business conduct, whistleblower “open door” policy for reporting accounting and legal allegations, global corporate social responsibility initiatives, and other governance-related policies.

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Other news and announcements that we may post from time to time that investors might find useful or interesting, including with respect to our business strategies, financial results, and metrics for investors.

In addition to these channels, we use social media to communicate to the public. It is possible that the information we post on social media could be deemed to be material to investors. We encourage investors, the media, and others interested in AvePoint to review the information we post on the social media channels listed on our Investor Relations website.

The information found on our main website or our Investor Relations website is not part of this Prospectus or any report we file with, or furnish to, the SEC, for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act except as shall be expressly set forth by specific reference in such filing, and you should not consider any information contained on, or that can be accessed through, our website as part of this Prospectus or in deciding whether to purchase our securities.

The Offering

Issuance of Common Stock

Shares of Common Stock offered by us

17,905,000 shares of Common Stock, consisting of (i) 405,000 shares of Common Stock that are issuable upon exercise of the Private Warrants and (ii) 17,500,000 shares of Common Stock that are issuable upon exercise upon the exercise of the Public Warrants.

Shares of Common Stock outstanding prior to the exercise of all Warrants	181,801,404 (as of December 31, 2021)

Shares of Common Stock outstanding assuming exercise of all Warrants	199,706,404 (based on the total shares outstanding as of December 31, 2021)

Exercise price of warrants	$11.50 per share, subject to adjustment as described herein

Use of proceeds

We will receive up to an aggregate of approximately $205.9 million from the exercise of the Warrants. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds” in this Prospectus for more information.

Resale of Common Stock and Warrants

Shares of Common Stock offered by the selling securityholders

We are registering the resale by the selling securityholders named in this Prospectus, or their permitted transferees, an aggregate of 136,029,478 shares of Common Stock, consisting of:

•   up to 14,000,000 PIPE Shares;

•   up to 8,750,000 Sponsor Shares;

•   up to 810,000 shares issued upon separation of the Private Units;

•   up to 405,000 shares of Common Stock issuable upon the exercise of the Private Warrants; and

•   up to 112,064,478 shares of Common Stock pursuant to the Registration Rights Agreement (including up to 13,329,196 shares of Common Stock issuable pursuant to outstanding options and up to 1,912,155 shares of Common Stock issuable as Earnout Shares).

Warrants offered by selling securityholders	Up to 405,000 Private Warrants

Redemption	The Public Warrants are redeemable in certain circumstances. See “Description of Our Securities – Warrants.”

Lock-Up Agreements

Certain of our securityholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section titled “Certain Relationships and Related Party Transactions—AvePoint Related Agreements — Lock-Up Agreements.”

Terms of the offering	The selling securityholders will determine when and how they will dispose of the securities registered for resale under this Prospectus.

Use of proceeds	We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the selling securityholders.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors”.

Nasdaq ticker symbols	“AVPT” and “AVPTW”

For additional information concerning the offering, see the section titled “Plan of Distribution” beginning on page 147.

RISK FACTORS

Certain factors may have a material adverse effect on our business, financial condition, and results of operations. You should consider carefully the risks and uncertainties described below, in addition to other information contained in this Prospectus, including our  consolidated financial statements and related notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks actually occurs, our business, financial condition, results of operations, and future prospects could be materially and adversely affected. In that event, the trading price of our Common Stock could decline, and you could lose part or all of your investment.

Explanatory Note

Since the filing of our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on May 13, 2021 (the “Apex 10-K”), we consummated the Business Combination on July 1, 2021. As a result, because we are no longer a blank check company and there have been material changes to our business, operations, legal structure, and financial condition because of the consummation of the Business Combination, there are corresponding material changes to the risk factors affecting us as compared with those previously disclosed in Part I, Item 1A of the Apex 10-K.

Risks Related to Our Business

Our success depends on our technology partners. In particular, our technical advantages are highly dependent on our partnership with Microsoft and other major software providers. Should Microsoft or these other providers acquire competitors that heavily overlap with our capabilities, or develop competing features, we may lose customer acquisition momentum and fail to secure renewals or growth targets.

The significant majority of our customers choose to integrate their products and services with, or as an enhancement of, third-party solutions such as infrastructure, platforms or applications, in particular from Microsoft, Inc. (“Microsoft”). The functionality and popularity of our products and services depend largely on our ability to integrate our platform with third-party solutions, in particular Microsoft’s Azure, SharePoint and Office 365. We are dependent on technology partner solutions for several major categories of our offerings, including data management, migration, governance, protection and backup. As a result, our customers’ satisfaction with our products are highly dependent on their perception of, and satisfaction with, our third-party providers and their respective offerings. We will continue to depend on various third-party relationships to sustain and grow our business. Third-party providers may change the features of their solutions, alter their governing terms, or end the solutions’ availability altogether. They may restrict our ability to add, customize or integrate systems, functionality and customer experiences. Any such changes could limit or terminate our ability to use these third-party solutions and provide our customers with the full range of our products and services. Our business would be negatively impacted if we fail to retain these relationships for any reason, including due to third parties’ failure to support or secure their technology or integrations; errors, bugs, or defects in their technology; or changes in our products and services. Any such failure, as well as a prolonged disruption, a cybersecurity event or any other negative event affecting our third-party providers and leading to customer dissatisfaction, could harm our relationship with our customers, our reputation and brand, our revenue, our business, and our results of operations.

Strategic technology partners and third parties may not be successful in building integrations, co-marketing our products and services to provide significant volume and quality of lead referrals, or continue to work with us as their respective products evolve. Identifying, negotiating and documenting relationships with additional strategic technology partners require significant resources. Integrating third-party technology can be complex, costly and time-consuming. Third parties may be unwilling to build integrations. We may be required to devote additional resources to develop integrations for our own products. Strategic technology partners or providers of solutions with which we have integrations may decide to compete with us or enter into arrangements with our competitors, resulting in such partners or providers withdrawing support for our integrations. Our agreements with our partners are generally non-exclusive, meaning our partners may offer products from several different companies to their customers. Specifically, Microsoft and other major platform providers could end partnerships, cease marketing our offerings, with limited or no notice and with little or no penalty, or decide to purchase strong competition, or incorporate our capabilities into native solutions. Any of these developments would negatively impact our business.

Microsoft, as well as other cloud platform providers like Salesforce, may furthermore introduce functionality that competes with our products and services, as a result of an acquisition, or their own development. Additionally, we rely heavily on our early access to preview Microsoft technology, which enables our product strategy and development teams to anticipate future opportunities as well as validate our current direction. While Microsoft introduces competitive features as a premium option, some customers will choose a simpler first-party solution to their problem, even at a greater cost to them. Microsoft and other cloud providers may also choose to make it difficult for third party providers like us to continue making the necessary application programming interface (“API”) calls to provide their solutions, as illustrated by an increase in API “throttling” in recent years or API quotas provided by Salesforce.

Although we typically receive significant advance notice of new product releases from Microsoft, Microsoft does not always preview our technology with us or other partners and, as a result, it is possible that we may not receive advance notice of changes in features and functionality of new technologies with which our products will need to interoperate. If this was to happen, there could be an increased risk of product incompatibility. Any failure of our products and services to operate effectively with solutions could reduce the demand for our products and services, resulting in customer dissatisfaction and harm to our business. If we are unable to respond to these changes or failures in a cost-effective manner, our products and services may become less marketable, less competitive, or obsolete, and the results of our operations may be negatively impacted.

We have a strategic technology partnership with Microsoft for the collaboration to co-sell and co-market our products and services to new customers. If our relationships with our strategic technology partners, such as Microsoft, are disrupted or if the co-sell and co-market program was ended for any reason, we may receive less revenue and incur costs to form other revenue-generating strategic technology partnerships. If Microsoft were to acquire a competitor of ours, it could harm our relationship with our customers, our reputation and brand, and our business and results of operations.

We have a history of operating losses and may not be able to generate sufficient revenue to achieve and sustain profitability.

We have a history of incurring operating losses. While we have experienced significant revenue growth over recent years, we may not be able to sustain or increase our growth or achieve profitability in the future. We intend to continue to invest in sales and marketing efforts, research and development, and expansion into new geographies. While our revenue has grown in recent years, if our revenue declines or fails to grow at a rate faster than these increases in its operating expenses, it will not be able to achieve and maintain profitability in future periods. As a result, we may generate losses in future periods. We cannot assure investors that we will achieve profitability in the future or that, if it does become profitable, we will be able to sustain profitability. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays, and other unknown factors that may result in losses in future periods. If these losses exceed our expectations or our revenue growth expectations are not met in future periods, our financial performance will be harmed.

We have experienced strong growth in recent periods, and our recent growth rates may not be indicative of our future growth.

We have experienced strong growth in recent periods. In future periods, we may not be able to sustain revenue growth consistent with recent history, or at all. we believe our revenue growth and our ability to manage such growth depend on several factors, including, but not limited to, our ability to do the following:

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Effectively recruit, integrate, train and motivate a large number of new employees, including our sales force, technical solutions professionals, customer success managers and engineers, while retaining existing employees, maintaining the beneficial aspects of our corporate culture and effectively executing our business plan;

•	Attract new customers and retain and increase sales to existing customers;

•	Maintain and expand our relationships with our partners, including effectively managing existing channel partnerships and expand to new ones;

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Successfully implement our products and services, increase our existing customers’ use of our products and services, and provide our customers with excellent customer support and the ability of our partners to do the same;

•	Increase the number of our partners;

•	Develop our existing products and services and introduce new products or new functionality to our products and services;

•	Expand into new market segments and internationally;

•	Earn revenue share and customer referrals from our partner ecosystem;

•	Improve our key business applications and processes to support our business needs;

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Enhance information and communication systems to ensure that our employees and offices around the world are well-coordinated and can effectively communicate with each other and our growing customer base, particularly in light of the COVID-19 pandemic or the military conflict between Russia and Ukraine and the long-term effects thereof;

•	Enhance our internal controls to ensure timely and accurate reporting of all of our operations and financial results;

•	Protect and further develop our strategic assets, including our intellectual property rights; and

•	Make sound business decisions considering the scrutiny associated with operating as a public company.

We may not accomplish any of these objectives and, as a result, it is difficult for us to forecast our future revenue or revenue growth. If our assumptions are incorrect or change in reaction to changes in our market, or if we are unable to maintain consistent revenue or revenue growth, our stock price could be volatile, and it may be difficult to achieve and maintain profitability. You should not rely on our revenue for any prior periods as any indication of our future revenue or revenue growth. We may not be able to sustain such revenue growth rates in the future.

Furthermore, these activities will require significant investments and allocation of valuable management and employee resources, and our growth will continue to place significant demands on our management and our operational and financial infrastructure. There are no guarantees we will be able to grow our business in an efficient or timely manner, or at all. Moreover, if we do not effectively manage the growth of our business and operations, the quality of our software could suffer, which could negatively affect the AvePoint brand, results of operations and overall business.

Our quarterly and annual operating results may be harmed due to seasonality and a variety of other factors, which could make our future results difficult to predict.

Our revenue and other results of operations have fluctuated from quarter to quarter in the past and can continue to fluctuate in the future. Our revenue depends in part on the conversion of enterprises that have installed an evaluation license for our software into paying customers. In this regard, most of our sales are typically made during the last three weeks of every quarter. We may fail to meet market expectations for that quarter if we are unable to close the number of transactions that we expect during this short period and closings are deferred to a subsequent quarter.

In addition, our sales cycle from initial contact to delivery of and payment for the software license generally becomes longer and less predictable with respect to large transactions and often involves multiple meetings or consultations at a substantial cost and time commitment to us. Although we try to minimize the potential impact of large transactions on our quarterly results of operations, the closing of a large transaction in a particular quarter may make it more difficult for us to meet market expectations in subsequent quarters and our failure to close a large transaction may adversely impact our revenue in a particular quarter.

Furthermore, we base our current and future expense levels on our revenue forecasts and operating plans, and our expenses are relatively fixed in the short term. Accordingly, we will likely not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenue and even a relatively small decrease in revenue could disproportionately impact our financial results for such quarter.

The variability and unpredictability of these and other factors could result in us failing to meet or exceed financial expectations for a given period and could adversely impact our share price.

There are also significant seasonal factors that may cause financial statement fluctuations in some quarters compared with others. We believe this variability is largely due to our customers’ budgetary and spending patterns, as many customers spend the unused portions of their discretionary budgets prior to fiscal year ends. Historically, the fourth quarter has been typically the quarter with the largest bookings, which impacts revenue, unbilled revenue, deferred revenue, accounts receivable and amortized commissions in future periods.

Our future revenue and operating results will be harmed if we are unable to acquire new customers, expand sales to our existing customers, or develop new functionality for our products and services that achieves market acceptance.

To continue to grow our business, it is important that we continue to acquire new customers to purchase and use our products and services. Our success in adding new customers depends on numerous factors, including our ability to: (1) offer compelling products and services, (2) execute our sales and marketing strategy, (3) attract, effectively train and retain new sales, marketing, professional services, and support personnel in the markets we pursue, (4) develop or expand relationships with partners, IT consultants, systems integrators resellers and other third parties, strengthening our network, (5) expand into new geographies, including internationally, and market segments, (6) efficiently onboard new customers on to our product offerings, and (7) provide additional paid services that fulfill the needs and complement the capabilities of our customers and their partners.

Our future success also depends, in part, on our ability to sell additional products, more functionality and/or adjacent services to our current customers, and the success rate of such endeavors is difficult to predict, especially during the ongoing COVID-19 pandemic and with regard to any new products or lines of business that we may introduce from time to time. Our ability to increase sales to existing customers depends on several factors, including their experience with implementing and using our products and services, their ability to integrate our products and services with other technologies, and our pricing model. Sales to existing customers may require increasingly costly marketing and sales efforts that are targeted at senior management, and if these efforts are not successful, our business and operating results may suffer.

In addition, as an increasing amount of our business may move to our cloud-based products and services and the use of consumption-based pricing models may represent a greater share of our revenue, our revenue may be less predictable or more variable than our historical revenue from perpetual or time period-based subscription pricing models. Moreover, a consumption-based subscription pricing model may ultimately result in lower total cost to our customers over time, or may cause our customers to limit usage in order to stay within the limits of their existing subscriptions, reducing overall revenue or making it more difficult for us to compete in our markets.

Our ability to predict the rate of customer renewals and the impact these renewals will have on our revenue or operating results is limited.

Our ability to maintain or increase revenue also depends in part on our ability to retain existing customers, in particular that our customers renew their subscriptions with us on the same or more favorable terms. Our customers have no obligation to renew their contracts for AvePoint products after the expiration of either the initial or renewed subscription period, and in the normal course of business, some customers have elected not to renew. Our customers may renew for fewer elements of our products, for shorter renewal terms or on different pricing terms, including lower-cost offerings of our products. Our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including their level of satisfaction with our pricing or our products and their ability to continue their operations and spending levels, mix of customer base, decreases in the number of users at the customers, competition, pricing increases or changes and deteriorating general economic conditions, including as a result of the COVID-19 pandemic or the military conflict between Russia and Ukraine. If our customers do not renew their subscriptions for our products on similar pricing terms, our revenue may decline and our business could suffer. In addition, over time the average term of our contracts could change based on renewal rates or for other reasons. Further, acquisitions of our customers have continued, and may continue, to lead to cancellation of our contracts with such customers or by the acquiring companies, thereby reducing the number of our existing and potential customers.

We recognize revenue from SaaS subscriptions to our products over the terms of these subscriptions. Consequently, increases or decreases in new sales may not be immediately reflected in our results of operations and may be difficult to discern.

We recognize revenue from software as a service (“SaaS”) subscriptions to our products ratably over the terms of these subscriptions. As a result, a portion of the revenue we report in each quarter is derived from the recognition of deferred revenue relating to SaaS subscriptions entered into during previous quarters. Consequently, a decline in new or renewed SaaS subscriptions in any single quarter may have a small impact on the revenue that we recognize for such quarter. However, such a decline will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in sales and potential changes in our pricing policies or rate of customer expansion or retention may not be fully reflected in our results of operations until future periods. In addition, a significant portion of our costs are expensed as incurred, while revenue is recognized over the term of the SaaS subscription. As a result, growth in the number of new customers and hosts has continued, and can continue, to result in our recognition of higher costs and lower revenue in the earlier periods of our SaaS subscriptions. Finally, our SaaS subscription-based revenue model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers or existing customers that increase their use of our products or upgrade to higher-priced products or product tiers must be recognized over the applicable SaaS subscription term.

Our sales cycle with MM and large enterprise customers can be long and unpredictable, and our sales efforts require considerable time and expense.

The timing of our sales with our MM and large enterprise customers and related revenue recognition is difficult to predict because of the length and unpredictability of the sales cycle for these customers. MM and large enterprise customers, particularly those in highly regulated industries and those requiring customized offerings, may have a lengthy sales cycle for the evaluation and implementation of our products and services. If these customers maintain work-from-home arrangements for a significant period of time, it may cause a lengthening of these sales cycles. This may cause a delay between increasing operating expenses for such sales efforts and, upon successful sales, the generation of corresponding revenue. We are often required to spend significant time and resources to better educate our potential MM and large enterprise customers and familiarize them with our products and services. The length of our sales cycle for these customers, from initial evaluation to contract execution, is generally three to nine months but can vary substantially. On occasion, some customers will negotiate their contracts to include financial terms that negatively affect our revenue, such as a trial period, delayed payment or a number of months on a promotional basis. As the purchase and launch of our products and services can be dependent upon customer initiatives, infrequently, our sales cycle can extend to up to twelve months. As a result, much of our revenue is generated from the recognition of contract liabilities from contracts entered into during previous periods. Customers often view a subscription to our products and services as a strategic decision with significant investment. As a result, customers frequently require considerable time to evaluate, test, and qualify our products and services prior to entering into or expanding a subscription. During the sales cycle, we expend significant time and money on sales and marketing and contract negotiation activities, which may not result in a sale. Additional factors that may influence the length and variability of our sales cycle include:

•	The effectiveness of our sales force as we hire and train our new salespeople to sell to MM and large enterprise customers;
•	The discretionary nature of purchasing and budget cycles and decisions;

•	The obstacles placed by customers’ procurement process;
•	Economic conditions and other factors impacting customer budgets;
•	Customers’ integration complexity;
•	Customers’ familiarity with the types of products and services we offer, in particular SaaS solutions;
•	Customers’ evaluation of competing products during the purchasing process; and
•	Evolving customer demands.

Given these factors, it is difficult to predict whether and when a sale will be completed, and when revenue from a sale will be recognized. Consequently, a shortfall in demand for our products and services or a decline in new or renewed contracts in a given period may not significantly reduce our revenue for such period but could negatively affect our revenue in future periods.

We face competition from established as well as emerging companies offering solutions and related applications. We may lack sufficient financial or other resources to maintain or improve our competitive position, which may harm our ability to add new customers, retain existing customers, and grow our business.

While there are some companies that offer certain features similar to those embedded in our products, as well as others with whom we compete in certain tactical use cases, we believe that we do not currently compete with a company that offers the same breadth of functionalities that we offer in a single integrated solution. Nevertheless, we do compete against a select group of software vendors that provide standalone solutions similar to those found in our comprehensive software suite in the specific markets in which we operate. We also face direct competition with respect to certain of our products, specifically Backup and Recovery as well as Migration Services to Office 365. In the future, as customer requirements evolve and new technologies are introduced, we may experience increased competition if established or emerging companies develop solutions that address the data management, migration and protection market. Furthermore, because we operate in a relatively new and evolving area, we anticipate that competition will increase based on customer demand for these types of products. This could harm our ability to increase sales, maintain or increase renewals, and maintain our prices. We face competition from other legacy backup or security vendors that may offer related solutions and services. Our competitors include larger companies that have acquired solution and/or service providers in recent years. We also compete with custom software internally developed and services internally provided within companies that are potential customers. In addition, We face competition from niche companies that offer point products that attempt to address certain of the problems that our products and services solve.

Merger and acquisition activity in the technology industry could increase the likelihood that we will compete with other large technology companies. Some of our existing competitors have, and our potential competitors could have, substantial competitive advantages such as greater name recognition, longer operating histories, larger sales and marketing budgets and resources, greater customer support resources, lower labor and development costs, larger and more mature intellectual property portfolios, and substantially greater financial, technical and other resources. Some of our larger competitors also have substantially broader product lines and market focus and may therefore in some cases be less susceptible to downturns in a particular market. Conditions in our market could change rapidly and significantly as a result of technological advancements, partnering by our competitors, or continuing market consolidation. New start-up companies that innovate and large companies that are making significant investments in research and development may invent similar or superior products and technologies that compete with our products and services.

In addition, some of our competitors may enter into new alliances with each other or may establish or strengthen cooperative relationships with agency partners, technology, application, software and service providers in complementary categories, or other parties. Furthermore, new technological developments, up to massive and disruptive changes in areas that are covered by our products and services could reduce customer needs for our products and services. Any such consolidation, acquisition, alliance or cooperative relationship could lead to pricing pressure, a loss of market share, or a smaller addressable share of the market. It could also result in a competitor with greater financial, technical, marketing, service, and other resources, all of which could harm our ability to compete. In addition, our current or prospective partners may establish cooperative relationships with any future competitors. These relationships may allow future competitors to rapidly gain significant market share. These developments could also limit our ability to obtain revenue from existing and new customers.

If we experience competitive pressures in our market or if the prices we charge for our products and services are unacceptable to our customers, it will need to reduce or change our pricing model to remain competitive and our operating results could be harmed.

Some of our larger competitors use broader product offerings to compete, including by selling at zero or negative margins or by bundling their product with other solutions. Potential customers may prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features. Also, potential customers may be more willing to incrementally add solutions to their existing infrastructure from competitors than to replace their existing infrastructure with our products and services. These competitive pressures in our market, or our failure to compete effectively, may result in price reductions, fewer orders, reduced revenue and gross margins, increased net losses, and loss of market share. Any failure to meet and address these factors could harm our business, results of operations, and financial condition. Our ability to compete successfully in our market will also depend on a number of factors, including ease and speed of product deployment and use, the quality and reliability of our customer service and support, total cost of ownership, return on investment and brand recognition. Any failure by us to successfully address current or future competition in any one of these or other areas may reduce the demand for our products and harm our business, results of operations and financial condition.

Furthermore, we price our products and services based on different factors, such as order volume, number of users, data volume and feature functionality of the specific offerings. As the market for our products and services matures, or as new or existing competitors introduce new products and services that compete with us or if those competitors reduce their prices, we may experience pricing pressure and be unable to renew our agreements with existing customers or attract new customers at prices that are consistent with our current pricing model and operating budget. We also must determine the appropriate price to enable us to compete effectively internationally. MM and large enterprise customers may demand substantial price discounts as part of the negotiation of sales contracts. Pricing decisions may also impact the mix of adoption among our licensing and subscription models, and negatively impact our overall revenue. If we are, for any reason, required to reduce our prices or otherwise change our pricing model, our revenue, gross margin, profitability, operating results, financial position and cash flow may be harmed.

If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, and changing customer needs or preferences, our products and services may become less competitive.

The market in which we operate is characterized by the exponential growth in data generated and managed by enterprises, rapid technological advances, changes in customer requirements, including customer requirements driven by changes to legal, regulatory and self-regulatory compliance mandates, frequent new product introductions and enhancements and evolving industry standards in computer hardware and software technology. As a result, we must continually change and improve our products in response to changes in operating systems, application software, computer and communications hardware, networking software, data center architectures, programming tools and computer language technology. Moreover, the technology in our products is especially complex because it needs to effectively identify and respond to a user’s data retention, security and governance needs, while minimizing the impact on database and file system performance. If we are unable to develop and sell new technology, features, and functionality for our products and services that satisfy our customers and that keep pace with rapid technological and industry change, our revenue and operating results could be harmed. If new technologies emerge that deliver competitive solutions at lower prices, more efficiently, more conveniently, or more securely, they could adversely impact our ability to compete. Our products and services must also integrate with a variety of network, hardware, mobile, and software platforms and technologies. We need to continuously modify and enhance our platform to adapt to changes and innovation in these technologies. If businesses widely adopt new technologies in areas covered by our products and services, we would have to develop new functionality for our products and services to work with such new technologies. This development effort may require significant engineering, marketing and sales resources, all of which would affect our business and operating results.

Any failure of our products and services to operate effectively with future technologies could reduce the demand for our products and services. We cannot guarantee that it will be able to anticipate future market needs and opportunities, extend our technological expertise and develop new products or expand the functionality of our current products in a timely and cost-effective manner, or at all. Even if we can anticipate, develop and introduce new products and expand the functionality of our current products, there can be no assurance that enhancements or new products will achieve widespread market acceptance. If we fail to anticipate market requirements or stay abreast of technological changes, we may be unable to successfully introduce new products, expand the functionality of our current products or convince our existing and potential customers of the value of our products in light of new technologies. Accordingly, our business, results of operations and financial condition could be harmed.

Our success with SMB customers depends in part on our resale and distribution partnerships. Our business would be harmed if we fail to maintain or expand partner relationships.

We leverage the sales and referral resources of resale and referral partners through a variety of programs and rely on distribution partners especially for our SMB market acquisition. We expect that sales to partners will account for a substantial portion of our revenue for the foreseeable future. Our ability to achieve revenue growth and expand our SMB acquisition in the future will depend in part on our success in maintaining successful relationships with our partners. Our agreements with our partners are generally non-exclusive, meaning our partners may offer customers the products of several different companies. If our partners do not effectively market and sell our software, choose to use greater efforts to market and sell their own products or those of others, or fail to meet the needs of our customers, our ability to grow our business, sell our software and maintain our reputation may be harmed. Our contracts with our partners generally allow us to terminate our agreements for any reason. The loss of a substantial number of our partners, the possible inability to replace them, the failure to recruit additional partners or the removal of our products and services from several major distribution partner’s resale platforms could harm our results of operations. If we are unable to effectively utilize, maintain and expand these relationships, our revenue growth would slow, we would need to devote additional resources to the development, sales, and marketing of our products and services, and our financial results and future growth prospects would be harmed.

Unfavorable conditions in our industry or the global economy, or reductions in IT spending, could limit our ability to grow our business and negatively affect our results of operations.

Our results of operations may vary based on the impact of changes in our industry or the global economy on it or our customers. The revenue growth and potential profitability of our business depend on our current and prospective customers’ ability and willingness to invest money in information technology services, which in turn is dependent upon their overall economic health. Current or future economic uncertainties or downturns could harm our business and results of operations. Negative conditions in the global economy or individual markets, including changes in gross domestic product growth, financial and credit market fluctuations, political turmoil, natural catastrophes, warfare and terrorist attacks on the United States, Europe, Australia, the Asia Pacific region or elsewhere, could cause a decrease in business investments, including spending on IT and negatively affect our business. Continuing uncertainty in the global economy, particularly in Europe, which accounts for a significant portion of our revenue, makes it extremely difficult for us and our customers to forecast and plan future business activities accurately, and could cause our customers to reevaluate decisions to purchase our products and services or to delay their purchasing decisions, which could lengthen our sales cycles.

To the extent our products and services are perceived by our existing and potential customers as costly, or too difficult to launch or migrate to, it would negatively affect our growth. Our revenue may be disproportionately affected by delays or reductions in general IT spending. Competitors may respond to market conditions by lowering prices and attempting to lure away our customers. In addition, consolidation in certain industries may result in reduced overall spending on our products and services. We have a significant number of customers in the financial services, the public sector and the pharmaceutical and manufacturing industries. A substantial downturn in any of these industries, or a reduction in public sector spending, may cause enterprises to react to worsening conditions by reducing their capital expenditures in general or by specifically reducing their spending on information technology. Customers may delay or cancel information technology projects, choose to focus on in-house development efforts or seek to lower their costs by renegotiating maintenance and support agreements. To the extent purchases of licenses for our software are perceived by our existing and potential customers to be discretionary, our revenue may be disproportionately affected by delays or reductions in general information technology spending. We cannot predict the timing, strength, or duration of any economic slowdown, instability or recovery, generally or within any particular industry. If the economic conditions of the general economy or markets in which we operate worsen from present levels, our business, results of operations and financial condition could be harmed.

The estimates of market opportunity and forecasts of market growth included in our recent filings with the SEC (including this Report) may prove to be inaccurate. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

The market for SaaS offerings, which includes some of our most relevant products and services is relatively new and will experience changes over time. Customer demands for our products and services, customer retention and expansion rates, the size and growth rate of the market, the entry of competitive products, or the success of existing competitive products are difficult to predict and based on assumptions and estimates that may be inaccurate. In order for us to market and sell our products and services, we must successfully demonstrate to enterprise IT and business personnel the potential value of our offerings and persuade them to devote a portion of their budgets to the different products and services that we offer to manage, migrate and protect their data. We cannot provide any assurance that enterprises will recognize the need for our products and services or, if they do, that they will decide that they need a solution that offers the range of functionalities that we offer. Software solutions focused on managing, migrating and protecting data may not yet be viewed as a necessity by enterprises or enterprises may determine that the stock functionality by existing technology providers may be sufficient, and accordingly, our sales effort is and will be focused in large part on explaining the need for, and value offered by, our offerings. The addressable market depends on a number of factors, including businesses’ desire to differentiate themselves through our products and services, partnership opportunities, changes in the competitive landscape, technological changes, data security or privacy concerns, customer budgetary constraints, changes in business practices, changes in the regulatory environment, and changes in economic conditions. Our estimates and forecasts relating to the size and expected growth of our market may prove to be inaccurate and our ability to produce accurate estimates and forecasts may be impacted by the economic uncertainty associated with the COVID-19 pandemic or the military conflict between Russia and Ukraine. Even if the market in which we compete meets the size estimates and growth forecasted in this Report, our business could fail to grow at similar rates, if at all.

If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and customer satisfaction or adequately address competitive challenges.

We may continue to experience rapid growth and organizational change, which may continue to place significant demands on our management and our operational and financial resources. We have also experienced growth in the number of customers, the average revenue size per customer, and the amount of data that the used hosting infrastructure supports. Our success will depend in part on our ability to manage this growth effectively. We will require significant investment expenditure and valuable management resources to grow without undermining our culture of agility, passion and teamwork, which has been central to our growth so far. If we fail to manage our anticipated growth and change in a manner that preserves our corporate culture, it could negatively affect our reputation and ability to retain and attract customers and employees.

We intend to expand our international operations in the future, including in additional countries where we have not previously had a presence, and we intend to make direct and substantial investments to continue our expansion efforts. Our expansion will continue to place a significant strain on our managerial, administrative, financial, and other resources. If we are unable to manage our growth successfully, our business and results of operations could suffer.

It is important that we maintain a high level of customer service and satisfaction as we expand our business. As our customer base continues to grow, we will need to expand our account management, customer service, solutions professionals and other personnel. Failure to manage growth could result in difficulty or delays in launching our products and services, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features, or other operational difficulties. Any of these could adversely impact our business performance and results of operations.

Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our products and services. If we are not able to generate traffic to our website through digital marketing, our ability to attract new customers may be impaired.

Our ability to increase our customer base and achieve broader market acceptance of our products and services will depend on our ability to expand our marketing and sales operations. We plan to continue expanding our sales force and strategic partners, both domestically and internationally. We also have dedicated, and plans to further dedicate, significant resources to sales and marketing programs, including search engine and other online advertising. The effectiveness of our online advertising may continue to vary due to competition for key search terms, changes in search engine use, and changes in search algorithms used by major search engines and other digital marketing platforms. Another major investment is in marketing technology to better connect our systems and data among sales, product, and marketing, in order to create a more seamless user experience. Our business and operating results will be harmed if our sales and marketing efforts do not generate a corresponding increase in revenue. We may not achieve anticipated revenue growth from expanding our sales force if we are unable to hire, develop, and retain talented sales personnel, if our new sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if our sales and marketing programs are not effective.

If the cost of marketing our products and services over search engines or other digital marketing platforms increases, our business and operating results could be harmed. Competitors also may bid on the search terms that we use to drive traffic to our website. Such actions could increase our marketing costs and result in decreased traffic to our website. Furthermore, search engines and digital marketing platforms may change their advertising policies from time to time. If these policies delay or prevent us from advertising through these channels, it could result in reduced traffic to our website and subscriptions to our products and services. New search engines and other digital marketing platforms may develop, particularly in certain jurisdictions, that reduce traffic on existing search engines and digital marketing platforms. If we are not able to achieve prominence through advertising or otherwise, it may not achieve significant traffic to our website through these new platforms and our business and operating results could be harmed.

We depend on third-party data hosting and transmission services. Increases in cost, interruptions in service, latency, or poor service from our third-party data center providers could impair the delivery of our platform. This could result in customer dissatisfaction, damage to our reputation, loss of customers, limited growth, and reduction in revenue.

We currently serve the majority of our SaaS offerings from third-party data center hosting facilities in different geographical locations that are operated by Microsoft. Our products and services, in particular SaaS offerings, are deployed to multiple data centers within these geographies, with additional geographies available for disaster recovery. Our operations depend, in part, on our third-party providers’ protection of these facilities from natural disasters, power or telecommunications failures, criminal acts, or similar events. If any third-party facility’s arrangement is terminated, or our service lapses, we could experience interruptions in our platform, latency, as well as delays and additional expenses in arranging new facilities and services.

A significant portion of our operating cost is from our third-party data hosting and transmission services. If the costs for such services increase due to vendor consolidation, regulation, contract renegotiation or otherwise, we may not be able to increase the fees for our products and services to cover the changes. As a result, our operating results may be significantly worse than forecasted. Our failure to achieve or maintain sufficient and performant data transmission capacity could significantly reduce demand for our products and services.

Seasonal or singular events may significantly increase the traffic on our own and the used third-party’s servers and the usage volume of our products. Despite precautions taken at the used data centers, spikes in usage volume, a natural disaster, an act of terrorism, vandalism or sabotage, closure of a facility without adequate notice, or other unanticipated problems (such as the COVID-19 pandemic or the military conflict between Russia and Ukraine) could result in lengthy interruptions or performance degradation of our platform. Our own and third party data centers may also be subject to national or local administrative actions, changes in government regulations, including, for example, the impact of global economic and other sanctions like those levied in response to the Russia-Ukraine crisis, changes to legal or permitting requirements and litigation to stop, limit or delay operations. Any damage to, or failure of, the systems of our third-party providers could result in interruptions to our products and services. Even with current and planned disaster recovery arrangements, our business could be harmed. If we experience damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors in turn could further reduce our revenue, subject us to liability, cause us to issue credits, or cause customers to terminate their subscriptions, any of which could harm our business. If we incur such losses or liabilities, we might be unable to recover significant amounts from our third-party providers (even if they were primarily or solely responsible) because of restrictive liability and indemnification terms.

Interruptions or performance problems associated with our website or support website may harm our business.

Our continued growth depends in part on the ability of our existing and potential customers to quickly access our website and support website. Access to our support website is also imperative to our daily operations and interaction with customers, as it allows customers to download our software, fixes and patches, as well as open and respond to support tickets and register license keys for evaluation or production purposes. We have experienced, and may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including natural disasters, infrastructure changes, human or software errors, capacity constraints due to an overwhelming number of users accessing our website simultaneously and denial of service or fraud or security attacks. In some instances, we may not be able to identify the cause or causes of these website performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve the performance of our websites, especially during peak usage times and as our software becomes more complex and user traffic increases. If our websites are unavailable or if our users are unable to download our software, patches or fixes within a reasonable amount of time, or at all, we may suffer reputational harm and our business would be negatively affected.

If there are interruptions or performance problems associated with our technology or infrastructure, our existing customers may experience service outages, and our new customers may experience delays in using our products and services.

Our continued growth depends, in part, on the ability of our existing and potential customers to access our products and services 24 hours a day, seven days a week, without interruption or performance degradation. We have experienced, and may in the future experience, disruptions, outages, and other performance problems with our infrastructure. These can be due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, capacity constraints, denial-of-service attacks, or other security-related incidents, any of which may be recurring. As we continue to add customers, expand geographically, and enhance our products’ and/or services’ functionality, the additional scale may increase complexity and our average uptime for future periods may decrease. We may not be able to identify the cause or causes of these performance problems promptly. If our products and services are unavailable or if our customers are unable to access our products and services within a reasonable amount of time, our business would be harmed. Any outage of our products and services would impair the ability of our customers to engage in their own business operations, which would negatively impact our brand, reputation and customer satisfaction. We provide service credits to our customers for downtime they experience using our SaaS products. Any downtime or malfunction could require us to issue a significant amount of service credits to customers. Issuing a significant amount of service credits would negatively impact our financial position.

e depend on services from various third parties to maintain our infrastructure and any disruptions to these services, including from causes outside our control, would significantly impact our products and services. In the future, these services may not be available to us on commercially reasonable terms, or at all. Loss of any of these services could decrease our products’ and/or services’ functionality until we develops equivalent technology or, if equivalent technology is available from another party, we identify, obtains and integrates it into our infrastructure. If we do not accurately predict our infrastructure capacity requirements, our customers could experience service shortfalls. We may also be unable to address capacity constraints, upgrade our systems, and develop our technology and network architecture to accommodate actual and anticipated technology changes.

Any of the above circumstances or events may harm our reputation, cause customers to terminate their agreements with us, impair our ability to grow our customer base, subject us to financial liabilities, and otherwise harm our business, results of operations, and financial condition.

Risks Related to Our Operations and Financial Condition

Our operations will continue to increase in complexity as we grow, which will create management challenges.

Our business has experienced strong growth and is complex. This growth is expected to continue, and our operations will be increasingly complex. To manage this growth, we will make substantial investments to improve our operational, financial, and management controls as well as our reporting systems and procedures. We may not be able to implement and scale improvements to our systems and processes in a timely or efficient manner or in a manner that does not negatively affect our operating results. For example, we may not be able to effectively monitor certain extraordinary contract requirements or individually negotiated provisions as the number of customers continues to grow. Our systems and processes may not prevent or detect all errors, omissions, or fraud. We may have difficulty managing improvements to our systems, processes and controls or in connection with third-party software. This could impair our ability to provide our products and services to our customers, causing us to lose customers, limiting products and services to less significant updates, or increasing technical support costs. If we are unable to manage this complexity, our business, operations, operating results and financial condition may suffer.

As our customer base continues to grow, we will need to expand our services and other personnel and maintain and enhance our partnerships to provide a high level of customer service. Extended stay-at-home, business closure, and other restrictive orders may impact our ability to identify, hire, and train new personnel.

We will also need to manage our sales processes as our sales personnel and partner network continue to grow and become more complex, and as we continue to expand into new geographies and market segments. If we do not effectively manage this increasing complexity, the quality of our platform and customer service could suffer, and we may not be able to adequately address competitive challenges. These factors could impair the ability to attract and retain customers and expand customers’ use of our products and services.

If we fail to maintain or grow our brand recognition, our ability to expand our customer base will be impaired and our financial condition may suffer.

We believe enhancing the “AvePoint” brand and maintaining our reputation in the information technology industry will be critical for the continued acceptance of our existing and future products and services, attracting new customers to our products and services, and retaining existing customers. The importance of brand recognition will increase as competition in our market increases. Successfully maintaining our brand will depend largely on the effectiveness of our marketing efforts, the ability to provide high-quality, innovative, reliable and useful products and services to meet the needs of our customers at competitive prices, the ability to be responsive to customer concerns and provide high quality customer support, training and professional services, the ability to maintain our customers’ trust, the ability to continue to develop new functionality and products, and the ability to successfully differentiate our products and services.

Additionally, partners’ performance may affect the AvePoint brand and reputation if customers do not have a positive experience. Brand promotion activities may not generate customer awareness or yield increased revenue. Even if they do, any increased revenue may not offset the expenses incurred in building our brand. Furthermore, independent industry analysts may provide reviews of our products and services, as well as other products available in the market, and perception of our products and services in the marketplace may be significantly influenced by these reviews. If these reviews are negative, or less positive than reviews about other products available in the market, the AvePoint brand may be harmed. Furthermore, negative publicity relating to events or activities attributed to employees, partners or others associated with any of these parties, may tarnish our reputation and reduce the value of our brand. Damage to reputation and loss of brand equity may reduce demand for our products and harm our business, results of operations and financial condition. Any attempts to rebuild our reputation and restore the value of our brand may be costly and time consuming, and such efforts may not ultimately be successful. If we fail to successfully promote and maintain our brand, we may fail to attract enough new customers or retain existing customers to realize a sufficient return on our brand-building efforts, and our business could suffer.

If we fail to offer high quality support, our business and reputation could suffer.

Our customers have historically relied on our personnel for support related to our products, in particular SaaS products. High-quality support will continue to be important for the renewal and expansion of agreements with our existing customers. The importance of high-quality support will increase as we expand our business and pursue new customers, particularly MM and large enterprise customers. If we do not help our customers quickly resolve issues and provide effective ongoing support, our ability to sell new products and services to existing and new customers could suffer and our reputation with existing or potential customers could be harmed.

If our products and services do not effectively interoperate with our customers’ existing or future IT infrastructures or do not operate as effectively when accessed through mobile devices, customers may not be satisfied, which could harm our business.

Our success will depend in part on the interoperability of our products and services with third-party operating systems, applications, data, web browsers and devices that hawse have not developed and does not control. Due to the continuing rapid growth of the use of mobile devices in business operations, this also includes third-party mobile devices and mobile operating systems. Any changes in such operating systems, applications, data, web browsers or devices that degrade the functionality of our products and services or give preferential treatment to competitive services could harm the adoption and usage of our products and services. We may not be successful in adapting our products and services to operate effectively with these operating systems, applications, data or devices. Effective mobile functionality is a part of our long-term development and growth strategy. If customers have difficulty accessing and using our products and services (including on mobile devices) or if our products and services cannot connect a broadening range of applications, data and devices, then customer growth and retention may be harmed and our business and operating results could be harmed.

We are continuing our plan for further geographic expansion, which will create a variety of operational challenges.

A significant component of our growth strategy involves the further expansion of our operations and customer base internationally. We currently have locations in the United States, Australia, China, France, Germany, Japan, the Netherlands, the Philippines, Singapore, South Africa, Sweden, Switzerland, the United Kingdom and Vietnam. We intend to continue to adapt and develop strategies to address international markets, but such efforts may not be successful. In addition, the COVID-19 pandemic and related stay-at-home, business closure, and other restrictive orders and travel restrictions may pose additional challenges for international expansion and may impact our ability to launch in new locations and further expand geographically.

We expect that our international activities will continue to grow over the foreseeable future as we continue to pursue opportunities in existing and new international markets. This will require significant management attention and financial resources. We may face difficulties, including: (1) costs associated with developing software and providing support in many languages, (2) varying seasonality patterns, (3) potential adverse movement of currency exchange rates, (4) longer payment cycles and difficulties in collecting accounts receivable, (5) tariffs and trade barriers, (6) a variety of regulatory or contractual limitations on our ability to operate, (7) adverse tax events, (8) reduced protection of intellectual property rights, (9) a geographically and culturally diverse workforce and customer base, and (10) travel restrictions associated with the COVID-19 pandemic. Failure to overcome any of these difficulties could negatively affect the results of operations.

Our international operations will involve a variety of risks, including:

•	Changes in a country’s or region’s political or economic conditions;
•	Economic uncertainty around the world and adverse effects arising from economic interdependencies across countries and regions;
•	The need to adapt and localize products and services for specific countries;

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Greater difficulty in receiving payments from different geographies, including difficulties associated with currency fluctuations, transfer of funds, longer payment cycles and collecting accounts receivable, especially in emerging markets;

•	Potential changes in trade relations arising from policy initiatives implemented by the current administration or by a successor administration;
•	Compliance with foreign laws and regulations and the risks and costs of non-compliance with such laws and regulations;
•	Unexpected changes in laws, regulatory requirements, taxes, or trade laws;
•	More stringent regulations relating to privacy and data security and the unauthorized use of, or access to, commercial and personal information, particularly in Europe;
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Differing labor regulations, especially in Europe, where labor laws are generally more advantageous to employees as compared to the United States, including deemed hourly wage and overtime regulations in these locations;

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Challenges inherent in efficiently managing an increased number of employees over large geographic distances (including in a work-from-home environment), including the need to implement appropriate systems, policies, benefits, and compliance programs;

•	Difficulties in managing a business in new markets with diverse cultures, languages, customs, legal systems, alternative dispute systems, and regulatory systems;
•	Increased travel, real estate, infrastructure, and legal compliance costs associated with international operations;
•	Currency exchange rate fluctuations and the resulting effect on revenue and expenses, and the cost and risk of entering into hedging transactions if we elect to do so in the future;
•	Limitations on the ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries;
•	Laws and business practices favoring local competitors or general preferences for local vendors;
•	limited or insufficient intellectual property protection or difficulties enforcing our intellectual property;
•	Political instability or terrorist activities;
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Risks related to global health epidemics, such as the COVID-19 pandemic, including restrictions on our and our customers’ ability to travel, disruptions in customers’ ability to distribute products, and temporary closures of customers’ facilities;

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Exposure to liabilities under anti-corruption and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the UK Bribery Act of 2010, the UK Proceeds of Crime Act 2002, and similar laws and regulations in other jurisdictions;

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Compliance with laws and regulations for foreign operations, import and export control laws, tariffs, trade barriers, economic sanctions and other regulatory or contractual limitations on the ability to sell our software in certain foreign markets, and the risks and costs of non-compliance;

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Heightened risks of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact financial results and result in restatements of financial statements and irregularities in financial statements; and

•	Adverse tax burdens and foreign exchange controls that could make it difficult to repatriate earnings and cash.

In addition, certain of our customer or resellers may operate in, or have dealings with, countries subject to sanctions or embargos imposed by the U.S. government, foreign governments, or the United Nations or other international organizations. In particular, on February 24, 2022, Russian troops began a full-scale invasion of Ukraine and, as of the date hereof, the countries remain in active armed conflict. Around the same time, the U.S., the U.K., the E.U., and several other nations announced a broad array of new or expanded sanctions, export controls, and other measures against Russia, Russian-backed separatist regions in Ukraine, and certain banks, companies, government officials, and other individuals in Russia and Belarus, as well as a number of Russian Oligarchs. The U.S. or other countries could also institute broader sanctions on Russia and others supporting Russia’s economy or military efforts. The ongoing conflict and the rapidly evolving measures in response could be expected to have a negative impact on the economy and business activity globally (including in the countries in which the Company invests), and therefore are expected to result in adverse consequences to the Russian economy and could have a material adverse effect on our business, financial condition, cash flows and results of operations. The severity and duration of the conflict and its impact on global economic and market conditions are impossible to predict, and as a result, present material uncertainty and risk with respect to our operations, and our ability to achieve our objectives. Similar risks will exist to the extent that any service providers, vendors or certain other parties have material operations or assets in Russia, Ukraine, Belarus, or the immediate surrounding areas. Sanctions could also result in Russia taking counter measures or retaliatory actions which could adversely impact our business or the business of our partners, including, but not limited to, cyberattacks targeting private companies, individuals or other infrastructure upon which our business and the business of our partners may rely.

Any of these risks could harm our international operations, reduce our revenue from outside the United States or increase our operating costs, harming our business, results of operations and financial condition and growth prospects. There can be no assurance that all of our employees, independent contractors and partners will comply with the formal policies we will implement, or applicable laws and regulations. Violations of laws or key control policies by employees, independent contractors and partners could result in delays in revenue recognition, financial reporting misstatements, fines, penalties or the prohibition of the importation or exportation of our software and services and could harm our business and results of operations. If we invest substantial time and resources to expand our international operations and is unable to do so successfully, our business and operating results will suffer.

We are exposed to fluctuations in currency exchange rates, which could negatively our revenue and earnings.

We conduct a significant number of transactions and hold cash in currencies other than the U.S. Dollar. Changes in the values of major foreign currencies, particularly the Euro, Japanese Yen, British Pound, Singapore Dollar and Chinese Yuan, relative to the U.S. Dollar, will significantly affect our total assets, revenue, operating results and cash flows, which will be reported in U.S. Dollars. In particular, the economic uncertainties relating to Brexit, and European sovereign and other debt obligations may cause the value of the British Pound and Euro to fluctuate relative to the U.S. Dollar. Fluctuations in foreign currency rates, including the strengthening of the U.S. Dollar against the Euro and most other major international currencies, could harm our revenue growth in terms of the amounts that will be reported in U.S. Dollars after converting our foreign currency results into U.S. Dollars. In addition, reported assets will generally be negatively impacted when the dollar strengthens relative to other currencies as a portion of our cash and bank deposits, among other assets, will be held in foreign currencies and reported in U.S. Dollars.

We will incur expenses for employee compensation and other operating expenses at our non-U.S. locations in local currencies. The weakening of the U.S. dollar against such currencies would cause the U.S. dollar equivalent of such expenses to increase, which could have a negative impact on our reported results of operations. If we are not able to successfully hedge against the risks associated with currency fluctuations, our operating results could be harmed.

Changes in subjective assumptions, estimates and judgments by management related to complex accounting matters or changes in accounting principles generally accepted in the United States could significantly affect our financial condition and results of operations.

GAAP and related pronouncements, implementation guidelines, and interpretations apply to a wide range of matters that will be relevant to our business, including revenue recognition, stock-based compensation, deferred commissions and business combinations. These matters are complex and will involve subjective assumptions, estimates, and judgments by management. Changes in GAAP, these accounting pronouncements or their interpretation or changes in underlying assumptions, estimates, or judgments by management, the Financial Accounting Standards Board (“FASB”), the SEC and others could significantly change our reported or expected financial performance, which could impact the market price for our Common Stock.

We may acquire or invest in companies, which may divert management’s attention and result in additional dilution to stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.

We may evaluate and consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, products, and other assets in the future. An acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel, or operations of the acquired companies. Key personnel of the acquired companies may choose not to work for us, their software may not be easily adapted, or we may have difficulty retaining the customers of any acquired business due to changes in ownership, management, or otherwise. We may also experience difficulties integrating personnel of the acquired company into our business and culture. Acquisitions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for development of our existing business. The anticipated benefits of any acquisition, investment, or business relationship may not be realized or we may be exposed to unknown risks or liabilities.

We intend to continue investing in research and development, and to the extent such research and development investments do not translate into new products or material enhancements to our products, or if we do not use those investments efficiently, our business and results of operations would be harmed.

A key element of our strategy will be to invest significantly in our research and development efforts to develop new products and enhance our existing products to address additional applications and markets. If we do not spend our research and development budget efficiently or effectively on compelling innovation and technologies, our business may be harmed and we may not realize the expected benefits of our strategy. Moreover, research and development projects can be technically challenging and expensive. The nature of these research and development cycles may cause us to experience delays between the time we incur expenses associated with research and development and the time we are able to offer compelling products and generate revenue, if any, from such investment. Additionally, anticipated customer demand for a product or service being developed could decrease after the development cycle has commenced, and we would nonetheless be unable to avoid substantial costs associated with the development of any such product or service. If we expend a significant amount of resources on research and development and our efforts do not lead to the successful introduction or improvement of products that are competitive in our current or future markets, it would harm our business and results of operations.

If our products and services fail to perform properly, or if we fail to develop enhancements to resolve performance issues, we could lose customers, become subject to performance or warranty claims, or incur significant costs.

Our operations will be dependent upon our ability to prevent system interruption. The applications underlying our products and services are inherently complex and may contain material defects or errors, which may cause disruptions in availability or other performance problems. Also, our software will be installed and used in a variety of computing environments with different operating system management software, and equipment and networking configurations, which may cause errors or failures of our software or other aspects of the computing environment into which it is deployed. In addition, deployment of our software into computing environments may expose undetected errors, compatibility issues, failures or bugs in our software. While we have not historically experienced any defects, errors, disruptions in service, cyber-attacks, or other performance problems with our software that materially influenced our sales performance, there is no assurance that such defects, problems or events will not occur in the future, whether in connection with the day-to-day operation, upgrades or otherwise. Any of these occurrences could result in loss of customers, lost or delayed market acceptance and sales of our products and services, delays in payment by customers, injury to our reputation and brand, legal claims, including warranty and service claims, diversion of resources, including through increased service and warranty expenses or financial concessions, and increased insurance costs.

We may discover defects in our products and services that could result in data unavailability, unauthorized access, loss, corruption, or other harm to our customers’ data. Despite testing we may not be able to detect and correct defects or errors before release. Consequently, we or our customers may discover defects or errors after our products and services have been deployed. We expect to implement bug fixes and upgrades as part of our regularly scheduled system maintenance. If we do not complete this maintenance according to schedule or if customers are otherwise dissatisfied with the frequency and/or duration of our maintenance services and related system outages, customers could terminate their contracts, delay or withhold payment, or cause us to issue credits, make refunds, or pay penalties. The costs incurred or delays resulting from the correction of defects or errors in our software or other performance problems may be substantial and could harm our operating results. Moreover, customers could incorrectly implement or inadvertently misuse our software, which could result in customer dissatisfaction and adversely impact the perceived utility of our products as well as our brand. Any of these real or perceived errors, compatibility issues, failures or bugs in our software could result in negative publicity, reputational harm, loss of or delay in market acceptance, loss of competitive position or claims by customers for losses sustained by them. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct the problem.

Our ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. The failure to raise capital when needed could harm our business, operating results and financial condition. Debt or equity issued to raise additional capital may reduce the value of our Common Stock.

We cannot be certain when or if the operations of our business will generate sufficient cash to fund our ongoing operations or the growth of our business. We intend to make investments to support our current business and may require additional funds to respond to business challenges, including the need to develop new features or enhance our software, improve our operating infrastructure or acquire complementary businesses and technologies. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results and financial condition. If we incur debt, the debt holders could have rights senior to holders of our Common Stock to make claims on our assets. The terms of any debt could restrict our operations, including our ability to pay dividends on our Common Stock. If we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our Common Stock. Because the decision to issue securities in the future offering will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. As a result, stockholders will bear the risk of future issuances of debt or equity securities reducing the value of their Common Stock and diluting their interest.

Risks Related to Data Privacy and Cybersecurity

To the extent our security measures are compromised, our products and services may be perceived as not being secure. This may result in customers curtailing or ceasing their use of our products and services, our reputation being harmed, the incurrence of significant liabilities, and harm to our results of operations and growth prospects.

Our operations may, in some cases, involve the storage, transmission and other processing of customer data or information. Cyberattacks and other malicious internet-based activity continue to increase, and cloud-based platform providers of services are expected to continue to be targeted. Threats include traditional computer “hackers,” malicious code (such as viruses and worms), phishing attacks, employee theft or misuse and denial-of-service attacks. Sophisticated nation-states and nation-state supported actors now engage in such attacks, including advanced persistent threat intrusions. The growth in state sponsored cyber activity, including the increased rate of cyberattacks arising from the Russia-Ukraine crisis and the risk that these cyberattacks could spread globally, showcases the increasing sophistication of cyber threats and could dramatically expand the global threat landscape. While no single company can thwart a nation state attack, we work to implement and continuously improve security-aware software development, operational management, and threat-mitigation practices that are essential to the strong protection of services and data. We have decades-long experience building enterprise software and running online services around the world. We implement a robust defense-in-depth security strategy based on the principle of “assume breach.” We work to continuously strengthen threat detection, response, and defense, conduct continuous security monitoring, and practice security incident response to validate and improve the security of our software and services. Rigorous third-party audits verify that we adhere to strict security controls such as the ones contained in the ISO/IEC 27001 standard mandate. We are audited once a year for ISO/IEC 27001 compliance by a third-party accredited certification body, which provides independent validation that security controls are in place and operating effectively.

We have security measures in place designed to protect us and our customers’ confidential and sensitive information and prevent data loss, but such measures cannot provide absolute security and may not be effective to prevent a security breach, including as a result of employee error, theft, misuse or malfeasance, third-party actions, unintentional events or deliberate attacks by cyber criminals, any of which may result in someone obtaining unauthorized access to our customers’ data, our data, our intellectual property and/or other confidential or sensitive business information. Importantly, the scope of our internal information controls and security measures is limited to the scope of our information security management system (“ISMS”). All of the legal entities (and each of their respective employees) within our global corporate structure are contractually bound to the ISMS, but failure by any of our subsidiaries or affiliates (or employees thereof) to abide by the terms and conditions imposed by our ISMS could result in increased vulnerabilities, decreased integrity of our assets, and ultimately, liability, loss of business, and loss of customer confidence.The ISMS applies to the use of information, network resources, and electronic and computing devices to conduct business or interact with internal networks and business systems, whether owned or leased by us, our employees, or a third party. All employees, contractors, consultants, as well as our affiliates and subsidiaries are responsible for exercising good judgment regarding appropriate use of information, electronic devices, and network resources in accordance with the ISMS, as well as local laws and regulation. While we have policies and procedures to address global compliance with the ISMS, our employees and agents could violate these policies and applicable law, for which we may be ultimately held responsible. We are taking further steps to assess globally managed departmental systems to ensure ISMS standards are maintained. Based on the results of that analysis, if, as, and when necessary, we will subsequently implement a remediation plan that will include tools, training, and education to ensure (A) repeatable procedures are being implemented that protect the confidentiality, availability, and integrity of assets from threats and vulnerabilities in accordance with the ISMA standards and protocols, and (B) that vulnerability testing is being performed, measured, and documented across our global operations landscape.

Outside of the ISMS and the internal security measures and data protections we have developed (and continue to improve), third parties may attempt to fraudulently induce employees, contractors or users to disclose information, including usernames and passwords, to gain access to our customers’ data, our data or other confidential or sensitive information, and we may be the target of email scams that attempt to acquire personal information or our assets. Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until successfully launched against a target, we may be unable to anticipate these techniques, react in a timely manner or implement adequate preventative measures. We devote significant financial and personnel resources to implement and maintain security measures; however, such resources may not be sufficient, and as cyber-security threats develop, evolve and grow more complex over time, it may be necessary to make significant further investments to protect our data and infrastructure. If our security measures are compromised as a result of third-party action, employee or customer error, malfeasance, stolen or fraudulently obtained log-in credentials, or otherwise, our reputation and business could be damaged and we could incur significant liability. As we rely on third-party and public-cloud infrastructure, it depends in part on third-party security measures to protect against unauthorized access, cyberattacks, and the mishandling of customer data. A cybersecurity event could have significant costs, including regulatory enforcement actions, litigation, litigation indemnity obligations, remediation costs, network downtime, increases in insurance premiums, and reputational damage. Many companies that provide cloud-based services have reported a significant increase in cyberattack activity since the beginning of the COVID-19 pandemic. These risks, as well as the number and frequency of cybersecurity events globally, may also be heightened during times of geopolitical tension or instability between countries, including, for example, the ongoing military conflict between Russia and Ukraine, from which a number of recent cybersecurity events have been alleged to have originated.

We store confidential company information and sensitive data, including personal information of our customers and employees, which may in turn contain third-party personal or other confidential information. If the security of this information is compromised or is otherwise accessed without authorization, our reputation may be harmed, and we may be exposed to liability and loss of business.

We may in some cases transmit or store personal and other confidential information of our partners, customers, and third parties (e.g. if the customer uses our products to create backups of their information) on storage space owned or provided by us. While we have in the past taken, and intend to take, steps to protect personal information and other confidential information that we have access to, including information we may obtain through our customer support services or customer usage of our products, we will not proactively monitor (or may not even be able to access) the content that our customers upload or process otherwise or the information provided to us through the use of our products and services. Therefore, we will not control the substance of the content on our storage space owned or provided by us, which may include personal or other confidential information.

We will also use third-party service providers and sub-processors to help us deliver services to our customers. Such service providers and sub-processors may store personal information and/or other confidential information. Such information may be the target of unauthorized access or subject to security breaches as a result of third-party action, employee error, malfeasance or otherwise. Many companies that provide these services have reported a significant increase in cyberattack activity since the beginning of the COVID-19 pandemic. Any of these could result in the loss of information, litigation, indemnity obligations, damage to our reputation and other liability or harm our business, financial condition, and results of operations. Because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Even if such a data breach did not arise out of our action or inaction, or if it were to affect one or more of our competitors or customers’ competitors, rather than us, the resulting concern could negatively affect our customers and our business. Concerns regarding data privacy and security may cause some customers to stop using our products and services and fail to renew their subscriptions. In addition, failures to meet our customers’ expectations with respect to security and confidentiality of their data and information could damage our reputation and affect our ability to retain customers, attract new customers, and grow our business.

Our potential failure to comply with legal or contractual requirements around the security of personal information could lead to significant fines and penalties, as well as claims by customers, affected data subjects, or other stakeholders. These proceedings or violations could force us to spend money in defense or settlement of these proceedings, result in the imposition of monetary liability or injunctive relief, divert management’s time and attention, increase our costs of doing business, and harm our reputation and the demand for our platform. If credit card information is stored in our systems or transmitted, stored or otherwise processed via our products and services and our security measures fail to protect credit card information adequately, we could be liable to our partners, the payment card associations, our customers or affected credit card holders. We could be subject to fines and face regulatory or other legal action, and our customers could end their relationships with us. The limitations of liability in our contracts may not be enforceable or adequate or would otherwise protect us from any such liabilities or damages with respect to any particular claim.

Insurers could deny coverage as to any future claim. We seek to cap the liability to which we are exposed in the event of losses or harm to our customers, including those resulting from security incidents, but we cannot be certain that we will obtain these caps or that these caps, if obtained, will be enforced in all instances. The successful assertion of one or more large claims against us, or changes in insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could harm our business, financial condition, and results of operations. Furthermore, the cybersecurity insurance we maintain may be inadequate or may not be available in the future on acceptable terms, or at all. In addition, our policy may not cover our remediation expenses or any claim against us for loss of data or other indirect or consequential damages. Defending any suit based on or related to any data loss or system disruption, regardless of its merit and available insurance coverage, could be costly and divert management’s attention.

We will also be subject to federal, state, and foreign laws regarding cybersecurity and the protection of data. Many jurisdictions have enacted laws requiring companies to notify individuals of security breaches involving certain types of personal information. Our agreements with certain customers and partners will require us to notify them of certain security incidents. Some jurisdictions and customers require us to safeguard personal information or confidential information using specific measures. If we fail to observe these requirements, our business, operating results, and financial condition could be harmed.

Successful cyberattacks or data breaches at other technology companies, service providers, retailers, and other participants within our industry, whether or not we are impacted, could lead to a general loss of customer confidence that could negatively affect us, including harming the market perception of the effectiveness of our security measures, which could result in reduced use of our products and services.

Our industry is prone to cyber-attacks by third parties seeking unauthorized access to our data or users' data or to disrupt our and our counterparts’ within the industry respective ability to provide service. Our products and services (and those of our partners and competitors within the industry) involve the collection, storage, processing, and transmission of a large amount of data. Any failure by those institutions and participants in our industry to prevent or mitigate security breaches and improper access to or disclosure of data or user data, including personal information, content, or payment information from users, or information from marketers, could result in the loss, modification, disclosure, destruction, or other misuse of such data, which could indirectly harm our business and reputation and diminish our competitive position within the market generally. In addition, computer malware, viruses, social engineering (such as spear phishing attacks), scraping, and general hacking continue to be prevalent in our industry, and while we anticipate that such events may occur on our systems in the future, the impact on those within our industry has already adversely impacted the market’s perception of the effectiveness of our and our partners’ security measures and countermeasures. Such breaches and attacks on our counterparts within the industry and within our market may cause, among other things, interruptions to the provision of service, degradation of the user experience, the loss of user confidence and trust in our products, or result in financial harm to us. Additionally, this may result in breach of legal, regulatory, contractual and other requirements as defined in ISO 27001:2013 Clause 4.2.

If we are not able to provide successful updates, enhancements and features to our technology to, among other things, keep up with emerging cyber threats and customer needs, our business could be adversely affected.

Our industry is marked by rapid technological developments and demand for new and enhanced services and features to meet the evolving needs of our customers. In particular, cyber threats are becoming increasingly sophisticated and responsive to the new security measures designed to thwart them. If we fail to identify and respond to new and increasingly complex methods of attack and update our products to detect or prevent such threats, our business and reputation will suffer. The success of any new enhancements, features or services that we introduce depends on several factors, including the timely completion, introduction and market acceptance of such enhancements, features or services. We may not be successful in either developing these modifications and enhancements or in bringing them to market in a timely fashion. Furthermore, modifications to existing technologies will increase our research and development expenses. If we are unable to successfully enhance our existing services to meet customer requirements, increase adoption and usage of our services, or develop new services, enhancements, features and products, our business and operating results will be harmed. Our efforts to protect our company data or the information we receive, and to disable undesirable activities on our platform, may also be unsuccessful due to software bugs or other technical malfunctions; employee, contractor, or vendor error or malfeasance, including defects or vulnerabilities in our vendors' information technology systems or offerings; government surveillance; breaches of physical security of our facilities or technical infrastructure; or other threats that evolve.

Evolving global internet laws, regulations and standards, privacy regulations, cross-border data transfer restrictions, and data localization requirements may limit the use and adoption of our services, expose us to liability, or otherwise harm our business.

Federal, state, or foreign governmental bodies or agencies have in the past adopted, and may in the future adopt, laws and regulations affecting the use of the internet as a commercial medium. These laws and regulations could impact taxation, internet neutrality, tariffs, content, copyrights, distribution, electronic contracts and other communications, consumer protection, and the characteristics and quality of services. Legislators and regulators may make legal and regulatory changes or apply existing laws in ways that require us to incur substantial costs, expose us to unanticipated civil or criminal liability, or cause us to change our business practices. These laws and regulations and resulting increased costs could materially harm our business, results of operations, and financial condition.

Further, we have historically collected and utilized, and we will continue to collect and utilize, demographic and other information, including personally identifiable information, from and about users (such as customers, potential customers and others) as they interact with us over the internet and otherwise provide us with information whether via our website or blogs or through email or other means. Users may provide personal information to us in many contexts, including through our direct telephonic or web-based support service, newsletter or webinar sign-up, product purchase, survey registration, or when accessing online support portals or using other community or social networking features. Because we expect to continue to collect and utilize this information, we are subject to laws and regulations regarding the collection, use and disclosure of personal information.

Privacy and data information security have become a significant issue in the United States and in many other countries where we will have employees and operations and offer licenses to our products. The regulatory framework for privacy and personal information security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. The U.S. federal and various state and foreign government bodies and agencies have adopted or are considering adopting laws and regulations limiting, or laws and regulations regarding, the collection, distribution, use, disclosure, storage and security of personal information. For example, California recently enacted the California Consumer Privacy Act (“CCPA”), which went into effect on January 1, 2020, that requires, among other things, covered companies to provide new disclosures to California consumers and afford such consumers new abilities to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability. Similar privacy legislation has been passed in Virginia: the Virginia Consumer Data Protection Act (the “VCDPA”), which went into effect on March 2, 2021. Under the VCDPA, Virginia residents have the rights to access, correct, delete, know, and opt-out of the sale and processing for targeted advertising purposes of their personal information, similar to the CCPA.  However, the VCDPA departs from its California counterpart and aligns with the European Union’s General Data Protection Regulation (“GDPR”) in a few key respects, including with respect to the adoption of data protection assessment requirements, and “controller” and “processor” terminology.  The VCDPA also departs from the CCPA by leaving enforcement entirely up to the Attorney General and not providing a private right of action for consumers. These differing regulations across U.S. states introduce significant complexity to our already complex regulatory compliance obligations, and could increase costs related to legal research, infrastructure improvements, operational development, and engagement of third party advisors, in addition to the aforementioned penalties for non-compliance or violation.

Internationally, virtually every jurisdiction in which we operate has established its own data security and privacy legal framework with which we or our customers must comply. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of data that identifies or may be used to identify or locate an individual, such as names, email addresses and, in some jurisdictions, Internet Protocol addresses. These laws and regulations often are more restrictive than those in the United States and are rapidly evolving. For example, the European Union (the “EU”) data protection regime, the GDPR became enforceable on May 25, 2018. Additionally, the United Kingdom enacted legislation in May 2018 that substantially implements the GDPR, but the United Kingdom’s exit from the EU (which formally occurred on January 31, 2020), commonly referred to as “Brexit”, has created uncertainty with regard to the regulation of data protection in the United Kingdom. In particular, it is unclear how data transfers to and from the United Kingdom will be regulated following Brexit. Complying with the GDPR or other laws, regulations or other obligations relating to privacy, data protection or information security may cause us to incur substantial operational costs or require us to modify our data handling practices. Non-compliance could result in proceedings against us by governmental entities or others, could result in substantial fines or other liability and may otherwise adversely impact our business, financial condition and operating results.

Our failure to comply with these and additional laws or regulations could expose us to significant fines and penalties imposed by regulators, as well as legal claims by customers or other relevant stakeholders. Similarly, many of these laws require us to maintain an online privacy policy and terms of service that disclose our practices regarding the collection, processing, and disclosure of personal information. If these disclosures contain any information that a court or regulator finds to be inaccurate or inadequate, we could also be exposed to legal or regulatory liability. Any such proceedings or violations could force us to spend money in defense or settlement, result in the imposition of monetary liability or demanding injunctive relief, divert management’s time and attention, increase the costs of doing business, and harm our reputation.

In addition to government regulation, privacy advocates and industry groups may propose new and different self-regulatory standards that either legally or contractually apply to us. We also expect that there will continue to be new proposed laws and regulations concerning privacy, data protection and information security, but cannot yet determine the impact such future laws, regulations and standards may have on our business. New laws, amendments to or re-interpretations of existing laws and regulations, industry standards, contractual obligations and other obligations may require us to incur additional costs and restrict our business operations. Because the interpretation and application of laws and other obligations relating to privacy and data protection are still uncertain, it is possible that these laws and other obligations may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our software. If so, in addition to the possibility of fines, lawsuits and other claims, we could be required to fundamentally change our business activities and practices or modify our software, which could harm our business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to develop new features could be limited. Any inability to adequately address privacy concerns, even if unfounded, or comply with applicable privacy or data protection laws, regulations and policies, could result in additional cost and liability, damage our reputation, inhibit sales and harm our business.

Because the interpretation and application of many privacy and data protection laws along with contractually imposed industry standards are uncertain, it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our products and platform capabilities. If so, in addition to the possibility of fines, lawsuits, and other claims and penalties, we could be required to fundamentally change our business activities and practices or modify our products and platform capabilities, which could have an adverse effect on our business. Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable privacy and data security laws, regulations, and policies, could result in additional cost and liability to us, damage our reputation, inhibit sales, and adversely affect our business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our customers may limit the use and adoption of, and reduce the overall demand for, our products. Privacy and data security concerns, whether valid or not valid, may inhibit market adoption of our products, particularly in certain industries and foreign countries. If we are not able to adjust to changing laws, regulations, and standards related to the Internet, our business may be harmed. Finally, additional requirements to pass certifications and/or to comply with local laws, especially as they relate to data storage and processing, may drastically increase cost of cloud-based operations and shrink our margins.

Legal and Regulatory Risks

We may become subject to legal proceedings and litigation, including intellectual property disputes, which are costly and may subject us to significant liability and increased costs of doing business. Our business may suffer if it is alleged or determined that our technology infringes the intellectual property rights of others.

The software industry is characterized by the existence of a large number of patents, copyrights, trademarks, trade secrets, and other intellectual and proprietary rights. Companies in the software industry are often required to defend against litigation claims based on allegations of infringement or other violations of intellectual property rights. Our technologies or contractual and legal defenses may not be able to withstand any third-party claims or rights against the use of our technologies. These lawsuits are time-consuming and expensive to resolve, and they divert management’s time and attention. Our future success will depend in part on not infringing the intellectual property rights of others.

Many software companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. Any claims or litigation could cause us to incur significant expenses and, whether or not successfully asserted, could require that we pay substantial damages, ongoing royalty or license payments, re-engineer all or a portion of our products and services, or comply with other unfavorable terms. If a third party is able to obtain an injunction preventing us from accessing third-party intellectual property rights, or if we cannot license or develop technology for any infringing aspect of our business, we would be forced to limit or stop sales of our products and services or cease business activities covered by such intellectual property. Any such development could prevent us from competing effectively. We may be contractually obligated to indemnify our customers for third party claims of different kinds, in particular for infringement of a third party’s intellectual property rights. Responding to such claims regardless of their merit, can be time-consuming and costly to defend in litigation, and can damage our reputation and brand. We also may be required to redesign our products and services, delay product releases, enter into costly settlement or license agreements, pay costly damage awards, or face a temporary or permanent injunction prohibiting us from marketing or selling our products and services. Requiring us to change one or more aspects of the way we deliver our products and services may harm our business.

Although we carry general liability insurance and other insurance, our insurance may not cover potential claims of this type. Insurance may not be adequate to cover us for all liability that may be imposed. We may not be able to maintain our insurance coverage. We cannot predict the outcome of lawsuits and cannot assure you that the results of any of these actions will not harm our business, operating results or financial condition.

Contractual indemnity provisions could expose us to substantial liability for intellectual property infringement, data protection, and other losses.

Some of the agreements with customers and other third parties to be in effect include indemnification provisions under which we will be obligated to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement, data protection breaches, confidentiality breaches, breaches of IT security obligations, damages to property or persons, or other liabilities relating to or arising from our products, services or other contractual obligations. Some of these indemnity agreements provide for uncapped liability for which we would be responsible, and some indemnity provisions survive termination or expiration of the applicable agreement. Large indemnity payments could harm our business, results of operations and financial condition. Although we will attempt to contractually limit our liability with respect to such obligations in negotiations, such negotiations may be fruitless and we may, with or without liability limitations in place, still incur substantial liability related to them and may be required to cease use of certain functions of our products and services as a result of any such claims. Any dispute with a customer with respect to such obligations could harm our relationship with such customer, other existing customers, and potential customers. Such a dispute could harm our business and results of operations.

We are subject to governmental export and import controls that could impair our ability to compete in international markets and subject us to liability if we violate the controls.

Our products are and will be subject to U.S. export controls, including the Export Administration Regulations and economic sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control. We incorporate encryption technology into our products. These encryption products and the underlying technology may be exported outside of the United States only with the required export authorizations, including by license, a license exception or other appropriate government authorizations. We previously obtained the required licenses to export our products outside of the United States. If the applicable U.S. legal requirements regarding the export of encryption technology were to change or if we change the encryption means in our products, we may need to apply for new licenses. There can be no assurance that we will be able to obtain the required licenses under such circumstances. Furthermore, various other countries regulate the import of certain encryption technology, including import permitting and licensing requirements, and have enacted laws that could limit the ability to distribute our products or could limit our customers’ ability to implement our products in such countries

Furthermore, our activities are and will be subject us to the U.S. economic sanctions laws and regulations that prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. embargoes or sanctions. The current U.S. presidential administration may impose more stringent export and import controls. Obtaining the necessary export license or other authorization for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities even if the export license ultimately may be granted. While we will take precautions to prevent our products and services from being exported in violation of these laws, including obtaining authorizations for our products and services, performing geolocation IP blocking and screenings against U.S. and other lists of restricted and prohibited persons, we cannot guarantee that the precautions we intend to take will prevent violations of export control and sanctions laws. Violations of U.S. sanctions or export control laws can result in significant fines or penalties and possible incarceration for responsible employees and managers could be imposed for criminal violations of these laws.

If our customers or partners fail to obtain appropriate import, export or re-export licenses or permits, we may also be harmed, through reputational harm as well as other negative consequences, including government investigations and penalties. We presently incorporate export control compliance requirements into our license and partner agreements; however, no assurance can be given that our licensees and partners will comply with such requirements.

Various countries regulate the import and export of certain encryption and other technology, including import and export licensing requirements. Some countries have enacted laws that could limit the ability to distribute our products and services or could limit our customers’ ability to implement our products and services in those countries. Changes in our products and services or future changes in export and import regulations may create delays in the introduction of our products and services in international markets, prevent our customers with international operations from deploying our products and services globally or, in some cases, prevent the export or import of our products and services to certain countries, governments, or persons altogether. Various governmental agencies have proposed additional regulation of encryption technology, including the escrow and government recovery of private encryption keys. Any change in export or import regulations, economic sanctions, or related legislation, or change in the countries, governments, persons, or technologies targeted by such regulations, could limit our ability to export or sell our products and services to existing or potential customers with international operations. Any decreased use of our products and services or limitation on our ability to export or sell products and services would harm our business, operating results, and prospects.

We are subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws, and non-compliance with such laws can subject us to criminal and/or civil liability and harm our business.

We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the UK Bribery Act of 2010, the UK Proceeds of Crime Act 2002, and other anti-bribery and anti-money laundering laws in the countries in which it conducts activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years. These laws are interpreted broadly to prohibit companies and their employees and third-party intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. As we seek to increase our international sales and business and sales to the private and public sector, we may engage with partners and third-party intermediaries to market our services and to obtain necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities in other countries, which also include countries known to experience corruption, particularly certain emerging countries in Africa, East Asia, Eastern Europe, South America and the Middle East. Activities in such countries create the risk of unauthorized payments or offers of payments by one of our employees, consultants, partners or third-party intermediaries that could be in violation of various anti-corruption laws, even though these parties may not be under our control. While we will have policies and controls intended to prevent these practices by our employees, consultants, partners and third-party intermediaries, existing safeguards and any future improvements may prove to be less than effective, and we could be held liable for corrupt or other illegal activities of such third-party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. While we have policies and procedures to address compliance with such laws, our employees and agents could violate these policies and applicable law, for which we may be ultimately held responsible. As we seek to increase our international sales and business, our risks under these laws may increase. Noncompliance with anti-corruption, anti-bribery, or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our business, results of operations, and financial condition.

Activities of our customers and partners could damage our brand, subject us to liability and harm our business and financial results.

Our license terms prohibit our customers from using our products in breach of any applicable laws or regulations and, in particular, to use our SaaS products in any way that is unlawful, illegal, fraudulent or harmful or in connection with any unlawful, illegal, fraudulent or harmful purpose or activity and our license terms permit it to terminate an agreement and the granted licenses for our products if we becomes aware of illegal use. Our customers or partners may nonetheless engage in prohibited or illegal activities or use our products in violation of applicable laws, which could subject it to liability. Furthermore, our brand may be negatively impacted by the actions of customers or partners that are deemed to be hostile, offensive, inappropriate, or illegal. We do not expect to proactively monitor or review the appropriateness of the content of stored by our customers or our partners’ activities. Safeguards may not be sufficient for us to avoid liability or avoid harm to the AvePoint brand. Hostile, offensive, inappropriate, or illegal use could harm our business and financial results.

In many jurisdictions, laws relating to the liability of providers of online services for activities of our customers and other third parties are being tested by actions based on defamation, invasion of privacy, unfair competition, copyright and trademark infringement, and other theories. Any court ruling or other governmental regulation or action that imposes liability on customers of online services in connection with the activities of our own clients or other third parties could harm our business. We could also be subject to liability under applicable law, which may not be fully mitigated by our license terms. Any liability attributed to us could harm our brand, reputation, ability to expand our subscriber base, and financial results.

We provide our products and services to businesses in highly regulated industries and to customers with elevated confidentiality, privacy or security requirements, including public sector customers, which will subject us to a number of challenges and risks.

We have historically provided our products and services to customers in highly regulated industries such as pharmaceuticals, finance, insurance, healthcare and life sciences, and we may have customers in other highly regulated industries in the future. We expect that we will also provide our products and services to customers that have significantly higher than usual requirements for the confidentiality, protection of data or security of our infrastructure and operations, such as public sector customers in the defense, infrastructure management and other sectors. Providing products and services to such entities will subject us to a number of challenges and risks. Selling to such entities can be highly competitive, expensive, and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. Customers in highly- regulated industries or in the public sector may demand shorter subscription periods or other contract terms that differ from our standard arrangements, including terms that can lead those customers to obtain broader rights in our offerings than would be standard. Such entities may have statutory, contractual, or other legal rights to terminate contracts, conduct audits or execute other measures, with us or our partners due to a default or for other reasons. Any such measure may harm our reputation, business, results of operations and financial condition. Additionally, due to the heightened regulatory environment in which they operate or their elevated confidentiality, privacy or security requirements, potential customers in these industries and sectors may encounter additional difficulties when trying to move away from legacy products to products like those we provide, in particular to those in a SaaS format, which can negatively affect our business and results of operations.

Tax Risks

Examinations by relevant tax authorities may result in material changes in reserves for tax positions taken in previously filed tax returns or may impact the valuation of certain deferred income tax assets, such as NOL carryforwards.

Based on the outcome of examinations by relevant tax authorities, or as a result of the expiration of statutes of limitations for specific jurisdictions, it is possible that the reserves for tax positions taken in previously filed tax returns will materially change from those recorded in our financial statements. In addition, the outcome of examinations may impact the valuation of certain deferred income tax assets (such as NOL carryforwards) in future periods. It is not possible to estimate the impact of such changes, if any, to such reserves for uncertain tax positions.

Changes in tax laws or regulations that are applied adversely to us or our customers could increase the cost of our products and services and adversely impact our business.

New income, sales, use, or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time. Any new taxes could harm our domestic and international business operations and our business and financial performance. Existing tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified or applied adversely. These events could require us or customers using our products and services to pay additional tax amounts on a prospective or retroactive basis. They could require us or our customers to pay fines and/or penalties and interest for past amounts deemed to be due. If we raise our prices to offset the costs of these changes, existing and potential customers may elect not to continue to subscribe or elect to subscribe to our products and services in the future. Additionally, new, changed, modified, or newly interpreted or applied tax laws could increase our and our customers’ compliance, operating and other costs, as well as the costs of our products and services. Any or all of these events could adversely impact our business and financial performance.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

Legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “TCJA”), generally eliminates the ability to carry back any net operating losses ("NOLs") to prior taxable years, while allowing NOLs generated in tax periods beginning after December 31, 2017, to be carried forward indefinitely. Under the TCJA, as modified by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), the amount of NOLs that we are permitted to deduct in any taxable year beginning after December 31, 2020, is limited to 80% of our taxable income in such year, where taxable income is determined without regard to the NOL deduction itself. It is uncertain if and to what extent various states will conform to the TCJA or the CARES Act. The changes in the carryforward/carryback periods as well as the limitation on use of NOLs in the taxable years beginning after December 31, 2020 may affect our ability to fully utilize available NOLs. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

Changes in our provision for income taxes or adverse outcomes resulting from examination of our income tax returns could affect our results.

We will be subject to income taxation in the United States and numerous other jurisdictions. Determining our provision for income taxes will require significant management judgment. In addition, the provision for income taxes could be negatively impacted by many factors, including, among other things, changes to our operating structure, changes in the amounts of earnings in jurisdictions with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws. We are subject to ongoing tax examinations in various jurisdictions. Tax authorities may disagree with our intercompany charges, cross- jurisdictional transfer pricing or other matters and assess additional taxes. While we regularly evaluate the likely outcomes of these examinations to determine the adequacy of our provision for income taxes, there can be no assurance that the outcomes of such examinations will not have a material impact on our results of operations and cash flows. In addition, we may be audited in various jurisdictions, and such jurisdictions may assess additional taxes against us. The final determination of any tax audits or litigation could be materially different from historical tax provisions and accruals, which could harm our results of operations or cash flows in the period or periods for which a determination is made.

Significant judgment is required to determine the recognition and measurement attributes prescribed in Accounting Standards Codification (“ASC”) 740-10-25. In addition, ASC 740-10-25 applies to all income tax positions, which if settled unfavorably could adversely impact our provision for income taxes.

Our international operations may subject us to potential adverse tax consequences.

We have been expanding our international operations and personnel to better support our growth into international markets. Our corporate structure and associated transfer pricing policies contemplate future growth into the international markets, taking into account the functions, risks, and assets of the various entities involved in the intercompany transactions. After the Mergers, the amount of taxes we will pay in different jurisdictions may depend on: (1) the application of the tax laws of the various jurisdictions, including the United States, to our international business activities, (2) changes in tax rates, (3) new or revised tax laws or interpretations of existing tax laws and policies, and (4) our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. Taxing authorities may challenge the transfer pricing methodologies of our intercompany arrangements or disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest, and penalties. This could result in one-time tax charges, higher effective tax rates, reduced cash flows, and lower overall profitability of our operations. Our financial statements could fail to reflect adequate reserves to cover such a contingency.

Risks Related to Intellectual Property

We will rely on third-party proprietary and open source software for our products and services. The inability to obtain third-party licenses for such software, obtain them on favorable terms, or adhere to the license terms for such software or any errors or failures caused by such software could harm our business, results of operations and financial condition.

Some of our offerings will include software or other intellectual property licensed from third parties. It may be necessary in the future to renew licenses relating to various aspects of these applications or to seek new licenses for existing or new applications. Necessary licenses may not be available on acceptable terms or under open source licenses permitting redistribution in commercial offerings, if at all. The inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms could result in delays in product releases until equivalent technology can be identified, licensed or developed, if at all, and integrated into our products and services, which could harm our business, results of operations and financial condition. Third parties may allege that additional licenses are required for our use of their software or intellectual property, which it may be unable to obtain on commercially reasonable terms or at all. The inclusion in our offerings of software or other intellectual property licensed from third parties on a non-exclusive basis could limit our ability to differentiate our offerings from those of our competitors. Failure to properly adhere to the license terms for software or other intellectual property might have negative effects, such as revocation of the license grant, penalties, added license fees or other liabilities. To the extent that our products and services depend upon the successful operation of third-party software, any undetected errors or defects in such third-party software could impair the functionality of our products and services, delay new feature introductions, result in a failure of products and services, and injure our reputation.

A significant portion of our products will incorporate open source software, and we expect to incorporate open source software into other offerings or products in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses. Little legal precedent governs the interpretation of these licenses; therefore, the potential impact of these terms on our business is unknown and may result in unanticipated obligations regarding our technologies. If a distributor of open source software were to allege that we had not complied with our license, we could be required to incur significant legal expenses. In addition, if the license terms for the open source code change we may be forced to re-engineer our software or incur additional costs. If we combine our proprietary software with open source software or utilizes open source software in a certain manner, under some open source licenses, we could be in breach of the license if we did not release the source code of our proprietary software. Releasing the source code could substantially help competitors develop products that are similar to or better than ours and could help malevolent actors detect security weaknesses to develop and deploy attacks, including malware, against our products and systems.

If we are unable to protect our intellectual property, the value of our brands and other intangible assets may be diminished, and our business may be adversely affected.

We rely and expect to continue to rely on a combination of confidentiality, assignment, and license agreements with our employees, consultants, and third parties with whom we have relationships, as well as trademark, copyright, patent, trade secret, and domain name protection laws, to protect our proprietary rights. Third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. Although we have generally taken measures to protect our proprietary rights, there can be no assurance that others will not offer products or concepts that are substantially similar to ours and compete with our business.

We could incur substantial costs in protecting or defending our proprietary rights. Failure to adequately protect our rights could impair our competitive position, or cause us to lose valuable assets, experience reduced revenue, or incur costly litigation.

Our success is dependent, in part, upon protecting our proprietary technology. We have historically relied on a combination of trade secret laws, contractual provisions, trademarks, service marks, and copyrights in an effort to establish and protect our proprietary rights. However, the steps we have taken, and the steps we intend to take, to protect our intellectual property may be inadequate.

Any of our trademarks or other intellectual property rights may be challenged or circumvented by others or invalidated through administrative process or litigation. Others may independently develop similar products and services or adopt similar or identical brands for competing products and services. Legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy our products and services and use information that we regards as proprietary to create products and services that compete with us. Some license provisions restricting unauthorized use, copy, transfer, and disclosure of our intellectual property may be unenforceable under the laws of jurisdictions outside the United States.

To the extent we expand our international activities, our exposure to unauthorized copying and use of our platform and proprietary information may increase. Moreover, effective trademark, copyright, and trade secret protection may not be available or commercially feasible in every country in which it conducts business. Further, intellectual property law, including statutory and case law, particularly in the United States, is constantly developing. Changes in the law could make it harder for us to enforce our rights.

We will continue to enter into confidentiality and invention assignment agreements with our employees and consultants and into confidentiality agreements with strategic and business partners, advisers and customers. However, we cannot be certain that we have entered into such agreements with all parties who may have or have had access to our confidential information, that the agreements that we entered into will be effective in controlling access to and distribution of our proprietary information or that they will provide an adequate remedy in the event of unauthorized disclosure of confidential information. These agreements also will not prevent our competitors or partners from independently developing technologies that are equivalent or superior to our products and services. In addition, former employees or contractors may start working for competitors and may use our confidential information there.

We may be required to spend significant resources to monitor, protect, and enforce our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights and protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management. Such litigation could result in the impairment or loss of portions of our intellectual property. Enforcement of our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property. An adverse determination of any litigation proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly. An adverse determination could risk the issuance or cancellation of pending trademark filings. Because of the substantial discovery required in connection with intellectual property litigation, our confidential or sensitive information could be compromised by disclosure in litigation. Litigation could result in public disclosure of results of hearings, motions, or other interim developments. If securities analysts or investors perceive these results to be negative, it could have a negative impact on the price of our Common Stock.

Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of management’s attention and resources, could delay further sales or the implementation of our products and services, impair the functionality of our products and services, delay introductions of new functionality to our products and services, result in the substitution of inferior or more costly technologies into our products and services, or injure our reputation. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Policing unauthorized use of our technologies, trade secrets, and intellectual property may be difficult, expensive, and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. If we fail to meaningfully protect our intellectual property and proprietary rights, our business, operating results, and financial condition could be harmed

Public Sector Risks

Significant changes in the contracting or fiscal policies of the public sector, or our failure to comply with certain laws or regulations, could harm the business we do with the public sector.

We have historically derived a portion of our revenue from governments and government-owned or - controlled entities (such as public health care bodies, educational institutions and utilities), which we refer to as the public sector in this Report, and the success and growth of our business will continue to depend in part on our successful procurement of public sector contracts. Factors that could impede the ability to maintain or increase the amount of revenue derived from public sector contracts include:

•	Changes in public sector fiscal or contracting policies;
•	Decreases in available public sector funding;
•	Changes in public sector programs or applicable requirements;
•	Adoption of new laws or regulations or changes to existing laws or regulations;
•	Potential delays or changes in the public sector appropriations or other funding authorization processes; and
•	Delays in the payment of invoices by public sector payment offices.

Furthermore, we must comply with laws and regulations relating to public sector contracting, which will affect how we and our channel partners do business in both the United States and abroad. These laws and regulations may impose added costs on our business, and failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could lead to claims for damages from channel partners, penalties, termination of contracts, and temporary suspension or permanent debarment from public sector contracting.

Our sales to government entities are and will continue to be subject to a number of challenges and risks.

We sell our products and services to U.S. federal and state and foreign governmental agency customers, often through resellers, and we may increase sales to government entities in the future. Sales to government entities are subject to a number of challenges and risks. Selling to government entities can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. Contracts and subcontracts with government agency customers are subject to procurement laws and regulations relating to the award, administration, and performance of those contracts. Government demand and payment for our products and services will be affected by public sector budgetary cycles and funding authorizations, with funding reductions or delays potentially diminishing public sector demand for our products and services. We may be subject to audit or investigations relating to our sales to government entities, and any violations could result in various civil and criminal penalties and administrative sanctions, including termination of contracts, refunds of fees received, forfeiture of profits, suspension of payments, fines, and suspension or debarment from future government business. Government entities may have statutory, contractual or other legal rights to terminate contracts with distributors and resellers for convenience or due to a default. Any of these risks relating to our sales to governmental entities could adversely impact our future sales and operating results.

Human Capital Risks

We depend on the continued services of our founders, senior management team and skilled individual contributors, and the loss of one or more key employees or an inability to attract and retain highly skilled employees could harm our business.

Our success and future performance has depended largely upon the continued services of our founders and other executive officers. We have relied on our leadership team to execute on our business plan, for research and development, marketing, sales, provision, maintenance and support of our products and services, and general and administrative functions, and on mission-critical individual contributors. From time to time, our executive management team and the groups of skilled individual contributors may change from the hiring or departure of executive officers or such contributors, which could disrupt our business. The employment agreements with our executive officers and other key personnel will not require them to continue to work for us for any specified period; therefore, they could terminate their employment at any time. The loss of one or more of our executive officers or key employees (including any limitation on the performance of their duties or short-term or long-term absences as a result of COVID-19) could significantly delay or prevent the achievement of our development and strategic objectives. We maintain insurance for our directors and executive officers; however, there is no assurance that the amount of any such insurance would likely be sufficient to compensate for the impact of losing their services.

To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for experienced software engineers and senior sales executives. If we are unable to attract such personnel in cities where our offices are located, we may need to hire in other locations, which may add to the complexity and costs of our business operations. We expect to continue to experience difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we will compete for experienced personnel have greater resources. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or that we have breached our legal obligations, resulting in a diversion of management’s time and resources. In addition, job candidates and existing employees often consider the value of the stock awards they receive in connection with their employment. If the perceived value of stock awards declines, it may harm our ability to recruit and retain highly skilled employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be harmed, or customers may lose confidence in the knowledge and capability of our employees.

If we are unable to maintain our corporate culture as it grows, it could lose the agility, innovation, teamwork, passion and focus on execution that we believe has contributed to our success, and our business may be harmed.

Our customers have historically relied on our personnel for support related to our products, in particular SaaS products. High-quality support continues to be important for the renewal and expansion of agreements with our existing customers. The importance of high-quality support will increase as we expand our business and pursue new customers. If we do not help our customers quickly resolve issues and provide effective ongoing support, our ability to sell new products and services to existing and potential customers could suffer and our reputation with existing or potential customers could be harmed.

The ability to attract, recruit, and retain highly qualified employees (such as pre-sales and post sales technical solutions professionals, customer success professionals or software engineers) is critical to our success and growth.

Our future success and growth depend, in part, on our ability to continue to recruit and retain highly skilled personnel, particularly pre-sales and post-sales technical solutions professionals, customer success professionals or software engineers. Any of our employees may terminate their employment at any time and competition for highly skilled personnel is usually intense. Moreover, to some extent, when we hire personnel from certain companies, it may be subject to allegations that they have been improperly solicited or divulged proprietary or other confidential information. If we are unable to attract or retain qualified employees, our ability to innovate, introduce new products and compete would be adversely impacted, and our financial condition and results of operations may suffer.

A failure to hire and integrate additional sales and marketing personnel or maintain their productivity could harm our results of operations and growth prospects.

Our business requires intensive sales and marketing activities. Sales and marketing personnel are essential to attracting new customers and expanding sales to existing customers, both of which are key to our future growth. We face several challenges in successfully expanding our sales force. We must locate and hire a significant number of qualified individuals, and competition for such individuals is intense. In addition, as our expands into new markets with which it has less familiarity, we will need to recruit individuals who are multilingual or who have skills particular to a certain geography, and it may be difficult to find candidates with those qualifications. We plan to significantly increase our headcount in the short term, but may be unable to achieve our hiring or integration goals due to a number of factors, including, but not limited to, challenges in finding individuals with the correct background due to increased competition for such hires and increased attrition rates among new hires. We invest significant time and resources in training new members of our sales force and may be unable to achieve our target performance levels with new sales personnel as rapidly as we have done in the past due to larger numbers of hires or lack of experience training sales personnel to operate in new jurisdictions. Our failure to hire enough qualified individuals, or to integrate new sales force members within the time periods hawse have achieved historically, may materially impact our projected growth rate.

Risks Related to Our Common Stock and Investment in Our Securities

The market price of shares of our Common Stock may be volatile, which could cause the value of your investment to decline.

Even if an active trading market develops, the market price of our Common Stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. The securities markets have experienced significant volatility as a result of the COVID-19 pandemic. Market volatility, as well as general economic, market, or political conditions, could reduce the market price of shares of our Common Stock regardless of our operating performance. Our operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including: (1) variations in quarterly operating results or dividends, if any, to stockholders, (2) additions or departures of key management personnel, (3) publication of research reports about our industry, (4) litigation and government investigations, (5) changes or proposed changes in laws or regulations or differing interpretations or enforcement of laws or regulations affecting our business, (6) adverse market reaction to any indebtedness incurred or securities issued in the future, (7) changes in market valuations of similar companies, (8) adverse publicity or speculation in the press or investment community, (9) announcements by competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures, or capital commitments and (10) the impact of the COVID-19 pandemic on our management, employees, partners, customers, and operating results. In response, the market price of shares of our Common Stock could decrease significantly. You may be unable to resell your shares of our Common Stock at or above your purchase price. Following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against such company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources

A small number of stockholders have substantial control over us, which may limit other stockholders’ ability to influence corporate matters and delay or prevent a third party from acquiring control over us.

Our directors and executive officers and their respective affiliates beneficially own, in the aggregate, approximately 55% of our outstanding Common Stock. This significant concentration of ownership may have a negative impact on the trading price for our Common Stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. In addition, these stockholders will be able to exercise influence over all matters requiring stockholder approval, including the election of directors and approval of corporate transactions, such as a merger or other sale of us or our assets. This concentration of ownership could limit stockholders’ ability to influence corporate matters and may have the effect of delaying or preventing a change in control, including a merger, consolidation or other business combination, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change in control would benefit the other stockholders.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

If the Nasdaq delists our securities from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant negative consequences including:

•	Limited availability of market quotations for our securities;
•	A determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules,
•	Possibly resulting in a reduced level of trading activity in the secondary trading market for shares of our Common Stock;
•	A limited amount of analyst coverage; and
•	A decreased ability to issue additional securities or obtain additional financing in the future.

If our operating and financial performance in any given period does not meet the guidance provided to the public or the expectations of investment analysts, the market price of our Common Stock may decline.

We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance will consist of forward-looking statements, subject to the risks and uncertainties described in this Report and in our other public filings and public statements. The ability to provide this public guidance, and the ability to accurately forecast our results of operations, may be impacted by the COVID-19 pandemic. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty, such as the current global economic uncertainty being experienced as a result of the COVID-19 pandemic. If, in the future, our operating or financial results for a particular period do not meet any guidance provided or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of our Common Stock may decline as well. Even if we do issue public guidance, there can be no assurance that we will continue to do so in the future.

We have incurred (and will continue to incur) significant increased expenses and administrative burdens as a public company, which could negatively impact our business, financial condition and results of operations.

We face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements has, and will continue to, increase costs and make certain activities more time-consuming. A number of those requirements will require us to carry out activities in which we did not engage as a private company.

For example, we have created new board committees and adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements have been and will continue to be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if we identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could harm our reputation or investor perceptions of us. It may also be more expensive to obtain director and officer liability insurance.

Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting, and administrative activities. These increased costs will require the us to divert a significant amount of money that could otherwise be used to expand our business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs

Our management has identified material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.

As a public company, our management is required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Prior to the consummation of the Business Combination, we were a private company with limited accounting and financial reporting personnel and other resources with which to address our internal controls and procedures. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. We determined that we had material weaknesses in internal control because we did not maintain effective controls related to: (i) the completeness and accuracy of financial accounting, reporting and disclosures, (ii) the identification, review and accounting for nonroutine transactions and/or events and (iii) segregation of duties with respect to the processing of financial transactions. With the oversight of senior management and our Audit Committee, we implemented actions under a remediation plan which include (A) the hiring of personnel with technical accounting and financial reporting experience to further bolster our ability to assess judgmental areas of accounting and provide an appropriate level of oversight of activities related to internal control over financial reporting and (B) the engagement of external consultants in the assistance of the evaluation of complex accounting matters. We are implementing additional actions under a remediation plan which include (I) the implementation of improved accounting and financial reporting procedures and controls to improve the completeness and accuracy of our financial accounting, reporting and disclosures and (II) the establishment of formalized internal controls to review and maintain segregation of duties between control operators. We have continued the implementation of this plan and believe the measures described above will remediate the material weaknesses identified and strengthen our internal control over financial reporting. We are committed to continuing to improve our internal control processes and will continue to diligently and vigorously review our financial reporting controls and procedures.

While we continue to implement our plan to remediate the material weaknesses described above, we cannot predict the success of such plan or the outcome of our assessment of these plans at this time. If our steps are insufficient to remediate the material weaknesses successfully and otherwise establish and maintain an effective system of internal control over financial reporting, the reliability of our financial reporting, investor confidence in us, and the value of our Common Stock could be materially and adversely affected. We can give no assurance that the implementation of this plan will remediate these deficiencies in internal control or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements, causing us to fail to meet our reporting obligations.

As a public company, we are obligated to develop and maintain proper and effective internal control over financial reporting in order to comply with Section 404 of the Sarbanes-Oxley Act. We may not complete our analysis of our internal control over financial reporting in a timely manner, these internal controls may not be determined to be effective, and our independent registered public accounting firm may issue an adverse opinion, which may adversely affect investor confidence in us and, as a result, the value of our Common Stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. We are in the very early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 of the Sarbanes-Oxley Act (“SOX”). In addition to our remediation efforts described under the heading “our management has identified material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations,” we may need to undertake various costly and time-consuming actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff, which may adversely affect our business, financial condition and results of operations. We may not be able to complete our evaluation, testing and any required remediation in a timely manner. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our Common Stock to decline, and we may be subject to investigation or sanctions by the SEC.

We will be required, pursuant to Section 404 of SOX, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of December 31, 2021 at the time we file our next Prospectus on Form 10-K. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, including the existing material weakness, if not remediated. We are also required to disclose changes made in our internal control and procedures on a quarterly basis.

Additionally, the existence of any material weakness, including our existing material weaknesses identified by management previously, or significant deficiency requires management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause shareholders to lose confidence in our reported financial information, all of which could materially and adversely affect our business and stock price.

We qualify as an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make our Common Stock less attractive to investors.

We qualify as an “emerging growth company” under SEC rules. As an emerging growth company, we will be permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (1) presenting only two years of audited financial statements, (2) presenting only two years of related selected financial data and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure, (3) an exemption from compliance with the auditor attestation requirement in the assessment of internal control over financial reporting pursuant to Section 404 of SOX, (4) not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (5) reduced disclosure obligations regarding executive compensation arrangements in periodic reports, registration statements, and proxy statements, and (6) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies. If some investors find our Common Stockk less attractive as a result, there may be a less active trading market for our Common Stock, and the market price of our Common Stock may be more volatile. We will remain an emerging growth company until the earliest of: (1) December 31, 2024, (2) the last day of the fiscal year in which we have gross revenue exceeding $1.07 billion, (3) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities, and (4) the end of any fiscal year in which the market value of our Common Stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

Our management does not have extensive experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to our management and growth. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

If securities or industry analysts do not publish research or reports about our business or publish negative reports, the market price of our Common Stock could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If regular publication of research reports ceases, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume of our Common Stock to decline. Moreover, if one or more of the analysts who cover us downgrade our Common Stock or if reporting results do not meet their expectations, the market price of our Common Stock could decline.

If our security holders exercise their registration rights, it may negatively impact the market price of our Common Stock.

In connection with the Closing, we amended our existing registration rights agreement to: (i) provide that we will file a registration statement within 15 business days following the Closing to register for resale (A) the shares of our common stock held by the Apex Initial Stockholders and shares of our common stock issuable upon exercise of the Private Warrants held by the Apex Initial Stockholders and (B) the shares of our common stock issued to our stockholders in the Business Combination held by certain of our stockholders party thereto; (ii) provide our stockholders with three demand registration rights; (iii) provide our stockholders party thereto and the Apex Initial Stockholders customary underwritten takedown rights (subject to customary priorities, minimums, frequency, and quantity limits, cutbacks, deferrals and other terms); and (iv) afford each of our stockholders party thereto and the Apex Initial Stockholders, on a pari passu basis, “piggy back” registration rights with respect to any underwritten offerings by the other stockholders and by us. The sale or possibility of sale of these additional securities trading in the public market may negatively impact the market price of our securities.

We have no current plans to pay cash dividends on our Common Stock; as a result, stockholders may not receive any return on investment unless they sell their Common Stock for a price greater than the purchase price.

We have no current plans to pay dividends on our Common Stock. Any future determination to pay dividends will be made at the discretion of our board of directors, subject to applicable laws. It will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, general business conditions, and other factors that the board of directors may deem relevant. In addition, the ability to pay cash dividends may be restricted by the terms of debt financing arrangements, as any future debt financing arrangement likely will contain terms restricting or limiting the amount of dividends that may be declared or paid on our Common Stock. As a result, stockholders may not receive any return on an investment in our Common Stock unless they sell their shares for a price greater than that which they paid for them.

We may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common stock.

We have warrants outstanding to purchase an aggregate of 17,905,000 shares of common stock. Pursuant to the 2021 Plan, we may issue an aggregate of up to 30,273,164 shares of common stock, which amount may be subject to increase from time to time. We may also issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•	Existing stockholders’ proportionate ownership interest in us will decrease;

•	The amount of cash available per share, including for payment of dividends in the future, may decrease;

•	The relative voting strength of each previously outstanding common stock may be diminished; and

•	The market price of our common stock may decline.

Provisions in our organizational documents and certain rules imposed by regulatory authorities may delay or prevent an acquisition by a third party that could otherwise be in the interests of stockholders.

Our certificate of incorporation and amended and restated bylaws contain several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of the board of directors. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest, or other transaction that stockholders may consider favorable, include the following:

•	The division of the board of directors into three classes and the election of each class for three-year terms;

•	Advance notice requirements for stockholder proposals and director nominations;

•	Provisions limiting stockholders’ ability to call special meetings of stockholders, to require special meetings of stockholders to be called, and to take action by written consent;

•	Restrictions on business combinations with interested stockholders;

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In certain cases, the approval of holders representing at least 66 2/3% of the total voting power of the shares entitled to vote generally in the election of directors will be required for stockholders to adopt, amend or repeal the bylaws, or amend or repeal certain provisions of the certificate of incorporation;

•	No cumulative voting;

•	The required approval of holders representing at least 66 2/3% of the total voting power of the shares entitled to vote at an election of the directors to remove directors; and

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The ability of the board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions.

These provisions of our certificate of incorporation and amended and restated bylaws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for shares of our common stock in the future, which could reduce the market price of our common stock.

The provision of our certificate of incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against directors and officers.

Our certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (1) any derivative action or proceeding brought on behalf of us, (2) any action asserting a claim of breach of fiduciary duty owed by any director, officer, agent or other employee or stockholder to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the amended and restated bylaws or (5) any action asserting a claim governed by the internal affairs doctrine, in each case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. It further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum clauses described above shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Although these provisions are expected to benefit us by providing increased consistency in the application of applicable law in the types of lawsuits to which they apply, the provisions may have the effect of discouraging lawsuits against directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation have been challenged in legal proceedings and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in the our certificate of incorporation to be inapplicable or unenforceable in such action. If so, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition or results of operations.

General Risk Factors

The COVID-19 pandemic could continue to disrupt the availability or performance of our products and services, require unfavorable changes to our existing products, negatively impact our global technical, sales, and distribution infrastructure, delay the introduction of future products, and adversely impact the global economy on a macro level, any one of which has the potential to harm our business, financial condition, and results of operations.

While we were able to deliver significant growth in 2020 and 2021 despite the COVID-19 pandemic, the measures attempting to contain and mitigate the effects of the COVID-19 pandemic, including stay-at-home, business closure, and other restrictive orders, and the resulting changes in businesses’ behaviors, have disrupted our normal operations and impacted our employees, suppliers, partners, and customers. We expect these disruptions and impacts to continue for the foreseeable future. In response to the COVID-19 pandemic, we took a number of actions that have impacted and continue to impact our business, including transitioning employees across all our offices (including our corporate headquarters) to remote work-from-home arrangements, imposing travel and related restrictions, and reducing operational expenditures significantly, including a reduction of approximately 10% of our global workforce during the first half of 2020. Given the continued spread of COVID-19, the emergence of new variants, and the resulting personal, economic, and governmental reactions, we may have to take additional actions in the future that could harm our business, financial condition and results of operations. While we have a distributed workforce and our employees are accustomed to working remotely or with other remote employees, our workforce has not historically been fully remote. Prior to the COVID-19 pandemic, certain of our employees traveled frequently to establish and maintain relationships with our customers and partners. We continue to monitor the situation and may adjust our current policies as more information and guidance become available. Suspending travel and doing business in-person on a long-term basis could negatively impact our marketing efforts, our ability to enter into customer contracts in a timely manner, our international expansion efforts and our ability to recruit employees across the organization. These changes could negatively impact our sales and marketing in particular, which could have longer-term effects on our sales pipeline, or create operational or other challenges as our workforce remains predominantly remote, any of which could harm our business. In addition, our management team has spent, and will likely continue to spend, significant time, attention, and resources monitoring the COVID-19 pandemic and associated global economic uncertainty and seeking to manage its effects on our business and workforce.

The degree to which COVID-19 will affect our business and results of operations will depend on future developments that are highly uncertain and cannot currently be predicted. These developments include, but are not limited to, the duration, extent and severity of the COVID-19 pandemic, emergence of new variants of the disease, actions taken to contain the COVID-19 pandemic including through vaccinations, the impact of the COVID-19 pandemic and related restrictions on economic activity in domestic market and international trade, and the extent of the impact of these and other factors on our employees, suppliers, partners and customers. The COVID-19 pandemic and related restrictions could limit our customers’ ability to continue to operate, such as by limiting their abilities to obtain inventory, generate sales, or make timely payments to us. It could disrupt or delay the ability of employees to work because they become sick or are required to care for those who become sick, or for dependents for whom external care is not available. It could cause delays or disruptions in services provided by key suppliers and vendors, increase the vulnerability of us and our partners and service providers to security breaches, denial of service attacks or other hacking or phishing attacks, or cause other unpredictable effects.

The COVID-19 pandemic also has caused heightened uncertainty in the global economy. If economic conditions further deteriorate, consumers and business clients may not have the financial means to make purchases from our customers and may delay or reduce discretionary purchases, negatively impacting our customers and, as a consequence, the results of our operations. Uncertainty from the pandemic may cause prospective or existing customers to defer investment in the areas covered by our products and services or to reduce the value or duration of contracts and may also require us to provide larger pricing discounts or extended payment terms. Our SMB customers may be more susceptible to general economic conditions than larger businesses, which may have greater liquidity and access to capital. Since the impact of COVID-19 is ongoing and because of our subscription-based business model, the effect of the COVID-19 pandemic and the related impact on the global economy may not be fully reflected in our results of operations until future periods. Some of our customers have experienced, and may continue to experience, financial hardships that could result in delayed or even uncollectible payments in the future.

Further, to the extent there is a sustained general economic downturn and our software and services are perceived by our existing and potential customers as costly or too difficult to deploy or migrate to, our revenue may be disproportionately affected by delays or reductions in general information technology spending. Competitors, many of whom are larger and more established than us, may respond to market conditions by lowering prices and attempting to lure away our customers. We cannot predict the timing, strength, or duration of any economic slowdown, instability, or recovery, generally, or within any particular industry. If the economic conditions of the general economy or markets in which we operate worsen from present levels, our business, results of operations and financial condition could be harmed.

Natural catastrophic events and man-made problems such as power disruptions, global pandemics, computer viruses, data security breaches, war, and terrorism may disrupt our business.

We rely heavily on our and third parties’, in particular Microsoft’s, network infrastructure and IT systems for our business operations. An online attack, earthquake, fire, terrorist attack, armed conflicts (such as the current conflict between Russia and Ukraine), power loss, global pandemics, such as the COVID-19 pandemic, telecommunications failure, or other similar catastrophic event could cause system interruptions, delays in accessing our service, reputational harm, and loss of critical data or customer data. Such events could prevent us from providing our products and services to our customers. A catastrophic event that results in the destruction or disruption of our or third parties’ data centers, or our network infrastructure or IT systems, including any errors, defects, or failures in third-party hardware, could affect our ability to conduct normal business operations, and harm our operating results. We may also incur significant costs for using alternative equipment or facilities or taking other actions in preparation for, or in reaction to, any such events.

Acts of war and other international conflicts, such as the Russia-Ukraine crisis, terrorism and other geo-political unrest or health issues, such as outbreak of pandemic or epidemic disease, such as COVID-19, or fear of such events, could cause disruptions in our or our customers’ businesses, national economies or the world economy as a whole. In addition, computer malware, viruses and computer hacking, fraudulent use attempts and phishing attacks have become more prevalent in our industry, and our internal systems may be victimized by such attacks. Although we maintain incident management and disaster response plans, in the event of a major disruption caused by a natural disaster or man-made problem, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our development activities, lengthy interruptions in service, security breaches and incidents and loss of critical data. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of our platform to the satisfaction of our users may materially harm our reputation and our ability to retain existing customers and attract new customers.

Further, if a catastrophic event occurs in a region from which we derive a significant portion of our revenue, customers in such region may delay or forego purchases of our products, which may materially and adversely impact our results of operations for a particular period. In addition, acts of terrorism could cause disruptions in our business or the business of partners, customers or the economy as a whole. Given our historical concentration of sales at each quarter end, any disruption in the business of partners or customers that impacts sales at the end of each quarter could harm our quarterly results. All of the aforementioned risks may be augmented if disaster recovery plans for the or our partners prove to be inadequate. To the extent that any of the above results in delays or cancellations of customer orders, or the delay in the manufacture, deployment or shipment of products, our business, financial condition and results of operations would be harmed.

In addition, as computer malware, viruses, computer hacking, fraudulent use attempts, and phishing attacks have become more prevalent, we will face increased risk from such activities. Such activities threaten the performance, reliability, security, and availability of our products and services. Any computer malware, viruses, computer hacking, fraudulent use attempts, phishing attacks, or other data security breaches to our systems could, among other things, harm our reputation and our ability to retain existing customers and attract new customers.

MARKET AND INDUSTRY DATA

Certain industry data and market data included in this Prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. All of management’s estimates presented herein are based upon management’s review of independent third-party surveys and industry publications prepared by a number of sources and other publicly available information. All of the market data used in this Prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe that the information from these industry publications and surveys included in this Prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

All of the shares of common stock and Warrants offered by the selling securityholders pursuant to this Prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $205.9 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes, including to fund potential future investments and acquisitions of companies that we believe are complementary to our business and consistent with our growth strategy. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of common stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on Nasdaq under the symbol “AVPTW.”

We cannot currently determine the price or prices at which shares of common stock or Warrants may be sold by the selling securityholders under this Prospectus.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our Common Stock began trading on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol “AVPT,” and our Public Warrants began trading on the Nasdaq under the symbol “AVPTW” on July 2, 2021. Prior to the consummation of the Business Combination on July 1, 2021, Apex Units, Public Shares, and Public Warrants were each traded on the Nasdaq Capital Market under the symbols “APXTU,” “APXT,” and “APXTW,” respectively. Apex Units commenced public trading on September 17, 2019, and Apex’s Public Shares and Public Warrants commenced separate public trading on November 5, 2019. In connection with the Closing of the Business Combination, each Apex Unit was separated into its components, which consisted of one share of Class A common stock and one-half of one Warrant, and such Units no longer exist. As of the Closing Date and following the consummation of the Business Combination, we had 180,272,638 shares of Common Stock issued and outstanding held of record by 98 holders, and 17,905,000 Warrants outstanding held of record by three holders. As of December 31, 2021, there were 181,801,404 shares of our Common Stock issued and outstanding held of record by 111 holders, and 17,905,000 Warrants outstanding held of record by three holders.

Current Stockholder and Common Stock Information

On April 1, 2022, just prior to the date of this Prospectus, there were 182,602,086 shares of Common Stock issued and outstanding held of record by 113 holders, and 17,905,000 Warrants outstanding held of record by three holders. This figure does not include a substantially greater number of beneficial holders of our Common Stock and Public Warrants whose shares (or Warrants to purchase shares) are held by banks, brokers, and other financial institutions.

Dividend Policy

We have never declared or paid any dividends on shares of our common stock. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends is at the discretion of our Board, subject to compliance with covenants in current and future agreements governing our and our subsidiaries’ indebtedness, and will depend on our results of operations, financial condition, capital requirements, and other factors that our Board may deem relevant. Except as noted in the section called “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below, there are currently no contractual restrictions on our ability to pay dividends in cash or shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) summarizes the significant factors affecting our consolidated operating results, financial condition, liquidity and cash flows of as of and for the periods presented below. The MD&A should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this Prospectus. The MD&A should also be read together with (A)(i) our audited consolidated financial statements as of and for the years ended December 31, 2020 and December 31, 2019, respectively, (ii) the section titled “Information About AvePoint” and (iii) the section titled  “Selected Historical Consolidated Financial Information of AvePoint,” in each case as set forth in Amendment No. 4 to our Form S-4, as filed with the SEC on May 28, 2021, and (B) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as set forth in Amendment No. 1 to our Registration Statement on Form S-1, as filed with the SEC on August 5, 2021 (and declared effective on August 9, 2021). The MD&A contains forward-looking statements that involve risks, uncertainties, and assumptions that are based on the beliefs of management, as well as assumptions made by, based on information currently available to, our management. Actual results and timing of selected events may differ materially from those anticipated in the forward-looking statements as a result of various factors, including those discussed below and those set forth under the section titled “Risk Factors”. Please also see the section of this Prospectus titled “Special Note Regarding Forward-Looking Statements.”

2021 Business Highlights

■	Grew total ARR 34% year-over-year to $159.2 million;
■	Increased dollar-based net retention rate to 110%, up 3 percentage points year-over-year;
■

Eclipsed 2,800 total channel partners in 2021, of which, roughly three quarters are managed service providers (MSPs). AvePoint’s channel presence has further expanded to include over 100 cloud marketplaces and distributors across 7 continents;

■	Expanded cloud user base to 9.4 million, up 34% from 7.0 million as of December 31, 2020; and
■

Recognized as a Leader in The Forrester New Wave: SaaS Application Data Protection, Q4 2021 Report. According to the report, AvePoint offers strong capabilities in Microsoft 365, Google Workspace and Salesforce backup capabilities, and was the only vendor to receive a differentiated rating in all three criteria.

Overview

Our goal is to be the catalyst of business transformation by empowering organizations with relevant technologies that are efficient, secure, and well governed. We help transform data and collaboration so users can be more productive with the latest cloud services (like Microsoft 365 ("M365")), and drive efficiency in delivery and management of those services for service providers. Our strategy is focused on supporting cloud and hybrid cloud customers and partners as they transition to and mature their cloud deployments. We do this through our Confidence Platform, a SaaS platform that assists organizations who use M365 and more than a half dozen cloud collaboration platforms. The Confidence Platform (built on “AvePoint Online Services” or "AOS") supports the collaboration of 8 million users across 7 continents with a scalable, secure, and intelligent architecture.

The 2021 Business Combination

On November 23, 2020, Legacy AvePoint and the members of the Apex Group entered into the Business Combination Agreement. The Business Combination by and among Legacy AvePoint and the members of the Apex Group was effected on July 1, 2021 by the merger of Athena Technology Merger Sub, Inc. ("Merger Sub 1") with and into Legacy AvePoint (the “First Merger”), with Legacy AvePoint surviving the First Merger as a wholly-owned subsidiary of Apex, and promptly following the First Merger, Legacy AvePoint was merged with and into Athena Technology Merger Sub 2, LLC ("Merger Sub 2") (the “Second Merger”), with Merger Sub 2 surviving the Second Merger (the “Surviving Entity”) as a wholly-owned subsidiary of Apex (the Second Merger together with the First Merger, the “Mergers”). Following the consummation of the Mergers, the Surviving Entity changed its name to AvePoint US, LLC and Apex changed its name to AvePoint, Inc. (hereinafter referred to as “AvePoint,” “we,” "us," or “our”). On July 26, 2021, AvePoint US, LLC was merged with and into AvePoint, with AvePoint surviving.

The Business Combination is accounted for as a reverse recapitalization. We are the accounting predecessor and we are the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in our future periodic reports filed with the SEC. Under this method of accounting, Apex is treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s subsequent reported financial position and results reflect the net increase in cash of approximately $204.5 million, including $140 million in gross proceeds from the PIPE by Apex. Total transaction costs were approximately $56.2 million. See the section of this Prospectus titled “Consolidated Financial Statements” for additional information. As a result of the Business Combination, we are the successor to an SEC-registered and Nasdaq-listed company, which has required us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We have incurred and expect to continue to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees

Capitalized terms used but not defined in this section under the heading "The 2021 Business Combination" are defined in the section titled “Business - 2021 Consummation of the Business Combination."

Key Business Metrics

Our management reviews the following key business metrics to measure our performance, identify trends affecting our business, formulate business plans, make strategic decisions, and to make informed decisions regarding the allocation of our resources. We disclose key business metrics within the MD&A and elsewhere in this Prospectus to enable investors to evaluate progress against our ambitions, provide transparency into performance trends, and reflect the continued evolution of our products and services. Our key business metrics are fundamentally interconnected and indicative of how customers use our products and services. However, increases or decreases in our key business metrics may not correspond with increases or decreases in our revenue.

The chart below illustrates certain of our key business metrics, each described in more detail below, as of the end of or for the periods presented. Our key business metrics are further discussed in the section titled “Notes to Consolidated Financial Statements."

	December 31,
	2021	2020
Total ARR ($ in mil)	$159.2	$118.7
Core TTM dollar-based net retention rate	110%	107%

Annual Recurring Revenue

We calculate our annual recurring revenue (“ARR”) at the end of a particular period as the annualized sum of contractually obligated Annual Contract Value (“ACV”) from SaaS, term license and support, and maintenance revenue sources, with the exception of migration products, from all customers with a contract duration exceeding three months (such customers, our “Core” customers, and such ARR, our “Core ARR”), and the product of the current month’s monthly recurring revenue (“MRR”) multiplied by twelve (to prospectively annualize SaaS and term license and support revenue). ARR also includes some recurring professional services revenue, such as recurring TAM services.

MRR is attributable to our Channel business, and MRR-contributing customers are classified as customers with a contract duration of 3 months or less. As of December 31, 2021 and December 31, 2020, our Channel business was transacting the equivalent of $9.4 million and $4.2 million in ARR, respectively, calculated as December’s MRR multiplied by twelve months. Customer contracts used in calculating MRR may or may not be extended or renewed by our customers. Growth in ARR is driven by both new business and the retention of existing business.

We believe ARR is indicative of growth in recurring revenue streams, leading to higher revenue growth in future periods. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with, or to replace, either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers (the same is true for those contracts used in calculating MRR, which may or may not be extended or renewed by the customer).

Core TTM Dollar-Based Net Retention Rate

We use a trailing twelve-month ("TTM") dollar-based net retention rate to evaluate our ability to maintain and expand our revenue with our customer base over time.

“Core TTM Dollar-Based Net Retention Rate” as of a period end is calculated by starting with the ARR from the cohort of all Core customers as of 12 months prior to such period end (the “Prior Period ARR”). We then calculate the ARR from these same Core customers as of the current period end (the “Current Period ARR”). Current Period ARR includes any expansion and is net of contraction or attrition over the last 12 months but excludes ARR from new customers in the current period. We then divide the total Current Period ARR by the total Prior Period ARR to arrive at the Core TTM Dollar-Based Net Retention Rate.

A Core TTM Dollar-Based Net Retention Rate greater than 100% implies positive net revenue retention. We believe this Core TTM Dollar-Based Net Retention Rate metric is indicative of our ability to grow our relationships with existing customers, and further grow ARR and revenue. Improvement in this metric is driven by improvement in both customer retention, as well as cross-sell and up-sell capabilities.

Components of Results of Operations

Revenue

We generate revenue from four primary sources: SaaS, term license and support, services, and maintenance across a variety of products.

SaaS revenue sources are generated from our cloud-based solutions. Term license and support revenue sources are similar to SaaS revenue sources with the exception that term licenses and support are generated from the sales of on-premise or hybrid licenses which include a distinct support component. Both SaaS and term license and support revenue sources are primarily billed annually, apart from our Channel business. SaaS and term license and support are generally sold per user license or based upon the amount of data protected.

Services revenue includes revenue generated from implementation, training, consulting, migration, license customization and managed services. Services revenue from implementation, training, consulting, migration, and license customization are recognized by applying a measure of progress, such as labor hours to determine the percentage of completion of each contract. These offerings are not inherently recurring in nature and as such are subject to more period-to-period volatility than other elements of our business. Services revenue from managed services are recognized ratably or on a straight-line basis over the contract term.

Maintenance revenue is a result of selling on-going support for perpetual licenses. It also includes recurring professional services such as TAM. Maintenance revenue is recognized ratably over the term of the maintenance agreement, which is typically one year.

Over time, we expect SaaS and term license and support revenue will increase as a percentage of total revenue and more closely reflect our bookings mix as it continues to focus on increasing SaaS and term license and support revenue as a key strategic priority.

Cost of Revenue

Cost of SaaS and cost of term license and support consists of all direct costs to deliver and support our SaaS and term license and support products, including salaries, benefits and related expenses, allocated overhead, and third-party hosting fees related to our cloud services. We recognize these expenses as they are incurred. We expect that these costs will increase in absolute dollars but may fluctuate as a percentage of SaaS and term license and support revenue from period to period.

Cost of maintenance consists of all direct costs to support our perpetual license products, including salaries, benefits, stock-based compensation and related expenses and allocated overhead. We recognize these expenses as they are incurred. We expect that cost of maintenance revenue will decrease in absolute dollars as maintenance revenue declines but may fluctuate as a percentage of maintenance revenue.

Cost of services consists of salaries, benefits, stock-based compensation and related expenses for our services organization, allocated overhead and IT necessary to provide services for our customers. We recognize these expenses as they are incurred.

Gross Profit and Gross Margin

Gross profit is revenue less cost of revenue, and gross margin is gross profit as a percentage of revenue.

Gross profit has been and will continue to be affected by various factors, including the mix of our revenue, the costs associated with third-party cloud-based hosting services for our cloud-based subscriptions, and the extent to which we expand our customer support and services organizations. We expect that our gross margin will fluctuate from period to period depending on the interplay of these various factors but should increase in the long term as our product mix continues to shift in favor of SaaS and term license and support revenue.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel-related expenses for sales, marketing and customer success personnel, stock-based compensation expense, sales commissions, marketing programs, travel-related expenses, and allocated overhead costs. We focus our sales and marketing efforts on creating sales leads and establishing and promoting our brand. Incremental sales commissions for new customer contracts are deferred and amortized ratably over the estimated period of our relationship with such customers. We plan to continue our investment in sales and marketing by hiring additional sales and marketing personnel, executing our go-to-market strategy globally, and building our brand awareness.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses for finance, legal and compliance, human resources, and IT, stock-based compensation expense, external professional services, allocated overhead costs and other administrative functions. Our general and administrative expenses have increased as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, and increased expenses for insurance, investor relations, and professional services.

Research and Development

Research and development expenses consist primarily of personnel-related expenses incurred for our engineering, product and design teams, stock-based compensation expense and allocated overhead costs. We have a research and development presence in the United States, China, and Vietnam. This provides a strategic advantage, allowing us to efficiently invest in both new product development and increasing our existing product capabilities. We believe delivering expanding product functionality is critical to enhancing the success of existing customers while new product development further reinforces our breadth of software solutions.

Other Income (Expense)

Other income (expense), net consists primarily of fair value adjustments on earn-out and warrant liabilities. In addition to fair value adjustment, other income (expense), net also consists of foreign currency remeasurement gains/losses partially offset by interest income on corporate funds invested in money market instruments and highly liquid short-term investments.

Income Taxes

We are subject to income taxes in the U.S. (federal and state) and numerous foreign jurisdictions. Tax laws, regulations, administrative practices, principles, and interpretations in various jurisdictions may be subject to significant change, with or without notice, due to economic, political, and other conditions. The foreign jurisdictions in which we operate have different statutory tax rates than those of the United States. Accordingly, our effective tax rate could be affected by the relative proportion of foreign to domestic income, use of foreign tax credits, changes in the valuation of our deferred tax assets and liabilities, applicability of any valuation allowances, and changes in tax laws in jurisdictions in which we operate.

Results of Operations

The following table summarizes our historical consolidated statement of operations data for the periods indicated. The period-to-period comparison of operating results is not necessarily indicative of results for future periods.

	Year Ended December 31,
	2021	2020
	(in thousands)
Total revenue	$191,909	$151,533
Total cost of revenue(1)	52,664	40,290
Gross profit	139,245	111,243
Operating expenses:
Sales and marketing(1)	100,512	76,545
General and administrative(1)	59,221	36,872
Research and development(1)	31,765	12,204
Depreciation and amortization	1,238	1,059
Total operating expenses	192,736	126,680
Loss from operations	(53,491)	(15,437)
Other income (expense), net	20,703	(470)
Loss before income taxes	(32,788)	(15,907)
Income tax expense	457	1,062
Net loss	$(33,245)	$(16,969)

(1)	Stock-based compensation for the periods was included in the following line items:

	Year Ended December 31,
	2021	2020
	(in thousands)
Cost of revenue	$3,477	$592
Sales and marketing	15,906	19,973
General and administrative	24,063	12,916
Research and development	16,062	286
Total stock-based compensation	$59,508	$33,767

Comparison of the Years Ended December 31, 2021, and December 31, 2020

Revenue

The components of our revenue during the years ended December 31, 2021 and 2020 were as follows:

	Year Ended
	December 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Revenue:
SaaS	$85,580	$52,074	$33,506	64.3%
Term license and support	50,970	38,949	12,021	30.9%
Services	31,919	34,140	(2,221)	(6.5)%
Maintenance	21,022	23,462	(2,440)	(10.4)%
Perpetual license	2,418	2,908	(490)	(16.9)%
Total revenue	$191,909	$151,533	$40,376	26.6%

Revenue increased $40.4 million, or 26.6%, from $151.5 million for the year ended December 31, 2020 to $191.9 million for the year ended December 31, 2021, primarily as a result of an increase in SaaS and term license and support revenue. Revenue from our SaaS offerings increased $33.5 million, or 64.3%, from $52.1 million for the year ended December 31, 2020 to $85.6 million for the year ended December 31, 2021. Revenue from our term license and support offerings increased $12.0 million, or 30.9%, from $38.9 million for the year ended December 31, 2020 to $51.0 million for the year ended December 31, 2021.

The growth in revenue is primarily attributable to AvePoint’s investment in our global sales teams and increases in our marketing efforts driving sales of new customers.  Another meaningful factor was the increase in our net retention rate, indicating that existing customers continued to provide more revenue from us than in past periods.  This increase is attributable in our customer success organizations as well as research and development efforts to produce new products and product features.

The increases attributable to SaaS and term license and support revenue were offset by a decrease in service, maintenance, and perpetual license revenue. Our services offerings decreased $2.2 million, or 6.5%, from $34.1 million for the year ended December 31, 2020 to $31.9 million for the year ended December 31, 2021. Our maintenance offerings decreased $2.4 million, or 10.4%, from $23.5 million for the year ended December 31, 2020 to $21.0 million for the year ended December 31, 2021. Our perpetual license offerings decreased $0.5 million, or 16.9%, from $2.9 million for the year ended December 31, 2020 to $2.4 million for the year ended December 31, 2021. Services revenue is derived from services offerings related to software implementation, training, migration, customized solutions and managed services. Our revenue from maintenance and perpetual license revenue is expected to continue to trend downward period over period. This is driven from multiple strategic decisions to shift away from the sale of perpetual licenses and towards SaaS and term licenses. The fundamental shift by our customers to the cloud has accelerated the adoption of our SaaS offerings. This increased adoption rate is evidenced by the shift in bookings towards SaaS offerings from perpetual license and term license and support bookings. Beginning in 2016, we shifted our focus from a perpetual license model to a subscription pricing model. Over the last several years, we have experienced a gradual decline in sales of perpetual licenses, followed by a corresponding decline in maintenance revenue. In contrast, we have experienced a rapid increase in SaaS and term license and support sales and corresponding revenue.

Term license and support revenue for the years ended December 31, 2021 and 2020 includes $37.3 million and $29.5 million of revenue recognized at a point of time, respectively.

Revenue by geographic region during the years ended December 31, 2021 and 2020 was as follows:

	Year Ended
	December 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
United States	$83,034	$67,823	$15,211	22.4%
EMEA	58,285	42,441	15,844	37.3%
APAC	50,590	41,269	9,321	22.6%
Total	$191,909	$151,533	$40,376	26.6%

From the year ended December 31, 2020 to the year ended December 31, 2021, United States experienced a $15.2 million increase in revenue driven by a $20.1 million increase in SaaS and term license and support revenue, partially offset by a $3.4 million decrease in services revenue, a $1.2 million decrease in maintenance revenue and a $0.3 million decrease in perpetual license revenue. EMEA experienced a $15.8 million increase in revenue driven by an $18.3 million increase in SaaS and term license and support revenue and $0.2 million increase in perpetual license, partially offset by a $1.6 million decrease in services revenue and a $1.1 million decrease in maintenance revenue. APAC experienced a $9.3 million increase in revenue driven by a $7.1 million increase in SaaS and term license and support revenue and a $2.8 million increase in services revenue, partially offset by a $0.5 million decrease in perpetual license revenue. The overall decrease in services and maintenance revenue in United States, German and other locations is due to our continued shift towards SaaS and term license and support offerings, while the increase in perpetual license revenue in German and Singapore is a result of an increase in one-time sales of perpetual licenses. The increase in SaaS, term license and support and maintenance revenue offerings in Japan is a result of increased bookings in the location, while the decrease in perpetual license revenue is a result of the strategic shift away from perpetual license offerings.

Cost of Revenue, Gross Profit, and Gross Margin

Cost of revenue, gross profit, and gross margin during the years ended December 31, 2021 and 2020 were as follows:

	Year Ended
	December 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Cost of revenue:
SaaS	$19,039	$11,050	$7,989	72.3%
Term license and support	950	1,930	(980)	(50.8)%
Services	30,726	26,089	4,637	17.8%
Maintenance	1,949	1,221	728	59.6%
Total cost of revenue	$52,664	$40,290	$12,374	30.7%
Gross profit	139,245	111,243	28,002	25.2%
Gross margin	72.6%	73.4%	—	—

GAAP cost of revenue	$52,664	$40,290	$12,374	30.7%
Stock-based compensation expense	(3,477)	(592)	(2,885)	487.3%
Non-GAAP cost of revenue	$49,187	$39,698	$9,489	23.9%
Non-GAAP gross profit	142,722	111,835	30,887	27.6%
Non-GAAP gross margin	74.4%	73.8%	—	—

Cost of revenue increased $12.4 million, or 30.7%, from $40.3 million for the year ended December 31, 2020 to $52.7 million for the year ended December 31, 2021. Stock-based compensation contributed $2.9 million of the increase primarily as a result of a one-time compensation expense relating to stock-based compensation awards to a group of our longstanding employees as a result of becoming a public company. The remaining $9.5 million increase was driven primarily by higher hosting costs resulting from increased SaaS revenue and higher service costs associated with a greater number of customization services which typically incur higher costs.

Operating Expenses

Sales and Marketing

Sales and marketing expenses during the years ended December 31, 2021 and 2020 were as follows:

	Year Ended
	December 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Sales and marketing	$100,512	$76,545	$23,967	31.3%
Percentage of revenue	52.4%	50.5%	—	—

GAAP sales and marketing	$100,512	$76,545	$23,967	31.3%
Stock-based compensation expense	(15,906)	(19,973)	4,067	(20.4)%
Non-GAAP sales and marketing	$84,606	$56,572	$28,034	49.6%
Non-GAAP percentage of revenue	44.1%	37.3%	—	—

Sales and marketing expenses increased $24.0 million, or 31.3%, from $76.5 million for the year ended December 31, 2020 to $100.5 million for the year ended December 31, 2021. Stock-based compensation decreased by $4.1 million primarily as a result of a reduction of mark-to-market fair value on liability classified awards in the first half of 2021 compared to mark-to-market fair value on liability classified awards in 2020.

The primary drivers of the remaining $28.0 million increase consisted of increases in personnel and marketing costs. Personnel costs, which comprised approximately $21.0 million of the increase, were driven by compensation and benefits increases related to the increases in headcount across global sales and marketing teams. Of the remaining $7.0 million of increases, the majority of the increase was driven by expanded marketing campaigns throughout 2021.

General and Administrative

General and administrative expenses during the years ended December 31, 2021 and 2020 were as follows:

	Year Ended
	December 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
General and administrative	$59,221	$36,872	$22,349	60.6%
Percentage of revenue	30.9%	24.3%	—	—

GAAP general and administrative	$59,221	$36,872	$22,349	60.6%
Stock-based compensation expense	(24,063)	(12,916)	(11,147)	86.3%
Non-GAAP general and administrative	$35,158	$23,956	$11,202	46.8%
Non-GAAP percentage of revenue	18.3%	15.8%	—	—

General and administrative expenses increased $22.3 million, or 60.6%, from $36.9 million for the year ended December 31, 2020 to $59.2 million for the year ended December 31, 2021. Stock-based compensation contributed $11.1 million of the increase as a result of a one-time compensation expense relating to existing stock-based compensation awards to a group of our international employees, unfavorable mark-to-market adjustments on liability classified awards in the first half of 2021 compared to mark-to-market adjustment on liability classified awards in 2020, and recognition of compensation expense for our Q3 2021 stock-based awards.

The primary drivers of the remaining $11.2 million increase consisted of increases in professional service, personnel, and insurance costs. Approximately 38% of the increase in general and administrative costs was due to increases in professional service costs, largely as a result of increased consumption of legal and consulting services due to the public listing of our securities in Q3 2021. The increase in personnel costs, which made up approximately 29% of the increase, was driven by higher headcount required as we continue to expand and due to additional need for legal, finance and administrative personnel as we transitioned to become a publicly traded company. Insurance increases, primarily related to increased coverage needed as a publicly traded company, made up approximately 14% of the increase. The remaining difference was driven by various general and administrative costs as we continue to expand our operations.

Research and Development

Research and development expenses during the years ended December 31, 2021 and 2020 were as follows:

	Year Ended
	December 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Research and development	$31,765	$12,204	$19,561	160.3%
Percentage of revenue	16.6%	8.1%	—	—

GAAP research and development	$31,765	$12,204	$19,561	160.3%
Stock-based compensation expense	(16,062)	(286)	(15,776)	5,516.1%
Non-GAAP research and development	$15,703	$11,918	$3,785	31.8%
Non-GAAP percentage of revenue	8.2%	7.9%	—	—

Research and development expenses increased $19.6 million, or 160.3%, from $12.2 million for the year ended December 31, 2020 to $31.8 million for the year ended December 31, 2021. Stock-based compensation represented the primary driver of the change, contributing approximately $15.8 million of the increase primarily as a result of a one-time compensation expense relating to existing stock-based compensation awards to a group of our international employees.

The primary driver of the remaining $3.8 million increase resulted from higher compensation costs for research and development personnel as we seek to expand development of new offerings and improvements to existing offerings.

Income Tax Provision

Income tax provision during the years ended December 31, 2021 and 2020 was as follows:

	Year Ended
	December 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Income tax expense	$457	$1,062	$(605)	(57.0)%

Our income tax expense for the year ended December 31, 2021 was $0.5 million as compared to the income tax expense of $1.1 million for the year ended 2020. The effective tax rate which equals the income tax provision divided by income from continuing operation was (1.42)% for the year ended December 31, 2021 compared to (6.7)% for the year ended December 31, 2020. The change in effective tax rates for the year ended December 31, 2021 as compared to the year ended December 31, 2020 was primarily due to the mix of pre-tax income (loss) results by jurisdictions taxed at different rates or tax losses for which no benefit can be taken in 2020, changes in the valuation allowance, and non-deductible equity compensation, offset by deductible transaction related expenses and non-taxable gain from change in earn out liability fair value.

Certain Non-GAAP Financial Measures

We believe that, in addition to our financial results determined in accordance with GAAP, non-GAAP operating income and non-GAAP operating margin are useful in evaluating our business, results of operations, and financial condition.

Non-GAAP operating income and non-GAAP operating margin should not be considered as an alternative to operating income, operating margin or any other performance measures derived in accordance with GAAP as measures of performance. Non-GAAP operating income and non-GAAP operating margin should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

Non-GAAP Operating Income and Non-GAAP Operating Margin

Non-GAAP operating income and non-GAAP operating margin are non-GAAP financial measures that our management uses to assess our overall performance. We define non-GAAP operating income as GAAP operating loss plus stock-based compensation. We define non-GAAP operating margin as non-GAAP operating income divided by revenue. We believe non-GAAP operating income and non-GAAP operating margin provide our management and investors consistency and comparability with our past financial performance and facilitate period-to-period comparisons of operations, as these metrics eliminate the effects of stock-based compensation which has had historical volatility from period to period due to marked-to-market securities.  The elimination of the effect of variability of stock-based compensation expense, which is a non-cash expense, provides a better representation as to the overall operating performance of the company.  We use non-GAAP financial measures (a) to evaluate our historical and prospective financial performance and trends as well as our performance relative to our peers, (b) to set and approve spending budgets, (c) to allocate resource, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures.

GAAP operating margin for the years ended December 31, 2021 and 2020 was (27.9)% and (12.3)% respectively. Non-GAAP operating margin for the years ended December 31, 2021 and 2020 was 3.1% and 12.1%, respectively.  The reduction in non-GAAP operating margin was primarily attributable to the significant investment in the business during late 2020 and through 2021 as well as a of increased expenses related to becoming a publicly traded company. The following table presents a reconciliation of non-GAAP operating income from the most comparable GAAP measure, operating income, for the periods presented:

	Year Ended
	December 31,
	2021	2020
	(dollars in thousands)
Loss from operations	$(53,491)	$(15,437)
Margin from operations	(27.9)%	(10.2)%
Add:
Stock-based compensation	59,508	33,767
Non-GAAP operating income	$6,017	$18,330
Non-GAAP operating margin	3.1%	12.1%

Liquidity and Capital Resources

As of December 31, 2021, we had an accumulated deficit of $375.3 million, $268.2 million in cash and cash equivalents and $2.4 million in short-term investments. Historically, we have from time to time financed our operations with proceeds from the sale of preferred stock and other equity instruments.

Our short-term liquidity needs primarily include working capital for sales and marketing, research and development, and continued innovation. Prior to 2020, we generated significant operating losses and negative cash flows from operations as reflected in our accumulated deficit and consolidated statements of cash flows. We may continue to incur operating losses and negative cash flows from operations in the future and may require additional capital resources to execute strategic initiatives to grow our business. Our long-term capital requirements will depend on many factors, including our growth rate, levels of revenue, the expansion of sales and marketing activities, market acceptance of our platform, the results of business initiatives, and the timing of new product introductions. Refer to "Note 10 - Commitments and Contingencies" for more information regarding the purchase commitments.

We believe that our existing cash and cash equivalents, our cash flows from operating activities, and our borrowing capacity under our credit facility with HSBC, described below, will be sufficient to meet our working capital and capital expenditure needs and debt service obligations for at least the next twelve months. In the future, we may attempt to raise additional capital through the sale of additional equity or debt financing. The sale of additional equity would be dilutive to our stockholders. Additional debt financing could result in increased debt service obligations and more restrictive financial and operational covenants.

Cash Flows

The following table sets forth a summary of our cash flows for the periods indicated.

	Year Ended
	December 31,
	2021	2020
	(in thousands)
Net cash provided by operating activities	$5,030	$19,120
Net cash provided by (used in) investing activities	(3,377)	1,368
Net cash provided by financing activities	198,617	35,559

Operating Activities

Net cash provided by operating activities for the year ended December 31, 2021 was $5.0 million, reflecting our net loss of $33.2 million, adjusted for non-cash items of $39.9 million and net cash outflows of $1.6 million from changes in our operating assets and liabilities. The primary drivers for non-cash items were stock-based compensation, which reflects ongoing compensation charges for the entity’s equity- and pre-merger liability-classified awards, mark to market adjustments on earnout and warrant liabilities and changes in deferred tax assets as a result of timing differences in tax related to stock option awards. The primary drivers of changes in operating assets and liabilities related to an increase in accounts receivable due primarily to timing of payments from customers and an increase in prepaid expenses and other current assets primarily related to prepaid insurance in Q3 2021 and an estimated tax payment in Q2 2021, partially offset by an increase in accounts payable and accrued expenses primarily due to billings related to professional services and an increase in deferred revenue due to continued increases in sales of our SaaS offerings which result in increased up-front payments.

Net cash  provided by operating activities for the year ended December 31, 2020 was  $19.1 million, reflecting our net loss of $17.0 million, adjusted for non-cash items of $34.8 million and net cash inflows of $1.3 million provided by changes in our operating assets and liabilities. The primary drivers for non-cash items were stock-based compensation, which represented ongoing activity within the account, partially offset by deferred income taxes primarily due to the release of a valuation allowance in the first half of 2020. The primary drivers of changes in operating assets and liabilities related to an increase in deferred revenue primarily due to continued increases in sales of our SaaS offerings which result in increased up-front payments and an increase in prepaid expenses and other current assets primarily due to timing of payments to suppliers, an increase in accounts receivable primarily due to timing of payments from customers.

Investing Activities

Net cash  used in investing activities for the year ended December 31, 2021 was $3.4 million. It consisted of $2.5 million of purchases of property and equipment and $0.9 million of purchases of short-term investments.

Net cash  provided by investing activities for the year ended December 31, 2020 was $1.4 mill ion. It consisted of $2.4 million in maturities of short-term investments, partially offset by $1.0 million of purchases of property and equipment.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2021 was $198.6 million. The primary driver of cash flows from financing activities was a result of the Business Combination, which resulted in a $441.6 million cash inflow, net of issuance costs paid immediately prior to the merger, partially offset by $130.9 million of cash outflows to Legacy AvePoint's preferred shareholders and $106.2 million of cash outflows to Legacy AvePoint's common shareholders. Other cash flows from financing activities included $7.5 million of cash outflows to holders of Legacy AvePoint options, $3.0 million of cash outflows for Business Combination transaction costs paid directly by us, and $1.6 million of cash outflows related to Legacy AvePoint's purchase of pre-Business Combination Apex shares, which are now recorded as treasury stock. These cash outflows were partially offset by $5.6 million of cash inflows from the proceeds collected upon exercise of stock options.

Net cash provided by financing activities for the year ended December 31, 2020 was  $35.6 million . It consisted primarily of proceeds from the issuance of Common Stock , partially offset by payments made for the redemption of our Series B preferred stock.

Indebtedness

Credit Facility

On April 7 2020, Legacy AvePoint entered into a loan and security agreement (the “Loan Agreement”) with HSBC Ventures Bank USA Inc. (“HSBC”), a commercial bank.

On July 1, 2021, Legacy AvePoint effected an assignment of its existing rights and obligations under the Loan Agreement to AvePoint US, LLC (which, at the time of the assignment, was a wholly-owned subsidiary of ours) through entry into a limited consent and first amendment to the Loan Agreement (the “First Amendment,” and the Loan Agreement as amended thereby, the “First Amended Loan Agreement”) and an assignment and assumption agreement (the “First Assignment and Assumption Agreement”). In addition, our Board approved the entry into a pledge agreement (the “Pledge Agreement”) and limited guaranty (the “Limited Guaranty”) in favor of HSBC, pursuant to which we pledged 100% of the AvePoint US, LLC equity held by us (the “Pledged Equity”) as collateral in support of the borrower’s obligations under the Amended Loan Agreement and further provided a payment guarantee to HSBC on behalf of AvePoint US, LLC equal to the value of the Pledged Equity and capped at the amount actually borrowed under the First Amended Loan Agreement.

On July 26, 2021, we effected a merger with AvePoint US, LLC, following the consummation of which we were the surviving entity (the “Rollup Merger”). In connection therewith, on July 23, 2021, we entered into that certain second assignment and assumption agreement (the “Second Assignment and Assumption Agreement”) by and among us, AvePoint US, LLC, and HSBC, pursuant to which we would assume AvePoint US, LLC’s obligations as borrower under the First Amended Loan Agreement as of the effective time of the Rollup Merger (the “Assumption”). We, the guarantors party to the Loan Agreement (the “Guarantors”), and HSBC also entered into that certain limited consent, dated as of July 23, 2021 (the “Limited Consent”), whereby HSBC consented to the Rollup Merger, the entry into the Second Assignment and Assumption Agreement, and the Assumption, and all other actions taken by or necessary or permissible to be taken by us, AvePoint US, LLC, or the Guarantors related thereto, whether occurring prior to, on, or after the effective time of the Rollup Merger.

On October 31, 2021, we entered into that certain Second Amendment (the "Second Amendment") to the First Amended Loan Agreement. The First Amended Loan Agreement as amended by the Second Amendment (the "Second Amended Loan Agreement") provides for, among other things, completion of the Post-Closing Amendments (as defined in the Limited Consent) and the removal of "Holdings" (as defined in the First Amended Loan Agreement) as a limited guarantor of the Borrower's (as defined in the First Amended Loan Agreement) obligations under the First Amended Loan Agreement and the de facto termination of the Pledge Agreement and Limited Guaranty.

The Second Amended Loan Agreement’s substantive economic terms were not amended from the original Loan Agreement, the substantive economic terms of which are described as follows: a revolving line of credit of up to $30.0 million, with an additional $20.0 million accordion feature for additional capital we may draw at our request. Borrowings under the line bear interest at a rate equal to LIBOR plus 3.5%. The line carries an unused fee of 0.5% per year. The proceeds of borrowings under the Second Amended Loan Agreement will be used for general corporate purposes.

We, on a consolidated basis with our subsidiaries, are required to maintain a specified adjusted quick ratio, tested by HSBC each quarter. Pursuant to the Second Amended Loan Agreement, we pledged, assigned, and granted HSBC a security interest in all shares of our subsidiaries, future proceeds, and certain assets as security for our obligations under the Second Amended Loan Agreement. Our line of credit under the Second Amended Loan Agreement will mature on April 7, 2023.

To date, we are in compliance with all covenants under the Second Amended Loan Agreement. We have not at any time, including as of and for the fiscal year ending as of December 31, 2021, borrowed under the Second Amended Loan Agreement. The descriptions of the Loan Agreement, the First Amendment, the Second Amendment, the First Amended Loan Agreement, the Second Amended Loan Agreement, the First Assignment and Assumption Agreement, the Second Assignment and Assumption Agreement, the Limited Consent, the Pledge Agreement, and the Limited Guaranty, are qualified in their entirety by the full text of the forms of such agreements, copies of which are attached hereto as Exhibits and are incorporated herein by reference.

Leasing Obligations

We are obligated under various non-cancelable operating leases for office space. The initial terms of the leases expire on various dates through 2030. During the years ended December 31, 2021 and 2020, total rent expense for facilities amounted to $6.4 million and $5.6 million, respectively. As of December 31, 2021, letters of credit have been issued in the amount of $0.5 million as security for operating leases. The letters of credit are secured by certificates of deposit.

Operating Segment Information

We operate in one segment. Our products and services are sold throughout the world, through direct and indirect sales channels. Our chief operating decision maker (the “CODM”) is our Chief Executive Officer. The CODM makes operating performance assessment and resource allocation decisions on a global basis. The CODM does not receive discrete financial information about asset allocation, expense allocation, or profitability by product or geography. See “Note 15 – Segment Information."

Critical Accounting Policies and Estimates

Preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. We also make estimates and assumptions on the reported revenue generated and reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that our management believes are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

While our significant accounting policies are described in more detail in the section titled “Notes to Consolidated Financial Statements,” we believe the following critical accounting policies are most important to understanding and evaluating our reported financial results.

Revenue Recognition

We derive revenue from four primary sources: SaaS, term license and support, services, and maintenance. Many of our contracts with customers include multiple performance obligations. Judgment is required in determining whether each performance obligation is distinct. Our products and services generally do not require a significant amount of integration or interdependency; therefore, our products and services are generally not combined. We allocate the transaction price for each contract to each performance obligation based on the relative standalone selling price (“SSP”) for each performance obligation within each contract.

We use judgment in determining the SSP for products and services. For substantially all performance obligations except term licenses, we are able to establish the SSP based on the observable prices of products or services sold separately in comparable circumstances to similar customers. We typically establish an SSP range for our products and services which is reassessed on a periodic basis or when facts and circumstances change. Term license are sold only as a bundled arrangement that includes the rights to a term license and support. In determining the SSP of license and support in a term license arrangement we applied observable inputs using the value relationship between support and term license, the value relationship between support and perpetual licenses, the average economic life of our products, software renewals rates and the price of the bundled arrangement in relation to the perpetual licensing approach. Using a combination of the relative fair value method or the residual value method the SSP of the performance obligations in an arrangement was allocated to each performance obligation within a sales arrangement.

Company Earn-Out Shares

In evaluation of the Company Earn-Out Shares and Company Earn-Out RSUs, management determined that the Company Earn-Out Shares represent derivatives to be marked to market at each reporting period, while the Company Earn-Out RSUs represent equity under ASC 718. Refer to "Note 13 — Stock-Based Compensation" for more information regarding the Company Earn-Out RSUs.

In order to capture the market conditions associated with the Company Earn-Out Shares, the Company applied an approach that incorporated a Monte Carlo simulation, which involved random iterations that took different future price paths over the Sponsor Earn-Out Shares’ contractual life based on the appropriate probability distributions. The fair value was determined by taking the average of the fair values under each Monte Carlo simulation trial. The Monte Carlo model requires highly subjective assumptions including the expected volatility of the price of our common stock, and the expected term of the earn-out shares.

Impact of COVID-19 on Our Business

In the fiscal year ended December 31, 2021, the COVID-19 pandemic and related voluntary and government-imposed social and business restrictions have had, and will likely continue to have, a significant impact on global economic conditions, the environment in which we operate our business, and on our financial results. We have seen a strong demand for our existing products, as well as products released during the pandemic as a result of our customers' need for security, governance, and collaboration in both remote and hybrid work settings. During the fiscal year ended December 31, 2021, we experienced a 26.6% increase in revenue compared to the fiscal year ended December 31, 2020.

We believe that market volatility during the pandemic has caused organizations to accelerate their digital transformation priorities, as evidenced by increased cloud usage and demand for remote technology solutions among our customers. This transformation requires advanced technology solutions and ample automation to support new organizational realities, all of which we are in a prime position to provide. We remain focused on improving and investing in the products and services we offer to support our long-term growth while continuing to innovate and develop new products and services in response to customer needs, whether directly as a result of the COVID-19 pandemic or otherwise. Although our business has not been adversely affected by the COVID-19 pandemic, and in fact has been positively affected by, among other things, our customers’ increased focus on our ability to provide multiple core services and products as solutions to pandemic-driven obstacles, the extent of the continuing impact of COVID-19 is uncertain and will depend on numerous factors outside of our control. Refer to the section titled “Risk Factors” for our consideration of risks related to COVID-19.

Economic Conditions, Challenges, and Risks

The markets for software and cloud-based services are dynamic and highly competitive. Our competitors are developing new software while also deploying competing cloud-based services for consumers and businesses. Customer preferences evolve rapidly, and choices in hardware, products, and devices can and do influence how users access services in the cloud, and in some cases, the user’s choice of which suite of cloud-based services to use. We must continue to evolve and adapt over an extended time in pace with this changing environment. The investments we are making in infrastructure, research and development, marketing, and geographic expansion will continue to increase our operating costs and may decrease our operating margins.

Our success is highly dependent on our ability to attract and retain qualified employees. We hire a mix of university and industry talent worldwide. We compete for talented individuals globally by offering an exceptional working environment, broad customer reach, scale in resources, the ability to grow one’s career across many different products and businesses, and competitive compensation and benefits. Aggregate demand for our software, services, and devices is correlated to global macroeconomic and geopolitical factors, which remain dynamic. Recently, Russia initiated significant military action against Ukraine. In response, the U.S. and certain other countries imposed significant sanctions and export controls against Russia, Belarus and certain individuals and entities connected to Russian or Belarusian political, business, and financial organizations, and the U.S. and certain other countries could impose further sanctions, trade restrictions, and other retaliatory actions should the conflict continue or worsen. It is not possible to predict the broader consequences of the conflict, including related geopolitical tensions, and the measures and retaliatory actions taken by the U.S. and other countries in respect thereof as well as any counter measures or retaliatory actions by Russia or Belarus in response, including, for example, potential cyberattacks or the disruption of energy exports, is likely to cause regional instability, geopolitical shifts, and could materially adversely affect global trade, currency exchange rates, regional economies and the global economy. The situation remains uncertain, and while it is difficult to predict the impact of any of the foregoing, the conflict and actions taken in response to the conflict could increase our costs, disrupt our supply chain, reduce our sales and earnings, impair our ability to raise additional capital when needed on acceptable terms, if at all, or otherwise adversely affect our business, financial condition, and results of operations.

Our international operations provide a significant portion of our total revenue and expenses. Many of these revenue and expenses are denominated in currencies other than the U.S. dollar. As a result, changes in foreign exchange rates may significantly affect revenue and expenses. Refer to the section titled “Risk Factors” for a discussion of these factors and other risks.

Seasonality

Our quarterly revenue fluctuates and does not necessarily grow sequentially when measuring any one fiscal quarter’s revenue against another (e.g. comparing the fourth fiscal quarter of fiscal year 2020 against the first fiscal quarter of fiscal year 2021). Historically, our third and fourth quarters have been our highest revenue quarters, however those results are not necessarily indicative of future quarterly revenue or full year results. Higher third and fourth quarter revenue is driven primarily by increased sales resulting from our customers’ fiscal year ends. The ongoing COVID-19 pandemic may have an impact on consumer behaviors and customer activities that may result in temporary changes to and increased fluctuations in the quarterly revenue of our business. Additionally, new product and service introductions (including the timing of those introductions) can significantly impact revenue. Revenue can also be affected when consumers and customers anticipate a product introduction. Our operating expenses have generally increased sequentially due to increases in personnel in connection with the expansion of our business.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We will be an emerging growth company at least until December 31, 2021. As a result, we have elected to avail ourselves of the extended transition period and will take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2024, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years. The next determination date as to whether we have satisfied the criteria set forth in the foregoing (b), (c), and (d) is the last day of our second fiscal quarter in 2022.

Recently Issued and Adopted Accounting Pronouncements

For information about recent accounting pronouncements, see Note 2 to the Consolidated Financial Statements of this Prospectus.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Interest Rate Risk

We had cash and cash equivalents, marketable securities, and short-term deposits of $270.6 million as of December 31, 2021. We hold cash and cash equivalents, marketable securities, and short-term deposits for working capital purposes. Our cash and cash equivalents are held in cash deposits and money market funds. Due to the short-term nature of these instruments, we believe that it does not have any material exposure to changes in the fair value of our investment portfolio due to changes in interest rates. Declines in interest rates, however, would reduce our future interest income. The effect of a hypothetical 10% change in interest rates would not have a material impact on our consolidated financial statements. As of December 31, 2021, we had no outstanding obligations under our line of credit with HSBC under the Second Amended Loan Agreement. To the extent we enter into other long-term debt arrangements in the future, we would be subject to fluctuations in interest rates which could have a material impact on our future financial condition and results of operation.

Foreign Currency Exchange Risk

Fluctuations in foreign currencies impact the amount of total assets and liabilities that we report for our foreign subsidiaries upon the translation of these amounts into U.S. Dollars. In particular, the amount of cash, cash equivalents and marketable securities that we report in U.S. Dollars for a significant portion of the cash held by these subsidiaries is subject to translation variance caused by changes in foreign currency exchange rates as of the end of each respective reporting period, the offset to which is substantially recorded to accumulated other comprehensive income on our consolidated balance sheets and is also presented as a line item in its consolidated statements of comprehensive income.

As the U.S. Dollar fluctuated against certain international currencies as of December 31, 2021, the balances that we reported in U.S. Dollars for foreign subsidiaries that hold international currencies as of December 31, 2021 increased relative to what it would have reported using a constant currency rate from December 31, 2020. As reported in our consolidated statements of cash flows, the estimated effects of exchange rate changes on our reported cash and cash equivalents balances in U.S. Dollars was a decrease of $1.2 million for the year ended December 31, 2021 and an increase of $0.9 million for the year ended December 31, 2020. If overall foreign currency exchange rates in comparison to the U.S. Dollar uniformly would have been weaker by 10% as of December 31, 2021 and December 31, 2020, the amount of cash, cash equivalents and marketable securities AvePoint would have reported in U.S. Dollars would have decreased by approximately $2.6 million and $2.9 million, respectively, assuming constant foreign currency cash, cash equivalents and marketable securities balances.

Concentration of Credit Risk

We deposit our cash with financial institutions, and, at times, such balances may exceed federally insured limits. No customer accounted for more than 10% of billings for the years ended December 31, 2021 and 2020 and no customers made up more than 10% of accounts receivable as of December 31, 2021.

OUR BUSINESS

An Overview of Our Business

Our goal is to be the catalyst of business transformation by empowering organizations with relevant technologies that are efficient, secure, and well governed. We help transform data and collaboration so users can be more productive with the latest cloud services (like Microsoft 365 ("M365")), and drive efficiency in delivery and management of those services for service providers.

We do this through our Confidence Platform, a software-as-a-service (“SaaS”) platform that assists organizations who use M365 and more than a half dozen cloud collaboration platforms. The Confidence Platform (built on “AvePoint Online Services” or "AOS") supports the collaboration of 8 million users across 7 continents with a scalable, secure, and intelligent architecture. This scalable architecture manages more than 125 PB of content, spread across 14 global data centers, with a 99.9% uptime. Our privacy and security policies are backed by industry certifications including ISO, SOC2 Type II, and FedRAMP moderate authorization. The intelligence engine driving the Confidence Platform ensures continuing value for customers by using AI to maximize relevant data, providing insights, automating operations, and enabling our Control, Fidelity, and Resilience software suites.

Products in our Control Suite enable IT to deliver collaboration services at scale, with automation and repeatable business templates. Business users are empowered with control over licenses, workspaces, and data owned by their departments. Our Fidelity Suite preserves data integrity as organizations undergo digital transformation projects to streamline the way they work from one collaboration system to the next. The Resilience Suite helps organizations comply with data governance regulations, preserve business records for compliance, and ensure business continuity.

Building on this Confidence Platform, we will be pursuing additional industry and role-based applications in fiscal year 2022 and beyond, including an application that support secure collaboration for companies undergoing mergers and acquisition activities. We will enable our Control, Fidelity, and Resilience Suites to target highly sensitive data-room projects, enabling companies to work with third parties throughout the transitions in their business. The framework established by the Confidence Platform will empower project owners with additional self-service controls, insights, and automation, while preserving compliance records.

We are a Microsoft Gold Certified Partner in Collaboration and Content, Application Development, Cloud Platform, Cloud Productivity, Messaging, and Data Centers. We are a top Independent Software Vendor (“ISV”) partner, ranking in the top 5 in Microsoft’s IP-Co-Sell program out of 3,000 participating partners. Our main product platform is delivered as AOS. Our primary solution is a SaaS platform that helps organizations invested in cloud-hosted collaboration systems by providing robust data management across our Control Suite, Fidelity Suite, and Resilience Suite of software products. While our revenue and product lines, following the overall cloud market, are heavily centered on our continuing partnership with Microsoft today, the software solutions we provide are built on proven best practices for management, governance, and compliance housed within our Confidence Platform and our Suites of underlying software. Our Confidence platform focuses on data protection, governance, and compliance management extensions for M365, Dynamics 365, Salesforce, and Google Workspace.

We have already made investments to capture multi-cloud opportunities across Salesforce clouds. We believe that our cloud agnostic approach, combined with projected overall growth in cloud usage, will lead to significant expansion of our market opportunities. As of December 31, 2021, our SaaS platform supported more than 8 million cloud users. We believe it is our job to deliver value for not just service administrators and owners, but also for service champions, end users, and those charged with ensuring a return on significant investments in the cloud.

Our software solutions within the Confidence Platform are most commonly deployed to provide:

•	Through our Fidelity Suite, migration from legacy on-premises (customer-managed) solutions to cloud services provided by M365 and other cloud service providers;

•	Through our Resilience Suite, data protection of critical cloud-based business assets to recover from data loss events (such as ransomware);

•	Through our Control Suite, policy guidance, monitoring, and enforcement for protecting regulated users and content as the organization moves from self-hosted systems to public cloud services; and

•	Throughout the Confidence Platform, information governance support for records managers, security teams, and IT managers overseeing the adoption of the cloud collaboration platforms.

Digital transformation is not merely a nice-to-have as businesses look to modernize their IT infrastructure; it is a strategic and tactical imperative in the new normal of COVID-19 and remote, anytime/anywhere, work connectivity. Additionally, the COVID-19 pandemic has dramatically accelerated the need for organizations to shift operations to the cloud. We are uniquely positioned to provide, and indeed have been providing throughout 2021, both guidance and proprietary technology to migrate customers to the cloud, efficiently and securely.

Collaboration enables organizations to pursue and achieve their business needs. Our work, the product of collaboration, is considered valuable to the organization, and therefore must be protected and well managed. That job often falls to IT teams who are constantly asked to do more with less resources. Businesses push to support employees with modern tools for collaboration such as hosted sites, cloud file sharing, persistent chat, and multiple lines of business apps. The urgency of digital transformation has accelerated as a result of the continued impacts of a newly developed “work-from-anywhere” mentality across our national and international business cultures, initially in response to the demands exacerbated by the COVID-19 pandemic in 2020 (and continuing throughout 2021) and now as work-from-anywhere has become more of the norm.

We have demonstrated the ability to support our customers in making this shift, particularly in supporting the growing needs of our customers to:

•	Facilitate complex migrations from legacy tools and collaboration platforms, particularly for our customer organizations that have empowered business users to purchase their own cloud file systems.

•	Standardize how the business works together in moving unique business processes and files to a new platform like M365.

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Respond to new security laws like the General Data Protection Regulation (“GDPR”), which went into effect in the European Union in 2018, and the California Consumer Protection Act (the “CCPA”), and the Virginia Consumer Data Protection Act (the “VCDPA”), which went into effect on March 2, 2021, and simplify IT teams’ ability to maintain oversight on a diversifying line of products they support.

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Increase compliance knowledge, protocols, processes, and procedures to help mitigate the risks of non-compliance (which can become increasingly expensive with new fines and damages to company reputation and goodwill).

•	Support IT teams in their quest to optimize internal controls with automation and third-party vendors to help support their efforts.

2021 Highlights

Global Partner Program

In July of 2021, we launched a new global program designed to meet the unique needs of different types of partners, including our managed service partners (“MSPs”), value added resellers (“VARs”), cloud consultants, and DevOps partners. The program equips our partners with the technology and resources required to create sizable revenue opportunities in the collaboration security market.

The program features a two-tiered system of authorized and invested partners, with the higher level providing additional support, resources, and discounts for top partners who build their businesses around our technology. It also includes a partner advisory council to help shape future program developments and a community champions program to help spotlight important partner voices in our thought leadership materials.

AvePoint EduTech

In the fourth quarter of 2021, we were awarded a 37 million Singapore Dollar contract from Temasek Polytechnic to deploy an integrated SaaS training management platform for career professionals. The platform will be made available via our subsidiary, AvePoint EduTech Pte. Ltd. to six institutions of higher learning in Singapore as part of the government’s drive to build relevant future skills through continuing education and training. The platform is in development now, with a goal to be fully deployed by 2023.

Within EduTEch's SaaS training management platform, learners, educators, and administrators alike will have a comprehensive digital learning experience that includes a streamlined admissions and enrollment process, personalized course scheduling features, and secure assessment delivery. In addition, the platform will organize learner profiles to equip them with their graduation status, certifications, and recommend new course offerings as they embrace continuous professional learning in their careers.

The Forrester New Wave™: SaaS Application Data Protection, Q4 2021 Report

We were recognized as a Leader with the highest current offering score in the Forrester New Wave™: SaaS Application Data Protection, Q4 2021 report.  In Forrester’s evaluation of the emerging market for SaaS application data protection, we and our AvePoint Cloud Backup  solution are identified as one of the most significant providers in the category. We were evaluated against nine other vendors and were scored against 10 criteria for SaaS application data protection. We were the only vendor to earn a “differentiated” rating in all three criteria of Google Workspace, Salesforce, and M365 — the highest possible score. AvePoint also received a differentiated rating in the security and privacy; usability; storage options; planned enhancements; and innovation roadmap criteria.

FedRAMP Authority to Operate

Our software solutions are backed by industry certifications including ISO, SOC2 Type II, and, on March 31, 2021, our AOS for U.S. government cloud platform received authority to operate (“ATO”) under the Federal Risk and Authorization Management Program (“FedRAMP”). As a result, in addition to the business we do across the public sector globally, our Cloud Services are a FedRAMP (Moderate) Authorized SaaS solution for use across all U.S. government agencies. Our ATO was sponsored by the U.S. Department of Energy. FedRAMP is a government-wide program that promotes the adoption of secure cloud services by providing a standardized approach to security assessment, authorization, and continuous monitoring for cloud products and services. As a FedRAMP (Moderate) Authorized SaaS solution provider, we provide Federal agencies the ability to use our cloud deployments and services models at low, moderate, and high risk impact levels. FedRAMP ATO validates the security and operational processes for many aspects of our application and SaaS service delivery including software development and lifecycle processes, vulnerability assessments and remediation, access controls and role separation, auditing, logging and reporting.

Channels Highlights

We have continued to expand the distribution and sale channels (“Channels,” and each, a "Channel") for our products through third parties. Channels utilize MSPs to sell our products to end users through online marketplaces and our distribution partner network. This Channels activity differs from our traditional business, in that contracts are monthly, and the typical end customer spends less than $100 a month on the product due to small license counts required. Our ability to grow our Channel business is predicated upon our ability to attract and retain a number of MSPs. We continually evaluate prospective and existing partners’ abilities to attract new customers to our platform. In 2021, we added new partners and expanded existing partner relationships to enhance the utility of our platform, while creating new opportunities to expand our revenue share provided by our Channel business.

2021 Consummation of the Business Combination

On July 1, 2021, we consummated the Business Combination (as defined below) by and among the members of the Apex Group and Legacy AvePoint (each as defined below) and, on July 2, 2021, shares of our Common Stock were officially listed under the ticker “AVPT” on the Nasdaq Global Select Market. A brief summary of the steps leading to the consummation of the Business Combination follows, beginning with the formation of Apex in April of 2019, continuing through the Apex IPO in September of 2019, the entry into the Business Combination Agreement with Legacy AvePoint in November of 2020 and the subsequent consummation of the Business Combination and related transactions related thereto follows.

Apex Technology Acquisition Corporation IPO

On April 5, 2019, Apex Technology Acquisition Corporation (“Apex”) was formed as a blank check special purpose acquisition company (a “SPAC”) incorporated in Delaware. Apex was created for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On September 19, 2019, Apex consummated its initial public offering (“Apex IPO”) of 35,000,000 units (“Units” and, with respect to the Class A common stock included in the Units offered, the “Public Shares”), which included the partial exercise by Cantor (as defined below) of its option to purchase an additional 4,500,000 Units. In addition to one Public Share, each Unit also consisted of one-half of one public warrant (a “Public Warrant”), which, upon detachment, would equate to 17,500,000 Public Warrants. Each whole Public Warrant entitled the holder to purchase one share of Apex’s Class A common stock at a price of $11.50 per share, subject to adjustment. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $350,000,000. Apex had granted Cantor Fitzgerald & Co. (“Cantor”), the representative of the several underwriters in the Apex IPO, a 45-day option to purchase up to 4,575,000 additional Units to cover over-allotments. On September 19, 2019, Cantor partially exercised the option and purchased an additional 4,500,000 Units at $10.00 per Unit and forfeited the option to exercise the remaining 75,000 Units.

Simultaneously with the closing of the Apex IPO, Apex consummated the sale of 810,000 placement units (the “Placement Units” and, with respect to the Class A common stock included in the Placement Units offered, the “Placement Shares”)) at a price of $10.00 per Placement Unit in a private placement to Apex Technology Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and Cantor, generating gross proceeds of $8,100,000. The Sponsor purchased 657,500 Placement Units and Cantor purchased 152,500 Placement Units. Each Placement Unit consisted of one Placement Share and one-half of one placement warrant (each such warrant, a “Private Warrant” and collectively with the Public Warrants, the “Warrants”). Each whole Private Warrant is exercisable to purchase one Public Share at a price of $11.50 per share. The proceeds from the Placement Units were added to the proceeds from the Apex IPO held in the trust account to be used for consideration payable in connection with the Business Combination and payment of fees, costs, and expenses associated therewith.

Apex and Legacy AvePoint Business Combination

AvePoint, Inc. (“Legacy AvePoint”) was incorporated as a New Jersey corporation on July 24, 2001, was redomiciled as a Delaware corporation in 2006, and changed its name to “AvePoint Operations, Inc.” in June 2021. On November 23, 2020, Apex, along with Athena Technology Merger Sub, Inc., a Delaware corporation (“Merger Sub 1”), and Athena Technology Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2,” and collectively with Merger Sub 1 and Apex referred to herein as the “Apex Group”), and Legacy AvePoint entered into a Business Combination Agreement dated as of November 23, 2020 (as amended on December 30, 2020, March 8, 2021, and May 18, 2021, the “Business Combination Agreement”).

Simultaneously with the execution of the Business Combination Agreement on November 23, 2020, Apex entered into separate subscription agreements (collectively, the “Subscription Agreements”) with a number of investors (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase an aggregate of 14,000,000 Public Shares (the “PIPE Shares”), at a purchase price of $10.00 per share for an aggregate purchase price of $140,000,000, in one or more private placement transactions (the “Private Placements”).

On July 1, 2021 (the “Closing Date”), the parties to the Business Combination Agreement consummated the transactions contemplated thereby (the "Business Combination") and the PIPE Investors consummated their respective purchases of PIPE Shares as contemplated by the Subscription Agreements, with Apex being renamed “AvePoint, Inc.” (“AvePoint,” “we,” “us,” or “our”). Subsequent to the consummation of the Business Combination, on July 26, 2021, Legacy AvePoint’s successor by merger (“AvePoint US LLC”) merged with and into AvePoint, Inc. with AvePoint, Inc. surviving.

Subsequent to the consummation of the Business Combination, the Public Shares were detached from the Public Units and the Placement Shares were detached from the Private Units, and the Public Shares (now renamed “Common Stock” of AvePoint, Inc. and listed on the Nasdaq as “AVPT”), the Placement Shares, the Public Warrants (now listed on the Nasdaq as “AVPTW”), the Private Warrants, the PIPE Shares, and other Common Stock held by certain selling securityholders were registered for sale or resale, as applicable, pursuant to a Registration Statement on Form S-1 which was declared effective on August 9, 2021.

Industry Background

Digital Transformation Is a Top Priority in Global IT Spending

Digital transformation is expected to soon outrank all other IT priorities among business investments. In 2019, International Data Corporation (“IDC”), a market research firm, predicted that by 2023, digital transformation and innovation will account for more than 50% of all IT spending, as compared to 36% of IT spending in 2018. Traditionally, business IT priorities have been determined by IT departments. Increasingly, business line owners, such as CMOs or HR executives, control the purchase decisions for digital transformation spending. Business line owners are ultimately seeking to invest in initiatives that drive revenue growth, operational efficiency, and competitive advantage. This is precisely why, given our technology, industry experience and executive team, we believe our growth opportunities and differentiated vision are so significant.

Digital Transformation Has Side Effects

Technology spending is on the rise, and IT departments control less of that spend with regard to productivity solutions compared to business functions like sales and marketing. However, most IT professionals have lost none of their responsibility to maintain those platforms, protect the assets created, and help businesses adopt this technology. COVID-19 only further accelerated the need to transform and enable remote work. In 2018, a Forcepoint study predicted that 70% of IT spend would go towards cloud services by 2020. Through its research, Forcepoint concluded that by 2020, up to 40% of cloud spending would go towards unsanctioned apps (also called shadow IT services). An earlier study in 2017 by McAfee found the following concerning the use of overlapping services:

•	The average employee was actively using 36 cloud services at work. Of these, nine were collaboration services, six were file-sharing services, and five were for content sharing.

•	The average enterprise had 210 different cloud-based collaboration services in use across its employees.

•	The average enterprise had 76 different cloud-based file-sharing services in use.

The following graphic illustrates how rapid shifts to remote work and deployment of point solutions for various collaboration services, including e-mail, file sharing, chat, and project management, create challenges with security concerns, dispersed resources, disjointed collaboration, and file sharing. The increased frequency and pain of these work from home, digital transformation side effects illustrates the growing need for our solutions.

The Rush to Solve Modern, Digital Collaboration Challenges

To offer companies a better, more consolidated solution, industry leaders like Microsoft are making waves with the introduction of Microsoft Teams as the foundation for the new modern workplace, building on their already prevalent Microsoft 365 (formerly Office 365) services. The aim is to bring together all forms of people-centric collaboration, across content, calendars, mail, and sites, into one experience. As of October 2020, following the rapid transition to remote work, Microsoft Teams usage increased to 115 million daily active users. This growth rate reflects a fundamental shift in the way work gets done. Organizations are modernizing technology to optimize individual and team productivity and the modern workplace experience at-large.

Why is IT not consolidating collaboration services, as quickly as their users would like? Whether organizations are looking to transform from on-premises to the cloud, or consolidate cloud platforms, they must do it in an environment of increased scrutiny, security and privacy concerns, and regulatory oversight. And in an increasingly competitive business landscape, with threats to operations and markets like COVID-19, the pressure to cut costs and do more with less remains a top priority. What this means for us is clear: increased interest in solutions that make digital collaboration more effective and efficient.

Our customers typically identify needs for:

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Aggregate & Digitize Collaboration. With the increasing technology sprawl and existence of shadow IT, many organizations do not know where to start to begin their move to a modern workspace, such as Microsoft Teams. An inventory of existing mail, users, and content often requires expertise to interpret and identify what needs to be consolidated, transformed, or discarded. Migrations can be time consuming and expensive projects. While COVID-19 has accelerated the need to transform and support a mobile and remote workforce, as a result of government-issued work from home orders, many organizations are still lagging in their cloud or modern collaboration adoption.

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Information Protection. Companies suffering from data loss, whether by ransomware attacks, malicious behavior, or simply carelessness with the information they own, not only are at risk of large fines, but also risk losing the trust of their own customers, not to mention significant market and/or brand value. According to Verizon, 30% of all data breaches in 2019 were caused by internal users and IBM estimates that the average cost of a data breach was $3.9 million. As such, security teams need to keep IT services that house business data under intense scrutiny. Any solution promising open and pervasive sharing and collaboration, or work from anywhere, can strike fear into the hearts of security and privacy teams. Organizations may stall a cloud migration until the security team gives its approval, ensuring a move to the cloud will not negatively impact the current security posture. Companies are often looking for a bridge to map written controls into security standards in the cloud solutions they deploy.

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Automation. IT teams regularly spend too much time on routine operational tasks and are often reactive in their efforts to drive business value with solutions. While partially due to a lack of insights on where and how to focus, IT is also required to do more with less in response to increasing pressure to cut costs. A recent survey of IT professionals conducted by the Association for Information and Image Management, and commissioned in part by AvePoint, found that 63% of respondents spent four or more hours per week doing routine governance tasks for collaborative workspaces per week, such as provisioning, changing permissions, and changing site settings. With this effort-intensive, manual approach to managing collaboration, IT operations teams struggle with being able to service the unique productivity and governance needs of different teams, departments, or divisions within their organizations. For example, METC leverages our Cloud Governance capability to provide five different provisioning processes for the five different councils of which it is comprised. Those organizations that have found their way through these challenges know that the urgent need is automation.

The Market Opportunity

To achieve the promise of modern, digital transformation, solution providers like Microsoft and Salesforce rely on their partner ecosystems to move data and offer extended protection, as well as fill the automation gaps for IT teams charged with managing these systems. They focus on delivering positive experiences for business users, while they rely on partners to help make sure that systems can continue to provide value for the long term. The need to support under-staffed IT teams is the case regardless of the cloud platform adopted. Salesforce announced the end-of-life of its own Data Recovery Service in July 2020, directing its customer base of over 150,000 organizations to seek protection from third parties. Although Salesforce reinstated its Data Recovery Service in March 2021, as reinstated it only provides a disaster recovery service intended for use in the event of an emergency, which provides only limited metadata restore options. With Salesforce’s revenue growing approximately 20% on a year-over-year basis, as indicated by their publicly announced third quarter of fiscal year 2021 revenue, the backup opportunity is clear. However, backup alone is not sufficient to drive the level of cloud service adoption Microsoft and Salesforce require to achieve their growth and adoption targets. These services will not meet all of the needs of organizations and managed service providers (“MSPs”).

In addition to multi-cloud backup, individual organizations and MSPs need migration, security, and management solutions that will help them differentiate their own services and drive recurring revenue, all while securing collaboration. Organizations currently have far more cloud applications than they realize, and will need to ensure they remain protected, or find ways to consolidate them to simplify IT operations and user experiences.

Security and privacy remain top of mind with the evolving regulatory landscape. GDPR, followed by CCPA, requires corporations to protect user data, or be at risk of significant fines and penalties of up to 4% of their annual earnings. The potential negative impact on shareholder value as a result of lost consumer and customer confidence also weighs on companies. There is a tension between the need to satisfy digital transformation and support a digital workforce while also complying with regulations and protection of our best interests. IT will not be able to manage this change without implementing technology to both assist in deploying these best practices as well as maintaining them through automation.

Our Evolution

We were founded in 2001 with the aim to deliver backup and restore for enterprises for a new Microsoft product, SharePoint, that offered sites, or workspaces, for internal and team-based collaboration. Our product line quickly evolved to include migration to support customer upgrades to later SharePoint versions, replication across multiple SharePoint instances, archiving to comply with records management, and reporting capabilities built on the DocAve Software Platform (“DocAve”), our flagship software platform. DocAve has allowed us to gain brand awareness in the enterprise market since its launch in 2002. The target for the original platform was administrators who were called on to manage popular SharePoint deployments running on corporate networks. Our early growth was closely aligned with the rapid adoption of SharePoint over the years. We introduced additional on-premises products, such as Governance Automation, Compliance Guardian Platform, and Records which extended the availability of our solutions to other key stakeholders involved in securing organizational collaboration. These products helped overwhelmed IT teams manage SharePoint-as-a-Service, with built in governance controls to common IT requests; data classification, audit, and protection; and information lifecycle management. As our customers and Microsoft transitioned to the cloud, so did we. As enterprise collaboration became more about comprehensive collaboration capabilities beyond what SharePoint sites offered, we expanded our offerings accordingly. We have since evolved into a global data management software company that supports organizations where they work. While our primary customer base is still largely Microsoft-centric, our Confidence Platform capabilities are designed to capture multi-cloud opportunities across other clouds.

We have made significant investments into developing cloud storage and cloud-based computing products to support our growing SaaS business since its first release of DocAve Online, the pre-cursor to AvePoint Online Services, in 2013. Today, we take a cloud-first approach to partner and customer acquisition, as our SaaS platform began to overtake on-premises in terms of platform popularity with the introduction of Office 365 (now Microsoft 365) and advanced collaborative services such as Microsoft Teams. Our SaaS platform offers backup, insights, records management, governance, compliance, and productivity extensions for Microsoft 365.

Our SaaS Confidence Platform features include automation of Administration, Data Backup, Archiving, Disaster Recovery, Migration, Records Management, Auditing/Reporting, Governance, Risk Assessment, Data Analytics, and Business User Productivity. As we continue to expand our product offerings, we are leading with a cloud-first technology architecture and a focus on providing capabilities designed for the employee experience in the context of their work.

In addition, our services team, which provides services on a per-project basis, together with our global Customer Success program, seek to achieve high customer retention and to identify expansion opportunities within accounts. We project that our involvement in accounts will help drive high rates of adoption of our technology to retain customers for future years. We also provide training, installation, configuration, Technical Account Management, and AvePoint Partner Services, in support of our products.

We believe that our recent performance in growing SMB market acquisition is indicative of our accelerating market potential. To help capture additional SMB market share, we established a global distribution strategy in 2019. This channel targets MSPs, who support and host IT for multiple small business clients. Transactions occur in online marketplaces hosted by our distribution partners. This new sales channel differs from our traditional business, in that contracts are monthly, and the typical end-customer spends less than $100 a month on the product due to the small number of license counts required. This is a high-velocity, low-touch, volume-driven business. We believe that our accelerating success in the SMB market is indicative of our ability to identify, invest, and execute in new markets.

Our Strategies

Business Strategies

Our strategy is focused on the cloud: we support cloud and hybrid cloud customers and partners as they transition to and mature their cloud deployments. We have expanded beyond our original SharePoint infrastructure management business into a global infrastructure, data, and SaaS management software company. We have made significant investments into cloud storage and cloud-based computing products to support our growing SaaS business since 2013 (the year we released our first Saas product, DocAve Online) and since that time have added Governance Automation, Compliance Guardian, and Records platforms to extend availability of our solutions to other key stakeholders involved in securing organizational collaboration. More recently, we have developed the Confidence Platform series of solutions in support of our SaaS strategy that assists organizations who use M365 and more than a half dozen other cloud and multi-cloud collaboration platforms. We expect to continue to invest in sales and marketing teams to expand our market reach and accelerate customer acquisition. Our Customer Success Team (“CS Team”) aims to reduce churn and delight customers. Our product and development teams will continue to work to gain expertise on core platforms, like M365, SharePoint, and Salesforce, to ensure support for the latest features and releases in near-real-time. In addition, we expect that our continued investment in research and development will broaden our expertise on key cloud platforms, to deliver depth and breadth for our customers.

Growth Strategies

In 2021, the size of the M365 market was approximately 300 million licensed users. We believe that this number could grow to 500 million, if Microsoft continues its approximately 20% growth rate that it has reported in recent disclosures and earnings calls. We believe this presents a massive addressable market to pursue, leading with our SaaS data management solutions for M365. Specifically, we are relying on the following growth drivers to help increase market share

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Continue Aggressive Product Development. We continue to seek to introduce adjacent products to extend our current cloud data management story, to expand within accounts, and thereby increase each customer’s lifetime value potential. Focusing on the customer experience will ensure our technology drives value, not just to the business but to individual users. We also intend to continue to invest in multi-cloud development beyond Microsoft services.

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Increase Customer Retention and Lifetime Value with Customer Success. We have expanded our customer success program to decrease churn, decrease time to value, increase customer satisfaction, and set up successful land and expand opportunities. As of December 31, 2021 and December 31, 2020 our trailing twelve-month dollar-based net retention rate was approximately 110% and 107%, respectively, and we seek to increase this metric. To drive results, we will continue tohire additional customer success staff, as well as invest in technology to automate customer engagement, follow-up, and identification of at-risk accounts that should be prioritized for action. Furthermore, we will invest in technology to provide additional customer telemtry to enhance our understanding of how our customers use our solutions.

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Acquire and Expand SMB and MM Market Share through Channel. We believe that building strategic relationships and Channel cultivation will enable us to penetrate those markets in which we previously lacked presence and those in which we have a presence that can expanded.

SMB: We continue to invest heavily in our global distribution network with organizations that are deeply embedded and trusted among MSPs and their small- and medium-sized business (“SMB”) customers. SMB is our fastest revenue and seat acquisition growth segment, scaled up in selling through our distribution network and partners. Given our position as a SaaS data management provider with enterprise-quality data management capabilities, including security, delegated administration, and global support, we expect significant growth in our Channel business.

MM: The mid-market (“MM”) segment is covered by our inside sales organization, which today is the highest performing organization with short sales cycles, averaging one to three months, predictable deal volumes, high sales quota achievement, and scalable new hire ramp up times. We plan to continue to expand our MM customer segment by expanding our inside sales organization, aided by our business development tele-sales teams, and scaled up by selling with Channel partners.

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Sell Premium Value-Added Services Plus Products in the Large Enterprise Segment. We plan to offer expert services in the enterprise segment, where we have a strong footprint today, to deepen our large enterprise relationships, grow customer opportunities, ensure successful roll-out, and identify further expansion opportunities within accounts. This segment comprised approximately 66% and 67% of our overall sales as of December 31, 2021 and December 31, 2020, respectively.

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Pursue Insights. We will continue technology innovation by expanding our current product telemetry capabilities (vital in our current ability to auto-identify active versus inactive customer engagements), adopting new approaches to data gathering, automated decisioning, and delivery of business applications which can create personalized, contextualized, dynamic experiences for individual customers. These data-driven experiences can inspire deep emotional connections to products and the brand, which in turn can drive loyalty and business growth.

Acquisition Strategies

We expect to make acquisitions and/or enter into joint ventures and strategic alliances as part of our long-term business strategy. This may include acquiring other complementary products, technologies, and/or businesses that allow us to reduce the time or costs required to develop new technologies, incorporate enhanced functionality into and complement our existing product offerings, augment our engineering workforce, improve our internal business and operating systems, and enhance our technological capabilities. In 2022, as an initial step in executing on this strategy, we consummated the acquisition of all of the outstanding equity in I-Access Solutions Pte. Ltd., a Singapore-based software company established as a leading provider of SaaS solutions for corporate learning and development. See “Note 19 - Subsequent Events” within the consolidated financial statements of this Prospectus for more information regarding the acquisition.

Material Changes to a Previously Disclosed Business Strategy

Since the filing of our Amended and Restated Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on May 13, 2021 (the “Apex 10-K”), we have consummated the Business Combination on July 1, 2021. As a result, because we are no longer a blank check company and there have been material changes to our business, operations, legal structure, and financial condition because of the consummation of the Business Combination, there are corresponding material changes to our business, product, and growth strategies described in this Prospectus as compared with those previously disclosed in Part I, Item 1 of the Apex 10-K and any pre-Business Combination disclosures made in quarterly reports, earnings conference calls, and other investor communications regarding business strategy.

Competitive Advantages of our Business

We believe we have the following strengths that drive value to our customers and provides sustainable advantages:

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Approximately Half of Our Workforce Are Developers. Growth through technology excellence, driven by our obsessive need to get to the root of, and solve, its customers’ needs, is our top investment priority. We have the ability to quickly pivot, and respond to customer requests, market shifts, and technology changes, including the latest Microsoft 365 services and SharePoint capabilities.

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Lower Total Cost of Ownership through our SaaS Platform. Unlike home-grown development, stitched-together point solutions, or non-SaaS enabled solutions, adoption of AvePoint Cloud requires no investment from the customer’s own hardware teams and no additional overhead to operations teams to install, maintain, roll out upgrades, and enhancements automatically. We estimate that our average 5000-seat Cloud Backup customer can save as much as $2 per $1 spend, when compared with self-hosted backup solutions, based on benchmark storage costs and admin expenses. Similarly, we estimate that our average Cloud Governance customer, of approximately 12,000 seats, can save up to $5.40 per $1 of spend in reduced overhead and administration versus home grown or out of the box solutions, based on industry benchmark employee salaries. Our solutions help IT teams scale to meet growing business demands on technology and can be trialed on the cloud instantly.

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Enterprise Scale, Strength, and Value. Our offerings benefit both SMB and MM, larger multi-national organizations, and organizations with isolated cloud requirements. Our solutions scale up automatically to match the size of organizations. In addition, our solutions scale out across public clouds and isolated cloud instances such as those for data sovereignty or certification by the Federal Risk and Authorization Management Program (“FedRAMP”), and are priced competitively.

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Global Marketplace Presence for Rapid Go-to-Market of New Products and Flexible Monthly Billing for MSPs. Our products are available in over 100 global marketplaces that align to various countries and currencies, backed by more than 12 distributors, for rapid go-to-market of new products and flexible monthly billing for MSPs. The ability to purchase through these established marketplaces simplifies the transaction mechanism and broadens our reach into the SMB market. Marketplace transactions can be billed to MSPs or reseller partners monthly, decreasing upfront costs and adding to our monthly recurring revenue.

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Microsoft and Industry Relationships and Expertise. We believe that our early access to technology adoption programs provide it with a significant advantage. Several members of our staff have been designated as Microsoft Most Valued Professionals and Regional Directors by Microsoft. We are also relying on professional memberships and experience to aid in developing customer solutions, including the consultation of former records managers and members of the International Association of Privacy Professionals on staff.

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High Velocity Sales and Marketing Team. Our products are supported by a direct enterprise sales force, a hybrid direct and channel-backed mid-market team, and a rapidly scaling channel team to work with global distributors and MSPs.

•	Global Support. With 24x7, live support, our customers and partners can call any time they need, for help with their purchase or trial license and get help from our Microsoft certified technicians.

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Dedicated Customer Success Team. Our team exists to delight customers at every stage of engagement. Customer success helps identify opportunities to expand our implementation, accounting for additional use cases as they are identified, resulting in quick account expansion and reduced churn. High risk accounts are targeted based on telemetry to identify slow adoption or stalled deployments.

Our Solutions

We believe that it we are well positioned to help global organizations take advantage of the promise of the modern digital workplace. Our solutions help organizations migrate, manage, and protect our data to overcome digital transformation challenges and accelerate cloud adoption. Key value highlights of our data management solutions include:

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Migration and Integration from Other Clouds and Legacy Systems. With our solutions, customers can inventory and move mail, files, and collaboration content to the Microsoft 365 cloud. This can be a direct move or a hybrid model that leaves partial data on customer-owned servers during the upgrade (such as a newer version of Microsoft SharePoint Server). In 2019, AvePoint software completed hundreds of migrations from systems like Slack, G-Suite, SharePoint, file systems, and LiveLink to Office 365. We have helped organizations significantly shorten their timelines in response to technology or market shifts, such as our customer Hydro, which transformed into Office 365 after Microsoft announced the end-of-life of SharePoint 2010, which the customer indicated reduced costs associated with redundant, obsolete, and trivial data by archiving and expiring 46% of legacy SharePoint sites during their digital transformation.

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Automation. Our governance solutions are intended to save our customers significant time on common tasks, like workspace provisioning, recertification, or change requests in the Microsoft 365 cloud. Our workflow-based system creates a catalog of digital assets in Microsoft 365 and uses these to map governance and lifecycle policies (such as whether external users are allowed to collaborate on sensitive information). Customers like Thermo Fisher have been able to reduce IT tickets by 50% or more by automating many common tasks in managing Microsoft 365. This frees up IT teams to deliver compelling business solutions, instead of rote IT tasks for permissions management, recertifying workspaces, and cleaning up stale or out of date content and workspaces. Our customer Intrepid Travel drastically reduced workspace provisioning time saving an estimated three months of work per year. Our solutions are built with the entire content lifecycle in mind, allowing customers to know that once information is no longer useful, it is removed from the systems to ensure users keep a clean experience in their digital workspace. For example, the Metropolitan Council, a regional policy making organization in the Twin Cities area of the United States, leverages Cloud Governance’s capability to provide five different provisioning processes for the five different councils of which it is comprised. This was a critical part of their response to the COVID-19 Work From Home order.

•	Data and Information Protection:

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Our solutions directly target regulated industries with security management, records management, and compliance-reporting capabilities. Customers use us to manage guest-access governance, data classification, records management file plans, audit activity history, and manage permissions to data hosted in the Microsoft 365 cloud. Our compliance solutions are helping critical Microsoft services such as OneDrive for Business and Microsoft Teams pass internal security audits that were serving as blockers to cloud adoption, while enabling collaboration with external users.

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Our data protection solutions protect more than 50 petabytes of information worldwide, providing long-term recovery and legal retention for data stored in the Microsoft 365 and Salesforce clouds. For multi-national clients who have globally-distributed businesses, our data protection solutions help prevent accidental deletions, and facilitate compliance with regulations and audits. We helped customers this year recover from ransomware attacks within a business day and roll back permissions errors that had resulted in over-exposed sensitive data.

Our Products

SaaS Solutions

Our SaaS and data management features across our Control Suite, Fidelity Suite, and Resilience Suite include Data Protection as a Service, Information Security and Compliance, Migration, Records Management and Archiving, Governance, Reporting, Risk Assessment, and Data Analytics. We also provide training, installation, configuration, AvePoint Client Services, and Technical Account Management (“TAM”) in support of our SaaS and data management solutions. We take a cloud-first approach to partner and customer acquisition, as our SaaS platform began to overtake on-premises in terms of platform popularity with the introduction of M365 and advanced collaborative services such as Microsoft Teams. Our SaaS platform offers backup, insights, records management, governance, compliance, and productivity extensions for M365. We continue to build integrated business applications into AOS to better support business users and industry-specific challenges in finance, education, and more. In addition, we have expanded our Confidence Platform series of software solutions beyond the M365 environment into other public cloud spaces, including Salesforce and Google. In 2021, for example, we announced the launch of our Salesforce Cloud Backup for MSPs across 36 countries and via 58 distributor app marketplaces.

Recent Product Innovation

MyHub for M365: Simplifying the M365 experience to drive adoption and productivity. MyHub offers persona-driven experiences to help drive end user adoption and collaboration across all M365 services, helping organizations get the most from their investment in the service. The latest MyHub release proved critical in helping align M365 services with the way users and groups work together, especially when they are spread out and work was previously isolated in one service

AOS for M365, Dynamics 365, Salesforce, and Google Workspace. AOS offers a single pane of glass for IT teams to configure and manage their AvePoint Cloud services. Delegated administration enables security trimmed, role-based access to specific functions or cloud collaboration scopes. Sub-group administrators, records managers, or other key business stakeholders only get access to what they need to do their jobs. Shared services offer insights that can be consumed across AvePoint services.

Policies & Insights (“PI”) for M365: PI secures collaboration across internal and external users and highlights and proactively prevents oversharing of sensitive content for collaborative workspaces. It enforces security and access controls to keep workspaces secure. Released in the midst of the global COVID-19 pandemic, PI’s zero configuration model and rapid value framework helped address immediate concerns our customers were facing in COVID-19, as they transitioned to remote work but were still challenged to keep their corporate IP and collaboration secure. Over-privileged users and over-exposed sensitive information is revealed in near real-time, helping IT teams focus their resources to deliver the most impact. Then, our automation helps keep IT teams one step ahead of security issues, as it reverts unauthorized changes or access in real time.

Multi-Cloud Support for Data Protection. Business continuity of an expanding set of business-critical assets establishes trust in the cloud as customers grow their footprint. We help ensure organizations can easily meet their data retention requirements, in their sovereignty of choice, with ease. Delegated access controls are designed to ensure administrators, power users, MSPs, or end users can only access the content they own during recovery.

Migration and Hybrid Integration Platform to Enable Digital Transformation. Our technology builds in best practices, enabling a three-phased approach for migration, to analyze, migrate and monitor progress throughout a customer’s transformation. We enable fast migration of cloud or on-premises mail, files, and collaboration data using Microsoft’s High Speed Migration APIs where available. Alternatively, if an organization’s transformation is happening over an extended period, hybrid integration enables platform co-existence. When it is time to move, organizations can bring what they need and leave what they do not with automated filters and granular scope selection. We help analyze an organization’s data to help our teams know the difference, and transform the organization’s data, permissions, and more.

On-Premises Products

Our long-standing on-premises product is the DocAve Software Platform, which gives enterprise systems administrators the tools to migrate, manage, and govern SharePoint deployments from individual items to entire data farms. Our additional on-premises products, Governance Automation and Compliance Guardian, deliver SharePoint-as-a-Service, helping organizations build in governance and controls to common IT requests, and data classification, audit, and protection (“DCAP”). Compliance Guardian is often deployed in hybrid and multi-cloud environments to support DCAP requirements. Our on-premises platform features include Data Backup, Archiving, Disaster Recovery, Migration, Records Management, Auditing/Reporting, Governance, Risk Assessment, and Data Analytics. We also provide training, installation, configuration, AvePoint Client Services, TAM, and AvePoint Partner Services in support of our on-premises products.

Our Continuing Partnership with Microsoft

We are a Microsoft Gold Certified Partner in Application Development, Collaboration and Content, Cloud Platform, Cloud Productivity, Messaging, and Data Center. We are a top Independent Software Vendor (ISV) partner, ranking in the top 5 in Microsoft’s IP-Co-Sell program out of 3,000 participating partners. The vast majority of our customers choose to integrate their products and services with, or as an enhancement of, third-party solutions such as infrastructure, platforms or applications, in particular from Microsoft. The functionality and popularity of our products and services depend largely on our ability to integrate our platform with third-party solutions, in particular Microsoft’s Azure, SharePoint, and Office 365. We typically receive significant advance notice of new product releases from Microsoft. Our early access to technology adoption programs provides us with a significant advantage. Several members of our staff have been designated as Microsoft Most Valued Professionals and Regional Directors by Microsoft. We rely on professional memberships and experience to aid in developing customer solutions, including the consultation of former records managers and members of the International Association of Privacy Professionals on staff.

Our Technology

Our technology is designed to be scalable, resilient, and secure. We built our software solutions on cloud computing: a highly dynamic platform that makes sure businesses do not need to worry about how many users can fit on a single hardware application without causing major slowdowns during peak hours. As we grow and add customers, or as customers grow and add users, our platform leverages the cloud to dynamically add more computing power. Resources can be freely allocated to and from other compute resources by the software, enabling maximum utilization and helping to prevent service outages. Our multi-cloud instance computing also reduces the downtime associated with releasing new versions of the software, allowing for real-time updates and continuous integration of new solutions to the cloud service platform. Furthermore, multi-instance model/architecture provides us the ability to tailor/design our application requirements in various business models, helping to ensure security, streamline the development cycle, and ensure the efficient and high-quality utilization of resources. We focus on building platform-based SaaS that allows us to quickly expand and add products to a common set of features. Essential tools for monitoring and managing our software. as well as the ability to scale migration, backup, and protection services while maintaining a single pane of glass, has been an essential tenet of our platform since our inception. We offer different flavors of the Cloud Services platform, commercial cloud, sovereign cloud, and FedRAMP cloud. This provides us with a unique opportunity to adhere to the ever-changing regulatory environment of many industries.

Technology Differentiators

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Cloud First, Hybrid Enabled. We support customers wherever they are on their cloud journey. Even if customers are committed to a fully on-premises or hybrid (partly on-premises, partly in cloud) deployment, they have the same robust migration, management, and protection solutions available to our cloud customers through our Confidence Platform and the related Suites of software products.

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Depth of Expertise. Our team has deep experience in the Microsoft technology stack, allowing us to offer a range of solutions, and the most comprehensive support for the M365 cloud. Our developers have been working with Microsoft technology since 2001 and were among the first to offer SaaS solutions for M365. Our SaaS solutions have offered multi-cloud backup since 2014.

•	Breadth of Technology and Cloud Support. We meet customers where they are (whether spread across clouds, or still on-premises or private clouds).

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New Technology Adoption. Our SaaS solutions, built on latest technologies, optimize deployments. Our cloud leverages the latest cloud-services from Microsoft Azure to deploy, secure, and scale to meet customer demand, leveraging Virtual Machine Scale Sets, Azure Kubernetes Service, Machine Learning, and other technologies.

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Built to Scale. The AvePoint Cloud is spread across 12 global data centers, supporting more than nine million cloud users. Our multi-tenant architecture is designed to allow customers to get the latest technology enhancements as they are available. Our service can scale to new regions without needing additional local resources.

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Security. We are ISO 27001:2013 certified and our AOS for the U.S. government cloud platform received an ATO under FedRAMP on March 31, 2021. Our products support role-based access controls, delegated administration, and have undergone numerous rigorous security certifications intended to give our customers peace of mind. As a FedRAMP (Moderate) Authorized SaaS solution provider, we provide federal agencies the ability to use our cloud deployments and services models at low, moderate, and high risk impact levels. FedRAMP ATO validates the security and operational processes for many aspects of our application and SaaS service delivery including software development and lifecycle processes, vulnerability assessments and remediation, access controls and role separation, auditing, logging and reporting.

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Insights Everywhere. Our prioritized insights help our customers know where to focus. We make suggestions based on best practices, including Microsoft recommendations. Our insights drive efficiency and take the guesswork out of prioritization.

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Automation Everywhere. We allow customers to “set it and forget it”, or to keep human review in their process. When we find what is wrong, for example external users that have been added to internal or confidential workspaces, we can fix it automatically by removing the permissions. Even backups will run automatically with a few simple clicks.

More About the Confidence Platform

The AvePoint Confidence Platform is a SaaS solution hosted in Microsoft Azure datacenters. The Confidence Platform offers modules to protect data, secure collaboration, provide valuable insights, proactively enforce governance policies, and enable data and application lifecycle management for M365. In addition, we have expanded to support multi-cloud backup across Dynamics 365, Salesforce, and Google Workspace.

Our Confidence Platform support requirements for:

•	Infrastructure management;
•	Security, risk, and compliance controls;
•	Operational governance; and
•	Information governance.

These requirements can be met with our capabilities for:

•	Data protection;
•	Storage optimization;
•	Reporting;
•	Administration;
•	Data classification;
•	Audit;
•	End-user experience and productivity;
•	Records management;

The Confidence Platform supports the collaboration of 8 million users across 7 continents with a scalable, secure, and intelligent architecture. This scalable architecture manages more than 125 PB of content, spread across 14 global data centers, with a 99.9% uptime. Our privacy and security policies are backed by industry certifications including ISO, SOC2 Type II, and FedRAMP moderate authorization. The intelligence engine driving the Confidence Platform ensures continuing value for customers by using AI to maximize relevant data, providing insights, automating operations, and enabling our Control, Fidelity, and Resilience software suites.

Products in our Control Suite enable IT to deliver collaboration services at scale, with automation and repeatable business templates. Business users are empowered with control over licenses, workspaces, and data owned by their departments. Our Fidelity Suite preserves data integrity as organizations undergo digital transformation projects to streamline the way they work from one collaboration system to the next. The Resilience Suite helps organizations comply with data governance regulations, preserve business records for compliance, and ensure business continuity.

Building on this Confidence Platform, we will be pursuing additional industry and role-based applications in fiscal year 2022 and beyond, including an application that support secure collaboration for companies undergoing mergers and acquisition activities. We will enable our Control, Fidelity, and Resilience Suites to target highly sensitive data-room projects, enabling companies to work with third parties throughout the transitions in their business. The framework established by the Confidence Platform will empower project owners with additional self-service controls, insights, and automation, while preserving compliance records.

Our Services

We offer a range of professional services and support structures to complement our product line. Our goal is first to drive adoption. Through direct customer engagement, we also determine investments for new and existing product innovation. These are often used as low-risk ways to customize and enhance solutions for industry verticals to supply demands for document management, education, end-user engagement, and delegated administration, as examples.

Core Services

We leverage customer interactions and services as a means to enhance and innovate our products and technologies. We provide the following services:

•	Real-Time Support. Our global support staff supports our customers, 24x7x365. Our engineers are certified on Microsoft and AvePoint technology.
•	Training. Our Microsoft-certified technicians are available to help organizations extract even more value from our solutions, from the commencement of their relationship with us.
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Customer Success. Our global Customer Success organization aims to enable successful technology adoption and decrease time to value, and is compensated in part on the basis of customer renewals and in-account expansion.

•	Cloud Operations. Our team manages our globally distributed cloud platform to ensure optimal availability and reliability.

Consulting and Implementation

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Assessment and Design. We help our customers conduct thorough reviews and make recommendations on how to align information architecture, including information classification, as well as IT process to business needs.

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Migration. Our white glove migration services have enabled large enterprises to transition to the cloud. Our services have migrated customers with 50 terabytes of content in a single project, while satisfying strict regulatory and operational requirements.

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Implementation and Post-Deployment. From configuration to intranet design, and Document Management or Case Management Systems that stitch together our software platforms to deliver Industry-specific solutions, our technical expertise is backed by consulting experience shared among AvePoint teams.

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Security and Compliance Health Checks. Our technology enables a range of Cybersecurity Services opportunities. Most common are “Cloud Readiness Assessments” and “Compliance Health Checks.” These are used to help customers understand their as-is state and provide recommendations for approaches to cloud consolidation, migration, automating application and data governance, as well as tagging and classification strategies.

Our Customers and Customer Success

Customer Base

We provide our products through a multifaceted approach that gives customers the flexibility to adopt products that fit the needs of their teams and organizations at any stage of operations maturity or size. As of December 31, 2021, we had a global customer base with over 24,000 deployments of all sizes in more than 84 countries across a broad variety of industries, including those in the graphic below, and we host more than nine million cloud users. Our customer base is well diversified to offset concentration of credit risk, with no single customer accounting for more than 10% of revenue or billings, respectively, for the year ended December 31, 2021 (or any interim or quarterly period therein), and no customer accounting for more than 10% of accounts receivable for the year ended December 31, 2021.

Market Segments

We classify our customers in three segments based on whether they have annual revenue of more or less than $2.5 billion and whether they have user seats of less than 1,000, between 1,000 and 5,000, or more than 5,000.

•	SMB Segment: Our SMB segment is defined as companies with fewer than 1,000 user seats with less than $2.5 billion in annual revenue.

•	MM Segment: We define the MM segment as companies with greater than 1,000 user seats and up to 5,000 user seats, with an annual revenue of $2.5 billion or less.

•	Enterprise Segment: Our enterprise segment is defined as companies with greater than 5,000 user seats or greater than $2.5 billion in annual revenue.

Customer Success

We are committed to the success of our customers. This means delivering performance improvements that enable our customers to drive their cloud migration, data protection, policy guidance and monitoring, information governance, and enhanced privacy endeavors. The key to delivering recurring value is rapid implementation with a focus on continuous improvement throughout our relationship. Our CS Team is a global customer service organization that assists our customers by expanding their ability to operate in real-time via cross functional workflows in sales, engineering, IT, security, customer support, executive leadership, and across their entire employee base. The CS Team is directly responsible for client after-sales care.

Our CS Team employs a proactive relationship-focused client management approach designed to ensure that our valued customers get the care they need to rapidly deploy, and receive value from, their technology investment in us. The CS Team is responsible for securing our client base’s contracts renewal and maintenance of annual recurring revenue through ensuring increased adoption and continuous utilization of our software. Our CS Team is imbedded deep into customer organizations and are therefore able to identify cross-sell or expand opportunities. This includes identifying at-risk clients, as well as proactively address support or other concerns before they become critical issues.

Our CS Team strategy is designed to align with the sales force segmentation described below, which includes tiered level coverage across our enterprise, MM, and SMB customer segments.

Geographies

We divide our customer’s geographic areas into three primary regions: (1) North America, (2) Europe, the Middle East, and Africa (“EMEA”), and (3) the Asia-Pacific region (“APAC”). Revenue by geography is based upon the billing address of the customer. No customer in any geography (when such geographies are measured in aggregate or individually) represented greater than 10% of our revenue for the year ended December 31, 2021.

Sales, Distribution, Partnerships, And Marketing

We utilize an exceedingly effective global go-to-market strategy that that allows us to efficiently sell to and serve the needs of organizations across our market segments and geographies. By offering a wide range of products, solutions, services, and routes to the market, including through a direct sales force, through our Microsoft partnership, and indirectly via our other Channel sales partners (our “Channel Partners”), we can serve many types of organizations across the world. The combination of our strong partner ecosystem (including with Microsoft) and our extensive enterprise and inside sales organizations, have created a differentiated and powerful go-to-market approach. We believe this robust go-to-market structure can allow us to effectively and efficiently reach our entire addressable market, across all of our identified market segments and in all geographic regions throughout the world. This also allows us to “land and expand” within our customer base by beginning with a limited engagement at each customer and increasing that customer relationship over time.

Sales Force

Our sales force is organized by both customer size and vertical segmentation within designated geographies. Our global sales teams focus on both new customer acquisition and up-selling and cross-selling additional products to our existing customers. Our sales teams are organized by geography (North America, EMEA, and APAC) as well as by market segment (SMB, MM, or Enterprise).

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SMB Sales Team: The SMB Sales Team primarily engages this customer segmentation indirectly through distribution channels and partner networks. This reinforces our strategy of low-touch, high volume, transactional business coverage of the SMB segment.

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MM Sales Team: The MM segment is covered by our inside sales team. The MM sales team engages customers directly in majority of the cases, with some regional geographical teams, such as Germany, leveraging local partners to assist in reaching a wider audience with local-language support.

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Enterprise Sales Team: The enterprise sales team is primarily an outside sales organization which engages customers directly, with sales representatives spread regionally to cover their respective customer geographies.

The MM and enterprise sales teams are supported by our Business Development Representatives (“BDR”) team, an outbound tele-sales team for lead generation and opportunity qualification. The BDR team is centrally consolidated into two call centers, one in each hemisphere, to ensure continuous coverage supporting our global sales teams and aims to respond to all inbound sales requests within two (2) business days.

Global Distribution Network

More than 100 global marketplaces carry our products, across distributors like Ingram Micro and Tech Data Corporation, to scale SMB market acquisition through MSPs.

Resale and Distribution Partnerships

We leverage the sales and referral resources of resale and referral partners through a variety of programs and rely on distribution partners especially for our SMB market acquisition. We expect that sales to partners will account for a substantial portion of our revenue for the foreseeable future. Our demonstrated ability to achieve revenue growth and expand our SMB acquisition has been achieved, in part, by our success in maintaining successful relationships with our partners.

Marketing

Our global marketing organization consists of a centralized corporate team that focuses on brand building, awareness, thought leadership, capturing customer stories, communications, product marketing, marketing operations, digital marketing, and demand generation through campaigns that leverage our content, technical resources, expertise, and customer stories. We rely on multiple marketing and sales automation tools to efficiently market to and automatically identify qualified individuals using product and industry specific criteria. We have increased our investment in marketing through hiring, executing our go-to-market strategy globally, and building our brand awareness. We plan to continue to invest heavily in our brand awareness via multi-platform campaigns.

Research And Development

Product and Service Development

We seek to expand development of new offerings, drive improvements to our existing offerings, and enhance support of our existing customer deployments. We leverage agile development methodologies and work with the latest technologies, resulting in a dynamic, state of the art, automated software development process that has allowed us to deliver high-quality products and services and adapt to market changes and new requirements quickly. We have made significant investments in our SaaS platform, our Channel business, our global infrastructure and our sales and customer success organizations, which we believe will yield future operating leverage and profit margin expansion.

We have research and development presence in the United States, China and Vietnam, which provide a strategic advantage allowing us to invest in increasing our product capabilities in an efficient manner. Our research and development team, which consisted of over 900 employees as of December 31, 2021, is comprised of dedicated research employees, engineers, user experience experts, and project managers. We believe delivering and expanding product functionality is critical to enhancing the success of existing customers while new product development further reinforces our breadth of solutions. We expect to continue to make substantial investments in research and development. We expect our research and development expenses to increase in absolute dollars and as a percentage of total revenue over time.

We continue to look for opportunities to seek quality development teams with efficient cost structures. In addition, we believe we can achieve operating leverage in marketing by continuing to emphasize lower-cost inbound techniques and growth in customer referrals from our technology and agency partners. We believe we will be able to run our business more efficiently as we continue to grow our revenue and gain further operating scale.

Intellectual Property

We rely on a combination of trade secrets, copyrights, and trademarks to establish and protect our intellectual property rights. We also rely on contractual protections, such as license, assignment, and confidentiality agreements, and technical measures. We pursue the registration of domain names, trademarks, and service marks in the United States and in various jurisdictions outside the United States. We control access to and use of our proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, customers, and partners, and our software is protected by U.S. and international intellectual property laws. We require our employees, consultants, and other third parties to enter into confidentiality and proprietary rights agreements and control access to software, documentation, and other proprietary information. Our policy is to require employees and independent contractors to sign agreements assigning to us any inventions, trade secrets, works of authorship, developments, and other processes generated by them on our behalf and agreeing to protect our confidential information. In addition, we generally enter into confidentiality agreements with our vendors and customers.

Although we rely on intellectual property rights, including trade secrets, copyrights, and trademarks, as well as contractual protections to establish and protect our proprietary rights, we believe it is our team’s ability to execute – by developing new products, and our efficiency at new market acquisition – that will maintain our market leadership position.

Competition

While there are some companies that offer certain features similar to those embedded in our products, as well as others with whom we compete in certain tactical use cases, we believe that we do not currently compete with a company that offers the same breadth of functionalities that we offer in a single integrated solution. Unlike traditional vendors focused on data management, we approach the full spectrum of adoption for the Microsoft cloud, from migration through protection of vital information. While some vendors are interested in data governance, we believe in supporting user adoption as well giving us the advantage of protecting the full lifecycle of users in the cloud s a result, we can confidently state that we are the only full-suite data management SaaS solution provider focused on the M365 platform.

Nevertheless, we do compete against a select group of software vendors that provide standalone solutions similar to those found in our comprehensive software suite in the specific markets in which we operate. We face competition from other legacy backup or security vendors that may offer related solutions and services. Our competitors include larger companies that have acquired solution and/or service providers in recent years. We also compete with custom software internally developed and services internally provided within companies that are potential customers. In addition, we face competition from niche companies that offer point products that attempt to address select problems that our products and services solve. We expect competition to increase as other established and emerging companies enter our market, as customer requirements evolve, and as new products and services and technologies are introduced.

However, our competitor’s solutions fail to meet the needs of many customers due to limitations in, or outright lack of success in, the principal competitive factors within our market:

•	breadth of product functionality;
•	depth of expertise;
•	vision for the market and product strategy;
•	pace of innovation and agility;
•	ease of use;
•	scalability;
•	rigor and robustness of security protocols;
•	integration with third-party applications and data sources;
•	customer support;
•	time to value; and
•	total cost of ownership.

We believe we compete favorably with our competitors on the basis of these factors. Ultimately, our ability to remain competitive will be driven by our ongoing performance, our superior technology, the quality of our software solutions, and our continued excellence in the factors identified in the preceding list.

Human Capital Resources

We have a well-established relationship with our employees, and have received accolades from multiple publications around the world designating us as a “best place to work” in 2021. Our key human capital objectives in managing our business includes attracting, developing, and retaining top talent while integrating diversity, equity, and inclusion principles and practices into our core operating practices.

Employees

As of December 31, 2021, we had 1,934 employees globally, inclusive of all subsidiaries. A large percentage of our employees have technical and professional backgrounds and undergraduate and/or advanced degrees. Our professional staff includes programmers, data scientists, computer scientists, electrical engineers, software specialists, hardware specialists, mechanical engineers, project managers, attorneys, and CPAs with approximately half of our workforce classified as developers. None of our employees are represented by a labor union with respect to their employment. We are not aware of any employment circumstances that are likely to disrupt work at any of our facilities. See the section titled “Risk Factors” for a discussion of the risks related to the loss of key personnel or our inability to attract and retain qualified personnel.

Attraction, Recruitment, and Hiring Efforts

Our human capital objectives include, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees.  We want to attract a pool of diverse and exceptional candidates and support their career growth once they become employees. We seek to hire based on talent rather than solely on educational pedigree, and have provided many job openings, including in our local communities, for capable workers from various backgrounds to learn valuable skills in critical operations such as business development, sales, customer support, and customer service. We also emphasize in our evaluation and career development efforts internal mobility opportunities for employees to drive professional development, with approximately 35% of our U.S. employees being promoted or changing roles in 2021. Our goal is a long-term, upward-bound career for every employee, which we believe also drives our retention efforts. Our talent acquisition team uses internal and external resources to recruit highly skilled and talented workers, and we encourage (and incentivize) employee referrals for open positions.

Competitive Pay, Benefits, and Financial Incentive Awards

We strive to provide a competitive suite of pay, comprehensive benefits, and services globally. Our total rewards package includes an annual base salary, sales incentives, discretionary annual bonus, long-term incentives in the form of equity,  paid time off, healthcare benefits, and other benefits for eligible employees. The principal purpose of our cash incentive plans are to attract, retain and reward high performing employees for the achievement of key results that contribute to the growth of our business. We award equity in the form of Stock Options and Restricted Stock Units ("RSUs") to foster a stronger sense of ownership, better align the interests of employees with our stockholders, and to increase stockholder value and our overall success by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Diversity, Inclusion, and Belonging

We strive to promote diversity, equity, and inclusion through our values and behaviors. We believe that our ability to retain our workforce is dependent on our ability to foster an environment that is sustainably safe, respectful, fair and inclusive of everyone and promotes diversity, equity, and inclusion inside and outside of our business.

We know that we are stronger as a diverse community—and while inclusion, diversity, equality and allyship (I.D.E.A.) have always been in AvePoint’s DNA, we formalized our commitment by creating the I.D.E.A. Committee in 2019. The committee consists of colleagues from around the world focusing on initiatives that enhance our workplace, celebrate diverse experiences and perspectives, and encourage innovation and inclusion. Through I.D.E.A., employee resources groups have emerged such as Black AvePoint Excellence, Women in Technology, and Queers and Allies. These groups, in partnership with our People Team, drive internal and external initiatives including recruitment practices and education opportunities through trainings and guest speakers.

COVID-19 Response and Hybrid Work

We have prioritized employee safety and transparency during the pandemic and continue to do so, ensuring all employees are set up to work remotely and providing clarity on office closures and evolving guidelines, where possible. To protect the health and well-being of our employees, suppliers, and customers, we have made substantial modifications to the way we function as an organization. We quickly pivoted to remote-work and to virtual customer engagements and marketing activities. AvePoint continues to closely monitor the COVID-19 situation and will move to a hybrid work model once it is safe to do so. This hybrid work model will include two (2) days of in-person collaboration per week, while allowing employees flexibility to work remotely for the remaining days if they choose to do so. This flexibility will continue to be a valuable tool to engage and retain talent.

Training and Development of Employees

We invest in a growth mindset, meaning we are consistently growing and developing our people in order to unleash their maximum potential. Since 2016, as part of our commitment to people development, we assess new colleagues using Clifton StrengthsFinder. It gives managers insight into direct reports’ strengths and how to leverage collective teams. By assessing people early in their journeys, we lay the foundation that uniqueness is celebrated and give employees the confidence to tap into their areas of natural talent.

Our Senior Leadership Team are the drivers of AvePoint’s growth mindset. They developed our A.T.O.M program (AvePoint Talent Optimization and Management) as a place for future leaders of AvePoint to come together to innovate and help strengthen the core of our success and culture.

Employees are provided with training in leadership development, project management skills, and interpersonal skills development. AvePoint employees are eligible for reimbursements towards continued learning such as tuition or certifications. By offering our employees meaningful work and career development, we are well positioned to continue our growth through recruitment, development, and retention of the best talent in the industry.

Corporate Social Responsibility and Community Involvement

Connecting with our local communities and giving back in a meaningful way is a priority to AvePoint. We do this at both a company-wide and individual employee level. We proudly support our local communities around the world through three channels; Technology, Community, and Education. Over recent years we have committed to donating our software, through TechSoup, to not-for-profits to support their mission and help them focus more on what matters. We have given back to our community through various global fundraisers such as contributions to World Health Organization and the Red Cross.  We have a long-standing relationship with Girls Who Code, whose objective is to close the gender gap in technology. We encourage our employees’ passion for community outreach by sponsoring volunteer days throughout the year where employees are encouraged to join their colleagues in volunteering their time to a local organization in need. In addition, we sponsor a Corporate Donation Match program which matches our employees’ charitable donations.

COVID-19 Impacts

In March 2020, the World Health Organization declared the outbreak of COVID-19 to be a pandemic. Throughout 2021, the COVID-19 pandemic continued to have widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures in an effort to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home, supply chain logistical changes, and closure of non-essential businesses.

We believe that, despite the challenges presented by the COVID-19 pandemic, market volatility during the years 2020 and 2021 has caused organizations to accelerate their digital transformation priorities, as evidenced by increased cloud usage and demand for remote technology solutions among their and our customers. This transformation requires advanced technology solutions and ample automation to support new organizational realities, all of which we are in a prime position to provide. We remain focused on improving and investing in the products and services we offer to support our long-term growth while continuing to innovate and develop new products and services in response to customer needs, whether directly as a result of the COVID-19 pandemic or otherwise.

Although overall our business has not been adversely affected by the COVID-19 pandemic (and in fact our business enjoyed significant growth in 2021 driven by, among other things, our ability to provide multiple core services and products as solutions to pandemic-driven obstacles), the extent to which the COVID-19 pandemic impacts our business going forward is uncertain and will depend on numerous factors outside of our control including, without limitation: the timing, extent, trajectory and duration of the pandemic, including the emergence of new variants of the disease; the availability, distribution, adoption, and effectiveness of vaccines; the imposition of protective public safety measures; governmental, business, and individuals' actions in response to the pandemic; possibility of recession or financial market instability; and the impact of the pandemic on the global economy and demand for consumer products. These factors may adversely impact consumer, business, and government spending on technology as well as customers' ability to pay for our products and services on an ongoing basis. This uncertainty also affects management’s accounting estimates and assumptions, which could result in greater variability in a variety of areas that depend on these estimates and assumptions, including investments, receivables, and forward-looking guidance. Refer to the section titled “Risk Factors” for a discussion of these factors and other risks.

Geopolitical Tensions Involving Russia and the Ukraine

The current conflict in Ukraine has created general economic uncertainty. We are monitoring the developments as they unfold in order to react accordingly. The impact of the conflict on our operational and financial performance will depend on future developments that cannot be predicted, the Company does not believe the impacts to be material at this time. While we have limited exposure to Russia and Ukraine via our customers and resellers, we are monitoring any broader economic impact from the current crisis.

Compliance with Material Government Regulations

We are subject to many U.S. federal and state and foreign laws and regulations that involve matters central to our business, including laws and regulations that involve data privacy and data protection, intellectual property, advertising, marketing, health and safety, competition, consumer protection, taxation, anti-bribery, anti-money laundering and corruption, economic or other trade prohibitions or sanctions, environmental protection regulations, and securities law compliance. Our business may also be affected by the adoption of any new or existing laws or regulations or changes in laws or regulations that adversely affect our business. Many relevant laws and regulations are still evolving and may be interpreted, applied, created or amended in a manner that could harm our business, and new laws and regulations may be enacted, including in connection with the restriction or prohibition of certain content or business activities. In the context of environmental protection, while we aim to take a forward-looking and proactive stance to protecting the environment and combatting climate change, pollution, global warming, and ever-increasing carbon footprints, we do not have any material capital expenditures for environmental control facilities for the current fiscal year.

Data Protection and Privacy

We are subject to certain U.S. federal, state, local and foreign laws and regulations regarding data privacy and the collection, storage, sharing, use, processing, disclosure and protection of personal information and other data from users, employees or business partners, including the GDPR, CCPA, and VCDPA. These laws expand the rights of individuals to control how their personal data is processed, collected, used and shared create new regulatory and operational requirements for processing personal data, increase requirements for security and confidentiality and provide for significant penalties for non-compliance. There are also a number of legislative proposals recently enacted or pending before the U.S. Congress, various state legislatures and foreign governments concerning content regulation and data protection that could affect us. These and other laws and regulations that may be enacted, or new interpretation of existing laws and regulations, may require us to modify our data processing practices and policies and to incur substantial costs in order to comply.

Our platform and the customer data it uses, collects, and processes to run our business are an integral part of our business model. As a result, our compliance with laws dealing with the use, collection, and processing of personal data is core to our strategy. Regulators around the world have adopted or proposed requirements regarding the collection, use, transfer, security, storage, destruction, and other processing of personal data. These laws are increasing in number, enforcement, and fines and other penalties. All states have adopted laws requiring notice to consumers of a security breach involving their personal information. In the event of a security breach, these laws may subject us to incident response, notice and remediation costs. Failure to safeguard data adequately or to destroy data securely could subject us to regulatory investigations or enforcement actions under federal or state data security, unfair practices, or consumer protection laws. The scope and interpretation of these laws could change, may be contradictory and unclear, and the associated burdens and compliance costs could increase in the future. Two such governmental regulations that have significant implications for our platform are the GDPR and the CCPA.

The GDPR became effective in May 2018, implementing more stringent requirements in relation to the use of personal data relating to European Union individuals. Personal data includes any type of information that can identify a living individual, including name, identification number, email address, location, internet protocol addresses, and cookie identifiers. Among other requirements, the GDPR mandates notice of and a lawful basis for data processing activities, data protection impact assessments, a right to “erasure” of personal data, and data breach reporting.

In the United States, California adopted the CCPA, which became effective in January 2020. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. Among other requirements, the CCPA mandates new disclosure to consumers and allows consumers to opt out of sales of personal information. The CCPA includes a framework with potentially severe statutory damages and private rights of action.

We have a commitment from our board of directors down through our Executive Committee, Steering Committee, Chief Legal Officer, Chief Information Security Officer (the “CISO”) and Privacy, Security and Risk Team, to ensure that each executive and senior leader has a clear and consistent vision, role and responsibilities with regard to their risks, risk mitigation strategies, documented clearly in their enterprise information security policy. Our CISO reports directly to our CEO. We have implemented a cross functional security and privacy team through which we engage senior management on issues, align policies, procedures and technical controls to demonstrate our process and our commitment to our customers and users, and train each of our employees on all privacy and security expectations. The team is comprised of representatives from Privacy, Security and Risk, IT, Product, and Legal. Under the leadership of our CISO, we have implemented a methodology through which we are regularly (i) assessing existing risks to sensitive information; (ii) developing procedures and ways to manage and control such risks; (iii) monitoring outsourcing arrangements to third parties to ensure compliance with our procedures; (iv) evaluating and suggesting adjustments to our security program, as appropriate, in light of relevant changes in technology, threats to sensitive information, and other circumstances affecting us; and (v) briefing our managers at least annually (or as often as the managers may request) on the procedures involved with the security program, risk assessment, service provider arrangements, testing, security breaches and recommendations for changes.

The Legal Team is responsible for changes necessary to respond to new risks and changes in the law or regulations; (ii) working with the Information Security Team to coordinate changes in policy with changes in procedure to ensure compliance between both policy and procedure of information security; and (iii) conducting an annual risk assessment to assess the adherence of the procedures. The CISO and the Legal Team, or a qualified person designated by them, trains all Company personnel to explain our information security, privacy and data protection compliance efforts, policies and procedures. The Risk Assessment program is approved by management, communicated to appropriate constituents and the CISO is the designated owner responsible for reviewing and maintaining the program in conformance with a documented information security policy that has been approved by management, communicated to appropriate stakeholders and is managed also by the CISO. The CISO has also pointed an internal auditor, who performs a standards-based audit of the company against our security program, through an annual audit and risk assessment. The Internal Audit Report must be sent to the CISO and must include possible corrective actions that will be documented in a corrective action form and tracked by the project manager. Management regularly reviews the compliance of information processing within their area of responsibility with the appropriate security policies, standards, and any other security requirements.

Further, we have has been certified for ISO’s 27001:2013 framework. ISO is an independent, non-governmental international organization with a membership of 161 national standard bodies. ISO is credited for publishing more than 2,100 international standards covering almost every industry from technology to food safety. Our ISO certification covers the management, operation and maintenance of the people and information assets, information systems and the associated processes that enable corporate operations as well as the development and deployment of products and services provided to our customers and employees. Internal audits are conducted annually, and we are subject to annual third-party surveillance audits to maintain ongoing compliance.

The implementation of such compliance-driven programs is not new to us, and we remain fully committed to approaching this initiative diligently with the utmost focus on securing and maintaining customer trust. Our ISO certification represents a steadfast commitment to continually improving our information security and privacy programs. This certification illustrates the maturity and robustness of our on-premises software solutions and our SaaS-based platform.

Our CISO also serves as our Chief Privacy Officer and together with the Privacy, Security and Risk Team and the Legal Team holds responsibility for the privacy program. This group identifies privacy risks and associated mitigation plans formally documented and reviewed by management. We have implemented a formal privacy awareness training for employees, contractors, and third-party users to ensure confidentiality and privacy of personal or protected information and should allocate reasonable resources (in time and money) allocated to mitigating identified privacy risks and controls to ensure that the collection and usage of personal information is limited and in compliance with applicable law. We work hard to ensure our privacy and security programs meet the highest standards of data protection.

We are committed to developing, implementing, and maintaining appropriate administrative, technical, and physical safeguards within the products and services we provide and within our own systems, building on the foundation and discipline necessary to develop and support some of the leading privacy and security products in the world.

Anti-Corruption and Sanctions

In addition, we are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). The FCPA prohibits corporations and individuals from engaging in improper activities to obtain or retain business or to influence a person working in an official capacity. It prohibits, among other things, providing, directly or indirectly, anything of value to any foreign government official, or any political party or official thereof, or candidate for political influence to improperly influence such person. Similar laws exist in other countries, such as the UK, that restrict improper payments to persons in the public or private sector. Many countries have laws prohibiting these types of payments within the respective country. Historically, technology companies have been the target of FCPA and other anti-corruption investigations and penalties. We are further subject to U.S. and foreign laws and regulations that restrict our activities in certain countries and with certain persons. These include the economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and the export control laws administered by the U.S. Commerce Department’s Bureau of Industry.

The foregoing description does not include an exhaustive list of the laws and regulations governing or impacting our business. See the discussion contained in the “Risk Factors” section of this Prospectus for information regarding how actions by regulatory authorities or changes in legislation and regulation in the jurisdictions in which we operate may have a material adverse effect on our business.

Legal Proceedings

From time to time, we are involved in various legal proceedings arising in the normal course of business activities. We are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows, or financial condition.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers and their ages as of March 4, 2022 are as follows:

Name	Age	Position
Executive Officers
Xunkai Gong	59	Executive Chairman and Director
Tianyi Jiang	47	Chief Executive Officer and Director
Brian Michael Brown	49	Chief Legal and Compliance Officer, Secretary, and Director
James Caci	57	Chief Financial Officer
Non-Employee Directors
Jeff Epstein (2)(3)	65	Director
Jeff Teper (1)(2)(3)	57	Director
John Ho(1)	45	Director
Steven CuUnjieng (1)(2)(3)	63	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

Executive Officers

Xunkai Gong was appointed as our Executive Chairman in July of 2021. Prior to that, Mr. Gong had served as Legacy AvePoint’s Chairman and Co-Chief Executive Officer alongside Dr. Jiang since 2008. Before that, Mr. Gong had served as Legacy AvePoint’s Chief Executive Officer since Legacy AvePoint’s incorporation in 2001. Mr. Gong holds a master’s degree in computer engineering from the University of the Chinese Academy of Sciences, a master’s degree in computer science from Southern University and Agricultural and Mechanical College at Baton Rouge, and a bachelor’s degree in electrical and electronics engineering from Dalian University of Technology.

Tianyi Jiang was appointed as our Chief Executive Officer and a director in July of 2021. Prior to that, Dr. Jiang served as Legacy AvePoint’s Co-Chief Executive Officer alongside Mr. Gong from 2008 to 2021 and as a director since 2005. Dr. Jiang holds doctorate and master’s degrees in Data Mining from New York University in addition to a bachelor’s degree and master’s degree in Electrical and Computer Engineering from Cornell University.

Brian Michael Brown was appointed as our Chief Legal and Compliance Officer, Secretary of the Board, and a director in July of 2021. From 2004 until July of 2021, Mr. Brown served as Legacy AvePoint’s General Counsel, Chief Operating Officer, and a director. Mr. Brown holds a bachelor’s degree from the University of Michigan and a Juris Doctor from Michigan State University.

James Caci was appointed as our Chief Financial Officer in August of 2021. From April 2020 to August of 2021, Mr. Caci held the position of Chief Financial Officer at Brand Value Accelerator, LLC, an industry leading digital commerce services firm. From March 2016 to April 2020, Mr. Caci served as the Chief Financial Officer of Nicopure Labs. From 2010 to 2013, Mr. Caci served as Chief Financial Officer of Legacy AvePoint. Mr. Caci brings more than 25 years of experience leading the strategic finance operations at both public and privately held SaaS and IT service companies. Mr. Caci holds a bachelor’s degree from Montclair State University and is a certified public accountant.

Non-Employee Directors

Jeff Epstein was Apex’s Co-Chief Executive Officer, Chief Financial Officer, and Secretary from its inception until the consummation of the Business Combination, at which time he became a member of our Board. Since 2011, he has been an operating partner with Bessemer Venture Partners, a venture capital firm, where he primarily works with chief executive and financial officers to create substantial operational improvements. From 2008 to 2011, Mr. Epstein was executive vice president and chief financial officer of Oracle Corporation, a global technology company. Prior to joining Oracle, he served as chief financial officer of several public and private companies, including DoubleClick (sold to Google), King World Productions (sold to CBS) and Nielsen’s Media Measurement and Information Group. Earlier in his career, he was an investment banker at The First Boston Corporation. Today Mr. Epstein leads the CFO Advisory Board at Bessemer where more than 100 portfolio company CFOs meet in person and online to help each other improve their effectiveness. Mr. Epstein specializes in marketplaces and B2B software companies and co-teaches the Lean Launchpad class at Stanford University’s Graduate School of Engineering. Within the last five years he has served on the boards of directors of Kaiser Permanente, a non-profit healthcare company, Okta, Inc., an identity and access management company, Booking Holdings, an online provider of travel services, Twilio, a cloud communications platform, Shutterstock, a stock photography and stock footage provider, and several private companies. Mr. Epstein holds an MBA from the Stanford University Graduate School of Business, and a BA from Yale College. We believe Mr. Epstein is qualified to serve as a member of the board of directors because of his extensive industry and finance experience.

Stephen CuUnjieng has served as a member of Legacy AvePoint’s board of directors since February 2020, and a member of our Board since the consummation of the Business Combination. Mr. CuUnjieng served as Chairman of Evercore Asia Limited, an investment firm, from 2011 to 2020. Mr. CuUnjieng currently serves as an independent director of First Philippine Holdings Corporation, a position he has held since May 2018, and previously served as an independent director at Aboitiz Equity Ventures from 2010 to May 2018. From 2008 to 2017, Mr. CuUnjieng served as an Adviser to the Board of SM Investments Corporation. Mr. CuUnjieng earned an MBA from the University of Pennsylvania and a bachelor’s degree as well as a bachelor of laws degree from Ateneo de Manila University. We believe Mr. CuUnjieng is qualified to serve as a member of our board of directors because of his experience in finance and capital raising.

John Ho has served as a member of our Board since the consummation of the Business Combination. Since 2009, Mr. Ho has served as founder and chief industrialist investor of Janchor Partners. Mr. Ho has served as a non-executive director for Vocus Group Limited, a telecommunications company listed on the ASX, since January 2018. From April 2017 to December 2019, he served as chairman of the board of directors of Bellamy’s Organic, an organic infant milk formula and baby food company listed on the ASX. From July 2014 to July 2019, he served on the listing committee for the Hong Kong Exchanges and Clearing Limited, including as deputy chairman. Mr. Ho received a bachelor of science degree in mathematics and a bachelor of commerce degree in finance from The University of New South Wales in Sydney, Australia.

Jeff Teper has served as a member of the board of directors of Legacy AvePoint since December 2014 and a member of our Board since the consummation of the Business Consummation. Mr. Teper has worked at Microsoft Corporation since March 1992 and currently holds the title Corporate Vice President. Mr. Teper holds an MBA from Harvard Business School. He also holds a bachelor’s degree from New York University.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Composition

Our business and affairs are organized under the direction of our board of directors (the “Board”) which meets on a regular basis and additionally as required. In accordance with our amended and restated bylaws, the Board may establish the authorized number of directors from time to time by resolution. The Board consists of seven members. The Board is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election, subject to his or her office being vacated sooner pursuant to our amended and restated bylaws. and each member serves a one-year term expiring at our next annual meeting of stockholders, subject to his or her office being vacated sooner pursuant to our amended and restated bylaws.

Our directors are divided among the three classes as follows:

•	the Class I directors will be Tianyi Jiang and Stephen CuUnjieng, and their terms will expire at the annual meeting of stockholders to be held in 2022;

•	the Class II directors will be Brian Brown, Jeff Epstein, and John Ho and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•	the Class III directors will be Xunkai Gong and Jeff Teper and their terms will expire at the annual meeting of stockholders to be held in 2024.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The division of the Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Board Diversity Matrix

The matrix below summarizes certain of the key experiences, qualifications, skills, and attributes that our directors bring to the Board to enable effective oversight. The matrix is intended to provide a summary of our directors’ qualifications and is not a complete list of each directors’ strengths or contributions to the Board. Additional details on each director’s experiences, qualifications, skills, and attributes are set forth in their respective biographies included in this Prospectus.

	Gong	Jiang	Brown	Epstein	Teper	Ho	CuUnjieng
Skills and Experience
Executive Leadership	●	●	●	●	●	●	●
Financial and Accounting					●	●	●
Global Business	●			●		●	●
Software Technology	●	●	●			●
Strategy and Innovation	●	●			●	●	●
Cybersecurity			●		●
Risk Management			●
Service and Operations	●	●		●	●		●
Corporate Administration and Oversight			●	●		●
Tenure and Independence
Tenure (years)(1)	21	18	18	< 1	7	< 1	2
Independence (Y/N)	N	N	N	Y	Y	Y	Y
Demographics – Age
Age	59	47	49	65	57	45	63
Demographics – Gender Identity
Male	●	●	●	●	●	●	●
Female
Non-Binary
Did Not Disclose
Demographics – Racial Identity
African American or Black
Alaskan Native or Native American
Asian	●	●				●	●
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White			●	●	●
Two or More Races or Ethnicities
Did Not Disclose
Demographics – LGBTQ+ Identity
LGBTQ+ (Y/N)	N	N	N	N	N	N	N
Did Not Disclose

(1)	Includes tenure as a member of the board of directors of Legacy AvePoint

Board Leadership Structure

The Board is chaired by Xunkai Gong, our Executive Chairman.

Director Independence

The Board has reviewed the independence of each director. Based on information provided by each director concerning her or his background, employment and affiliations, the Board determined that none of the directors, other than Xunkai Gong, Tianyi Jiang and Brian Brown, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the directors, other than Xunkai Gong, Tianyi Jiang and Brian Brown, is “independent” as that term is defined under the Nasdaq listing standards. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with AvePoint and all other facts and circumstances the Board deems relevant in determining their independence including the beneficial ownership of securities of AvePoint by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”

Role of the Board in Risk Oversight/Risk Committee

One of the key functions of the Board is the informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the board that address risks inherent in their respective areas of oversight. In particular, the board is responsible for monitoring and assessing strategic risk exposure and the Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee will also monitor compliance with legal and regulatory requirements. The Compensation Committee assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Upon the consummation of the Business Combination, the Board reconstituted our Audit Committee, Compensation Committee, and nominating and corporate governance committee and adopted a new charter for each of these committees, which comply with the applicable requirements of current SEC and Nasdaq rules. We intend to comply with future requirements to the extent applicable. Copies of the charters for each committee are available on the investor relations portion of our website at www.AvePoint.com.

Audit Committee

The Audit Committee consists of John Ho, Stephen CuUnjieng, and Jeff Teper, each of whom the Board has determined satisfies the independence requirements under Nasdaq listing standards and Rule 10A- 3(b)(1) of the Exchange Act. The chair of the Audit Committee is John Ho. Mr. Ho is an “Audit Committee financial expert” within the meaning of SEC regulations. Each member of the Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of the Audit Committee is to discharge the responsibilities of the Board with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee the independent registered public accounting firm. Specific responsibilities of the Audit Committee include:

•	helping the Board oversee corporate accounting and financial reporting processes;

•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related person transactions;

•

obtaining and reviewing a report by an independent registered public accounting firm at least annually that describes internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by an independent registered public accounting firm.

Compensation Committee

The Compensation Committee consists of Jeff Epstein, Stephen CuUnjieng and Jeff Teper. The chair of the Compensation Committee is Jeff Epstein. The Board has determined that each member of the Compensation Committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the Compensation Committee is to discharge the responsibilities of the Board in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the Compensation Committee include:

•	reviewing and approving the compensation of the executive chairman, the chief executive officer, other executive officers and senior management;

•	administering the equity incentive plans and other benefit programs;

•

reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Stephen CuUnjieng, Jeff Epstein and John Ho. The chair of the Nominating and Corporate Governance Committee is Stephen CuUnjieng. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the Nasdaq listing standards. Specific responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the Board;

•	considering and making recommendations to the Board regarding the composition and chairmanship of the committees of the Board;

•

developing and making recommendations to the Board regarding corporate governance guidelines and related matters, including in relation to enterprise risk management, privacy, cybersecurity, personal data security, and corporate social responsibility; and

•	overseeing periodic evaluations of the performance of the Board, including our individual directors and committees.

Compensation Committee Interlocks

None of the members of the Compensation Committee have ever been an executive officer or employee of AvePoint, except for Mr. Epstein, who served as the Chief Executive Officer and Chief Financial Officer for Apex prior to the consummation of the Business Combination. None of our executive officers currently serve, or has served during the last completed fiscal year, on the Compensation Committee or Board of any other entity that has one or more executive officers that serve as a member of the Board or Compensation Committee.

Non-Employee Director Compensation

Following the consummation of the Business Combination, the Compensation Committee resolved to provide the following compensation to non-employee directors for their service as members of the Board and as members of the various Board committees:

■	An annual cash retainer of $36,000;
■	A US$4,000 cash incentive payment for each committee on which such non-employee director sits;
■	A US$160,000 one-time grant of RSU’s for the initial year of service on the Board;
■	Annual US$160,000 RSU grants for each additional year of service on the Board (subject to the annual approval of such grant amounts by the Compensation Committee), in each case vesting annually.

We reimburse our directors for reasonable out-of-pocket and travel expenses incurred in connection with their service on the Board.

2021 Director Compensation Table

The following table sets forth information regarding the compensation earned for service on our Board during the year ended December 31, 2021 by non-employee directors. Dr. Jiang, Mr. Gong, and Mr. Brown also serve as directors but did not receive any additional compensation for their service as directors. Their compensation as executive officers is set forth below “Summary Compensation Table.”

	Cash Retainer (US$)(1)	Committee Cash Incentive Payment (US$)(2)	RSU Awards (US$) (3)(4)	Total (US$)
Jeff Epstein	$18,000	$8,000	$160,000	$186,000
Jeff Teper	$18,000	$12,000	$160,000	$190,000
John Ho	$18,000	$8,000	$160,000	$186,000
Steven CuUnjieng	$18,000	$12,000	$160,000	$190,000
Michael McGinn(3)	-	-	-	-

(1)	All non-employee directors were granted an annual cash retainer equal to $36,000, prorated for the portion of the year in which they served as directors on the Board.
(2)	Non-employee directors were granted a $4,000 cash incentive payment for each committee on which such non-employee director sit.,
(3)

This calculation assumes that the director will perform the requisite service for the award to vest in full as required by SEC rules. The amounts reported in this column reflect the accounting cost for these equity awards and do not correspond to the actual economic value that may be realized by the directors upon the vesting of the RSUs or the sale of the Common Stock underlying such RSUs.

(4)

The table below shows the aggregate number of RSUs outstanding for each of our non-employee directors as of December 31, 2021. The RSUs are subject to a one year vesting period from the date of grant (September 1, 2021).

(5)	Mr. McGinn ceased serving as a director of Legacy AvePoint as of April 2021.

	Number of Shares Subject to Outstanding Options	Number of RSU Awards	Total Common Stock Shares Subject to Equity Awards
Jeff Epstein	-	16,598	16,598
Jeff Teper	528,593	16,598	545,191
John Ho	-	16,598	16,598
Steven CuUnjieng	264,262	16,598	280,860
Michael McGinn	-	-	-

Limitation on Liability and Indemnification of Directors and Officers

Our certificate of incorporation limits a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and our amended and restated bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available at the investors section of our website at https://ir.avepoint.com/. Information contained on or accessible through this website is not a part of this prospectus, and the inclusion of such website address in this prospectus is an inactive textual reference only. Any amendments to the Code of Conduct, or any waivers of its requirements, are will be disclosed on our website to the extent required by applicable rules and exchange requirements.

EXECUTIVE COMPENSATION

For the year ended December 31, 2021, our named executive officers were:

•	Tianyi Jiang, our Chief Executive Officer;

•	Xunkai Gong, our Executive Chairman;

•	Brian Brown, our General Counsel and Chief Legal and Compliance Officer; and

•	James Caci, our Chief Financial Officer.

Dr. Jiang and Mr. Gong served as Legacy AvePoint’s co-Chief Executive Officers until August 2020, when Mr. Gong was appointed Executive Chairman. Mr. Caci was hired as our Chief Financial Officer in August of 2021.

Since July 1, 2021, Dr. Jiang has served as our principal executive officer. Mr. Caci has served as our principal financial and accounting officer since the commencement of his employment.

Summary Compensation Table

The following table provides information regarding total compensation awarded to, earned by, and paid to our named executive officers for services rendered to us in all capacities for the fiscal years ended December 31, 2021 and 2020.

Named Executive Officer	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-equity incentive plan compensation (5)	Total
Xunkai Gong	2021	380,000	-	2,999,997	3,069,293	360,000	6,809,290
	2020	330,000	1,177,500	-	3,362,737	-	4,870,237
Tianyi Jiang	2021	390,000	-	2,999,997	3,069,293	324,000	6,783,290
	2020	360,000	998,900	-	4,741,337	-	6,100,327
Brian Michael Brown	2021	295,000	-	2,499,999	2,557,740	315,000	5,667,739
	2020	240,000	927,900	-	1,599,479	-	2,767,379
James Caci (6)	2021	113,481	-	999,996	-	118,125	1,231,602
	2020	-	-		-	-	-

(1)	Salary amounts reflect the actual base salary payments made in fiscal years 2021 and 2020, as applicable to the named executive officer.
(2)	The bonuses reported in this column for 2020 consist of special transaction bonuses paid in December 2020 to the named executive officers following our execution of the Business Combination Agreement.
(3)

The amounts reported in this column represent the aggregate grant date fair value of service-based RSU grants awarded to the named executive officer during 2021, calculated by reference to the closing price of our Common Stock on the grant date of such awards (September 1, 2021) as reported on the Nasdaq Global Select Market.

(4)

The amounts reported in this column represent the aggregate grant date fair value of service-based option grants and performance-based option grants awarded to the named executive officer during 2021, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. This calculation assumes that the named executive officer will perform the requisite service for the award to vest in full as required by SEC rules. The grant date fair values of the service-based option grants during 2020 were $4,119,974 for Dr. Jiang, $2,741,374 for Mr. Gong and $1,367,613 for Mr. Brown, and the grant date fair values of the performance-based option grants during 2020 were $621,363 for each of Dr. Jiang and Mr. Gong and $231,866 for Mr. Brown. For the performance-based stock options, the grant date fair values are based on the probable outcome of the performance conditions in accordance with FASB ASC Topic 718 as of the date of grant. Assuming the highest level of performance conditions, the grant date fair values for the performance-based options would have been $913,764 for each of Dr. Jiang and Mr. Gong and $340,969 for Mr. Brown. The assumptions used in calculating the grant date fair values of the equity awards reported in this column are set forth in Note 14 of our audited Consolidated Financial Statements for the year ended December 31, 2021 appearing elsewhere in this Prospectus. The amounts reported in this column reflect the accounting cost for these equity awards and do not correspond to the actual economic value that may be realized by our named executive officers upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.

(5)	The amounts reported in this column represent performance-based bonuses paid under the annual incentive plan for 2021.
(6)	Mr. Caci was newly hired on August 23, 2021. The salary paid and the bonus earned under the annual incentive plan were pro-rated based on his start date.

Outstanding Equity Awards as of December 31, 2021

The following table sets forth information regarding outstanding equity awards beneficially owned by our named executive officers as of December 31, 2021.

	Grant Date	Outstanding Options (#)	Vested Options (#)	Unvested Options (#)	Option Exercise Price (US$)	Option Expiration Date	Outstanding Unvested RSUs (#)	Vested RSUs (#)	FMV on RSU Grant Date (US$)
Xunkai Gong	01-Jul-2016	205,913(2)	205,913	0	$1.3357	01-Jul-2026	-	-	-
	01-Jul-2016	743,529(3)	743,529	0	$1.3357	01-Jul-2026	-	-	-
	10-Jan-2019	158,647(2)	63,027	95,620(1)	$1.5866	10-Jan-2029	-	-	-
	10-Jan-2019	362,840(3)	295,495	67,345(1)	$1.5866	10-Jan-2029	-	-	-
	12-Aug-2020	259,839(2)	0	259,839	$3.9049	12-Aug-2030	-	-	-
	12-Aug-2020	1,468,471(3)	540,096	928,375(1)	$3.9049	12-Aug-2030	-	-	-
	12-Aug-2020	391,741(4)	122,418	269,323(1)	$3.9049	12-Aug-2030	-	-	-
	12-Aug-2020	184,326(5)	57,606	126,720(1)	$3.9049	12-Aug-2030	-	-	-
	01-Sep-2021	749,888(3)	0	749,888(1)	$$9.64	01-Sep-2031	-	-	-
	01-Sep-2021	-	-	-	-	-	311,203	0	$9.64
Tianyi Jiang	01-Jul-2016	299,435(2)	299,435	0	$1.3357	01-Jul-2026	-	-	-
	01-Jul-2016	569,707(3)	569,707	0	$1.3357	01-Jul-2026	-	-	-
	03-Sep-2018	1,868,660(7)	1,868,660	0	$0.0333	03-Sep-2028	-	-	-
	10-Jan-2019	158,634(2)	63,021	95,613(1)	$1.5866	10-Jan-2029	-	-	-
	10-Jan-2019	362,850(3)	295,500	67,350(1)	$1.5866	10-Jan-2029	-	-	-
	12-Aug-2020	259,840(2)	0	259,840	$3.9049	12-Aug-2030	-	-	-
	12-Aug-2020	2,337,615(3)	811,702	1,525,913(1)	$3.9049	12-Aug-2030	-	-	-
	12-Aug-2020	391,741(4)	122,418	269,323(1)	$3.9049	12-Aug-2030	-	-	-
	12-Aug-2020	184,318(5)	57,606	126,712(1)	$3.9049	12-Aug-2030	-	-	-
	01-Sep-2021	749,888(3)	0	749,888(1)	$$9.64	01-Sep-2031	-	-	-
	01-Sep-2021	-	-	-	-	-	311,203	0	$9.64
Brian Michael Brown	01-Jan-2016	1,738,288(7)	1,738,288	0	$0.0333	01-Jan-2016	-	-	-
	01-Jul-2016	82,803(2)	82,803	0	$1.3357	01-Jul-2016	-	-	-
	10-Jan-2019	190,646(2)	103,176	87,470(1)	$1.5866	10-Jan-2019	-	-	-
	10-Jan-2019	200,467(3)	165,710	34,757(1)	$1.5866	10-Jan-2019	-	-	-
	12-Aug-2020	268,913(2)	0	268,913	$3.9049	12-Aug-2030	-	-	-
	12-Aug-2020	593,304(3)	269,443	323,861(1)	$3.9049	12-Aug-2030	-	-	-
	12-Aug-2020	146,181(4)	45,681	100,500(1)	$3.9049	12-Aug-2030	-	-	-
	12-Aug-2020	68,770(5)	21,494	47,276(1)	$3.9049	12-Aug-2030	-	-	-
	01-Sep-2021	624,906(3)	0	624,906(1)	$9.64	01-Sep-2031	-	-	-
	01-Sep-2021	-	-	-	-	-	259,336	0	$9.64
James Caci	01-Sep-2021	-	-	-	-	-	77,800	0	$9.64

(1)	This option vests as to 25% of the shares underlying the option on the first anniversary of the date of grant, with the remainder vesting in 12 equal quarterly installments thereafter.
(2)	Represents the portion of this annual option grant that was made as an “incentive stock option” award
(3)	Represents the portion of this annual option grant that was made as a nonstatutory stock option (“NSO”)
(4)

This performance-based option vests upon the achievement of specified performance objectives relating to our financial metrics for the year ending December 31, 2021 as compared to the year ended December 31, 2020. This performance objective was met, and the option now vests as to 25% of the shares underlying the option on the first anniversary of the date of grant, with the remainder vesting in 12 equal quarterly installments thereafter.

(5)

This performance-based option vests upon the achievement of specified performance objectives relating to individual performance throughout the 2020 year. This performance objective was met, and the option now vests as to 25% of the shares underlying the option on the first anniversary of the date of grant, with the remainder vesting in 12 equal quarterly installments thereafter.

(6)

Represents a one-time option grant in 2020 that replaced earlier option grants that were due to expire before the end of 2020. As a result, the number of stock options granted is higher than it would have been in the absence of this additional one-time option grant.

(7)

This option was fully vested but was not exercisable as of December 31, 2021 in order for the option to comply with Section 409A of the Internal Revenue Code. Upon the Closing, this option was terminated and the holder is now entitled to receive a number of shares of our common stock based upon the intrinsic value of the option as of the termination date. The shares of our common stock issuable upon termination of the option will be paid to the holder on the earlier of July 1, 2022 or specified events including change of control of AvePoint, separation of service and the recipient’s disability or death.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during 2021.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by us during 2021.

Employment Agreements

In January of 2021, we entered into employment agreements with three of our named executive officers: Tianyi Jiang, who serves as our Chief Executive Officer, Brian Michael Brown, who serves as our General Counsel and Chief Legal and Compliance Officer, and Xunkai Gong, who serves as our Executive Chairman. In August of 2021, we entered into an employment agreement with James Caci, who serves as our Chief Financial Officer.

Below are descriptions of the employment agreements between us and the named executive officers. In September of 2021, the named executives’ base salary and target cash bonus percentage were ratified for 2022 upon the recommendation of our Compensation Committee.

For a discussion of the severance pay and other benefits to be provided in connection with a termination of employment under the arrangements with our named executive officers, please see “—Potential Payments Upon Termination or Change in Control” below.

Term. The employment agreements with each of the named executive officers provide for at-will employment for an initial term of three years. Following the initial term, the employment agreements will automatically renew for successive one-year terms unless either party provides the other with at least 60 days’ notice of intent not to renew before the expiration of the applicable term.

Base Salary. The employment agreements provide for the annual base salaries set forth below:

2021 Base Salary (US$)
Xunkai Gong	400,000
Tianyi Jiang	450,000
Brian Michael Brown	350,000
James Caci	315,000

Annual Bonus. Each named executive officer is eligible to receive an uncapped discretionary annual cash bonus with a target amount equal to 100% of his then current annual base salary, payable dependent on the achievement of individual and corporate performance goals as established by our Board, and such named executive officer’s continued performance of services through December 31 of the applicable bonus year.

Equity Awards. The named executive officers are also eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements maintained by us. Such equity awards are subject to accelerated vesting upon certain circumstances as discussed in “—Potential Payments Upon Termination or Change in Control” below.

Benefits. Each of the named executive officers are eligible to participate in our standard employee benefit plans and programs.

Potential Payments Upon Termination or Change in Control

Pursuant to the terms of the employment agreements, if a named executive officer’s employment is terminated or his employment agreement is not renewed by us without “Cause” or such named executive officer resigns employment for “Good Reason” (each, as defined in the applicable employment agreement), and subject to delivery of a separation agreement including a general release of claims in favor of us, each named executive officer will be entitled to (i) an amount equal to his then current base salary and annual bonus (based on the average of his annual bonus earned in the two years prior to his termination) payable on each of our regularly scheduled payroll dates for eighteen (18) months (or, in the case of Mr. Gong twenty four (24) months) after his termination or resignation date, (ii) the cost of COBRA continuation coverage for all health plans and programs that such named executive officer participated in immediately prior to his termination until the earliest of (A) eighteen (18) months (or, in the case of Mr. Gong, twenty four (24) months) following his termination or resignation date, (B) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment, or (C) the date he ceases to be eligible for COBRA continuation coverage for any reason, and (iii) immediate vesting of all unvested equity awards (excluding any equity award subject to the achievement of any performance-based or other vesting criteria other than time- or service-based vesting) that otherwise would have vested during the eighteen (18) month period following such named executive officer’s termination or resignation.

In the event that a named executive officer’s employment is terminated due to his death or “Disability”, by us for “Cause”, by such named executive officer other than for “Good Reason”, or due to the “Discontinuance of Business” (each as defined in the applicable employment agreement), the named executive officer or his estate will not be entitled to any severance benefits or any other compensation or benefits other than (i) the payment of any accrued but unpaid salary, (ii) any unreimbursed business expenses, and (iii) any benefits owed under a qualified retirement, health, or welfare benefit plan in which such named executive officer was a participant in accordance with applicable law and the provisions of such plan.

In addition to the foregoing, each named executive officer is entitled to full vesting of their outstanding equity awards if they (i) remain in “Continuous Service” to us through the closing of a “Change in Control” (each as defined in the then current equity incentive plan), or (ii) are terminated without “Cause” or resign for “Good Reason” during the three-month period immediately prior to the closing of a change in control. In order to receive any such acceleration, the applicable named executive officer must execute a general release of claims in favor of us, and allow such release to become effective.

Executive Compensation

Our Board and Compensation Committee oversee the compensation policies, plans and programs and review and determine compensation to be paid to our executive officers, directors and other senior management, as appropriate. The compensation policies followed by us will be intended to provide for compensation that is sufficient to attract, motivate and retain executives and other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Equity-Based Compensation

Equity-based compensation has been and will continue to be an important foundation in executive compensation packages, as we believe it is important to maintain a strong link between executive incentives and the creation of stockholder value. We believe that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. We have historically awarded option grants to our named executive officers on a bi-annual basis. We awarded option and RSU grants to our named executive officers during 2021 following the successful consummation of the Business Combination. We awarded option grants to our named executive officers during 2020 because we did not award any option grants to our named executive officers during 2019.

Formal guidelines for the allocations of equity-based compensation to the named executive officers by us have been determined by our HR/People Team management in conjunction with third-party compensation advisors and the Compensation Committee, and the 2021 Plan plays an important element of our compensation arrangements for both executive officers and directors.

2021 Equity Incentive Plan

In May 2021 our Board adopted the 2021 Equity Incentive Plan (the “2021 Plan”) and our stockholders approved the 2021 Plan in June 2021. The 2021 Plan became effective on July 1, 2021.

Eligibility

Any individual who is an employee of AvePoint or any of its affiliates, or any person who provides services us or any of our affiliates, including members of our Board, is eligible to receive awards under the 2021 Plan at the discretion of the plan administrator.

Awards

The 2021 Plan provides for the grant of incentive stock options (“INSOs”) within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of our affiliates.

Authorized Shares

Initially, the maximum number of shares of our common stock that were authorized to be issued under the 2021 Plan was 30,273,164 shares of our common stock. The number of shares of our common stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, in an amount equal to (1) 5.0% of the total number of shares of our common stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of our common stock determined by the Board prior to the date of the increase. The maximum number of shares of our common stock that may be issued upon the exercise of INSOs under the 2021 Plan is 30,273,164 shares.

In September of 2021, we granted 5,611,658 options and 5,445,542 RSUs under the 2021 Plan. The weighted-average grant date fair value of options granted in 2021was $4.09 per share. We estimated the grant date fair value of these stock options using a Black-Scholes option-pricing model as further described in the “Notes to Consolidated Financial Statements.” The RSUs granted in 2021 are measured at the fair market value of the underlying stock at the grant date. The weighted-average grant date fair value of RSUs granted in the year 2021 was $9.64. As a result

Shares subject to stock awards granted under the 2021 Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under the 2021 Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under the 2021 Plan. If any shares of our common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by us (1) because of the failure to vest, (2) to satisfy the exercise, strike or purchase price or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited, repurchased or reacquired will revert to and again become available for issuance under the 2021 Plan.

Non-Employee Director Compensation Limit

The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $750,000 in total value or (2) if such non-employee director is first appointed or elected to the our Board during such calendar year, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program. See the section titled “—Non-Employee Director Compensation” and “—2021 Director Compensation Table” more for more information.

Plan Administration

Our Board, or a duly authorized committee thereof, will administer the 2021 Plan and is referred to as the “plan administrator” herein. Our Board may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2021 Plan, our Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Under the 2021 Plan, our Board also generally has the authority to effect, without the approval of stockholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (3) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options

INSOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of our common stock on the date of grant. Options granted under the 2021 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of our common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on INSOs

The aggregate fair market value, determined at the time of grant, of our common stock with respect to INSOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No INSO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of total combined voting power of AvePoint or that of any of our parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the INSO does not exceed five years from the date of grant.

Restricted Stock Unit Awards

Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of our common stock, a combination of cash and shares of our common stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards

Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of our common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights

Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of a share of our common stock on the date of grant. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of our common stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with us or any of our affiliates ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards

The 2021 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, our common stock.

The performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates or segments and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the plan administrator when the performance award is granted, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any portion of our business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to holders of our common stock other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, our board of directors may establish or provide for other adjustment items in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the performance goals are established.

Other Stock Awards

The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure

In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2021 Plan, (2) the class of shares used to determine the number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of INSOs and (4) the class and number of shares and exercise price, strike price or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions

The following applies to stock awards under the 2021 Plan in the event of a corporate transaction (as defined in the 2021 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to our successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of our common stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.

Plan Amendment or Termination

Our board of directors has the authority to amend, suspend, or terminate the 2021 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of the our stockholders. No INSOs may be granted after the tenth anniversary of the date Apex’s board of directors adopts the 2021 Plan. No stock awards may be granted under the 2021 Plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and us with respect to participation in the 2021 Plan, which became effective as of Closing. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2021 Plan. The 2021 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options

The 2021 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an INSO. If the participant holds a share received upon exercise of an INSO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an INSO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price.

However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an INSO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an INSO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. We are not allowed a tax deduction with respect to the grant or exercise of an INSO or the disposition of a share acquired upon exercise of an INSO after the required holding period. If there is a disqualifying disposition of a share, however, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or we timely sastify its reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards

Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights

Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Tax Consequences to Us

Compensation of Covered Employees

Our ability to obtain a deduction for amounts paid under the 2021 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits our ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments

Our ability (or the ability of one of our subsidiaries) to obtain a deduction for future payments under the 2021 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the 2021 Plan are subject to the discretion of our Compensation Committee. Therefore, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.

ESPP

In May 2021 our board of directors adopted the ESPP and our stockholders approved the ESPP in June 2021. The ESPP Plan became effective immediately upon the Closing.

Purpose

The purpose of the ESPP is to provide a means by which our eligible employees and certain designated companies may be given an opportunity to purchase shares of our common stock, to assist us in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for our success.

The Plan includes two components: a 423 Component and a Non-423 Component. We intend that the 423

Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by our board of directors, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve

The maximum number of shares of our common stock that may be issued under the ESPP is 3,027,316 shares. Additionally, the number of 3,027,316 shares of our common stock reserved for issuance under the ESPP will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (1) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (2) 2,018,210 shares of our common stock, or (3) such lesser number of shares of our common stock as determined by our board of directors. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP.

Administration

Our board of directors, or a duly authorized committee thereof, will administer the ESPP.

Limitations

Our employees and the employees of any of its designated affiliates, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with us or one of our affiliates for more than 20 hours per week and for five or more months per calendar year or (2) continuous employment with us or one of our affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, our board of directors may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of our common stock on any purchase date during the offering period is less than or equal to the fair market value of a share of our common stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions

The ESPP permits participants to purchase shares of our common stock through payroll deductions of up to 15% of their earnings. Unless otherwise determined by the administrator, the purchase price per share will be 85% of the lower of the fair market value of a share of our common stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with us and our related affiliates.

Withdrawal

Participants may withdraw from an offering by delivering a withdrawal form to us and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, we will distribute to the employee such employee’s accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment

A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by us or any of our parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, we will distribute to the participant such participant’s accumulated but unused contributions, without interest.

Corporate Transactions

In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination

Our board of directors has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of our stockholders. Any benefits privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the our board of directors in accordance with the terms of the ESPP.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and us with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of our commons tock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

423 Component of the ESPP

Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of our common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

Non-423 Component

A participant will be taxed on amounts withheld for the purchase of shares of our common stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to the fair market value of the shares on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after the shares are transferred to the participant.

There are no U.S. federal income tax consequences to us by reason of the grant or exercise of rights under the ESPP. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make an individual decision regarding whether and to what extent to participate in the ESPP. Therefore, we cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.

2016 Equity Incentive Plan

The following summary describes the material terms of our 2016 Equity Incentive Plan (the “2016 Plan”), which was adopted by our Board and approved by our stockholders in January 2016.

Awards

The 2016 Plan provides for the grant of INSOs, NSOs, stock appreciation rights, restricted stock, restricted stock units, and other stock awards (collectively, “Awards”) to our employees, directors, and consultants who provide services to us. We have granted INSOs, NSOs, restricted stock, and restricted stock units under the 2016 Plan.

Authorized Shares

Subject to certain capitalization adjustments, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2016 Plan will not exceed 4,880,691 shares. The maximum number of shares of our common stock that may be issued pursuant to the exercise of INSOs under the 2016 Plan is 14,642,073 shares.

Shares subject to awards granted under the 2016 Plan that expire or terminate without being exercised in full or that are settled in cash rather than in shares do not reduce the number of shares available for issuance under the 2016 Plan. Additionally, if any shares issued pursuant to a stock award are forfeited back to us or repurchased because of the failure to meet a contingency or condition required to vest, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the 2016 Plan. This includes shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award.

Plan Administration

The 2016 Plan is administered by our board of directors, or a duly authorized committee of our board of directors and is referred to as the “plan administrator” herein. Subject to the provisions of the 2016 Plan, the plan administrator will determine in its discretion the persons to whom and the times at which Awards are granted, the sizes of such Awards and all of their terms and conditions. The plan administrator will have the authority to construe and interpret the terms of the 2016 Plan and Awards granted under it. The plan administrator may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified awards and (2) determine the number of shares subject to such awards.

Under the 2016 Plan, the plan administrator also generally has the authority to effect, with the consent of any adversely affected participant, (A) the reduction of the exercise, purchase, or strike price of any outstanding award; (B) the cancellation of any outstanding award and the grant in substitution therefore of other awards, cash, or other consideration; or (C) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options

As of December 31, 2021, options to purchase 26,070,032 shares of our common stock were outstanding under the 2016 Plan, with 24,751,709 shares remaining to be exercised. INSOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2016 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2016 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator. The standard form of option award agreement under the 2016 Plan provides that options will vest 25% on the first anniversary of the vesting commencement date with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Under the 2016 Plan, the plan administrator has the authority to grant Awards with early exercise rights and to provide for accelerated vesting.

The plan administrator determines the term of stock options granted under the 2016 Plan, up to a maximum of 10 years. If an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, (5) a deferred payment arrangement or (6) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer in each case, (i) an option may be transferred pursuant to a domestic relations order, official marital settlement agreement, or other divorce or separation instrument and (ii) an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Tax Limitations on INSOs

The aggregate fair market value, determined at the time of grant, of our common stock with respect to INSOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No INSO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the INSO does not exceed five years from the date of grant.

Restricted Stock Unit Awards

Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards

Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to us, or any other form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Changes to Capital Structure

In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2016 Plan, (2) the class and maximum number of shares that may be issued on the exercise of INSOs and (3) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions

The 2016 Plan provides that in the event of certain specified significant corporate transactions, unless otherwise provided in an award agreement or other written agreement between us and the award holder, the plan administrator may take one or more of the following actions with respect to such stock awards:

•	Arrange for the assumption, continuation, or substitution of a stock award by a surviving or acquiring corporation;

•	Arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring corporation;

•	Accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised (if applicable) at or before the effective time of the transaction;

•	Arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us;

•	Cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised before the effective time of the transaction, in exchange for a cash payment, if any; and

•

Make a payment equal to the excess, if any, of (A) the value of the property the participant would have received on exercise of the award immediately before the effective time of the transaction, over (B) any exercise price payable by the participant in connection with the exercise.

The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to treat all participants in the same manner.

Under the 2016 Plan, a corporate transaction is generally the consummation of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of at least 50% of our outstanding securities, (3) a merger or consolidation in which we do not survive the transaction, or (4) a merger or consolidation in which we survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control

In addition to the above, the plan administrator may provide, in an individual award agreement that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control.

Under the 2016 Plan, a change in control is generally (1) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock, (2) a merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction, or (3) a sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by its stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction.

Plan Amendment or Termination

Our Board has the authority to amend, suspend, or terminate the 2016 Plan, provided that such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. Unless terminated sooner, the 2016 Plan will automatically terminate on December 31, 2025. No stock awards may be granted under the 2016 Plan while it is suspended or after it is terminated.

Upon the closing of the Business Combination, outstanding stock options under the 2016 Plan were assumed by AvePoint and converted into options to purchase AvePoint’s common stock. Such stock options will continue to be governed by the terms of the 2016 Plan and the stock option agreements thereunder, until such outstanding options are exercised or until they terminate or expire by their terms. No further awards shall be made under the 2016 Plan following the effectiveness of the 2021 Plan.

2006 Equity Incentive Plan

We maintain an equity incentive plan established in 2006, the 2006 Equity Incentive Plan (the “2006 Plan”). Under the 2006 Plan, we may grant incentive stock options, non-qualified stock options and restricted stock to eligible recipients under the Plan which include employees, directors and consultants. To date, we have issued only stock options and restricted stock units. On January 1, 2016, we adopted the 2016 Plan, which replaced, on a go forward basis, the 2006 Plan. All ungranted equity reserved for issuance and not subject to outstanding awards under the 2006 Plan have been assumed by the 2016 Plan and no additional equity will be granted under the 2006 Plan. As of December 31, 2021, 2,243,877 shares remained for future awards under the 2016 Equity Incentive Plan. All outstanding stock awards granted under the 2006 Plan will remain subject to the 2006 Plan.

401(k) Plan

We provide a retirement savings plan for the benefit of its employees, including its named executive officers. The plan is intended to qualify as a tax-qualified 401(k) plan so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions). The 401(k) plan provides that each participant may contribute up to an annual statutory limit. Participants who are at least 50 years old can also contribute additional amounts based on statutory limits for “catch-up” contributions. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee as directed by participants.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy and the lock-up agreements such persons have entered into in connection with the Business Combination. For more information regarding such lock-up agreements, please see the section titled “Certain Relationships and Related Party Transactions—AvePoint Related Agreements—Lock-up Agreements.”

Other Employee Benefits

Our named executive officers are eligible to participate in our health and welfare plans to the same extent as all full-time employees. We generally have not provided perquisites or personal benefits except in limited circumstances, and it did not provide any perquisites or personal benefits to its named executive officers in 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, below is a description of transactions since January 1, 2019 to which we, Apex or Legacy AvePoint were a party or will be a party, in which:

•	The amounts involved exceeded or will exceed $120,000; and

•

Any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Legacy AvePoint Related Party Transactions

Promissory Notes

In November 2013 and January 2016, Legacy AvePoint entered into promissory notes with certain of its executive officers, including Xunkai Gong, Legacy AvePoint’s Executive Chairman; Tianyi Jiang, Legacy AvePoint’s Chief Executive Officer; and Brian Brown, Legacy AvePoint’s Chief Operating Officer and General Counsel. The principal and interest on these promissory notes were repaid by the executive officers in full in December 2020.

	Date of Promissory Notes	Largest Aggregate Amount of Principal Outstanding During the Period	Amount Outstanding as of December 31, 2021	Amount of Principal Paid During the Period	Amount of Interest Paid During the Period	Annual Rate or Amount of Interest Payable on the Indebtedness
Xunkai Gong	11/29/2013	$1,009,500	—	$1,009,500	$150,289	2%
Tianyi Jiang	11/29/2013	807,600	—	807,600	120,231	2%
Brian Brown	11/29/2013	807,600	—	807,600	120,231	2%
Xunkai Gong	1/1/2016	14,357	—	14,357	3,053	4%
Tianyi Jiang	1/1/2016	58,600	—	58,600	12,463	4%

Put & Call Agreements

In December 2019, Legacy AvePoint entered into put & call agreements with Brian Brown and certain other officers. The Put & Call Agreements granted to Mr. Brown and certain other officers put options to request redemption of up to 182,432 shares of Legacy AvePoint common stock during the period from March 26, 2025 to April 26, 2025 or, if earlier, the 30 day period following a qualifying termination, as defined in the Put & Call Agreements, for a redemption price per share equal to the fair market value of the shares, as determined by Legacy AvePoint’s board of directors. The put & call agreements also granted Legacy AvePoint call rights to purchase up to the same number of shares from Mr. Brown at a purchase price equal to the fair market value of the shares, subject to the prior written consent of Avatar Investment and its affiliated entities as long as they continue to hold any shares of Legacy AvePoint Series C Preferred Stock.

The put & call agreements were terminated upon the Closing of the Business Combination.

Series C Preferred Stock Financing

In December 2019, Legacy AvePoint entered into a stock purchase and redemption agreement (the “Series C SPA”) pursuant to which it issued and sold an aggregate of 4,832,409 shares of its Series C Preferred Stock to investors affiliated with Sixth Street at a purchase price of $31.0404 per share, for aggregate gross proceeds of $150.0 million.

At the same time, Legacy AvePoint entered into a non-voting common stock purchase agreement (the “Non-Voting SPA”) with AVPT, LLC, one of Legacy AvePoint’s former principal stockholders. Messrs. Gong and Jiang were managers of AVPT Manager, LLC, which was the sole manager of AVPT, LLC. Pursuant to the Non-Voting SPA, AVPT, LLC purchased 497,735 shares of Legacy AvePoint’s common stock at a purchase price of $32.889 per share, for a total purchase price of $16.4 million. The transactions contemplated by the Series C SPA and the Non-Voting SPA are together referred to as the “Series C Financing.” AVPT, LLC was dissolved in connection with the Business Combination.

Immediately following the closing of the Series C Financing, Legacy AvePoint redeemed 2,631,842 shares of Series B-1 Convertible Preferred Stock and 2,385,032 shares of Series B-2 Convertible Preferred Stock for an aggregate of $165.0 million from entities affiliated with Goldman Sachs & Co., one of Legacy AvePoint’s former principal stockholders.

Common Stock Financing

In June 2020, Legacy AvePoint entered into a common stock purchase agreement with AVPT, LLC pursuant to which AVPT, LLC purchased 722,734 shares of Legacy AvePoint non-voting common stock at a purchase price of $32.889 per share, for an aggregate purchase price of $23.8 million.

In August 2020, Legacy AvePoint used the proceeds of the AVPT, LLC investment described above together with available cash resources to redeem an additional 694,498 shares of Series B-1 Convertible Preferred Stock and 351,445 shares of Series B-2 Convertible Preferred Stock held by entities affiliated with Goldman Sachs & Co. for an aggregate redemption price of $34.4 million.

In September 2020, Legacy AvePoint entered into a common stock purchase agreement with AVPT, LLC pursuant to which AVPT, LLC purchased 631,431 shares of AvePoint non-voting common stock at a purchase price of $53.40 per share, for a total purchase price of $33.7 million.

Indemnification Agreements

Legacy AvePoint has entered into indemnification agreements with its executive officers and directors. The indemnification agreements require Legacy AvePoint to indemnify its executive officers and directors to the fullest extent permitted by Delaware law.

Our Related Party Transactions

A&R Registration Rights Agreement

In connection with the Closing of the Business Combination, certain holders of our capital stock entered into an amended and restated registration rights agreement. See the section titled “The Business Combination — A&R Registration Rights Agreement” for more information.

Related Person Transactions Policy Following the Business Combination

Upon the consummation of the Business Combination, our Board adopted a written related person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including our common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	The risks, costs, and benefits to us;

•	The impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	The terms of the transaction;

•	The availability of other sources for comparable services or products; and

•	The terms available to or from, as the case may be, unrelated third parties.

Our Audit Committee will approve only those transactions that it determines are fair to us and in our best interests. All of the transactions described above were entered into prior to the adoption of such policy.

Indemnification Agreements

Our certificate of incorporation contains provisions limiting the liability of our executive officers and directors, and our bylaws provide that we will indemnify each of our executive officers and directors to the fullest extent permitted under Delaware law. Our certificate of incorporation and the our bylaws also provide our board of directors with discretion to indemnify certain key employees when determined appropriate by our board of directors.

We have entered into indemnification agreements with all of our directors and executive officers. The indemnification agreements provide that we will indemnify each of our directors, executive officers, and other key employees against any and all expenses incurred by such director, executive officer, or other key employee because of his or her status as one of our directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, the our certificate of incorporation and our bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee. For more information regarding these indemnification agreements, see the section entitled “Description of Capital Stock.”

Lock-Up Agreements

In connection with the Closing, certain key stockholders of Legacy AvePoint (the “Key AvePoint Stockholders”) entered into agreements (the “AvePoint Lock-Up Agreements”) providing that they will not, subject to certain exceptions, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any shares of Apex Common Stock held by them immediately after the Effective Time, any shares of Apex Common Stock issuable upon the exercise of options to purchase shares of Apex Common Stock held by them immediately after the Effective Time, or any securities convertible into or exercisable or exchangeable for Apex Common Stock held by them immediately after the Effective Time (including any shares of Apex Common Stock), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to affect any transaction specified in clause (i) or (ii) until 180 days after the Closing.

With respect to certain shares of Apex Common Stock held by Sponsor on behalf of Jeff Epstein and Brad Koenig, each of Jeff Epstein and Brad Koenig entered into Lock-Up Agreements providing that they will not, subject to certain exceptions, Transfer any of their Apex Founder Lock-Up Shares until 12 months after the Closing and 50% of their Apex Founder Lock-Up Shares until 24 months after the Closing.

Apex Related Agreements

As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” “Company,” or “Apex” refer to Apex Technology Acquisition Corporation.

Founder Shares

During the year ended December 31, 2019, the Sponsor purchased 7,187,500 shares of Apex Class B Common Stock for an aggregate price of $25,000. These shares automatically converted into shares of Class A common stock of Apex, par value $0.0001 per share (the “Apex Class A Common Stock” and together with the Apex Class B Common Stock,” the “Apex Common Stock”) upon consummation of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Apex Class A Common Stock, or equity-linked securities, were issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of a Business Combination, the ratio at which shares of Apex Class B Common Stock converted into shares of Apex Class A Common Stock will be adjusted (unless the holders of a majority of the outstanding shares of Apex Class B Common Stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the total number of shares of Apex Class A Common Stock issuable upon conversion of all shares of Apex Class B Common Stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the IPO (not including shares of Apex Class A Common Stock underlying the Apex Units) plus all shares of Apex Class A Common Stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

These shares of Apex Class B Common Stock included an aggregate of up to 1,143,750 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the IPO (excluding Apex Class A Common Stock underlying the Apex Units). In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 18,750 of these shares of Apex Class B Common stock were forfeited and 1,125,000 such shares are no longer subject to forfeiture, resulting in an aggregate of 8,750,000 shares of Apex Class B Common Stock issued and outstanding as of December 31, 2019 and December 31, 2020.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of Apex Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which Apex completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of Apex’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Party Loans

On June 25, 2019, the Sponsor loaned Apex an aggregate of up to $300,000 to cover expenses related to the IPO (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier ofDecember 31, 2019 or the completion of the IPO. Outstanding borrowings amounting to $275,000 under the Promissory Note were repaid upon the consummation of the IPO.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of Apex’s officers and directors may, but are not obligated to, loan Apex funds as may be required (“Working Capital Loans”), Apex would repay the Working Capital Loans out of the proceeds of the Trust Account released to Apex. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination at a price of $10.00 per unit. The units would be identical to the Apex Units. There are no borrowings outstanding as of December 31, 2020 and December 31, 2019.

Registration Rights Agreement

That certain registration rights agreement dated September 16, 2019 was amended and restated and Apex, the Sponsor, Cantor and the Key AvePoint Stockholders (which includes the Sixth Street Holders) entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, we agreed that, within 15 business days after the Closing, we will file with the SEC (at our sole cost and expense) the Resale Registration Statement, and Apex shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. Each of (i) the Sixth Street Holders and (ii) the other Key AvePoint Stockholders on the one hand, and the Sponsor and Cantor on the other, may demand registration of their registrable securities by us up to twice a year. Each such group of demanding holders may request to sell all or any portion of their registrable securities in an underwritten offering as long as the total offering price is expected to exceed, in the aggregate, $10 million. Parties subject to the Registration Rights Agreement are entitled to unlimited piggyback registration rights.

Sponsor Support Agreement

On November 23, 2020, the Sponsor entered into the Sponsor Support Agreement pursuant to which the Sponsor agreed, among other things, to vote all of its shares of Apex Common Stock (i) in favor of all Stockholder Proposals, (ii) against any competing business combination proposal and related proposals or agreements (iii) against any change in the business, management or Apex’s board of directors (other than as contemplated by the Stockholder Proposals) and (iv) against any proposal that would frustrate any provision of the Business Combination Agreement.

Pursuant to the Sponsor Support Agreement, the Sponsor agreed to deposit 2,916,700 shares of its existing Apex Common Stock into escrow and that such shares are subject to the vesting provisions set forth below:

•

100% of the Sponsor Earn-Out Shares shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof the Closing Price is greater than or equal to $15.00 (as adjusted for share splits, share capitalization, reorganizations, recapitalizations and the like) over any 20 trading days within any 30 trading day period; and

•

100% of the remaining Sponsor Earn-Out Shares that have not previously vested under the Sponsor Support Agreement shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof Apex consummates a Subsequent Transaction.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, on November 23, 2020, Apex entered into separate Subscription Agreements with the PIPE Subscribers, pursuant to which the PIPE Subscribers agreed to purchase, and Apex agreed to sell to the PIPE Subscribers, the PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $140 million in the PIPE. In connection with the PIPE, each of Brad Koenig and Jeff Epstein agreed to purchase of 50,000 shares of Apex Common Stock.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the Business Combination. The purpose of the PIPE is to raise additional capital for use by AvePoint following the Closing.

Pursuant to the Subscription Agreements, we agreed that, within 15 business days after the Closing, we would file with the SEC a registration statement registering the resale of the PIPE Shares (the “PIPE Resale Registration Statement”), and, subject to certain conditions, we will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the filing date thereof if the SEC notifies us that it will “review” the PIPE Resale Registration Statement and (ii) the 10th business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that the PIPE Resale Registration Statement will not be “reviewed” or will not be subject to further review.

Private Warrants

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Cantor purchased an aggregate of 810,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $8,100,000, of which the Sponsor purchased 657,500 Placement Units and Cantor purchased 152,500 Placement Units. Each Placement Unit consists of one share of common stock and one-half of one redeemable warrant (each, a “Placement Warrant”). Each whole Placement Warrant is exercisable to purchase one share of common stock at a price of $11.50 per share. The proceeds from the Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account.

Administrative Support Agreement

Apex entered into an agreement whereby, commencing on September 16, 2019 through the earlier of the Apex’s consummation of a Business Combination and its liquidation, Apex will pay an affiliate of the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. For the year ended December 31, 2020 and for the period from April 5, 2019 (inception) through December 31, 2019, Apex incurred and paid $180,000 and $50,500 in fees for these services, respectively.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 4, 2022 by:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our executive officers and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and Warrants that are currently exercisable or exercisable within 60 days.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and restricted stock units that are currently exercisable or vested or that will become exercisable or vest within 60 days. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The beneficial ownership percentages set forth in the table below are based on 182,389,045 shares of common stock issued and outstanding as of March 4, 2022 plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after March 4, 2022.

Name of Beneficial Owner *	Amount and Nature of Beneficial Ownership	Percent of Class (%) (1)
5% or Greater Stockholders:
Entities Affiliated with Sixth Street(2)	28,500,592	15.63%
Zhijian Lu(3)	19,450,115	10.61%
James Zhu(4)	10,946,400	5.99%
	58,897,107	32.23%
Named Executive Officers and Directors:
Xunkai Gong(5)	19,526,939	10.58%
Tianyi Jiang(6)	18,815,019	10.08%
Brian Michael Brown(7)	2,633,112	1.42%
Stephen CuUnjieng(8)	99,105	0.05%
Jeff Epstein(9)	50,000	0.03%
John Ho(10)	4,215,890	2.31%
Jeff Teper(11)	363,418	0.20%
James Caci(12)	135,102	0.07%
All named executive officers and directors as a group (8 persons) (13)	45,838,585	24.74%

*

Unless otherwise indicated, the business address of each of the directors, executive officers and 5% or greater stockholders of AvePoint is C/O AvePoint, Inc., 525 Washington Blvd, Suite 1400 Jersey City, NJ, 07310.

(1)

The percentage of beneficial ownership as to any person as of March 4, 2022 (the “Ownership Date”) is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after March 4, 2022, by the sum of the number of shares outstanding as of March 4, 2022 plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after March 4, 2022. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, AvePoint believes that the beneficial owners of AvePoint’s common stock listed in the table have sole voting and investment power with respect to the shares shown. In all cases, stock options and restricted stock units that are not scheduled to vest as of or within 60 days after the Ownership Date are excluded from this calculation.

(2)

Consists of shares of common stock issued upon exchange for shares of Series C Convertible Preferred shares of AvePoint held by Avatar Investment Opportunities, LLC, which directly holds 13,300,276 shares of Common Stock, Avatar Investment Solutions (A), LLC, which directly holds 8,523,089 shares of Common Stock, and Avatar Investment Solutions 1, LLC, which which directly holds 6,677,227shares of Common Stock (together, the “Sixth Street Holders”). Redwood IV Finance 1, LLC is the managing member of Avatar Investment Opportunities, LLC. TCS Finance (A), LLC is the managing member of Avatar Investment Solutions (A), LLC, which directly holds 8,523,089 shares of Common Stock. TCS Finance 1, LLC is the managing member of Avatar Investment Solutions 1, LLC. TSSP Opportunities GenPar IV, L.P. is the manager of Redwood IV Finance 1, LLC. TSSP Capital Solutions GenPar, L.P. is the manager of each of TCS Finance (A), LLC and TCS Finance 1, LLC. Each of TSSP Opportunities GenPar IV, L.P. and TSSP Capital Solutions GenPar, L.P. is ultimately indirectly controlled by Sixth Street Partners Management Company, L.P., a Delaware limited partnership (“Management Company”). Management Company is managed by its general partner, whose managing member is Alan Waxman. Alan Waxman disclaims beneficial ownership over the reported securities, except to the extent of his pecuniary interest therein. The address for each of these entities is 2100 McKinney Avenue, Suite 1500, Dallas, Texas 72501. The principal business address for Mr. Waxman is c/o Sixth Street Partners, LLC, 345 California Street, Suite 3300, San Francisco, CA 94104.

(3)

Consists of (i) 18,552,065 shares of common stock and (ii) 898,050 shares of common stock underlying options exercisable within 60 days of the Ownership Date. The 18,552,065 shares include (i) 51,392 shares held by Zhijian Lu, (ii) 1,608,724 shares held The Bridge Water Trust, (iii) 804,757 shares held by KEM Lily LLC, (iv) 6,490,706 shares held by Fire Stone Family Trust, (v) 7,183,005 shares held by KEM Phoenix LLC, (vi) 804,757 shares held by KEM Rose LLC and (vii) 1,608,724 shares held by The Cherry Tree Trust. Mr. Lu has sole voting and dispositive power with respect to the shares held in his name and shares underlying options. Mr. Lu shares voting and dispositive power with Yan Ji with respect to shares held by Fire Stone Family Trust, KEM Lily LLC, KEM Rose LLC and KEM Phoenix, LLC. Mr. Lu shares voting and dispositive power with Jeffrey Scott Bardsley with respect to shares held by The Bridge Water Trust. Mr. Lu shares voting and dispositive power with Wen Ji Bardsley with respect to shares held by The Cherry Tree Trust.

(4)

Consists of (i) 10,605,399 shares of common stock and (ii) 341,001 shares of common stock underlying options exercisable within 60 days of the Ownership Date. The 10,605,399 shares include (i) 402,378 shares held by MZ-Theta LLC, (ii) 2,670,009 shares held by MZ-Omega1 Trust, (iii) 842,209 shares held by The Shanmiao Trust, (iv) 1,207,145 shares held by MZ-Alpha LLC, (v) 1,207,145 shares held by MZ-Beta LLC, (vi) 402,378 shares held by MZ-Delta LLC, (vii) 402,378 shares held by MZ-Eta LLC, (viii) 2,394,335 shares held by MZ-Gamma LLC and (ix) 1,077,422 shares held by The Zhijian 2020 Trust. Mr. Zhu shares voting and dispositive power with Sharron Shanmiao Ma with respect to the shares held by MZ-Alpha LLC, MZ-Beta LLC, MZ-Delta LLC, MZ-Eta LLC, MZ-Gamma LLC and MZ-Theta LLC. Mr. Zhu shares voting and dispositive power with Brian Zhu with respect to the shares held by The Shanmiao Trust. Mr. Zhu shares voting and dispositive power with Sharron Shanmiao Ma and Alec Zhu with respect to the shares held by The Zhijian 2020 Trust. Mr. Zhu has sole voting and dispositive power with respect to the shares held by MZ-Omega1 Trust and shares underlying options.

(5)

Consists of (i) 17,289,634 shares of common stock and (ii) 2,237,305 shares of common stock underlying options exercisable within 60 days of the Ownership Date. The 17,289,634 shares include (i) 4,788,670 shares held by Mr. Gong’s affiliate Giocoso Holdings LLC, (ii) 804,757 shares held by Mr. Gong’s affiliate Cadenza Holdings LLC and (iii) 239,431 shares held by Mr. Gong’s affiliate Vivace Holdings LLC, each of which Mr. Gong may be deemed to beneficially own, as well as 2,011,112 shares held by The Purple Harbor Trust, for which Mr. Gong is the trustee, 2,011,112 shares held by The Purple Cove Trust, for which Mr. Gong is the trustee, and 7,434,552 shares held by G Sonata Trust, for which Mr. Gong is the trustee. Mr. Gong holds sole voting and dispositive power with respect to the shares held of record by each trust.

(6)

Consists of (i) 14,463,427 shares of common stock, (ii) 1,868,660 shares of common stock issuable on the earlier of (a) July 1, 2022 and (b) specified events including change of control of AvePoint, separation of service and Mr. Jiang’s disability or death, pursuant to an agreement between AvePoint and Mr. Jiang dated June 30, 2021 and (iii) 2,482,932 shares of common stock issuable pursuant to options exercisable within 60 days of the Ownership Date. The 14,463,427 shares include 3,902,404 shares held by Mr. Jiang’s affiliate River Valley Ltd. and 2,633,766 shares held by Red Kite LLC, which Mr. Jiang may be deemed to beneficially own, as well as 7,755,257 shares held by the Capella 2021 GRAT, for which Mr. Jiang is the trustee, and 172,000 shares held by Mr. Jiang’s spouse.

(7)

Consists of (i) 90,304 shares of common stock, (ii) 1,738,288 shares of common stock issuable on the earlier of (a) July 1, 2022 and (b) specified events including change of control of AvePoint, separation of service and Mr. Brown’s disability or death, pursuant to an agreement between AvePoint and Mr. Brown dated June 30, 2021 and (iii) 804,520 shares of common stock issuable pursuant to options exercisable within 60 days of the Ownership Date.

(8)	Consists of 99,105 shares of common stock issuable pursuant to options exercisable within 60 days of the Ownership Date.

(9)	Consists of 50,000 shares of common stock. These numbers are calculated without regard to Mr. Epstein’s membership interest in Apex Technology Sponsor LLC.

(10)

Consists of (i) 200,000 shares of common stock and (ii) 4,015,890 shares of common stock issued in exchange for outstanding Legacy AvePoint common stock held by Mr. Ho’s affiliate, Balmoral Blue Limited. Mr. Ho and his wife, Anita Hong, may be deemed to beneficially own these securities.

(11)	Consists of 363,418 shares of common stock issuable pursuant to options exercisable within 60 days of the Ownership Date.

(12)	Consists of 128,618 shares of common stock and 6,484 shares of common stock issuable pursuant to the vesting of restricted stock units within 60 days of the Ownership Date.

(13)

The shares of common stock shown as beneficially owned by all directors and named executive officers as a group include a total of 9,594,248 restricted stock units and stock options they have the right to exercise as of or within 60 days after the Ownership Date, and exclude 7,768,901 restricted stock units and stock options that are not scheduled to vest as of or within 60 days after the Ownership Date.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the selling securityholders from time to time of up to 136,029,478 shares of common stock (including 405,000 shares of common stock that may be issued upon exercise of the Private Warrants, up to 13,329,196 shares of common stock issuable pursuant to outstanding options, up to 1,912,155 shares of common stock issuable as Earnout Shares and up to 2,916,700 shares of common stock issuable as Sponsor Earn-Out Shares) and up to 405,000 Private Warrants. The selling securityholders may from time to time offer and sell any or all of the common stock and Private Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “selling securityholders” includes the persons listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling securityholders’ interests in the common stock or Private Warrants other than through a public sale.

Certain of the selling securityholders of Legacy AvePoint listed below entered into a Lock-Up Agreement with us with respect to certain of the shares of common stock that may be sold by it from time to time pursuant to the registration statement of which this prospectus forms part. Such restrictions began at Closing and end 180 days after the date of the Closing. In addition, Apex Technology Sponsor, LLC, on behalf of Jeff Epstein and Brad Koenig, and each of Jeff Epstein and Brad Koenig entered into Lock-Up Agreements providing that they will not, subject to certain exceptions, transfer any of their shares of Class B common stock (which converted to common stock in connection with the Business Combination) until 12 months after the Closing and 50% of such shares of Class B common stock until 24 months after the Closing. See the section titled “Certain Relationships and Related Party Transactions - Lock-Up Agreements.”

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the selling securityholders, certain information as of August 3, 2021 regarding the beneficial ownership of our common stock and Warrants by the selling securityholders and the shares of common stock and Warrants being offered by the selling securityholders. For the avoidance of doubt, the table below also includes Earnout Shares and shares of Common Stock issuable upon the exercise of options not yet vested. The applicable percentage ownership of common stock is based on approximately 180,272,638 shares of common stock outstanding as of July 7, 2021 (prior to exercise of all Warrants). Information with respect to shares of common stock and Private Warrants owned beneficially after the offering assumes the sale of all of the shares of common stock or Private Warrants. The selling securityholders may offer and sell some, all or none of their shares of common stock or Private Warrants, as applicable.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling securityholders have sole voting and investment power with respect to all shares of common stock and Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the selling securityholders, no selling securityholder is a broker-dealer or an affiliate of a broker dealer.

Except as set forth in the footnotes below, (i) the following table does not include up to 17,500,000 shares of common stock issuable upon exercise of the Public Warrants and (2) the address of each selling securityholder is 525 Washington Blvd, Suite 1400, Jersey City, New Jersey 07310.

Please see the section titled “Plan of Distribution” for further information regarding the selling securityholder’s method of distributing these shares.

	Shares of Common Stock				Warrants to Purchase Common Stock
			Number		Number		Number
	Number		Beneficially	Percent	Beneficially	Percent	Beneficially	Percent
Name of Selling Securityholder	Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Owned After Offering	Owned After Offering	Owned Prior to Offering	Registered for Sale Hereby	Owned After Offering	Owned After Offering
PIPE Investors
Tiger Global Investments, L.P. (1)	5,000,000	5,000,000	—		—	—	—	—
Franklin Templeton Investment Funds – Franklin Technology Fund (2)	3,500,000	3,500,000	—		—	—	—	—
Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds (3)	2,500,000	2,500,000	—		—	—	—	—
Shotfut Manayot Chool - Pheonix Amitim (4)	1,350,000	1,350,000	—	—	—	—	—	—
The Pheonix Insurance Company Ltd. (4)	150,000	150,000	—	—	—	—	—	—
EDB Investments Pte Ltd. (5)	700,000	700,000	—	—	—	—	—	—
Millais Limited (6)	500,000	500,000	—	—	—	—	—	—
Koenig Family LLC (7)	50,000	50,000	—	—	—	—	—	—
Directors & Officers of AvePoint
Xunkai Gong (8)	21,342,644	21,342,644	—	—	—	—	—	—
The Purple Cove Trust (8)	2,045,360	2,045,360	—	—	—	—	—	—
The Purple Harbor Trust (8)	2,045,360	2,045,360	—	—	—	—	—	—
Giacoso Holdings LLC (8)	4,870,218	4,870,218	—	—	—	—	—	—
Vivace Holdings LLC (8)	243,508	243,508	—	—	—	—	—	—
Cadenza Holdings LLC (8)	818,460	818,460	—	—	—	—	—	—
G Sonata Trust (8)	7,544,403	7,544,403	—	—	—	—	—	—
Tianyi Jiang (9)	20,978,445	20,978,445	—	—	—	—	—	—
Capella 2021 GRAT (9)	7,887,324	7,887,324	—	—	—	—	—	—
Red Kite LLC (9)	2,678,617	2,678,617	—	—	—	—	—	—
River Valley Ltd. (9)	3,985,909	3,985,909	—	—	—	—	—	—
Jeff Epstein (10)	50,000	50,000	—	—	—	—	—	—
Brian Brown (11)	3,382,970	3,382,970	—	—	—	—	—	—
Andy Yong (12)	478,120	478,120	—	—	—	—	—	—
Stephen CuUnjieng (13)	264,263	264,263	—	—	—	—	—	—
Jeff Teper (14)	528,596	528,596	—	—	—	—	—	—
Balmoral Blue Limited (15)	4,286,002	4,286,002	—	—	—	—	—	—
Sophia Wu (16)	283,835	283,835	—	—	—	—	—	—
Other Holders of Registration Rights Pursuant to Registration Rights Agreement
Apex Technology Sponsor LLC (17)	9,736,250	9,736,250	—	—	328,750	328,750	—	—
Cantor Fitzgerald & Co. (18)	228,750	228,750	—	—	76,250	76,250	—	—
Avatar Investment Opportunities LLC (19)	13,634,059	13,634,059	—	—	—	—	—	—
Avatar Investment Solutions 1, LLC (19)	6,891,122	6,891,122	—	—	—	—	—	—

	Shares of Common Stock				Warrants to Purchase Common Stock
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Avatar Investments (A), LLC (19)	8,690,660	8,690,660	—	—	—	—	—	—
Zhijian Lu (20)	20,054,556	20,054,556	—	—	—	—	—	—
The Bridge Water Trust (20)	1,636,119	1,636,119	—	—	—	—	—	—
KEM Lily LLC (20)	818,461	818,461	—	—	—	—	—	—
Fire Stone Family Trust (20)	6,626,813	6,626,813	—	—	—	—	—	—
KEM Pheonix LLC (20)	7,305,328	7,305,328	—	—	—	—	—	—
KEM Rose LLC (20)	818,461	818,461	—	—	—	—	—	—
The Cherry Tree Trust (20)	1,636,119	1,636,119	—	—	—	—	—	—
James Zhu (21)	11,278,227	11,278,227	—	—	—	—	—	—
MZ-Theta LLC (21)	409,230	409,230	—	—	—	—	—	—
MZ-Omega1 Trust (21)	2,723,166	2,723,166	—	—	—	—	—	—
The Shanmiao 2020 Trust (21)	856,551	856,551	—	—	—	—	—	—
MZ-Alpha LLC (21)	1,227,702	1,227,702	—	—	—	—	—	—
MZ-Beta LLC (21)	1,227,702	1,227,702	—	—	—	—	—	—
MZ-Delta LLC (21)	409,230	409,230	—	—	—	—	—	—
MZ-Eta LLC (21)	409,230	409,230	—	—	—	—	—	—
MZ-Gamma LLC (21)	2,435,109	2,435,109	—	—	—	—	—	—
The Zhijian 2020 Trust (21)	856,551	856,551	—	—	—	—	—	—
Thomas Morf (22)	170,979	170,979	—	—	—	—	—	—
Total		136,029,478	—	—	—	405,000	—	—

*	Less than one percent.

(1)

Consists of 5,000,000 shares of common stock held of record by Tiger Global Investments, L.P. and/or other entities or persons affiliated with Tiger Global Management, LLC. Tiger Global Management, LLC is controlled by Chase Coleman and Scott Shleifer. The address for each of these entities and individuals is 9 West 57th Street, 35th Floor, New York, NY 10019.

(2)

Consists of 3,500,000 shares of common stock held of record by Franklin Templeton Investment Funds – Franklin Technology Fund (the “Franklin Fund”). Franklin Advisers, Inc. (“FAV”) is the investment manager of the Franklin Fund. FAV is an indirect wholly owned subsidiary of a publicly traded company, Franklin Resources (“FRI”) and may be deemed to be the beneficial owner of these securities for purposes of Rule 13d-3 under the Exchange Act in its capacity as the investment adviser to such funds and accounts pursuant to investment management contracts that grant investment and/or voting power to FAV. When an investment management contract (including a sub-advisory agreement) delegates to FAV investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats FAV as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, FAV reports for purposes of Section 13(d) of the Exchange Act that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted. The address of the Franklin Fund is c/o Franklin Advisers, Inc., One Franklin Parkway, San Mateo, California 94403. Based on information provided to us by the selling securityholder, the selling securityholder may be deemed to be an affiliate of broker-dealers. Based on such information, the selling securityholder acquired the shares of common stock being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the selling securityholder did not have any agreements or understandings with any person to distribute such shares.

(3)

Beneficial ownership consists of 2,500,000 shares of common stock held by Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds (the “Federated Fund”). The address of the Federated Fund is 4000 Ericsson Drive, Warrendale, Pennsylvania 15086-7561. The Federated Fund is managed by Federated Equity Management Company of Pennsylvania and subadvised by Federated Global Investment Management Corp., which are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Hermes, Inc. (the “Federated Parent”). All of the Federated Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Federated Trust”) for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue, who are collectively referred to as Federated Trustees, act as trustees. The Federated Parent’s subsidiaries have the power to direct the vote and disposition of the securities held by the Federated Fund. Each of the Federated Parent, its subsidiaries, the Federated Trust, and each of the Federated Trustees expressly disclaim beneficial ownership of such securities.

(4)

Consists of (i) 1,350,000 shares held by Shotfut Menayot Chool - Phoenix Amitim (“Amitim”) and (ii) 150,000 shares held by The Phoenix Insurance Company Ltd. (“Pheonix Insurance”). Haggai Schreiber, Deputy Chief Executive Officer and Chief Investment Officer, Gilad Shamir, Chief Investment Officer and Dan Kerner, Head of Nostro, each of Amitim and Phoenix Insurance Company, may be deemed to have voting and dispositive power with respect to the securities held by Amitim and Phoenix Insurance. The address of each of Amitim and Pheonix Insurance is Derech Hashalom 53, Giv’atayim, Israel 5345433.

(5)

Consists of 700,000 shares of common stock purchased in the PIPE held by EDB Investments Pte Ltd (“EDB Investments”). EDBI Pte Ltd (“EDBI”) is the fund manager of EDB Investments. Both EDB Investments and EDBI are wholly-owned by the Economic Development Board of Singapore, a Singapore statutory board. EDBI has the power to direct the vote and disposition of the shares owned beneficially and of record by EDB Investments. The address of EDB Investments is 250 North Bridge Road, #20-03 Raffles City Tower, Singapore 179101.

(6)	Consists of 500,000 shares of common stock purchased in the PIPE. The address of Millais Limited is c/o Millais USA LLC, 767 5th Avenue, 9th Floor, New York, NY 10153.

(7)

Consists of 50,000 shares of common stock purchased in the PIPE held by Koenig Family LLC. These numbers are calculated without regard to Mr. Koenig’s membership interest in Apex Technology Sponsor LLC. Mr. Koenig is the manager of Koenig family LLC and may be deemed to beneficially own these securities.

(8)

Consists of (i) 17,239,634 shares of common stock issued in exchange for outstanding Legacy AvePoint common stock, (ii) 3,775,335 shares of common stock issuable pursuant to options held as of August 3, 2021 (the “Selling Holder Ownership Date”) and (iii) 327,675 shares of common stock issuable upon the achievement of certain earnout provisions. The 17,239,634 shares and 327,675 Earnout Shares respectively include (i) 4,788,670 shares and 81,548 Earnout Shares held by Mr. Gong’s affiliate Giocoso Holdings LLC, (ii) 804,757 shares and 13,703 Earnout Shares held by Mr. Gong’s affiliate Cadenza Holdings LLC and (iii) 239,431 shares and 4,077 Earnout Shares held by Mr. Gong’s affiliate Vivace Holdings LLC, each of which Mr. Gong may be deemed to beneficially own, as well as 2,011,112 shares and 34,248 Earnout Shares held by The Purple Harbor Trust, for which Mr. Gong is the trustee, 2,011,112 shares and 34,248 Earnout Shares held by The Purple Cove Trust, for which Mr. Gong is the trustee, and 7,384,552 shares and 159,851 Earnout Shares held by G Sonata Trust, for which Mr. Gong is the trustee. Mr. Gong holds sole voting and dispositive power with respect to the shares held of record by each trust. Mr. Gong currently serves as Executive Chairman of our board of directors and served as Chairman and Chief Executive Officer of Legacy AvePoint since its incorporation in 2001.

(9)

Consists of (i) 14,291,427 shares of common stock issued in exchange for outstanding Legacy AvePoint common stock, (ii) 1,862,424 shares of common stock issuable on the earlier of (a) July 1, 2022 and (b) specified events including change of control of AvePoint, separation of service and Mr. Jiang’s disability or death, pursuant to an agreement between us and Mr. Jiang dated June 30, 2021, (iii) 4,564,171 shares of common stock issuable pursuant to options held as of the Selling Holder Ownership Date and (iv) 260,423 shares of common stock issuable upon the achievement of certain earnout provisions. The 14,291,427 shares and 260,423 Earnout Shares respectively include (i) 3,902,404 shares and 83,505 Earnout Shares held by Mr. Jiang’s affiliate River Valley Ltd. and (ii) 2,633,766 shares and 44,851 Earnout Shares held by Red Kite LLC, which Mr. Jiang may be deemed to beneficially own, as well as 7,755,257 shares and 132,067 Earnout Shares held by the Capella 2021 GRAT, for which Mr. Jiang is the trustee. Mr. Jiang currently serves and Chief Executive Officer and a member of our board of directors and served as Co-Chief Executive Officer of Legacy AvePoint since 2008 and a director since 2005.

(10)

Consists of 50,000 shares of common stock purchased in the PIPE held by Mr. Epstein. These numbers are calculated without regard to Mr. Epstein’s membership interest in Apex Technology Sponsor LLC. Mr. Epstein currently has served as a director of AvePoint since July 2021.

(11)

Consists of (i) 90,304 shares of common stock issued in exchange for outstanding Legacy AvePoint common stock, (ii) 1,732,488 shares of common stock issuable on the earlier of (a) July 1, 2022 and (b) specified events including change of control of AvePoint, separation of service and Mr. Brown’s disability or death, pursuant to an agreement between us and Mr. Brown dated June 30, 2021, (iii) 1,551,099 shares of common stock issuable pursuant to options held as of the Selling Holder Ownership Date and (iv) 9,079 shares of common stock issuable upon the achievement of certain earnout provisions. Mr. Brown currently serves as of Chief Operating Officer and General Counsel and a member of our board of directors and served as the same for Legacy AvePoint since 2004.

(12)

Consists of (i) 478,028 shares of common stock issuable pursuant to options held as of the Selling Holder Ownership Date and (ii) 92 shares of common stock issuable upon the achievement of certain earnout provisions. Mr. Yong currently serves as our Chief Investment Officer, a role he held for Legacy AvePoint since February 2020.

(13)

Consists of 264,263 shares of common stock issuable pursuant to options held as of the Selling Holder Ownership Date. Mr. CuUnjieng currently serves as a member of our board of directors, a role he held for Legacy AvePoint since February 2020.

(14)

Consists of 528,596 shares of common stock issuable pursuant to options held as of the Selling Holder Ownership Date. Mr. Teper currently serves as a member of our board of directors, a role he held for Legacy AvePoint since December 2014.

(15)

Consists of (i) 200,000 shares of common stock purchased in the PIPE, (ii) 4,015,890 shares of common stock issued in exchange for outstanding Legacy AvePoint common stock and (iii) 70,112 shares of common stock issuable upon the achievement of certain earnout provisions held by Balmoral Blue Limited, an affiliate of John Ho. Mr. Ho and his wife, Anita Hong may be deemed to beneficially own these securities. Mr. Ho has served as a director of AvePoint since July 2021.

(16)

Consists of 283,835 shares of common stock issuable pursuant to options held as of the Selling Holder Ownership Date. Ms. Wu currently serves as our Chief Financial Officer, a role she held for Legacy AvePoint since August 2020.

(17)

Consists of (i) 9,736,250 shares of common stock, resulting from the conversion of (a) 8,750,000 shares of Apex Class B Common Stock purchased in connection with Apex’s IPO of which 2,916,700 are Sponsor Earn-Out Shares and currently deposited in escrow subject to meeting the Sponsor Vesting Conditions (as defined below) and (b) 657,500 shares of common stock which were issued as a result of the split of the Private Units in connection with the Closing and (c) 328,750 shares of common stock which can be issued upon the exercise of 328,750 Private Warrants and (ii) 328,750 Private Warrants which were issued as a result of the split of the Private Units in connection with Closing, held by Apex Technology Sponsor LLC. The Sponsor Earn-Out Shares are subject to the following vesting conditions (the “Sponsor Vesting Conditions”): a) 100% of the Sponsor Earn-Out Shares shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof, the Closing Price is greater than or equal to $15.00 (as adjusted for share splits, share capitalization, reorganizations, recapitalizations and the like) over any 20 trading days within any 30 trading day period; and 100% of the remaining Sponsor Earn- Out Shares that have not previously vested under the Sponsor Support Agreement (as defined herein) shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof, Apex consummates a Subsequent Transaction. There are three managing members of the Sponsor, Brad Koenig, Alex Vieux and Steven Fletcher. Each manager has one vote, and the approval of two of the three managing members is required to approve an action of the Sponsor. Under the so-called “rule of three”, if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing, no individual managing member of the Sponsor exercises voting or dispositive control over any of the securities held by the Sponsor, even those in which such managing member directly holds a pecuniary interest. Accordingly, none of the managing members will be deemed to have or share beneficial ownership of such shares. Mr. Epstein, a member of our board of directors is a member of the Sponsor.

(18)

Consists of (i) 152,500 shares of common stock that were issued as a result of the split of the Private Units in connection with the Closing, (ii) 76,250, shares of common stock which can be issued upon the exercise of Private Warrants and (iii) 152,500 Private Warrants that were issued as a result of the split of the Private Units in connection with the Closing. Howard W. Lutnick, through indirect beneficial ownership of the general partners of Cantor Fitzgerald & Co., has voting and investment control over the shares. Mr. Lutnick disclaims beneficial ownership of the shares except to the extent of any pecuniary interest therein. Based on information provided to us by the selling securityholder, the selling securityholder is a registered broker- dealer. Based on such information, the selling securityholder acquired the shares of common stock being registered for investment or transaction-based compensation for investment banking or similar services. Based on such information, the selling securityholder acquired the shares of common stock being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the selling securityholder did not have any agreements or understandings with any person to distribute such shares. The business address of Cantor Fitzgerald & Co. is 110 East 59th Street, New York, New York 10022.

(19)

Consists of 28,500,592 shares of common stock issued upon exchange for shares of Series C Convertible Preferred shares of Legacy AvePoint and 715,249 shares of common stock issuable upon the achievement of certain earnout provisions. The 28,500,592 shares and 715,249 Earnout Shares respectively include (i) 13,300,276 shares and 333,783 Earnout Shares held by Avatar Investment Opportunities, LLC, (ii) 6,677,227 shares and 213,895 Earnout Shares held by Avatar Investment Solutions (A), LLC and (iii) 8,523,089 shares and 167,571 Earnout Shares held by Avatar Investment Solutions 1, LLC. Redwood IV Finance 1, LLC is the managing member of Avatar Investment Opportunities, LLC. TCS Finance (A), LLC is the managing member of Avatar Investment Solutions (A), LLC. TCS Finance 1, LLC is the managing member of Avatar Investment Solutions 1, LLC. TSSP Opportunities GenPar IV, L.P. is the manager of Redwood IV Finance 1, LLC. TSSP Capital Solutions GenPar, L.P. is the manager of each of TCS Finance (A), LLC and TCS Finance 1, LLC. Each of TSSP Opportunities GenPar IV, L.P. and TSSP Capital Solutions GenPar, L.P. is ultimately indirectly controlled by Management Company. Management Company is managed by its general partner, whose managing member is Alan Waxman. Alan Waxman disclaims beneficial ownership over the reported securities, except to the extent of his pecuniary interest therein. The address for each of these entities is 2100 McKinney Avenue, Suite 1500, Dallas, Texas 72501. The principal business address for Mr. Waxman is c/o Sixth Street Partners, LLC, 345 California Street, Suite 3300, San Francisco, CA 94104.

(20)

Consists of (i) 18,552,065 shares of common stock issued in exchange for outstanding Legacy AvePoint common stock, (ii) 1,160,988 shares of common stock issuable pursuant to options held as of the Ownership Date and (iii) 341,503 shares of common stock issuable upon the achievement of certain earnout provisions. The 18,552,065 shares and 341,503 Earnout Shares respectively include (i) 51,392 shares and 875 Earnout Shares held by Zhijian Lu, (ii) 1,608,724 shares and 27,395 Earnout Shares held The Bridge Water Trust, (iii) 804,757 shares and 13,704 Earnout Shares held by KEM Lily LLC, (iv) 6,490,706 shares and 136,107 Earnout Shares held by Fire Stone Family Trust, (v) 7,183,005 shares and 122,323 Earnout Shares held by KEM Phoenix LLC, (vi) 804,757 shares held by KEM Rose LLC and (vii) 1,608,724 shares and 27,395 Earnout Shares held by The Cherry Tree Trust. Each of The Bridge Water Trust, KEM Lily LLC, Fire Stone Family Trust, KEM Phoenix LLC, KEM Rose LLC and The Cherry Tree Trust is ultimately indirectly controlled by Zhijian Lu and he may be deemed to beneficially own these securities.

(21)

Consists of (i) 10,370,186 shares of common stock issued in exchange for outstanding Legacy AvePoint common stock, (ii) 722,881 shares of common stock issuable pursuant to options held as of the Ownership Date and (iii) 185,160 shares of common stock issuable upon the achievement of certain earnout provisions. The 10,370,186 shares and 185,160 Earnout Shares respectively include (i) 402,378 shares and 6,852 Earnout Shares held by MZ-Theta LLC, (ii) 2,670,009 shares and 53,157 Earnout Shares held by MZ-Omega1 Trust, (iii) 842,209 shares and 14,342 Earnout Shares held by The Shanmiao Trust, (iv) 1,207,145 shares and 20,557 Earnout Shares held by MZ-Alpha LLC, (v) 1,207,145 shares and 20,557 Earnout Shares held by MZ-Beta LLC, (vi) 402,378 shares and 6,852 Earnout Shares held by MZ-Delta LLC, (vii) 402,378 shares and 6,852 Earnout Shares held by MZ-Eta LLC, (viii) 2,394,335 shares and 40,774 Earnout Shares held by MZ-Gamma LLC and (ix) 842,209 shares and 14,342 Earnout Shares held by The Zhijian 2020 Trust. Each of MZ-Theta LLC, MZ-Omega1 Trust, The Shanmiao 2020 Trust, MZ-Alpha LLC, MZ-Beta LLC, MZ-Delta LLC, MZ-Eta LLC, MZ-Gamma LLC, and The Zhijian 2020 Trust is ultimately indirectly controlled by James Zhu and he may be deemed to beneficially own these securities.

(22)

Consists of (i) 168,117 shares of common stock issued in exchange for outstanding Legacy AvePoint common stock and (ii) 2,862 shares of common stock issuable upon the achievement of certain earnout provisions. Mr. Morf is the husband of Sophia Wu, who is our Chief Accounting Officer, a role she served for us since August 2021.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain material U.S. federal income tax considerations generally applicable to the ownership and disposition of our common stock and the exercise, disposition and lapse of our Warrants. The common stock and the Warrants are referred to collectively herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our securities.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the ownership and disposition of our securities. This summary is based upon current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the ownership or disposition of our securities.

We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any non-income U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax- qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the ownership and disposition of our securities.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid or deemed paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “— Tax Considerations Applicable to U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our common stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock so disposed of exceeds one year. The amount of gain or loss recognized generally will be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its common stock so disposed of. A U.S. Holder’s adjusted tax basis in its common stock generally will equal the U.S. Holder’s acquisition cost for such common stock (or, in the case of common stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such common stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders generally are eligible for reduced rates of tax. If the U.S. Holder’s holding period for the common stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our common stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the common stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the common stock received upon exercise of the Warrant.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants generally will equal the U.S. Holder’s acquisition cost of the Warrant, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “Tax Considerations Applicable to U.S. Holders — Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.

If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long- term capital loss if the Warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Capital Stock – Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our common stock that is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “Tax Considerations Applicable to U.S. Holders — Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of common stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares on our common stock, to the extent paid or deemed paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Non-U.S. Holders — Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “— Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “— Tax Considerations Applicable to U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “— Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock or Warrants or an expiration or redemption of our Warrants, unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our common stock or Warrants and, in the case where shares of our common stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our common stock. These rules may be modified as applied to the Warrants. There can be no assurance that our common stock will or will not be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above generally will be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our common stock or Warrants, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation; however, there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Capital Stock — Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our common stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Tax Considerations Applicable to Non-U.S. Holders — Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

FATCA withholding currently applies to payments of dividends. The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of our common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of our common stock and Warrants. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our common stock and preferred stock. This summary is qualified by reference to the complete text of our amended and restated certificate of incorporation and amended and restated bylaws filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our amended and restated certificate of incorporation authorizes us to issue up to 1,000,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share. Upon the closing of the Business Combination, there were 180,272,638 shares of common stock issued and outstanding.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our amended and restated certificate of incorporation, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividend Rights

Subject to preferences that may apply to any then-outstanding preferred stock, the holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. We do not anticipate paying any cash dividends in the foreseeable future.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Preemptive or Similar Rights

Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Under our amended and restated certificate of incorporation our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 20,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. Any issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. No shares of preferred stock are outstanding as of the closing of the Business Combination. We have no present plans to issue any shares of preferred stock.

Stock Awards

Upon the closing of the Business Combination, we assumed stock awards to purchase an aggregate of 26,155,711 shares of common stock that were outstanding under Legacy AvePoint’s 2016 Equity Incentive Plan. As of the closing of the Business Combination, 30,273,164 shares of common stock were reserved for future issuance under our 2021 Equity Incentive Plan, which amount may be subject to increase from time to time, and no stock awards had been granted pursuant to such plan. For additional information regarding the terms of these plans, see “Executive Compensation—Employee Benefit and Stock Plans.” We intend to file one or more registration statements on Form S-8 with respect to these plans after 60 days from the closing of the Business Combination.

Warrants

As of the closing of the Business Combination, there were 17,905,000 Warrants to purchase common stock outstanding, consisting of 17,500,000 Public Warrants and 405,000 Private Warrants held by the Sponsors. Each warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share at any time commencing 30 days after the closing of the Business Combination. The Warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of the closing of the Business Combination, or earlier upon redemption or liquidation.

Holders of Public Warrants cannot pay cash to exercise their Public Warrants unless we have an effective and current registration statement covering the issuance of the shares underlying such Warrants and a current prospectus relating thereto. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the five trading days ending on the trading day prior to the date of exercise.

The Private Warrants are identical to the Public Warrants except that such warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the Apex Initial Stockholders or their permitted transferees.

We may call the Public Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,

•	at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•

if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third trading day prior to the notice of redemption to warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our Warrants was established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then- prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least a majority of the then outstanding Public Warrants and Private Warrants, if such modification or amendment is being undertaken prior to, or in connection with, the closing, or Warrants, if such modification or amendment is being undertaken after the closing, in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. The Warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the office of the warrant agent, with the subscription form, as set forth in the warrant, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to the order of the warrant agent, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of common stock outstanding.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certificate of Incorporation and Bylaws

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•

permit our board of directors to issue up to 20,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the authorized number of directors may be changed only by resolution of our board of directors or stockholders;

•

provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed with or without cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66 2/3% of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

provide that special meetings of our stockholders may be called by the president of our board of directors and shall be called by the president or secretary at the request in writing of a majority of the Board or at the request in writing of stockholders owning at least 50% in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. and

•

not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

The amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for actions or proceedings brought under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf of AvePoint; (2) any action asserting a breach of fiduciary duty owed by any current or former director, officer or stockholder of AvePoint, to AvePoint or AvePoint’s stockholders; (3) any action asserting a claim against us arising under the Delaware General Corporation Law; (4) any action regarding the certificate of incorporation or our amended and restated bylaws (as either may be amended from time to time); (5) any action as to which the Delaware General Corporate Law confers jurisdiction to the Court of Chancery of the State of Delaware; (6) any action asserting a claim against us that is governed by the internal affairs doctrine , in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants . The amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision of our amended and restated certificate of incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder and therefore bring a claim in another appropriate forum. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Limitations of Liability and Indemnification

See “Management – Limitation on Liability and Indemnification of Directors and Officers.”

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our common stock then outstanding; or

•	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	issuer of the securities that was formerly a shell company ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

Common stock that stockholders of Legacy AvePoint received in connection with the Business Combination are freely tradable without restriction or further registration under the Securities Act, except for certain shares of our common stock issued pursuant to the 2016 Plan and 2021 Plan, and any shares issued to our affiliates within the meaning of Rule 144.

As of the date of this prospectus, there are 17,905,000 Warrants outstanding, consisting of 17,500,000 Public Warrants, and 405,000 Private Warrants. The Public Warrants are freely tradable. In addition, we are obligated to use best efforts to file a registration statement under the Securities Act covering 17,500,000 shares of our common stock that may be issued upon the exercise of the Public Warrants no later than 15 days after the Closing, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the Public Warrants.

Registration Rights Agreement

In connection with the Closing of the Business Combination, we entered into the Registration Rights Agreement on July 1, 2021, pursuant to which the holders of Registrable Securities (as defined therein) became entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights. The Registration Rights Agreement also provides that the we will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

For a detailed description of the Registration Rights Agreement, see the section titled “Certain Relationships and Related Party Transactions—AvePoint Related Agreements—Registration Rights Agreement.”

Transfer Agent

The transfer agent for our securities is Continental Stock Transfer & Trust Company. The transfer agent’s address is One State Street Plaza, 30th Floor New York, New York 10004.

PLAN OF DISTRIBUTION

We are registering the issuance by us of (i) up to 17,905,000 shares of common stock, including shares of common stock issuable upon exercise of the Private Warrants, consisting of (i) 405,000 shares of common stock that are issuable upon the exercise of 405,000 Private Warrants and (ii) 17,500,000 shares of common stock that are issuable upon the exercise of 17,500,000 Public Warrants. We are also registering the resale by the selling securityholders or their permitted transferees from time to time of (i) up to 136,029,478 shares of common stock (including up to 405,000 shares of common stock that may be issued upon exercise of the Private Warrants, up to 13,329,196 shares of common stock issuable pursuant to outstanding options, up to 1,912,155 shares of common stock issuable as Earnout Shares and and 2,916,700 Sponsor Earn-Out Shares) and (ii) up to 405,000 Private Warrants.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

The shares of common stock beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•

block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position (including 2,916,700 Sponsor Earn-Out Shares (as defined below)) and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•

distribution to employees, members, limited partners or stockholders of the selling securityholders; through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker- dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Warrants or shares offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or such securities have been withdrawn or, in the case of shares issued pursuant to the Subscription Agreements, until three years from the effective date of this registration statement.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Cooley LLP, Palo Alto, CA.

EXPERTS

The financial statements of AvePoint, Inc. as of and for the year ended December 31, 2021 included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of AvePoint, Inc. as of December 31, 2020 and for each of the two years in the period ended December 31, 2020 included in this Prospectus have been so included in reliance on the report of Crowe LLP, PCAOB ID No. 173 (“Crowe”), independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Crowe

In 2020, Crowe informed our Board that two of its international associated entities, Crowe Horwath Osborne AB, or Crowe Sweden, and Crowe Horwath (NZ) Limited, or Crowe NZ, had been providing payroll payment services (“Payroll Services”) related to employee(s) in AvePoint’s Swedish branch, or AvePoint Sweden, and in our New Zealand subsidiary, or AvePoint NZ, since 2015. AvePoint Sweden had, depending on the date, one or two employees, and AvePoint NZ had one employee, during the periods in question. The services are inconsistent with the auditor independence rules of the SEC and the Public Company Accounting Oversight Board. Crowe Sweden and Crowe NZ were paid less than $1,500 and $2,000 per annum for the Payroll Services, respectively. The provisioning of the Payroll Services was terminated in September 2020 for Crowe Sweden, and in November 2018 for Crowe NZ.

Crowe considered whether the matters noted above impacted its objectivity and ability to exercise impartial judgment with regard to its engagement as our auditors and has concluded that there has been no impairment of Crowe’s objectivity and ability to exercise impartial judgment on all matters encompassed within its audits. Crowe believed and currently believes that a reasonable investor with knowledge of all relevant facts and circumstances would reach the same conclusion. Based on the information provided by Crowe, after taking into consideration the facts and circumstances of the above matter and Crowe’s conclusion, we and our Board also concluded that Crowe’s objectivity and ability to exercise impartial judgment has not been impaired.

In reaching our respective conclusions, we, our Board, and Crowe considered, among other factors, the following:

•

Crowe Sweden and Crowe NZ were paid $1,500 and $2,000 per annum for the Payroll Services, respectively, which are de minimis in light of AvePoint’s total operating expenses, as well as aggregate audit fees paid to Crowe;

•	AvePoint Sweden and AvePoint NZ are immaterial on a consolidated basis to us; and

•	No Crowe Sweden or Crowe NZ personnel who provided Payroll Services are members of the Crowe audit team.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

The following is a summary of the recent changes in our certifying accountants. This summary is qualified by reference to the previously disclosed (i) Current Report on Form 8-K filed on July 7, 2021 (with respect to the dismissal of Withum and appointment of Crowe) and (ii) the Current Report on Form 8-K filed on August 24, 2021 (with respect to the dismissal of Crowe and appointment of Deloitte).

Dismissal of Withum; Appointment of Crowe

On July 1, 2021, our Audit Committee approved the engagement of Crowe as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2021. Crowe previously served as the independent registered public accounting firm of Legacy AvePoint prior to the Business Combination. Accordingly, WithumSmith+Brown, PC (“Withum”), Apex’s independent registered public accounting firm prior to the Business Combination, was informed on July 1, 2021 that it would be replaced by Crowe as our independent registered public accounting firm following the filing of our Quarterly Report on Form 10-Q for the three months ended June 30, 2021.

Withum’s report of independent registered public accounting firm dated March 8, 2021 on the Apex consolidated balance sheet as of December 31, 2020, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period from April 19, 2019 (Apex’s inception) through December 31, 2020 and the related notes to the financial statements did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles, except for an explanatory paragraph in such report regarding substantial doubt about Apex’s ability to continue as a going concern.

During the period from April 19, 2019 (Apex’s inception) through December 31, 2020 and the subsequent interim period through July 1, 2021, there were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K) with Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Withum, would have caused Withum to make reference thereto in its reports on Apex’s financial statements for such periods. During the period from April 9, 2019 (Apex’s inception) through December 31, 2020 and the subsequent interim period through July 1, 2021, there have been no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K), other than the material weakness in internal controls identified by management related to the accounting for warrants issued in connection with Apex’s initial public offering, which resulted in the restatement of Apex’s financial statements as set forth in Amendment No. 1 to Apex’s Form 10-K for the year ended December 31, 2020, as filed with the SEC on May 13, 2021.

During the period from April 9, 2019 (Apex’s inception) through December 31, 2020 and the subsequent interim period through July 1, 2021, (i) we did not (a) consult with Crowe as to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements and (b) receive a written report or oral advice that Crowe concluded was an important factor considered by us in reaching a decision as to such accounting, auditing, or financial reporting issue; and (ii) we did not consult Crowe on any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

We have provided Withum with a copy of the disclosures made by the registrant herein in response to Item 304(a) of Regulation S-K under the Exchange Act of 1934, as amended (the “Exchange Act”) and requested that Withum furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us in response to Item 304(a) of Regulation S-K under the Exchange Act and, if not, stating the respects in which it does not agree. A copy of Withum’s letter is attached as Exhibit 16.1 to the registration statement of which this prospectus is a part.

Dismissal of Crowe; Appointment of Deloitte

On August 19, 2021, our Audit Committee approved the appointment of Deloitte & Touche LLP (“Deloitte”) our new independent registered public accounting firm as of and for the fiscal year ending December 31, 2021. Accordingly, on August 19, 2021 (the "Dismissal Date"), the Audit Committee approved the dismissal of Crowe as our independent registered public accounting firm. Crowe had previously been appointed as the independent registered public accounting firm for Legacy AvePoint, prior to the successful completion of the Business Combination.

The reports of Crowe on Legacy AvePoint's consolidated financial statements for the fiscal years ended December 31, 2020 and 2019 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audits of Legacy AvePoint's consolidated financial statements for the fiscal years ended December 31, 2020 and 2019 and during (A) Legacy AvePoint's two most recent fiscal years and the subsequent interim period through the Merger Effective Date and ending just prior to the Merger Effective Time (during which periods Crowe served as Legacy AvePoint's independent registered public accounting firm) and (B) the subsequent interim period from the Merger Effective Time through the Dismissal Date (during which Crowe served as our independent registered public accounting firm), there were no “disagreements” with Crowe on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Crowe would have caused Crowe to make reference thereto in its reports on the consolidated financial statement for such period. During the aforementioned periods, there have been no “reportable events” (as defined in Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Regulation S-K), other than the material weaknesses in internal controls identified by management related to (i) the completeness and accuracy of financial accounting, reporting and disclosures, (ii) the identification, review and accounting for nonroutine transactions and/or events and (iii) segregation of duties with respect to the processing of financial transactions, as the foregoing were previously disclosed in our Registration Statement on Form S-1 as originally filed with the SEC on July 23, 2021, as amended on August 5, 2021, and our Registration Statement on Form S-4 as originally filed with the SEC on February 4, 2021, and as subsequently amended.

Prior to engaging Deloitte, during the fiscal years ended December 31, 2020 and 2019 and through the Dismissal Date, neither we nor anyone on our behalf consulted Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to our consolidated financial statements, and no written report or oral advice was provided to us by Deloitte that was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of a "disagreement" (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

We provided Crowe with a copy of the disclosure it is making herein in response to Item 304(a) of Regulation S-K, and requested Crowe furnish us with a copy of its letter addressed to the SEC, pursuant to Item 304(a)(3) of Regulation S-K, stating whether it agrees with the statements made by us in response to Item 304(a) of Regulation S-K under the Exchange Act and, if not, stating the respects in which it does not agree. A copy of Crowe’s letter is attached as Exhibit 16.2 to the registration statement of which this prospectus is a part.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This Prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to AvePoint and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov.

Our Internet address is https://www.avepoint.com/. At our Investor Relations website, https://ir.avepoint.com/, we make available free of charge a variety of information for investors. Our goal is to maintain the Investor Relations website as a portal through which investors can easily find or navigate to pertinent information about us, including:

•

Our Prospectus, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file that material with or furnish it to the SEC at www.sec.gov.

•	Announcements of investor conferences, speeches, presentations, and events at which our executives talk about our product, service, and competitive strategies.
•	Press releases on quarterly earnings, product and service announcements, legal developments, and national and international news.
•

Corporate governance information including our articles of incorporation, bylaws, governance guidelines, committee charters, code of ethics and business conduct, whistleblower “open door” policy for reporting accounting and legal allegations, global corporate social responsibility initiatives, and other governance-related policies.

•

Other news and announcements that we may post from time to time that investors might find useful or interesting, including with respect to our business strategies, financial results, and metrics for investors.

In addition to these channels, we use social media to communicate to the public. It is possible that the information we post on social media could be deemed to be material to investors. We encourage investors, the media, and others interested in AvePoint to review the information we post on the social media channels listed on our Investor Relations website.

The information found on our main website or our Investor Relations website is not part of this or any other report we file with, or furnish to, the SEC, for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act except as shall be expressly set forth by specific reference in such filing, and you should not consider any information contained on, or that can be accessed through, our website as part of this Prospectus or in deciding whether to purchase our Common Stock.

AUDITED FINANCIAL INFORMATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of AvePoint, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of AvePoint, Inc. and subsidiaries (the "Company") as of December 31, 2021, the related consolidated statements of operations, comprehensive loss, mezzanine equity and stockholders’ equity, and cash flows, for the year then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 31, 2022

We have served as the Company's auditor since 2021.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and the Board of Directors of AvePoint, Inc.

Jersey City, New Jersey

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of AvePoint, Inc. (the "Company") as of December 31, 2020, the related consolidated statements of operations, comprehensive loss, mezzanine equity and stockholders’ deficiency, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Crowe LLP

We served as the Company's auditor from 2017 to 2021.

New York, New York

March 10, 2021, except for the number of shares and per share amounts, as to which the date is March 31, 2022

AvePoint, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except par value)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$268,217	$69,112
Short-term investments	2,411	992
Accounts receivable, net of allowance of $838 and $1,767 as of December 31, 2021 and December 31, 2020, respectively	55,067	48,250
Prepaid expenses and other current assets	8,461	2,343
Total current assets	334,156	120,697
Property and equipment, net	3,922	2,663
Deferred contract costs	38,926	31,943
Long-term unbilled receivables	6,268	5,499
Other assets	5,466	8,252
Total assets	$388,738	$169,054
Liabilities, mezzanine equity, and stockholders’ equity (deficiency)
Current liabilities:
Accounts payable	$1,824	$774
Accrued expenses and other liabilities	35,062	26,245
Current portion of deferred revenue	74,294	65,203
Total current liabilities	111,180	92,222
Long-term portion of deferred revenue	8,038	9,485
Share-based awards classified as liabilities	—	43,502
Earn-out shares liabilities	10,012	—
Other non-current liabilities	3,943	3,658
Total liabilities	133,173	148,867
Commitments and contingencies (Note 10)
Mezzanine equity
Redeemable convertible preferred stock, $0.0001 par value; 94,695 shares authorized, 42,001 shares issued and outstanding with aggregate liquidation preference of $403,361 at December 31, 2020	—	183,390
Redemption value of common shares	—	25,074
Share-based awards classified as mezzanine equity	—	1,489
Redeemable noncontrolling interest	5,210	3,061
Total mezzanine equity	5,210	213,014
Stockholders’ equity (deficiency)
Common stock, $0.0001 par value; 1,000,000 and 243,360 shares authorized, 181,822 and 100,068 shares issued and outstanding, at December 31, 2021 and December 31, 2020, respectively	18	12
Additional paid-in capital	625,056	105,159
Treasury stock	(1,739)	—
Accumulated other comprehensive income	2,317	1,791
Accumulated deficit	(375,297)	(299,789)
Total stockholders’ equity (deficiency)	250,355	(192,827)
Total liabilities, mezzanine equity, and stockholders’ equity (deficiency)	$388,738	$169,054

See accompanying notes.

AvePoint, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share amounts)

	For the Year Ended
	December 31,
	2021	2020	2019
Revenue:
SaaS	$85,580	$52,074	$27,744
Term license and support	50,970	38,949	26,985
Services	31,919	34,140	26,662
Maintenance	21,022	23,462	29,122
Perpetual license	2,418	2,908	5,586
Total revenue	191,909	151,533	116,099
Cost of revenue:
SaaS	19,039	11,050	7,500
Term license and support	950	1,930	1,897
Services	30,726	26,089	24,727
Maintenance	1,949	1,221	2,275
Total cost of revenue	52,664	40,290	36,399
Gross profit	139,245	111,243	79,700
Operating expenses:
Sales and marketing	100,512	76,545	61,901
General and administrative	59,221	36,872	24,614
Research and development	31,765	12,204	11,148
Depreciation and amortization	1,238	1,059	1,049
Total operating expenses	192,736	126,680	98,712
Loss from operations	(53,491)	(15,437)	(19,012)
Change in earn-out shares liabilities and warrant liabilities	21,233	—	—
Interest income, net	102	41	56
Other expense, net	(632)	(511)	(604)
Loss before income taxes	(32,788)	(15,907)	(19,560)
Income tax expense	457	1,062	614
Net loss	$(33,245)	$(16,969)	$(20,174)
Net loss attributable to and accretion of redeemable noncontrolling interest	(1,974)	(27)	—
Net loss attributable to AvePoint, Inc.	$(35,219)	$(16,996)	$(20,174)
Deemed dividends on preferred stock	(32,928)	(34,446)	(107,469)
Net loss available to common shareholders	$(68,147)	$(51,442)	$(127,643)
Loss per share:
Basic	$(0.48)	$(0.57)	$(1.72)
Diluted	$(0.48)	$(0.57)	$(1.72)
Shares used in computing loss per share:
Basic	141,596	89,638	74,006
Diluted	141,596	89,638	74,006

See accompanying notes.

AvePoint, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Loss

(In thousands)

	For the Year Ended
	December 31,
	2021	2020	2019
Net loss	$(33,245)	$(16,969)	$(20,174)
Other comprehensive income net of taxes
Foreign currency translation adjustments	463	217	347
Total other comprehensive income	463	217	347
Total comprehensive loss	$(32,782)	$(16,752)	$(19,827)
Comprehensive income attributable to redeemable noncontrolling interests	(1,911)	(27)	—
Total comprehensive loss attributable to AvePoint, Inc	$(34,693)	$(16,779)	$(19,827)

See accompanying notes.

AvePoint, Inc. and Subsidiaries

Consolidated Statements of Mezzanine Equity and Stockholders’ Equity (Deficiency)

For the Year Ended December 31, 2021, 2020 and 2019

(In thousands, except share amounts)

			Redeemable	Share	Redeemable	Total						Accumulated	Total
	Convertible		Common	Based	noncontrolling	mezzanine			Additional			Other	Stockholders’
	Preferred Stock (1)		Shares	Awards	interest	equity	Common Stock (1)		Paid-In	Treasury	Accumulated	Comprehensive	Equity
	Shares	Amount	Amount	Amount	Amount	Amount	Shares	Amount	Capital	Stock	Deficit	Income	(Deficiency)
Balance, December 31, 2020	42,000,592	$183,390	$25,074	$1,489	$3,061	$213,014	100,068,469	$12	$105,159	$—	$(299,789)	$1,791	$(192,827)
Reclassification of share-based awards to mezzanine equity	—	—	—	206	—	206	—	—	(206)	—	—	—	(206)
Reclassification of common shares to mezzanine equity	—	—	6,872	—	—	6,872	—	—	—	—	—	—	—
Remeasurement of redemption value of common shares	—	—	7,361	—	—	7,361	—	—	—	—	(7,361)	—	(7,361)
Proceeds from exercise of options	—	—	—	—	—	—	5,141,331	—	8,242	—	—	—	8,242
Common stock issued upon vesting of restricted stock units	—	—	—	—	—	—	170,852	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	46,475	—	—	—	46,475
Remeasurement of redemption value of convertible preferred stock	—	32,928	—	—	—	32,928	—	—	—	—	(32,928)	—	(32,928)
Issuance of redeemable noncontrolling interest in EduTech	—	—	—	—	238	238	—	—	515	—	—	—	515
Conversion of convertible preferred stock	(42,000,592)	(216,318)	—	—	—	(216,318)	28,500,592	3	85,390	—	—	—	85,393
Reclassification of redeemable common shares from mezzanine to permanent equity	—	—	(39,307)	—	—	(39,307)	—	—	39,307	—	—	—	39,307
Reclassification of share-based awards from liabilities and mezzanine equity to permanent equity	—	—	—	(1,695)	—	(1,695)	—	—	41,152	—	—	—	41,152
Merger and recapitalization, net of transaction costs	—	—	—	—	—	—	47,940,523	3	299,736	—	—	—	299,739
Reclassification of earn-out RSUs to earn-out shares	—	—	—	—	—	—	—	—	(714)	—	—	—	(714)
Reclassification of Apex shares purchased prior to the Business Combination	—	—	—	—	—	—	—	—	—	(1,739)	—	—	(1,739)
Comprehensive income (loss):
Net loss	—	—	—	—	—	—	—	—	—	—	(33,245)	—	(33,245)
Net income attributable to and accretion of redeemable noncontrolling interest	—	—	—	—	1,974	1,974	—	—	—	—	(1,974)	—	(1,974)
Foreign currency translation adjustment	—	—	—	—	(63)	(63)	—	—	—	—	—	526	526
Balance, December 31, 2021	—	$—	$—	$—	$5,210	$5,210	181,821,767	$18	$625,056	$(1,739)	$(375,297)	$2,317	$250,355

			Redeemable	Share	Redeemable	Total					Accumulated	Total
	Convertible		Common	Based	noncontrolling	mezzanine			Additional		Other	Stockholders’
	Preferred Stock (1)		Shares	Awards	interest	equity	Common Stock (1)		Paid-In	Accumulated	Comprehensive	Equity
	Shares	Amount	Amount	Amount	Amount	Amount	Shares	Amount	Capital	Deficit	Income	(Deficiency)
Balance, December 31, 2019	51,091,344	$182,656	$10,684	$1,291	$—	$194,631	84,331,573	$10	$33,691	$(233,957)	$1,574	$(198,682)
Reclassification of share-based awards to mezzanine equity	—	—	—	198	—	198	—	—	(198)	—	—	(198)
Remeasurement of redemption value of common shares	—	—	14,390	—	—	14,390	—	—	—	(14,390)	—	(14,390)
Proceeds from exercise of options	—	—	—	—	—	—	759,293	—	612	—	—	612
Stock-based compensation expense	—	—	—	—	—	—	—	—	3,277	—	—	3,277
Proceeds from the issuance of common stock, net of issuance costs	—	—	—	—	—	—	11,979,055	1	56,260	—	—	56,261
Settlement of restricted stock issued in exchange for non-recourse promissory note	—	—	—	—	—	—	2,607,432	1	4,639	—	—	4,640
Issuance of common shares in exchange for issuance cost	—	—	—	—	—	—	391,115	—	2,407	—	—	2,407
Remeasurement of redemption value of convertible preferred stock	—	32,976	—	—	—	32,976	—	—		(32,976)	—	(32,976)
Redemption of Series B convertible preferred stock	(9,090,752)	(32,242)	—	—	—	(32,242)	—	—	—	(1,470)	—	(1,470)
Issuance of redeemable noncontrolling interest in EduTech	—	—	—	—	3,034	3,034	—	—	4,471	—	—	4,471
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	(16,969)	—	(16,969)
Net income attributable to noncontrolling interest	—	—	—	—	27	27	—	—	—	(27)	—	(27)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	217	217
Balance, December 31, 2020	42,000,592	$183,390	$25,074	$1,489	$3,061	$213,014	100,068,469	$12	$105,159	$(299,789)	$1,791	$(192,827)

			Redeemable	Share	Redeemable	Total					Accumulated	Total
	Convertible		Common	Based	noncontrolling	mezzanine			Additional		Other	Stockholders’
	Preferred Stock (1)		Shares	Awards	interest	equity	Common Stock (1)		Paid-In	Accumulated	Comprehensive	Equity
	Shares	Amount	Amount	Amount	Amount	Amount	Shares	Amount	Capital	Deficit	Income	(Deficiency)
Balance, December 31, 2018	58,529,461	$108,958	$—	$774	$—	$109,732	73,838,841	$9	$10,244	$(154,289)	$1,227	$(142,809)
Reclassification of share-based awards to mezzanine equity	—	—	—	517	—	517	—	—	(517)	—	—	(517)
Remeasurement of redemption value of common shares	—	—	10,684	—	—	10,684	—	—	(10,684)	—	—	(10,684)
Cumulative effect of accounting change	—	—	—	—	—	—	—	—	—	47,975	—	47,975
Proceeds from exercise of options	—	—	—	—	—	—	451,955	—	88	—	—	88
Stock-based compensation expense	—	—	—	—	—	—	—	—	3,094	—	—	3,094
Options reclassified from permanent equity to liability	—	—	—	—	—	—	—	—	(2,203)	—	—	(2,203)
Proceeds from the issuance of common stock, net of issuance costs	—	—	—	—	—	—	10,040,777	1	33,669	—	—	33,670
Proceeds from the issuance of Series C convertible preferred stock, net of issuance costs	42,000,593	145,230	—	—	—	145,230	—	—	—	—	—	—
Redemption of Series A convertible preferred stock	(5,834,851)	(9,258)	—	—	—	(9,258)	—	—	—	(8,030)	—	(8,030)
Redemption of Series B convertible preferred stock	(43,603,859)	(80,695)	—	—	—	(80,695)	—	—	—	(81,018)	—	(81,018)
Deemed dividend on extinguishment of Series B convertible preferred stock	—	15,408	—	—	—	15,408	—	—	—	(15,408)	—	(15,408)
Remeasurement of redemption value of convertible preferred stock	—	3,013	—	—	—	3,013	—	—	—	(3,013)	—	(3,013)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	(20,174)	—	(20,174)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	347	347
Balance, December 31, 2019	51,091,344	$182,656	$10,684	$1,291	$—	$194,631	84,331,573	$10	$33,691	$(233,957)	$1,574	$(198,682)

(1) As part of the Business Combination (as disclosed in "Note 3 — Business Combination"), all per share information has been retroactively adjusted using an exchange ratio of 8.69144 per share.

See accompanying notes.

AvePoint, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	For the Year Ended
	December 31,
	2021	2020	2019
Operating activities
Net loss	$(33,245)	$(16,969)	$(20,174)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,238	1,059	1,049
Foreign currency remeasurement loss (gain)	1,308	(378)	362
Provision for doubtful accounts	(740)	690	296
Stock-based compensation	59,508	33,767	13,893
Loss (gain) on disposal of property and equipment	(15)	80	7
Deferred income taxes	(175)	(433)	(1,610)
Change in value of earn-out and warrant liabilities	(21,233)	—	—
Changes in operating assets and liabilities:
Accounts receivable and long-term unbilled receivables	(9,012)	(8,946)	(13,150)
Prepaid expenses and other current assets	(5,914)	1,204	156
Deferred contract costs and other assets	(8,121)	(3,236)	(5,023)
Accounts payable, accrued expenses and other liabilities	10,626	971	7,778
Deferred revenue	10,805	11,311	14,365
Net cash provided by (used in) operating activities	5,030	19,120	(2,051)
Investing activities
Maturity (purchase) of short-term investments	(916)	2,391	(398)
Purchase of property and equipment	(2,461)	(1,023)	(1,083)
Net cash provided by (used in) investing activities	(3,377)	1,368	(1,481)
Financing activities
Proceeds from recapitalization of Apex shares	491,563	—	—
Redemption of redeemable convertible preferred stock	(130,925)	(33,712)	(179,000)
Redemption of Legacy AvePoint common stock	(106,169)	—	—
Purchase of treasury stock	(1,628)	—	—
Payment of net cash settlement for management options	(7,530)	—	—
Proceeds from stock option exercises	5,566	612	88
Proceeds from sale of common shares of subsidiary	753	7,505	—
Repayments of capital leases	(25)	(49)	(82)
Payments of debt issuance costs	—	(300)	—
Proceeds from issuance of Common stock, net of issuance costs	—	58,770	33,670
Collection of promissory note	—	284	—
Collection of non-recourse promissory note	—	4,639	—
Proceeds from issuance of Series C convertible preferred stock	—	—	150,000
Payments of transaction fees by Legacy AvePoint	(2,998)	(2,089)	—
Payments of transaction fees	(49,990)	(101)	(4,770)
Net cash provided by (used in) financing activities	198,617	35,559	(94)
Effect of exchange rates on cash	(1,165)	903	(590)
Net increase (decrease) in cash and cash equivalents	199,105	56,950	(4,216)
Cash and cash equivalents at beginning of period	69,112	12,162	16,378
Cash and cash equivalents at end of period	$268,217	$69,112	$12,162
Supplemental disclosures of cash flow information
Cash paid for:
Interest	$13	$—	$—
Income taxes	$4,037	$1,068	$247
Non-cash investing and financing activities
Issuance of common shares in exchange for issuance cost	$—	$2,408	$—
Property and equipment acquired under capital leases	$—	$29	$57

See accompanying notes.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Nature of Business and Organization

Apex Technology Acquisition Corporation ("Apex") was a blank check company incorporated in Delaware on April 5, 2019. Apex was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. AvePoint, Inc. (“Legacy AvePoint”) was incorporated as a New Jersey corporation on July 24, 2001, was redomiciled as a Delaware corporation in 2006, and changed its name to "AvePoint Operations, Inc." in June 2021.

On November 23, 2020, Legacy AvePoint and the members of the Apex Group entered into the Business Combination Agreement. On July 1, 2021, Pursuant to the terms of the Business Combination Agreement, Merger Sub 1, a wholly owned subsidiary of Apex, merged with and into Legacy AvePoint, with Legacy AvePoint surviving the merger as a wholly-owned subsidiary of Apex. Promptly following the first merger, Legacy AvePoint merged with and into Merger Sub 2, with Merger Sub 2 as the surviving company and a wholly owned subsidiary of Apex, subsequently renamed “AvePoint US LLC.” Following the consummation of those merger activities, Apex was renamed “AvePoint, Inc.” On July 26, 2021, AvePoint US LLC merged with and into AvePoint, Inc. with AvePoint, Inc. (hereinafter referred to as “AvePoint,” “we,” "us," or “our”) surviving. See the sections of this Prospectus titled "Business — 2021 Consummation of the Business Combination” and "Note 3 - Business Combination" for additional information.

We are a leading provider of enterprise collaboration and productivity software solutions. We develop, market, and sell our suite of software solutions and services, primarily in North America, Europe, Australia, and Asia. We provide our customers with high-performance infrastructure management, compliance, data governance, mobility and productivity, online services and software solutions consulting. We do this through our Confidence Platform, a SaaS platform that assists organizations who use M365 and more than a half dozen other cloud collaboration utilities. Our Confidence Platform, built on AOS, contains our suites of software solutions: our Control Suite, for data governance enabling collaboration services at scale, with automation and repeatable business templates; our Fidelity Suite for the preservation of data integrity as organizations undergo digital transformation projects to streamline the way they work from one collaboration system to the next; and our Resilience Suite to help organizations comply with data governance regulations, preserve business records for compliance, and ensure business continuity.

Our principal headquarters are located in Jersey City, New Jersey, with our operating headquarters in Richmond, Virginia and additional offices in North America, Europe, Asia, Australia and the Middle East.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and include the consolidated accounts of AvePoint, Inc. and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Comparative Data

Certain amounts from prior periods which have been presented separately have been grouped to conform to the current period presentation, including:

•	The reclassification of prepaid rent to be included in prepaid expenses and other current assets on the consolidated balance sheets as of December 31, 2020;

•

The reclassification of accrued rent obligation to be included in accounts payable, accrued expenses and other liabilities on the consolidated statements of cash flows for the years ended December 31, 2020 and 2019;

•

The reclassification of equity issuance costs to be offset from proceeds from issuance of common stock on the consolidated statements of mezzanine equity and stockholders' equity (deficiency) for the year ended December 31, 2020;

•

The reclassification of equity issuance costs to be offset from proceeds from issuance of Series C preferred stock on the consolidated statements of mezzanine equity and stockholders' equity (deficiency) for the year ended December 31, 2019;

•

The reclassification of remeasurement of redemption value of Series B preferred stock to be offset from remeasurement of redemption value of Series C preferred stock and both included in the remeasurement of redemption value of convertible preferred stock on the consolidated statements of mezzanine equity and stockholders’ equity (deficiency) for the years ended December 31, 2020 and 2019; and

•	The reclassification of current portion of capital lease and deferred rent into others on the Note 7 — accrued expenses and other liabilities in the notes to consolidated financial statements as of December 31, 2020.

Business Combination

The Business Combination was accounted for as a reverse recapitalization as Legacy AvePoint was determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations. This determination was primarily based on Legacy AvePoint comprising the ongoing operations of the combined entity, Legacy AvePoint’s senior management comprising the majority of the senior management of the combined company and the prior shareholders of Legacy AvePoint having a majority of the voting power of the combined entity. In connection with the Business Combination, the outstanding shares of Legacy AvePoint's preferred stock were redeemed for cash and shares of AvePoint’s Common Stock and the outstanding shares of Legacy AvePoint's common stock were converted into AvePoint's Common Stock, representing a recapitalization, and the net assets of the Company were acquired at historical cost, with no goodwill or intangible assets recorded. Operations and assets and liabilities of the Company prior to the Business Combination in these financial statements are those of Legacy AvePoint. As a result, these financial statements represent the continuation of Legacy AvePoint and the historical shareholders’ deficiency. Common stock, preferred stock and loss per share of Legacy AvePoint prior to the Business Combination have been retrospectively adjusted for the Business Combination using an exchange ratio of 8.69144. Options to purchase common stock of Legacy AvePoint were converted into options to purchase common stock of AvePoint, Inc. using an exchange ratio of 8.6914. The options, as converted, continue to be governed by Legacy AvePoint's existing stock option plan. The accumulated deficit of Legacy AvePoint has been carried forward after the Business Combination. Refer to "Note 3 — Business Combination" for additional information. All per share information in the consolidated balance sheets, consolidated statements of operations, consolidated statements of mezzanine equity and stockholders' equity (deficiency) and the notes to consolidated financial statements have been retroactively adjusted using an exchange ratio of 8.69144 per share.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates and assumptions on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The amounts of assets and liabilities reported in our consolidated balance sheets and the amounts of revenue and expenses reported for each of its periods presented are affected by estimates and assumptions, which are used for, but not limited to, the accounting for revenue recognition, allowance for doubtful accounts, deferred contract costs, income taxes and related reserves, stock-based compensation, and earn-out liabilities. Actual results and outcomes may differ from management’s estimates and assumptions due to risks and uncertainties, including uncertainty in the current economic environment due to the outbreak of COVID-19.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Foreign Currency

We have foreign operations where the functional currency has been determined to be the local currency, in accordance with FASB ASC 830, Foreign Currency Matters. Adjustments resulting from translating such foreign functional currency assets and liabilities into U.S. dollars, based on current exchange rates, are recorded as a separate component of stockholders’ deficiency under the caption, accumulated other comprehensive income. Revenue and expenses are translated using average rates prevailing during the period. Transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in other income (expense), net in the Company’s consolidated statements of operations. Transaction losses totaled $0.9 million, $0.6 million and $0.7 million for the years ended December 31, 2021, 2020 and 2019 respectively.

Cash and Cash Equivalents

We maintain cash with several high credit-quality financial institutions. We consider all investments available with original maturities of three months or less to be cash equivalents and consist mainly of U.S. treasury bills and certificate of deposits. These investments are not subject to significant market risk. We maintain our cash and cash equivalents in bank accounts which, at times, exceed the federally insured limits. We have not experienced any losses in such accounts. We maintain cash balances used in operations at entities based in the People’s Republic of China, which imposes regulations that limit the ability to transfer cash out of the country. As of December 31, 2021 and December 31, 2020, our cash balances at these entities were $9.3 million and $6.8 million, respectively. For purposes of the consolidated statements of cash flows, cash includes all amounts in the consolidated balance sheets captioned cash and cash equivalents.

Short-Term Investments

Short-term investments consist mainly certificate of deposits held by financial institutions which have an initial maturity of greater than three months but less than or equal to one year at period end.

Allowance for Doubtful Accounts

The Company evaluates the collectability of its accounts receivable based on a combination of factors. Where we are aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, we record a specific allowance against amounts due. For all other customers, we recognize allowances for doubtful accounts based on the length of time the receivables are outstanding, the current business environment and its historical experience. Accounts are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. As such, we present trade receivables at their net estimated realizable value through use of the allowance for doubtful accounts.

Property and Equipment

Property and equipment are stated at cost and depreciated on a straight-line basis over the shorter of their estimated useful lives or related contract terms beginning in the year the asset was placed into service.

	Years
Computer equipment and software		3.0
Leasehold improvements	5.0	-	11.0
Furniture and fixture		7.0
Office equipment		5.0
Buildings		39.5

Normal repair and maintenance costs are expensed as incurred. We write off depreciated assets that are no longer in service.

Leasehold improvements are amortized over the lesser of the lease term or the estimated useful life of the improvements and such amortization is included in depreciation and amortization expense.

We evaluate long-lived assets, which include leasehold improvements and equipment subject to amortization, for impairment whenever events or changes in business circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss will be recognized when the aggregate of estimated undiscounted future cash flows expected to result from the use and the eventual disposition of the long-lived assets less than its carrying amount. Impairment, if any, is determined based on the fair value of the long-lived asset.

There were no impairment charges recognized during the years ended years ended  December 31, 2021, 2020, and 2019, respectively.

We evaluate the portion of depreciation and amortization expense attributable to cost of revenue based on organizational headcount directly attributable to the generation of revenue. Based on this evaluation, we have determined that depreciation and amortization attributable to cost of revenue is not material; therefore, the full expense has been recorded in operating expenses in the consolidated statements of operations.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Deferred Contract Costs

We defer sales commissions earned by its sales force that are considered to be incremental and recoverable costs of obtaining SaaS, term license and support, service, perpetual license and maintenance contracts. We have structured commissions plans such that the commission rate paid on renewal contracts are less than those paid on the initial contract; therefore, it is determined that the renewal commissions are not commensurate with the initial commission. We determine the estimated average customer relationship period and average renewal term utilizing a portfolio approach. Deferred costs are periodically reviewed for impairment.

Amortization of deferred contract costs of $9.5 million, $10.5 million and $7.7 million for the years ended December 31, 2021, 2020 and 2019 respectively, is included as a component of sales and marketing expenses in our consolidated statements of operations. Deferred contract costs recognized as a contract asset on our balance sheet was $38.9 million and $31.9 million at December 31, 2021 and December 31, 2020, respectively.

Software Development Costs

Costs incurred in the development of new software products and enhancements to existing software products to be accounted for under software revenue recognition guidance are accounted for in accordance with ASC 985-20, Costs of Software to be Sold, Leased, or Marketed, or ASC 985-20. These costs, consisting primarily of salaries and related payroll costs, are expensed as incurred until technological feasibility has been established. After technological feasibility is established, costs are capitalized in accordance with ASC 985-20. Company’s primary on-premises product is DocAve which is within the scope of subtopic 985-20. DocAve has been on the market since 2002. Typically, the economic life of software produced is less than 5 years. As such, any costs subject to capitalization under ASC 985-20 would be fully amortized at this time. As a result, no internally generated software development costs have been capitalized as of December 31, 2021 or December 31, 2020.

We account for costs to develop or obtain internal-use software and implementation costs incurred in hosting arrangements in accordance with ASC 350-40, Internal-Use Software, or ASC 350-40. We also account for costs of significant upgrades and enhancements resulting in additional functionality under ASC 350-40. These costs are primarily software purchased for internal-use, purchased software licenses, implementation costs, and development costs related to our hosted product, which is accessed by customers on a subscription basis. Costs incurred for maintenance, training, and minor modifications or enhancements are expensed as incurred. Internal-use software is amortized on a straight-line basis over its estimated useful life, which is generally three years. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. Internally developed software costs required to be capitalized as defined by the accounting guidance are not material to our consolidated financial statements.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Revenue Recognition

We derive revenue from four primary sources: SaaS, term license and support, services, and maintenance.

The following table presents our revenue by source:

	For the Year Ended
	December 31,
	2021	2020	2019
	(in thousands)
Revenue:
SaaS	$ 85,580	$ 52,074	$ 27,744
Term license and support	50,970	38,949	26,985
Services	31,919	34,140	26,662
Maintenance	21,022	23,462	29,122
Perpetual license	2,418	2,908	5,586
Total revenue	$ 191,909	$ 151,533	$ 116,099

Term license and perpetual license revenue recognized at point in time was $39.7 million, $32.4 million and $26.3 million for the years ended  December 31, 2021, 2020, and 2019, respectively. The remaining revenue amount is recognized over time.

Our sources of revenue mainly include:

•

SaaS and term license and support revenue includes revenue from sale of SaaS and term license and support, versions of our software and related customer support. SaaS revenue is recognized ratably over the term of the of the contract. Term License revenue includes distinct on-premises license and support performance obligations. The license is generally recognized upfront at the point in time when the software is made available to the customer to download and use, and the support is recognized ratably over the term of the of the contract.

•

Perpetual license revenue is recognized up front upon delivery of the licensed product and/or the utility that enables the customer to access authorization keys, provided that an enforceable contract has been received. Typically, our perpetual licenses are sold with post-contract support (PCS), which includes unspecified technical enhancements and customer support. Revenue from PCS is classified as maintenance revenue and is recognized ratably over the term of the contract, which is typically one year, as we satisfy the PCS performance obligation.

•

Services revenue includes revenue derived primarily from the implementation of software, training, consulting, and migrations. We also offer license customization and managed services. Services revenue from implementation, training, consulting, migration, and license customization is recognized by applying a measure of progress, such as labor hours to determine the percentage of completion of each contract. Services revenue from managed services is recognized ratably on a straight line basis over the contract term.

ASC 606 is a single standard for revenue recognition that applies to all of our SaaS, term license and support, services, perpetual license and maintenance arrangements and generally requires revenue to be recognized upon the transfer of control of promised goods or services provided to its customers, reflecting the amount of consideration it expects to receive for those goods or services. Pursuant to ASC 606, revenue are recognized upon the application of the following steps:

•	identification of the contract, or contracts, with a customer;

•	identification of the performance obligations in the contract;

•	determination of the transaction price;

•	allocation of the transaction price to the performance obligations in the contract; and

•	recognition of revenue when, or as, the contractual performance obligations are satisfied.

The timing of revenue recognition may differ from the timing of invoicing to our customers. We record an unbilled receivable when revenue is recognized prior to invoicing. Current unbilled receivable is included in accounts receivable, net in the consolidated balance sheets. We record deferred revenue in the consolidated balance sheets when cash is collected or invoiced before revenue is earned. Our standard payment terms are generally net 30 days. Invoices for SaaS, term license and support and maintenance are generally issued annually in advance or when the license is made available for customer use. Invoices for license contracts are generally issued when the license is available for the customer for download. Services are generally invoiced in advance or as the services are performed.

Total deferred revenue as of December 31, 2020 was $74.7 million, of which $62.1 million was recognized as revenues for the year ended December 31, 2021.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The opening and closing balances of the Company’s accounts receivable, net, deferred revenue and deferred contract costs are as follows:

	Accounts		Deferred
	receivable,	Deferred	contract
	net (1)	revenue	costs
	(in thousands)
Opening (January 1, 2020)	$43,619	$60,600	$28,351
Closing (December 31, 2020)	53,749	74,688	31,943
Increase/(decrease)	10,130	14,088	3,592

Opening (January 1, 2021)	$53,749	$74,688	$31,943
Closing (December 31, 2021)	61,335	82,332	38,926
Increase/(decrease)	7,586	7,644	6,983

(1) Accounts receivable, net is inclusive of accounts receivable, net of allowance for doubtful accounts, current unbilled receivables and long-term unbilled receivables.

Our revenue arrangements generally include standard warranty or service level provisions that its arrangements will perform and operate in all material respects as defined in the respective agreements, the financial impacts of which have historically been and are expected to continue to be insignificant. Our arrangements generally do not include a general right of return relative to the delivered products or services. We recognize revenue net of any taxes collected from customers, which are subsequently remitted to governmental authorities.

Many of our contracts include multiple performance obligations. Judgment is required in determining whether each performance obligation is distinct. Our products and services generally do not require a significant amount of integration or interdependency; therefore, the Company’s products and services are generally not combined. We allocate the transaction price for each contract to each performance obligation based on the relative standalone selling price (“SSP”) for each performance obligation within each contract.

We use judgment in determining the SSP for products and services. For substantially all performance obligations except term licenses, we are able to establish the SSP based on the observable prices of products or services sold separately in comparable circumstances to similar customers. We typically establish an SSP range for our products and services which is reassessed on a periodic basis or when facts and circumstances change. Term license are sold only as a bundled arrangement that includes the rights to a term license and support.

In determining the SSP of license and support in a term license arrangement we applied observable inputs using the value relationship between support and term license, the value relationship between support and perpetual licenses, the average economic life of our products, software renewals rates and the price of the bundled arrangement  in relation to the perpetual licensing approach. Using a combination of the relative fair value method or the residual value method the SSP of the performance obligations in an arrangement was allocated to each performance obligation within a sales arrangement.

As of December 31, 2021, transaction price allocated to remaining performance obligations, which includes deferred revenue and amounts that will be invoiced and recognized as revenue in future periods, was $201.1 million, of which $147.1 million is related to SaaS and term license and support revenue. We expect to recognize approximately 76% of the total transaction price allocated to remaining performance obligations over the next twelve months and the remainder thereafter.

We utilize indirect sales channels which utilize Channel Partners. These deals are executed in one of two ways:

1.	Channel Partner as Customer

In the first form of these arrangements, the Channel Partner purchases the products from us at a discounted price and resells the products to end users at a price determined by the Channel Partner. In this scenario, the Channel Partner is the entity that has contracted with us and therefore is determined to be our customer. We recognize revenue when control of the goods and/or services are transferred to the customer. In this first form of the sales transaction, revenue recognition occurs upon transfer to the Channel Partner (acting as reseller) or as directed by the Channel Partner's (acting as reseller's) to its customer.

2.	End User as Customer

In the second form, we bill the end user and the Channel Partner receives a commission. Upon analysis of deals executed through the second form of these channels, we determined that the end user represents our customer due to the fact that the end user purchased goods and/or services that are outputs of our ordinary activities. Consequently, Channel Partners utilized in deals executed through this second model are deemed to be agents of the transaction. In this second form of these arrangements, we recognize revenue upon transfer of the goods and/or services to the end user.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Stock-Based Compensation

Stock-based compensation represents the cost related to stock-based awards granted to employees. To date, we have issued both stock options and restricted stock units ("RSUs'). With respect to equity-classified awards, the Company measures stock-based compensation cost at the grant date based on the estimated fair value of the award and recognizes the cost as expense ratably (net of estimated forfeitures) over the requisite service period. With respect to liability-classified awards, the Company measures stock-based compensation cost at the grant date and at each reporting period based on the estimated fair value of the award. Stock-based compensation cost is recognized ratably over the requisite service period, net of actual forfeitures in the period.

We estimate the fair value of stock options using a Black-Scholes valuation model. The Black-Scholes model requires highly subjective assumptions in order to derive the inputs necessary to the calculate the fair value of stock options. To estimate the expected term of stock options, the Company considered contractual terms of the options, including the vesting and expiration periods, as well as historical option exercise data and current market conditions to determine an estimated expected term. The Company’s historical experience is too limited to be able to reasonably estimate expected term. Expected volatility is based on historical volatility of a group of peer entities. Dividend yields are based upon historical dividend yields. Risk-free interest rates are based on the implied yields currently available on U.S. Treasury zero coupon issues with a remaining term equal to the expected term.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to difference between financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled.

We recognize liabilities for uncertain tax positions taken or expected to be taken in income tax returns. Accrued interest and penalties related to unrecognized tax benefits are recognized as part of the provision for income taxes. Judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and unrecognize tax benefits. In determining the need for a valuation allowance, the historical and projected financial performance of the operation that is recording a net deferred tax asset is considered along with any other pertinent information.

We file income tax returns in the U.S. federal, various states and foreign jurisdictions. The tax years 2017 through 2020 are open and subject to audit by US federal, state and local authorities. The tax years 2011 through 2020 are open and subject to audit by foreign tax jurisdictions.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Redeemable Noncontrolling Interest

At December 31, 2021 and 2020, we owned approximately 76.09% and 77.78%, respectively, and AEPL PTE. LTD. (“AEPL”) owned 23.91% and 22.22%, respectively, of AvePoint EduTech Pte. Ltd.. (“EduTech”). As part of AEPL’s investment in EduTech, we granted AEPL a put option which allows AEPL to cause us to repurchase AEPL’s shares in EduTech at any time between December 24, 2022 and December 24, 2023 at a price equal to AEPL’s initial investment. Consequently, we record redeemable noncontrolling interest as mezzanine equity in our consolidated balance sheets. At each reporting period, we increase the carrying amount of the redeemable noncontrolling interest by periodic accretions using the interest method so that the carrying amount will equal the redemption amount on the date that the put option becomes exercisable, and adjustments to the value are recorded as net income attributable to and accretion of redeemable noncontrolling interest on consolidated statements of mezzanine equity and stockholders' equity (deficiency).

Emerging Growth Company

We are considered an emerging growth company. Section 102(b)(1) of the Jobs Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815 — 40)” (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. The amendments in this ASU are effective for entities eligible to be smaller reporting companies for fiscal years beginning after December 15, 2023. We are currently evaluating the impact ASU 2020-06 will have on our consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (ASC 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which is intended to simplify various areas related to the accounting for income taxes and improve consistent application of ASC 740. The amendments in this ASU are effective for EGC entities, which elected to take advantage of the extended transition period, for fiscal years beginning after December 15, 2021. Early adoption of the amendments is permitted, including adoption in any interim period for public business entities for periods for which financial statements have not yet been issued and all other entities for periods for which financial statements have not yet been made available for issuance. We are currently evaluating the impact of its pending adoption of ASU 2019-12 on our consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842) and subsequently issued amendments to the initial guidance: ASU 2017-13, ASU 2018-10, ASU 2018-11, ASU 2018-20, ASU 2019-01, ASU 2019-10, ASU 2020-02, ASU 2020-05 and ASU 2021-05 (collectively, ASC 842). ASC 842 requires companies to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets. ASC 842 is effective for EGC entities, which elected to take advantage of the extended transition period, for fiscal years beginning after December 15, 2021. ASC 842 must be adopted using a modified retrospective method and its early adoption is permitted. The Company is currently evaluating the impact of adoption of this ASU on its consolidated financial statements. While the Company generally expects the financial records to be impacted by the requirements highlighted above, the Company cannot reasonably estimate the impact that adoption of the ASUs referenced in this announcement is expected to have on the financial statements at this time.

In January 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses on Financial Instruments,” which replaces incurred loss methodology to estimate credit losses on financial instruments with a methodology that reflects expected credit losses. This amendment affects entities holding financial assets that are not accounted for at fair value through net income including trade receivables. Subsequently FASB issued ASU 2020-02 which deferred the adoption date. The amendments in this ASU are effective for EGC entities, which elected to take advantage of the extended transition period, for fiscal years beginning after December 15, 2022. Early application of the amendments is permitted. The Company is currently evaluating the impact of adoption of this ASU on its consolidated financial statements.

While we generally expect the financial records to be impacted by the requirements highlighted above, we cannot reasonably estimate the impact that adoption of the ASUs referenced in this announcement is expected to have on the financial statements at this time.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Business Combination

On November 23, 2020, Legacy AvePoint and the members of the Apex Group entered into the Business Combination Agreement. The Business Combination by and among Legacy AvePoint and the members of the Apex Group was effected on July 1, 2021 by the merger of Athena Technology Merger Sub, Inc. ("Merger Sub 1") with and into Legacy AvePoint (the “First Merger”), with Legacy AvePoint surviving the First Merger as a wholly-owned subsidiary of Apex, and promptly following the First Merger, Legacy AvePoint was merged with and into Athena Technology Merger Sub 2, LLC ("Merger Sub 2") (the “Second Merger”), with Merger Sub 2 surviving the Second Merger (the “Surviving Entity”) as a wholly-owned subsidiary of Apex (the Second Merger together with the First Merger, the “Mergers”). Following the consummation of the Mergers, the Surviving Entity changed its name to AvePoint US, LLC and Apex changed its name to AvePoint, Inc. (hereinafter referred to as “AvePoint,” the "Company," “we,” "us," or “our”). On July 26, 2021, AvePoint US, LLC was merged with and into AvePoint, with AvePoint surviving.

The following transactions occurred in connection with the Business Combination which impacted our mezzanine equity and permanent equity accounts:

●	Shares of Legacy AvePoint common stock were cancelled and converted into 103,831,523 shares of our Common Stock, par value $0.0001 per share.
●	$106.2 million was paid to holders of Legacy AvePoint common stock in exchange for 10,602,105 shares of Common Stock (as converted).
●	Shares of Apex Class A common stock were cancelled and converted into 34,982,628 shares of our Common Stock.
●	Shares of Apex Class B common stock were cancelled and converted into 9,560,000 shares of our Common Stock.
●	Apex entered into subscription agreements with certain investors, whereby 14,000,000 shares of our Common Stock at $10.00 per share (“PIPE Shares”) for an aggregate purchase price of $140.0 million.
●	A portion of Legacy AvePoint preferred stock was cancelled and converted into 28,500,592 shares of our Common Stock. The remaining preferred stock was redeemed for $130.9 million.
●	Options to purchase Legacy AvePoint common stock (other than certain options held by certain executives and options issued to certain employees in the People's Republic of China) were cancelled and converted into an option to purchase our Common Stock with the same terms and conditions (including vesting and exercisability terms) applicable to the corresponding former Legacy AvePoint options.
●	Options to purchase Legacy AvePoint common stock issued to employees in the People's Republic of China were cancelled and converted into an option to purchase our Common Stock with the same terms and conditions with the exception of fully vested options which will incur an additional month of vesting following the Business Combination to comply with local regulations.
●	Legacy AvePoint Officer Awards, as defined in "Note 13 — Stock-Based Compensation," were cancelled. Refer to "Note 13 — Stock-Based Compensation" for more information.
●	Put options on Legacy AvePoint Modified Options and Modified Common Stock, as defined in "Note 13 — Stock-Based Compensation", were cancelled. Refer to "Note 13 — Stock-Based Compensation" for more information.
●	We entered into earn-out agreements to issue additional shares if certain share price milestones are achieved. Refer to "Note 11 — Company Earn-Out and Warrant Liabilities" for more information.
●	We assumed public and private placement warrants from Apex. Refer to "Note 11 — Company Earn-Out and Warrant Liabilities" for more information.

As of the Closing Date and following the completion of the Business Combination, we are authorized to issue up to 1,000,000,000 shares of Common Stock at a par value of $0.0001 per share and up to 20,000,000 shares of preferred stock, the rights, preferences and privileges of which may be designated from time to time by our Board.

As of the Closing Date and following the completion of the Business Combination, we had the following outstanding securities:

●	180,272,638 shares of Common Stock; and
●	17,905,000 warrants, each exercisable for one share of Common Stock at a price of $11.50 per share (the “Warrants”).

As a result of the Business Combination, we received net cash consideration of $204.5 million. Legacy AvePoint and Apex incurred costs that are considered direct and incremental costs associated with the transaction. These costs amounted to $56.2 million and were treated as a reduction of additional paid-in capital.

Cash flows provided to or paid by Legacy AvePoint or Apex in connection with the Business Combination are included in our consolidated statements of cash flows as financing activities. Our purchase of shares of Apex common stock prior to the Business Combination is included in our consolidated statements of cash flows as a financing cash outflow. The shares purchased are recorded as treasury stock.

4. Concentration of Credit Risk

The Company deposits its cash with financial institutions and, at times, such balances may exceed federally insured limits. No customer accounted for more than 10% of revenue for the years ended December 31, 2021, 2020 and 2019, and no customer made up more than 10% of accounts receivable as of December 31, 2021 and 2020.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

5. Accounts Receivable, Net

Accounts receivable, net, consists of the following components:

	December 31,	December 31,
	2021	2020
	(in thousands)
Trade receivables	$38,819	$33,521
Current unbilled receivables	17,086	16,496
Allowance for doubtful accounts	(838)	(1,767)
	$55,067	$48,250

6. Property and Equipment, Net

Property and equipment, net, consists of the following:

	December 31,	December 31,
	2021	2020
	(in thousands)
Computer equipment	$5,777	$4,030
Leasehold improvements	2,769	2,633
Furniture and fixtures	1,102	887
Building	786	766
Office equipment	394	384
Software	378	245
	11,206	8,945
Less accumulated depreciation and amortization	(7,284)	(6,282)
	$3,922	$2,663

Accumulated depreciation and amortization includes the amortization expense relating to assets acquired under capital leases. Depreciation and amortization expense was $1.2 million, $1.1 million and $1.0 million for the years ended December 31, 2021, 2020 and 2019, respectively.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consists of the following components:

	December 31,	December 31,
	2021	2020
	(in thousands)
Accrued compensation	$22,740	$16,738
Indirect taxes	3,945	2,571
Cloud service fees	1,314	994
Professional service fees	1,033	500
Accrued partner expenses	903	1,253
Income taxes payable	1,197	1,713
Other	3,930	2,476
	$35,062	$26,245

8. Line of Credit

On April 7 2020, Legacy AvePoint entered into a loan and security agreement (the “Loan Agreement”) with HSBC Ventures Bank USA Inc. (“HSBC”), a commercial bank.

On July 1, 2021, Legacy AvePoint effected an assignment of its existing rights and obligations under the Loan Agreement to AvePoint US, LLC (which, at the time of the assignment, was a wholly-owned subsidiary of ours) through entry into a limited consent and first amendment to the Loan Agreement (the “First Amendment,” and the Loan Agreement as amended thereby, the “First Amended Loan Agreement”) and an assignment and assumption agreement (the “First Assignment and Assumption Agreement”). In addition, our Board approved the entry into a pledge agreement (the “Pledge Agreement”) and limited guaranty (the “Limited Guaranty”) in favor of HSBC, pursuant to which we pledged 100% of the AvePoint US, LLC equity held by us (the “Pledged Equity”) as collateral in support of the borrower’s obligations under the Amended Loan Agreement and further provided a payment guarantee to HSBC on behalf of AvePoint US, LLC equal to the value of the Pledged Equity and capped at the amount actually borrowed under the First Amended Loan Agreement.

On July 26, 2021, we effected a merger with AvePoint US, LLC, following the consummation of which we were the surviving entity (the “Rollup Merger”). In connection therewith, on July 23, 2021, we entered into that certain second assignment and assumption agreement (the “Second Assignment and Assumption Agreement”) by and among us, AvePoint US, LLC, and HSBC, pursuant to which we would assume AvePoint US, LLC’s obligations as borrower under the First Amended Loan Agreement as of the effective time of the Rollup Merger (the “Assumption”). We, the guarantors party to the Loan Agreement (the “Guarantors”), and HSBC also entered into that certain limited consent, dated as of July 23, 2021 (the “Limited Consent”), whereby HSBC consented to the Rollup Merger, the entry into the Second Assignment and Assumption Agreement, and the Assumption, and all other actions taken by or necessary or permissible to be taken by us, AvePoint US, LLC, or the Guarantors related thereto, whether occurring prior to, on, or after the effective time of the Rollup Merger.

On October 31, 2021, we entered into that certain Second Amendment (the "Second Amendment") to the First Amended Loan Agreement. The First Amended Loan Agreement as amended by the Second Amendment (the "Second Amended Loan Agreement") provides for, among other things, completion of the Post-Closing Amendments (as defined in the Limited Consent) and the removal of "Holdings" (as defined in the First Amended Loan Agreement) as a limited guarantor of the Borrower's (as defined in the First Amended Loan Agreement) obligations under the First Amended Loan Agreement and the de facto termination of the Pledge Agreement and Limited Guaranty.

The Second Amended Loan Agreement’s substantive economic terms were not amended from the original Loan Agreement, the substantive economic terms of which are described as follows: a revolving line of credit of up to $30.0 million, with an additional $20.0 million accordion feature for additional capital we may draw at our request. Borrowings under the line bear interest at a rate equal to LIBOR plus 3.5%. The line carries an unused fee of 0.5% per year. The proceeds of borrowings under the Second Amended Loan Agreement will be used for general corporate purposes.

We, on a consolidated basis with our subsidiaries, are required to maintain a specified adjusted quick ratio, tested by HSBC each quarter. Pursuant to the Second Amended Loan Agreement, we pledged, assigned, and granted HSBC a security interest in all shares of our subsidiaries, future proceeds, and certain assets as security for our obligations under the Second Amended Loan Agreement. Our line of credit under the Second Amended Loan Agreement will mature on April 7, 2023.

To date, we are in compliance with all covenants under the Second Amended Loan Agreement. We have not at any time, including as of and for the fiscal year ending December 31, 2021, borrowed under the Second Amended Loan Agreement. The descriptions of the Loan Agreement, the First Amendment, the Second Amendment, the First Amended Loan Agreement, the Second Amended Loan Agreement, the First Assignment and Assumption Agreement, the Second Assignment and Assumption Agreement, the Limited Consent, the Pledge Agreement, and the Limited Guaranty, are qualified in their entirety by the full text of the forms of such agreements, copies of which are attached hereto as Exhibits and are incorporated herein by reference.

Under the Loan Agreement, the Company is required to maintain a specified adjusted quick ratio and a minimum annual recurring revenue tested by the Bank each quarter. The Company pledged, assigned and granted the Bank a security interest in all shares, future proceeds and assets (except for excluded assets, including material intellectual property) as a security for the performance of the loan and security agreement obligations. As of December 31, 2021, the Company is in compliance with all covenants under the line and had no borrowings outstanding under the line of credit.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

9. Income Taxes

Pretax loss resulting from domestic and foreign operations is as follows:

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
Domestic	$(23,583)	$(19,107)	$(13,320)
Foreign	(9,205)	3,200	(6,240)
Pretax loss from continuing operations	$(32,788)	$(15,907)	$(19,560)

The components of the provision (benefit) for income taxes consists of the following:

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
Current income tax expense:
Federal	$467	$—	$—
State and local	(881)	411	80
Foreign	1,117	1,096	1,813
Total current income tax expense	703	1,507	1,893
Deferred income tax expense (benefit):
Federal	89	(175)	—
State and local	(12)	(843)	—
Foreign	(323)	573	(1,279)
Total deferred income tax expense (benefit)	(246)	(445)	(1,279)
Total income tax expense	$457	$1,062	$614

The reconciliation of the amounts at the U.S. federal statutory income tax rate to the company’s effective income tax rate is as follows:

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
U.S. federal statutory tax rate	$(6,886)	$(3,340)	$(4,108)
State and local income taxes, net	(962)	(519)	80
Stock-based compensation	10,865	6,770	2,748
Fair Value of Earnout Liability	(3,946)	—	—
Transaction Costs	(2,209)	—	—
Change in valuation allowance	3,085	(3,216)	1,516
Foreign operations	440	1,575	(375)
Return-to-Provision Adjustments	(196)	(538)	497
Permanent differences	334	65	157
Other, net	(68)	265	99
Total	$457	$1,062	$614

The Company’s effective tax rate differed from the U.S. federal statutory rate primarily due to mix of pre-tax income (loss) results by jurisdictions taxed at different rates than 21%, stock-based compensation, transaction costs, Section 162 limitation, and changes in valuation allowance in certain foreign jurisdictions.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Deferred income taxes are provided for the tax effect of temporary differences between the financial reporting basis and the tax basis of assets and liabilities. Significant components of the Company’s deferred tax assets and (liabilities) are as follows:

	December 31,	December 31,
	2021	2020
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$10,716	$6,814
Deferred Revenue	5,315	4,886
Compensation and benefits	4,384	1,792
Foreign tax credits	720	720
Fair Value of Earn-out Liability	181	—
Other	1,047	1,066
Total deferred tax assets	22,363	15,278
Deferred tax liabilities:
Property and equipment	(132)	(140)
Amortization	(214)	—
Commissions	(7,918)	(5,285)
Prepaid Subscription	(822)	(580)
Unbilled Receivable	(2,183)	(1,632)
Total deferred tax liability	(11,269)	(7,637)
Total Net Deferred Tax Assets	11,094	7,641
Valuation allowance	(8,356)	(5,530)
Net deferred tax asset	$2,738	$2,111

As of December  31, 2021, the Company had net operating loss (“NOL”) carryforwards for U.S. federal income tax of $6.6 million, and state and local income tax of $14.7 million, which may offset future taxable income. The state NOL carryforwards begin to expire in 2031. The Company also has foreign NOL carryforwards of approximately $35.6 million, which will expire beginning 2031 and NOL carryforward periods vary from 6 years to indefinite period. The Company has $0.7 million of foreign tax credit carryforwards available that expire in 2022 and 2023.

Under the provisions of the Internal Revenue Code, the U.S. NOL carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. NOL and tax credit carryforwards may become subject to an annual limitation in the event of a 50% cumulative change in the ownership interest of significant stockholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, as well as similar state tax provisions. This could limit the amount of NOLs that the Company can utilize annually to offset future taxable income or tax liabilities. The amount of the annual limitation, if any, will be determined based on the value of the Company immediately prior to the ownership change. The Company may have experienced an ownership change prior to December 31, 2021, however, the Company does not believe its NOL carryforwards would be limited under IRC Section 382. The Company could experience an ownership change in the future which could limit the utilization of certain NOL carryforwards.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

ASC 740-10-30-5 requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. In making this assessment, management considered all available positive and negative evidence, including the level of historical taxable income, future reversals of existing temporary differences, tax planning strategies, and projected future taxable income. On the basis of this evaluation, a valuation allowance of $8.4 million and $5.5 million was recorded as of December 31, 2021 and December 31, 2020, respectively, against certain jurisdiction’s net deferred tax assets for which it is more likely than not that the tax benefit will not be realized. The valuation allowance was increased by $2.9 million for the year ended December 31, 2021, primarily due to full valuation allowances being established for Canada, Singapore, and the United Kingdom in the current year.  For the year ended December 31, 2020 the valuation allowance decreased by $4.6 million primarily due to the utilization of NOL carryforwards in various jurisdictions. For the year ended December 31, 2021, the Company released valuation allowance in net deferred tax assets in Switzerland. The Company determined that there is sufficient positive evidence to conclude that it is more likely than not that the deferred tax assets are realizable.

The Tax Cuts and Jobs Act of 2017 (the “Act”) subjects a U.S. shareholder to tax on global intangible low-taxed income (“GILTI”) earned by certain foreign subsidiaries. The Company has elected to account for GILTI as a period expense in the year the tax is incurred. As a result of the Act and the current U.S taxation of deemed repatriated earnings, the additional taxes might be payable upon repatriation of foreign earnings. As of December 31, 2021, the Company did not provide any foreign withholding taxes related to its foreign subsidiaries’ undistributed earnings, as such earnings have been retained and are intended to be indefinitely reinvested to fund ongoing operations of the foreign subsidiaries. It is not practicable to estimate the amount of taxes that would be payable upon remittance of these earnings, because such tax, if any, is dependent upon circumstances existing if and when remittance occur.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits, excluding interest and penalties is as follows:

	December 31,	December 31,
	2021	2020
	(in thousands)
Beginning balance	$5,369	$5,230
Additions based on tax positions related to the current year	—	—
Additions for tax positions of prior years	—	139
Reduction for tax positions of prior years	(4,281)	—
Reduction for settlements	—	—
Expiration of applicable statute of limitations	—	—
Ending balance	$1,088	$5,369

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as part of the provision for income taxes. As of December 31, 2021, and December 31, 2020, the Company had $1.3 million and $1.2 million, respectively, of accrued interest and penalties associated with unrecognized tax benefits. These amounts were included in other non-current liabilities in their respective years. As of December 31, 2021 and December 31, 2020, the total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was not material.

As of December 31, 2021, the unrecognized tax benefits were reduced by approximately $4.0 million as a result of filing amended tax returns.

The Company files income tax returns in the U.S. federal jurisdiction, various state and foreign jurisdictions. The tax years 2017 through 2020 generally remain open for examination for federal, state and local tax purposes. The tax years 2011 through 2020 are open and subject to audit by foreign jurisdictions. To the extent utilized in future years’ tax returns, net operating loss carryforwards on December 31, 2021 and December 31, 2020 will remain subject to examination until the respective tax year is closed.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10. Commitments and Contingencies

Operating Leases

The Company is obligated under various non-cancelable operating leases for office space. The initial terms of the leases expire on various dates through 2030.

During the years ended December 31, 2021, 2020 and 2019, total rent expense for facilities amounted to $6.4 million, $5.6 million and $5.4 million, respectively. As of December 31, 2021, letters of credit have been issued in the amount of $0.5 million, as security for operating leases. The letters of credit are secured by certificates of deposit.

The future minimum rental payments for all long-term non-cancelable property leases are as follows:

Year Ending December 31:
(in thousands)
2022	$5,680
2023	3,808
2024	2,428
2025	1,840
2026	1,438
Thereafter	2,960
$18,154

Purchase Commitments

The Company has outstanding unconditional purchase commitments to procure licenses to use IT software from suppliers. These agreements are negotiated in consideration of the volume of transactions with select suppliers and the associated required transaction volumes are expected to be met through the normal course of business.

In June 2017, the Company signed an unconditional purchase commitment in the amount of $8.0 million payable based upon consumption from June 2017 to June 2020. No payments were made for the fiscal year ended 2018. For the fiscal year ended December 31, 2019 the Company made payments in the amount of $5.5 million under this agreement. The remainder of the commitment was paid in the fiscal year ended December 31, 2020.

In April 2019, the Company signed an unconditional purchase commitment related to the use of Microsoft Office 365 in the amount of $2.1 million payable in three equal installments during 2019, 2020, and 2021. In May 2020, the Company signed an unconditional purchased commitment in the amount of $22.0 million to purchase IT solutions over a three-year term. Under this agreement, payments are made upon consumption of the IT solutions and any remaining obligations due at the end of the three-year term in May 2023. Given the Company’s history of procuring similar products, it is expected that cash payments to the supplier will occur in 2021 and 2022 with any remaining amounts coming due in 2023. During the year ended December 31, 2019, the Company paid $0.7 million under the 2019 agreement. During the year ended December 31, 2020, the Company paid $0.7 million related to the 2019 agreement and $3.1 million under the 2020 agreement for a total of $3.8 million. During the year ended December 31, 2021, the Company paid the remaining $0.7 million related to the 2019 agreement and $12.1 million related to the 2020 agreement.

The Company is obligated to make the following future minimum payments under the non-cancelable terms of these contracts as of December 31, 2021:

Years ending December 31,
(in thousands)
2022	$6,813
2023	—
2024	—
2025	—
2026	—
Thereafter	—
$6,813

Legal Proceedings

In the normal course of its business, the Company may be involved in various claims, negotiations and legal actions. Except for such claims that arise in the normal course of business, as of  December 31, 2021, the Company was not a party to any other litigation for which a material claim is reasonably possible, probable or estimable.

Guarantees

In the normal course of business, we are seldomly required to enter into service agreements that require contingency agreements with customers in highly regulated sectors. These agreements are secured by certificates of deposits. As of December 31, 2021, letters of credit have been issued in the amount of $0.9 million, as security for the agreements. These agreements have not had a material effect on our results of operations, financial position or cash flow.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Company Earn-Out and Warrant Liabilities

Company Earn-Out

As a result of the Business Combination, the holders of Legacy AvePoint Preferred Stock, Legacy AvePoint common stock and Legacy AvePoint Options shall be issued additional shares of AvePoint's Common Stock, as follows:

•	1,000,000 shares of AvePoint's Common Stock, in the aggregate, if at any time from and after the Business Combination through the seventh anniversary thereof (a) AvePoint's stock price is greater than or equal to $12.50 over any 20 Trading Days within any 30 trading day period or (b) the Company consummates a subsequent transaction, which results in the stockholders of the Company having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share;
•	1,000,000 shares of AvePoint's Common Stock, in the aggregate, if at any time from and after the Business Combination through the seventh anniversary thereof (a) AvePoint's stock price is greater than or equal to $15.00 over any 20 Trading Days within any 30 trading day period or (b) the Company consummates a subsequent transaction, which results in the stockholders of the Company having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $15.00 per share;
•	1,000,000 shares of AvePoint's Common Stock, in the aggregate, if at any time from and after the Business Combination through the seventh anniversary thereof (a) AvePoint's stock price is greater than or equal to $17.50 over any 20 Trading Days within any 30 trading day period or (b) the Company consummates a subsequent transaction, which results in the stockholders of the Company having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $17.50 per share.

The rights described above are hereafter referred to as the "Company Earn-Out Shares". To the extent that any portion of the Company Earn-Out Shares that would otherwise be issued to a holder of options that remain unvested at the date of the milestones described above, then in lieu of issuing the applicable Company Earn-Out Shares, the Company shall instead issue an award of restricted stock units of the Company for a number of shares of AvePoint's Common Stock equal to such portion of the Company Earn-Out Shares issuable with respect to the unvested options (the “Company Earn-Out RSUs”). In evaluation of the Company Earn-Out Shares and Company Earn-Out RSUs, management determined that the Company Earn-Out Shares represent derivatives to be marked to market at each reporting period, while the Company Earn-Out RSUs represent equity under ASC 718. Refer to "Note 13 — Stock-Based Compensation" for more information regarding the Company Earn-Out RSUs.

In order to capture the market conditions associated with the Company Earn-Out Shares, the Company applied an approach that incorporated a Monte Carlo simulation, which involved random iterations that took different future price paths over the Sponsor Earn-Out Shares’ contractual life based on the appropriate probability distributions. The fair value was determined by taking the average of the fair values under each Monte Carlo simulation trial. The Monte Carlo model requires highly subjective assumptions including the expected volatility of the price of our common stock, and the expected term of the earn-out shares. Significant increases or decreases to these inputs in isolation could result in a significantly higher or lower liability. Under this approach, the fair value of the Company Earn-Out Shares on July 1, 2021 was determined to be $29.6 million. The fair value was remeasured as of December 31, 2021 and was determined to be $10.0 million, and included in the earn-out shares liabilities in the consolidated balance sheets. As a result, approximately $20.3 million was recognized and included as gain on earn-out and warrant liabilities in the consolidated statements of operations. We estimated the earn-out shares fair value using a Monte Carlo model with the following significant unobservable assumptions:

	July 1,	December 31,
	2021	2021
Term (in years)	7.00	6.50
Volatility	40.00%	40.00%

Warrants to Acquire Common Stock

On July 1, 2021, as part of the Business Combination, the Company effectively granted 405,000 private placement warrants with a 5-year term and strike price of $11.50 per share. Management has determined that the private placements warrants are to be classified as liabilities to be marked to market at each reporting period.

The private placement warrants are held by only two parties and any transfer of the warrants to a party other than a current holder of the warrants would cause the warrants to be converted into public warrants. Consequently, the fair value of the private placement warrants is equivalent to the quoted price of the publicly traded warrants. Under this approach, the fair value of the private placement warrants on July 1, 2021 was determined to be $1.4 million. The fair value was remeasured as of December 31, 2021 and was determined to be $0.5 million, and included in the other non-current liabilities in the consolidated balance sheets. As a result, $0.9 million was recognized and included as gain on earn-out and warrant liabilities in the consolidated statements of operations.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

12. Mezzanine Equity and Stockholders’ Equity (Deficiency)

Prior to the Business Combination, the Company had two classes of capital stock: common stock and preferred stock. Following the Business Combination, the Company has one class of capital stock: Common Stock. The following summarizes the terms of the Company’s capital stock.

Common Stock

Pursuant to the Company's restated Articles of Incorporation, the Company is authorized to issue up to 1,000,000,000 shares of common stock at $0.0001 par value. There were 181,821,767 and 100,068,469 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively. Each share of Common Stock is entitled to one vote. The holders of Common Stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors. The Company’s Board of Directors has not declared Common Stock dividends since inception.

On July 1, 2021, as part of the Business Combination, all outstanding shares of Legacy AvePoint common stock was converted into Common Stock of AvePoint, Inc. using an exchange ratio of 8.69144 per share and options to purchase common stock of Legacy AvePoint were converted into options to purchase Common Stock of AvePoint, Inc. using an exchange ratio of 8.6914. All per share information has been retroactively adjusted for this exchange ratio.

Sponsor Earn-Out Shares

On July 1, 2021, as a result of the Business Combination, the Company modified the terms of 2,916,700 shares of Common Stock (“Sponsor Earn-Out Shares”) then held by Apex’s sponsor, such that such shares will be subject to the following vesting provisions:

•	100% of the Sponsor Earn-Out Shares shall vest and be released if at any time through the seventh anniversary of the Business Combination, AvePoint's stock price is greater than or equal to $15.00 (as adjusted for share splits, share capitalization, reorganizations, recapitalizations and the like) over any 20 trading days within any 30 trading day period; and
•	100% of the remaining Sponsor Earn-Out Shares that have not previously vested shall vest and be released if at any time through the seventh anniversary of the Business Combination, the Company consummates a subsequent transaction.

The Sponsor Earn-Out Shares are currently outstanding and receive all benefits of regular shares with the exception of the fact that the shares are held in escrow and restricted from transfer until the vesting conditions described above are met. Consequently, the shares are classified as equity. No Sponsor Earn-Out Shares have vested as of  December 31, 2021.

Public Warrants to Acquire Common Stock

On July 1, 2021, as part of the Business Combination, the Company issued 17,500,000 public warrants with an exercise price of $11.50. Each warrant entitles the registered holder to purchase one share of AvePoint's Common Stock and the warrants are exercisable from the date of issuance through the fifth anniversary of the Business Combination. The public warrants are equity classified and its fair value, based on the publicly traded warrants, was $59.3 million on July 1, 2021 and included in the additional paid-in capital on the consolidated balance sheets. At  December 31, 2021, all 17,500,000 warrants remain outstanding.

Convertible Contingently Redeemable Preferred Stock

On July 1, 2021, as part of the Business Combination, the outstanding preferred stock of the Company was redeemed for cash in part and converted into AvePoint's Common Stock in part in connection with the Business Combination with the Apex Group as described in "Note 3 — Business Combination". At December 31, 2021 and December 31, 2020, the Company was authorized to issue up to 42,000,592 shares of Series C convertible preferred stock (the “Series C Preferred Stock” or “Preferred Stock”) at $0.0001 par value, respectively. The Company had 0 and 42,000,592 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively. The Series C Preferred Stock liquidation preference was $403.4 million as of  December 31, 2020. In addition to the Series C Preferred Stock, at December 31, 2021, the Company was authorized to issue up to 20,000,000 of “blank check” preferred stock, the rights, preferences and privileges of which may be designated from time to time by the Company's Board of Directors. Although authorized for issuance, no shares of preferred stock were issued and outstanding at December 31, 2021.

No dividends were declared related to the Preferred Stock in the years ended December 31, 2021 and 2020.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Redeemable Noncontrolling Interest

On December 24, 2020, AEPL Pte. Ltd. ("AEPL"), an unaffiliated entity, acquired a redeemable noncontrolling interest in EduTech through the contribution of 10.0 million Singapore Dollars, which represents an investment of approximately $7.5 million. As of December 31, 2020, we owned an approximate 77.78% interest in EduTech and AEPL owned an approximate 22.22% interest in EduTech. On February 11, 2021, AEPL contributed an additional 1.0 million Singapore Dollars, which represents an additional investment of $0.8 million. At the transaction closing date, we owned an approximate 76.09% interest in EduTech and AEPL owned an approximate 23.91% interest in EduTech. As part of AEPL’s initial and subsequent investment in EduTech, we granted AEPL a put option which allows AEPL to cause us to repurchase AEPL’s shares in EduTech at any time between December 24, 2022 and December 24, 2023 at a price equal to AEPL’s initial and subsequent investment amounts. At each reporting period, we increase the carrying amount of the redeemable noncontrolling interest by periodic accretions using the interest method so that the carrying amount will equal the redemption amount on the date that the put option becomes exercisable. These adjustments are recorded as net income attributable to and accretion of redeemable noncontrolling interest on the consolidated statements of mezzanine equity and stockholders' equity (deficiency). The rollforward of the balance of the redeemable noncontrolling interest is as follows:

Redeemable
noncontrolling
interest
(in thousands)
Beginning balance (December 31, 2020)	$3,061
Issuance of redeemable noncontrolling interest in EduTech	238
Net income (loss) attributable to redeemable noncontrolling interest	(847)
Other comprehensive income (loss) attributable to redeemable noncontrolling interest	(63)
Adjustment to present redemption value as of December 31, 2021	2,821
Ending balance (December 31, 2021)	$5,210

13. Stock-Based Compensation

The Company maintains an equity incentive plan established in 2006, the 2006 Equity Incentive Plan (the “2006 Plan”). Under the 2006 Plan, the Company may grant incentive stock options, non-qualified stock options and restricted stock to eligible recipients under the Plan which include employees, directors and consultants. To date, the Company has issued only stock options and restricted stock. On January 1, 2016, the Company adopted the 2016 Equity Incentive Plan (the “2016 Plan”), which replaced, on a go forward basis, the 2006 Plan. All ungranted equity reserved for issuance and not subject to outstanding awards under the 2006 Plan were assumed by the 2016 Plan and no additional equity was to be granted under the 2006 Plan. On May 27, 2021, the Company’s board of directors approved the 2021 Equity Incentive Plan (the “2021 Plan”), which was later approved by the Company’s shareholders on June 30, 2021. On a going forward basis, all equity awards granted by the Company will be made pursuant to the 2021 Plan and no additional equity will be granted under the 2016 Plan, or, for the avoidance of doubt, the 2006 Plan. As of December 31, 2021, 43,238,067 common shares remained for future issuance under the Plans. All outstanding stock awards granted under the 2006 Plan and 2016 Plan will remain subject to the terms and conditions of the 2006 Plan and 2016 Plan, respectively, and the provisions of any award agreements made thereunder.

The Company records stock-based compensation in cost of revenue, sales and marketing, general and administrative and research and development. Stock-based compensation was included in the following line items:

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
Cost of revenue	$3,477	$592	$415
Sales and marketing	15,906	19,973	8,166
General and administrative	24,063	12,916	5,034
Research and development	16,062	286	278
Total stock-based compensation	$59,508	$33,767	$13,893

Stock Options

The compensation costs for stock option awards are accounted for in accordance with ASC 718, Compensation-Stock Compensation. Stock options vest over a four-year period and expire on the tenth anniversary of the date of award. Certain of the Company’s stock option awards (the “Officer Awards”) included a provision that required the Company to redeem the vested portion of options at fair value in cash upon a separation of service initiated by the Company or upon death or disability of the holder. The Company determined that the redemption feature required the Officer Awards to be classified in mezzanine equity prior to the Business Combination. For share-based payment arrangements with employees, the amount presented in mezzanine equity at each balance sheet date was based on the redemption provisions of the instrument and adjusted for the proportion of consideration received in the form of employee services. The shares underlying the Officer Awards were puttable to the Company upon certain conditions, such as death or disability of the Officer Awards recipients, which the Company determined was not probable; therefore, the Company reclassified the grant-date intrinsic value to mezzanine equity as the awards vested. The Officer Awards were cancelled concurrent with the Business Combination. In exchange for the cancellation of the Officer Awards, the Company agreed to deliver to the holders of the Officer Awards a fixed amount of shares equal to the amount of shares the holders would have received if the Officer Awards were exercised on the date of the Business Combination in a net share settlement scenario. As a result, the Company will issue 3,592,504 shares. The shares issuable on July 1, 2022 in exchange for the cancelled Officer Awards is treated as modification of the original awards under ASC 718; however, no incremental value exists as a result of the modification. As a result of the cancellation of the original Officer Awards, the $1.7 million mezzanine balance was reclassified to permanent equity on July 1, 2021 and the Company recognized $3.5 million in previously unrecognized compensation costs.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The Company’s stock option awards granted to certain international employees (the "Legacy International options") contained a performance condition that stated that the awards are only exercisable if the Company’s common shares are publicly traded. When the exercise contingency was resolved upon completion of the Business Combination, the Legacy International Options were cancelled and replaced with new awards with substantially the same terms and conditions (the "International Options"). Prior to the Business Combination, no compensation expense related to the Legacy International Options was recognized, as the exercise contingency was not deemed probable until the occurrence of the Business Combination. Had the exercise contingency been deemed probable, the Legacy International Options would have been classified as liabilities. After the Business Combination vested International Options can be exercised utilizing broker-assisted settlements; therefore, the International Options are classified as equity. As a result of this change in classification, the Company calculated the fair value of the awards on July 1, 2021 for purposes of compensation expense. In the period the exercise contingency is resolved ASC 718 the immediate recognition of all previously unrecognized compensation since the original grant date. As a result, the Company recognized a one-time charge of $24.3 million in previously unrecognized compensation costs.

In 2020, the Company granted certain executives stock option awards that contain both service and performance vesting conditions (the “Time and Performance Based Options”). The Time and Performance Based Options were granted in three tranches (the "Time-Based Options," the "Performance-Based 1 Options," and the "Performance-Based II Options"). The Time-Based Option vests 25 percent one year after the grant date and, thereafter, in 12 successive equal quarterly installments measured from the first anniversary, subject to the grantee’s continuous service with the Company. The Performance-Based I Option vests contingent upon the Company meeting certain performance goals. These goals were considered met in 2021. The Performance-Based II Option vests contingent upon the grantee achieving certain goals. These goals were considered met on January 1, 2021. Both the Performance-Based I Option and Performance-Based II Option are subject to the grantee’s continuous service to the company.

On September 1, 2021, the Company granted 5,611,658 options under the 2021 Plan. The weighted-average grant date fair value of options granted in the years ended December 31, 2021, 2020 and 2019 was $4.09 per share, $1.63 per share, and $0.68 per share, respectively. The Company estimated the grant date fair value of these stock options and the International Options using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	July 1,	September 1,
	2021	2021
Expected term (in years)	2.77	6.11
Expected volatility	43.25%	43.31%
Risk-free rate	0.37%	0.94%
Dividend yield	—	—

To estimate the expected term of stock options, the Company considered the vesting term, contractual expiration period, and market conditions. Expected volatility is based on historical volatility of a group of peer entities. Dividend yields are based upon historical dividend yields. Risk-free interest rates are based on the implied yields currently available on U.S. Treasury zero coupon issues with a remaining term equal to the expected term. Based on these inputs, the grant-date fair value of the September 2021 granted options was determined to be $23.0 million.

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life	Aggregate Intrinsic Value
	(Aggregate Intrinsic Value figure presented in thousands)
Balance, January 1, 2019	23,326,692	0.96	6.12	—
Options granted	5,333,452	1.52	—	—
Options exercised	(451,953)	0.19	—	—
Options forfeited or expired	(2,501,900)	0.70	—	—
Balance, December 31, 2019	24,926,640	1.13	6.42	—
Options granted	11,537,242	3.91	—	—
Options exercised	(707,888)	0.77	—	—
Options forfeited or expired	(898,926)	1.32	—	—
Balance, December 31, 2020	34,857,068	2.05	6.89	—
Options granted	5,611,658	9.64	—	—
Options exercised	(5,141,331)	1.08	—	—
Options forfeited or expired	(4,847,078)	0.44	—	—
Balance, December 31, 2021	30,480,317	$3.87	2.83	$92,600

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

At December 31, 2021, the following table summarizes information about outstanding and exercisable stock options:

	Outstanding			Exercisable
Exercise Price	Stock Options	Weighted-Average Contractual Life	Weighted-Average Exercise Price	Stock Options	Weighted-Average Contractual Life	Weighted-Average Exercise Price
$ 0.03 - $ 1.34	6,634,833	4.69	$1.28	6,634,833	4.69	$1.28
$ 1.52 - $ 1.89	6,879,874	5.84	1.59	5,195,211	5.46	1.59
$ 3.90 - $ 9.64	16,965,610	8.96	5.80	3,545,801	8.61	3.90
	30,480,317	7.33	$3.87	15,375,845	5.85	$1.99

As of December 31, 2021 and December 31, 2020, there was $42.7 million and $18.4 million, respectively, in unrecognized compensation costs related to all non-vested awards.

At December 31, 2021, the Company had 30,480,317 options outstanding and 15,375,845 options exercisable with intrinsic values of $92.6 million and $66.1 million, respectively. During the year ended December 31, 2021, 5,141,331 options were exercised, with a total intrinsic value of $40.0 million.

Restricted Stock Units

In addition to Stock Options granted under the 2006 Plan, 2016 Plan and 2021 Plan, 5,445,542 Restricted Stock Units ("RSUs") were granted under the 2021 Plan on September 1, 2021. The compensation costs for stock option awards are accounted for in accordance with ASC 718, Compensation-Stock Compensation. RSUs vest over a four-year period and expire on the tenth anniversary of the date of award. The RSUs are measured at the fair market value of the underlying stock at the grant date. The weighted-average grant date fair value of RSUs granted in the year ended December 31, 2021 was $9.64.

For the year ended December 31, 2021, the Company recorded stock-based compensation expense of $6.2 million related to the RSUs granted under the 2021 Plan. As of December 31, 2021, there was $45.2 million in unrecognized compensation costs specific to the non-vested RSUs under the 2021 Plan.

Company Earn-Out RSUs

The compensation costs for Company Earn-Out RSUs are accounted for in accordance with ASC 718, Compensation-Stock Compensation. In order to capture the market conditions associated with the Company Earn-Out RSUs, the Company applied an approach that incorporated a Monte Carlo simulation, which involved random iterations that took different future price paths over the Sponsor Earn-Out RSUs’ contractual life based on the appropriate probability distributions. The fair value was determined by taking the average of the fair values under each Monte Carlo simulation trial. Under this approach, the grant-date fair value of the Company Earn-Out RSUs on July 1, 2021 was determined to be $2.5 million. The stock options underlying the Earn-Out RSUs vest over a four-year period and expire on the tenth anniversary of the date of award. If the contingent milestones of the Earn-Out RSUs are not met by the seventh anniversary of the Business Combination, the holders of the underlying stock options will not receive the Earn-Out RSUs. For the year ended December 31, 2021, the Company recorded stock-based compensation expense of $0.4 million related to these Earn-Out RSUs.

Put and Call Options

On December 26, 2019, the Company granted put options, to certain of the Company’s management, to request a redemption of 3,113,170 shares of Common Stock (“Modified Common Stock”) or 5,148,777 shares underlying options to acquire Common Stock (Modified Options, collectively, “Eligible Shares”) during the period from March 25, 2025 to April, 2025 (the “Settlement Period”) or, if earlier, the 30 day period following a Qualifying Termination for a redemption price per share equal to the fair market value, as determined by the AvePoint’s Board of Directors; provided, that if a redemption request is delivered following a Qualifying Termination, the Company shall pay the redemption price during the Settlement Period unless the holders of Series C Preferred Stock consent to the payment of the redemption price by the Company within the 30 day period following the Qualifying Termination. In addition, the Company has a right to purchase all or any portion of the Eligible Shares at any time for a purchase price per share equal to the fair market value.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Mezzanine equity classification is required if stock awards that would otherwise qualify for equity classification are subject to contingent redemption features that are not solely within the control of the issuer. The Company remeasures the Modified Common Stock at each balance sheet date based on the fair value of the Company’s shares and such remeasurements are reflected as an adjustment of the value in mezzanine equity. As of December 31, 2021 and December 31, 2020, the mezzanine equity balance related to the Modified Common Stock was $0 and $25.1 million, respectively. In 2019, the Company recorded a one-time stock-based compensation expense of $0.5 million, related to Modified Common Stock. These costs have been recorded in operating expenses in the consolidated statements of operations.

The fair values of Modified Options were estimated using a Black-Scholes option-pricing model with the following weighted-average assumptions at July 1, 2021 and December 31, 2020:

July 1
2021
Expected term (in years)	4.10
Expected volatility	34.44%
Risk-free rate	0.79%
Dividend yield	—

At December 31, 2021 and December 31, 2020, the liability balance related to Modified Options was $0 and $36.8 million, respectively. For the years ended December 31, 2021 and 2020, the Company recorded stock-based compensation expenses of $11.8 million and $29.6 million, respectively, related to these options. These costs have been recorded in costs of revenue and operating expenses in the consolidated statements of operations.

During 2021 and 2020, 1,365,503 and 19,443, respectively, options included in Modified Options were exercised and during 2020, 60,000 restricted shares issued in exchange for the nonrecourse promissory note described above were settled. As a result of exercises of the Modified Options and issuance of restricted shares, during 2021 and 2020, $15.4 million and $5.8 million, respectively, of the liability balance related to Modified Options was reclassified to liability-classified outstanding shares within the six months from the time of exercise. During 2021 and 2020, $6.9 million and $0, respectively, of the liability balance for these outstanding shares was reclassified to mezzanine equity as a result of the completion of six months from the time of the exercise of 690,474 options. At July 1, 2021, the Business Combination date, and December 31, 2020, the liability balance related to this Modified Common Stock was $49.7 and $6.7 million, respectively. For the year ended December 31, 2021, the Company recorded stock-based compensation expense of $1.2 million and $0.9 million, respectively, related to this Modified Common Stock.

In connection with the Business Combination, the agreements creating the Modified Common Stock and Modified Options were terminated. As a result, the $39.3 million mezzanine balance and the $49.7 million liability balance were reclassified to permanent equity on July 1, 2021.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14. Financial Instruments

Fair value is defined by ASC 820, Fair Value Measurement (ASC 820) as the price that would be received upon selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

•	Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 — Unobservable inputs for the asset or liability.

	Year Ended December 31, 2021
	(in thousands)
	Level 1	Level 2	Level 3	Total
Assets
Cash Equivalents:
U.S. treasury bills	$—	$199,999	$—	$199,999
Certificate of deposits	—	1,433	—	1,433
Short term investments:
Certificate of deposits	—	2,411	—	2,411
Other assets:
Certificate of deposits	—	285	—	285
Total	$—	$204,128	$—	$204,128
Liabilities
Earn-out liabilities (1)	$—	$—	$10,012	$10,012
Warrant liabilities (1)	—	458	—	458
Total	$—	$458	$10,012	$10,470

	Year Ended December 31, 2020
	(in thousands)
	Level 1	Level 2	Level 3	Total
Assets
Cash Equivalents:
Certificate of deposits	$—	$919	$—	$919
Short term investments:
Certificate of deposits	—	992	—	992
Other assets:
Certificate of deposits	—	800	—	800
Total	$—	$2,711	$—	$2,711

(1) As a result of the Business Combination on July 1, 2021, the Company recorded Company Earn-Out Shares and private placement warrants as liabilities that must be marked to market each reporting period. The Company measured the Company Earn-Out Shares at fair value determined at Level 3. The Company measured the private placement warrants at fair value determined at Level 1. Refer to "Note 11 — Company Earn-Out and Warrant Liabilities" for further details.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

15. Segment information

The Company operates in one segment. Its products and services are sold throughout the world, through direct and indirect sales channels. The Company’s chief operating decision maker (the “CODM”) is the Chief Executive Officer. The CODM makes operating performance assessment and resource allocation decisions on a global basis. The CODM does not receive discrete financial information about asset allocation, expense allocation or profitability by product or geography.

Revenue by geography are based upon the billing address of the customer. All transfers between geographic regions have been eliminated from consolidated revenue. No customers represented greater than 10% of revenue for the years ended December 31, 2021, 2020 and 2019. The following table sets forth revenue by geographic area:

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
Revenue:
United States	$83,034	$67,823	$48,614
EMEA	58,285	42,441	33,661
APAC	50,590	41,269	33,824
Total revenue	$191,909	$151,533	$116,099

The following table sets forth revenue generated from customers by country, based outside of the United States, and represent more than 10% of the total consolidated revenue:

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
Revenue:
Germany	$23,574	$17,650	$15,094
Japan	23,360	17,331	16,619
Singapore	16,580	15,376	10,674
Other	45,361	33,353	25,098

The following table sets forth property and equipment, net held within the United States, China and foreign countries:

	December 31,	December 31,
	2021	2020
	(in thousands)
Property and equipment, net:
United States	$923	$976
China	2,376	1,219
Other	623	468
Total property and equipment, net	$3,922	$2,663

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

16. Loss Per Share

Basic loss per share available to the Company's common shareholders (“EPS”) is computed by dividing net loss by the weighted average number of common shares outstanding for the period. In computing diluted EPS, the Company adjusts the denominator, subject to anti-dilution requirements, to include the dilution from potential shares of Common Stock resulting from outstanding share based payment awards, warrants, earn-outs and the conversion of convertible preferred shares. The Company applies the two-class method in calculating loss per share. the Company's Sponsor Earn-Out Shares described in "Note 12 — Mezzanine Equity and Stockholders’ Deficiency" are considered participating securities and have no contractual obligation to shares in the loss of the Company. As such, the weighted-average impact of these shares is excluded from the calculation of loss per share below. As losses were incurred during all periods presented, no earnings per share exists for the Sponsor Earn-Out Shares.

	Year Ended December 31,
	2021	2020	2019
	(in thousands, except
	per share amounts)
Loss per share available to common shareholders, excluding sponsor earn-out shareholders
Numerator:
Net loss	$(33,245)	$(16,969)	$(20,174)
Net income attributable to redeemable noncontrolling interest	(1,974)	(27)	—
Net loss attributable to AvePoint, Inc.	$(35,219)	$(16,996)	$(20,174)
Deemed dividends on preferred stock	(32,928)	(34,446)	(107,469)
Total net loss available to common shareholders	$(68,147)	$(51,442)	$(127,643)
Denominator:
Weighted average common shares outstanding	141,596	89,638	74,006
Effect of dilutive securities	—	—	—
Weighted average diluted shares	141,596	89,638	74,006

Basic loss per share available to common shareholders, excluding sponsor earn-out shareholders	$(0.48)	$(0.57)	$(1.72)
Diluted loss per share available to common shareholders, excluding sponsor earn-out shareholders	$(0.48)	$(0.57)	$(1.72)

To arrive at net loss available to common shareholders, the Company deducted net income attributable to the redeemable noncontrolling interest in EduTech and deemed dividends, which related to the redemption, extinguishment, and remeasurement of preferred stock.

For the years ended December 31, 2021, 2020 and 2019, the Company's potentially dilutive securities were deemed to be anti-dilutive given the Company’s net loss position. As such, basic loss per share is equal to diluted loss per share for the periods presented.

The following potentially dilutive securities outstanding have been excluded from the computation of diluted weighted-average shares outstanding because such securities has an antidilutive impact due to losses reported:

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
Convertible preferred stock	—	42,001	51,091
Restricted stock	—	—	2,607
Stock options	30,480	34,857	24,927
Restricted stock units	5,167	—	—
Warrants	17,905	—	—
Company Earn-Outs	3,000	—	—
Total potentially dilutive securities	56,552	76,858	78,625

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

17. Related Party Transactions

The Company has entered into indemnification agreements with its executive officers and directors. These agreements, among other things, require AvePoint to indemnify its directors and executive officers to the fullest extent permitted by Delaware law, specifically the Delaware General Corporation Law (as the same exists or may hereafter be amended) for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Company’s directors or officers or any other company or enterprise to which the person provides services at the Company’s request.

18. Subsequent Events

The following material subsequent events occurred since the date of the most recent balance sheet period reported.

I-Access Solutions Pte. Ltd. Acquisition

On February 18, 2022 (the “Acquisition Close Date”), EduTech consummated an acquisition of all of the ordinary shares of I-Access Solutions Pte. Ltd. (“I-Access”), a Singapore-based software company established as a leading provider of SaaS solutions for corporate learning and development. Transaction consideration totaled approximately $7.4 million, consisting of $1.5 million in cash and $5.9 million of issuance of ordinary shares of EduTech. Approximately 9.5% of the equity consideration is being held in escrow, subject to I-Access achieving certain revenue targets for fiscal year 2022 and 2023. The $5.9 million equity consideration is subject to a put option which allows sellers to cause EduTech to repurchase the shares of EduTech for $5.9 million, upon 24 months from Acquisition Close Date or the occurrence of certain triggering events which are in the control of the Company.

The initial allocation of the purchase price is still being assessed by the Company. Significant, relevant information needed to complete the initial accounting is not available because the valuation of assets acquired and liabilities assumed is not complete. As a result, determining these values is not practicable, and we are unable to disclose these values or provide other related disclosures at this time.

Share Repurchase Program

On March 17, 2022, the Company announced that its Board of Directors authorized a new share repurchase program (the “Share Repurchase Program”) for the Company to buy back shares of its Common Stock. Under the Share Repurchase Program, the Company has the authority to buy up to a maximum of $150 million of Common Stock shares via acquisitions in the open market or privately negotiated transactions. The Share Repurchase Program will remain open for a period of three years from the date of authorization. The Company is not obligated to make purchases of, nor is it obligated to acquire any particular amount of, Common Stock under the Share Purchase Program. The Share Repurchase Program may be suspended or discontinued at any time. As of the date of this Prospectus, the Company has purchased 135,000 shares at an average price of $5.49 under the Share Repurchase Program.

Stock Based Compensation

On March 21, 2022 we granted 4,159,532 RSUs and 689,406 options to employees in total fair value of $26.3 million.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$176,340
Accountants’ fees and expenses	50,000
Legal fees and expenses	150,000
Printing fees	125,000
Miscellaneous	50,000
Total expenses	$551,340

Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of common stock covered by this prospectus will be borne by the selling securityholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the Securities and Exchange Commission, as estimated in the table above.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into indemnification agreements with our directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information regarding all unregistered securities sold by us since January 1, 2019:

(1)    During the period ended in December 31, 2019, the Sponsor purchased 7,187,500 shares of common stock for an aggregate purchase price of $25,000, or approximately $0.004 per share, in connection with Apex’s organization. In August 2019 and September 16, 2019, Apex effected a 1.1 for 1 and a 1.109091 for 1 stock dividend, respectively, for each share of Apex Class B Common Stock outstanding, resulting in the Sponsor holding an aggregate of 8,768,750 shares of Apex Class B Common Stock. Upon the closing of the Business Combination, each share of Apex Class B Common Stock automatically converted into a share of Apex Class A Common Stock in accordance with Apex’s certificate of incorporation.

(2)    During the period ended in December 31, 2019, Sponsor and Cantor purchased an aggregate of 810,000 private placement units at a price of $10.00 per unit, generating gross proceeds of $8.1 million. Each placement unit consisted of one share of Apex Class A Common Stock and one-half of one redeemable Private Warrant.

(3)    In July 2021, upon the closing of the Business Combination, we issued an aggregate of 14,000,000 shares of common stock for an aggregate purchase price of $140 million to qualified institutional buyers and accredited investors, at a purchase price of $10.00 per share.

(4)    Legacy AvePoint granted to certain employees, directors and consultants of it and its subsidiaries, options to purchase an aggregate of shares of common stock at exercise prices of $0.0334 to $3.905 per share under our 2016 Equity Incentive Plan and $0.0334 to $1.8915 per share under our 2006 Equity Incentive Plan. Upon the closing of the Business Combination, such options were automatically and without any required action on the part of any holder or beneficiary thereof, were assumed by us and converted into options to purchase an aggregate of 255,731,562 shares of our Common Stock at exercise prices of $0.0038 to $0.4493 per share and $0.0038 to $0.2176 per share under our 2016 Equity Incentive Plan and our 2006 Equity Incentive Plan, respectively.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits listed below are filed as part of this registration statement.

Exhibit Index

		Incorporated by Reference
Exhibit Number	Description	Schedule/Form	File No.	Exhibit	Filing Date	Filed Herewith
2.1+	Business Combination Agreement and Plan of Reorganization, dated November 23, 2020, by and among Apex, Merger Subs and AvePoint.	Form 8-K	001-39048	2.1	March 9, 2021
2.2	Amendment No. 1 to Business Combination Agreement and Plan of Reorganization, dated December 30, 2020, by and among Apex, Merger Subs and AvePoint.	Form 8-K	001-39048	2.1	December 30, 2020
2.3	Amendment No. 2 to Business Combination Agreement and Plan of Reorganization, dated March 8, 2021, by and among Apex, Merger Subs and AvePoint.	Form 8-K	001-39048	2.1	March 9, 2021
2.4	Amendment No. 3 to Business Combination Agreement and Plan of Reorganization, dated May 18, 2021, by and among Apex, Merger Subs and AvePoint.	Form 10-Q	001-39048	10.3	May 19, 2021
2.5	Agreement and Plan of Merger, dated as of July 23, 2021, by and between AvePoint, Inc. and AvePoint US, LLC	Form 8-K	00-139048	2.1	July 30, 2021
3.1	Amended and Restated Certificate of Incorporation of AvePoint, Inc.	Form 8-K	001-39048	3.1	July 7, 2021
3.2	Amended and Restated Bylaws of AvePoint, Inc.	Form 8-K	001-39048	3.2	July 7, 2021
4.1	Specimen Common Stock Certificate.	Form S-4/A	333-252712	4.4	May 20, 2021
4.2	Specimen Warrant Certificate.	Form S-1	333-233299	4.3	August 30, 2019
4.3	Warrant Agreement, dated September 16, 2019, by and between Continental Stock Transfer & Trust Company and Apex.	Form 8-K	001-39048	4.1	September 20, 2019
5.1	Opinion of Cooley LLP.	Form S-1/A	333-258109	21.1	August 5, 2021
10.1	Form of PIPE Subscription Agreement	Form 8-K	001-39048	10.7	November 23, 2020
10.2	Form of Amendment No. 1 to PIPE Subscription Agreements	Form S-4	333-252712	10.15	May 20, 2021
10.3	Form of Lock-Up Agreement	Form 8-K	001-39048	10.3	November 23, 2020
10.4	Amended and Restated Registration Rights Agreement, dated July 1, 2021, by and among AvePoint and certain stockholders of AvePoint.	Form 8-K	001-39048	10.4	July 7, 2021
10.5†	Form of Indemnification Agreement.	Form S-4	333-252712	10.29	May 20, 2021
10.6†	AvePoint 2006 Equity Incentive Plan.	Form 8-K	001-39048	10.6	July 7, 2021
10.7†	Form of Stock Option Grant Package under AvePoint 2006 Equity Incentive Plan.	Form 8-K	001-39048	10.7	July 7, 2021

10.8†	Form of RSU Grant Package under 2006 Equity Incentive Plan.	Form 8-K	001-39048	10.8	July 7, 2021
10.9†	AvePoint 2016 Equity Incentive Plan.	Form S-4	333-252712	10.15	February 4, 2021
10.10†	Form of Stock Option Grant Notice under AvePoint 2016 Equity Incentive Plan.	Form S-4	333-252712	10.16	February 4, 2021
10.11†	Form of Stock Option Agreement under 2016 Equity Incentive Plan.	Form S-4	333-252712	10.17	February 4, 2021
10.12†	AvePoint 2021 Equity Incentive Plan.	Form S-4	333-252712	10.18	February 4, 2021
10.13†	Form of Stock Option Grant Package under AvePoint 2021 Equity Incentive Plan.	Form 8-K	001-39048	10.13	July 7, 2021
10.14†	Form of RSU Grant Package under AvePoint 2021 Equity Incentive Plan.	Form 8-K	001-39048	10.14	July 7, 2021
10.15†	AvePoint 2021 Employee Stock Purchase Plan.	Form S-4	333-252712	10.19	February 4, 2021
10.16+^	Loan and Security Agreement, dated April 7, 2020, by and between HSBC Ventures USA Inc. and AvePoint, Inc.	Form S-4	333-252712	10.24	February 4, 2021
10.17+^	Limited Consent and First Amendment to Loan and Security Agreement, dated July 1, 2021, by and among AvePoint Operations Inc. (f/k/a AvePoint, Inc.), HSBC Ventures USA Inc. and AvePoint US, LLC.	Form 8-K	001-39048	10.21	July 7, 2021
10.18+^	Assignment and Assumption Agreement, dated July 1, 2021, by and among AvePoint Operations, Inc. (f/k/a AvePoint, Inc.), HSBC Ventures USA Inc. and AvePoint US, LLC.	Form 8-K	001-39048	10.22	July 7, 2021
10.19+^	Pledge Agreement, dated July 1, 2021, by and between AvePoint, Inc. and HSBC Ventures USA Inc.	Form 8-K	001-39048	10.23	July 7, 2021
10.20+^	Limited Guaranty, dated July 1, 2021, by and between AvePoint, Inc. and HSBC Ventures USA Inc.	Form 8-K	001-39048	10.24	July 7, 2021
10.21+^	Assignment and Assumption Agreement, dated as of July 23, 2021, by and among AvePoint, Inc., AvePoint US, LLC, and HSBC Ventures USA Inc.	Form 8-K	001-39048	10.1	July 30, 2021
10.22+^	Limited Consent and Waiver to Loan and Security Agreement, dated as of July 23, 2021, by and among AvePoint, Inc., AvePoint US, LLC, AvePoint Public Sector, Inc., AvePoint Holdings USA, LLC, and HSBC Ventures USA Inc.	Form 8-K	001-39048	10.2	July 30, 2021
10.23+^	Second Amendment to Loan and Security Agreement, dated October 31, 2021, by and among AvePoint, Inc., AvePoint Public Sector, Inc., AvePoint Holdings USA, LLC, and HSBC Ventures USA Inc.	Form 8-K	001-39048	10.8	November 1, 2021
10.24+^	Annex A to Second Amendment to Loan and Security Agreement, dated October 31, 2021, by and among AvePoint, Inc., AvePoint Public Sector, Inc., AvePoint Holdings USA, LLC, and HSBC Ventures USA Inc.	Form 8-K	001-39048	10.9	November 1, 2021

10.25†	Employment Agreement, dated January 1, 2021, by and between AvePoint and Xunkai Gong.	Form S-4	333-252712	10.21	February 4, 2021
10.26†	Employment Agreement, dated January 1, 2021, by and between AvePoint and Tianyi Jiang.	Form S-4	333-252712	10.22	February 4, 2021
10.27†	Employment Agreement, dated January 1, 2021, by and between AvePoint and Brian Brown.	Form S-4	333-252712	10.23	February 4, 2021
21.1	List of Subsidiaries.	Form S-1/A	333-258109	21.1	August 5, 2021
23.1	Consent of Deloitte & Touche, LLP, independent registered public accounting firm.					X
23.2	Consent of Crowe LLP, independent registered public accounting firm.					X
23.3	Consent of Cooley LLP (included in Exhibit 5.1).	Form S-1/A	333-258109	21.1	August 5, 2021
24.1	Power of Attorney (included in the signature page hereto).					X
101.INS	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.					X
101.SCH	Inline XBRL Taxonomy Extension Schema Document.					X
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.					X
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.					X
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.					X
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.					X
104.1	Cover Page Interactive Data File (Embedded within the Inline XBRL document and included in Exhibit).					X

**	Furnished herewith. Any exhibits furnished herewith are deemed to accompany this Prospectus and will not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Registrant specifically incorporates it by reference.
+

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

†	Indicates a management contract or compensatory plan, contract or arrangement.
^	Certain portions of this Exhibit will be omitted because they are not material and would likely cause competitive harm to the registrant if disclosed.

(b) Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned; thereunto duly authorized, in Jersey City, New Jersey on this 5th day of April, 2022.

AVEPOINT, INC.

By:	/s/ Tianyi Jiang
Name:	Tianyi Jiang
Title:	Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tianyi Jiang and Brian Michael Brown, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such individual in any and all capacities, to do any and all acts and things and to execute in his or her name (whether on behalf of AvePoint, Inc. (the "Company") or as an officer or director of the Company, or otherwise) any and all instruments and to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of Registrant and in the capacities indicated on this 5th day of April, 2022.

Signature	Title	Date

/s/ Xunkai Gong	Executive Chairman and Director	April 5, 2022
Xunkai Gong

/s/ Tianyi Jiang	Chief Executive Officer and Director	April 5, 2022
Tianyi Jiang	(Principal Executive Officer)

/s/ James Caci	Chief Financial Officer	April 5, 2022
James Caci	(Principal Financial and Accounting Officer)

/s/ Brian Michael Brown	General Counsel, Chief Legal and Compliance	April 5, 2022
Brian Michael Brown	Officer, Secretary, and Director

/s/ Stephen CuUnjieng	Director	April 5, 2022
Stephen CuUnjieng

/s/ Jeff Teper	Director	April 5, 2022
Jeff Teper

/s/ John Ho	Director	April 5, 2022
John Ho

/s/ Jeff Epstein	Director	April 5, 2022
Jeff Epstein

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